As filed with the Securities and Exchange Commission on April 24, 2015

Registration No. 333-202634

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1

to

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

8point3 Energy Partners LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	4911	47-3298142
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

77 Rio Robles

San Jose, California 95134

(408) 240-5500

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Charles D. Boynton

77 Rio Robles

San Jose, California 95134

(408) 240-5500

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Joshua Davidson Gerald M. Spedale Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 (713) 229-1234	Andrea L. Nicolas Lance T. Brasher Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	T. Mark Kelly E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 24, 2015

PRELIMINARY PROSPECTUS

                 Class A Shares

Representing Limited Partner Interests

This is the initial public offering of Class A shares representing limited partner interests of 8point3 Energy Partners LP. We are selling            Class A shares.

We expect the initial public offering price to be between $            and $            per Class A share. Currently, no public market exists for the Class A shares. We intend to list our Class A shares on the NASDAQ Global Market under the symbol “CAFD.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act and we are eligible for reduced public company reporting requirements. Please read “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Even though we are organized as a limited partnership under state law, we will be treated as a corporation for U.S. federal income tax purposes. Accordingly, we will be subject to U.S. federal income tax at regular corporate rates on our net taxable income and distributions we make to holders of our Class A shares will be taxable as ordinary dividend income to the extent of our current and accumulated earnings and profits as computed for U.S. federal income tax purposes.

Investing in the Class A shares involves risks that are described in the “Risk Factors” section beginning on page 33 of this prospectus.

These risks include the following:

•	We may not have sufficient cash available for distribution to pay the initial quarterly distribution to our Class A shareholders.

•	Since a substantial portion of our Initial Portfolio is still under construction, we are subject to risk related to the completion of such projects until such projects achieve their respective commercial operation dates.

•	We have a limited operating history and our projects may not perform as we expect.

•	We may not be successful in implementing our growth strategy of making accretive acquisitions of additional solar energy projects.

•	Our level of indebtedness or restrictions in the new credit facilities of 8point3 Operating Company, LLC could adversely affect our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

•	Our general partner and its affiliates, including our Sponsors, have conflicts of interest with us and limited duties to us and our Class A shareholders, and they may favor their own interests to the detriment of us and our Class A shareholders.

•	Holders of our Class A shares have limited voting rights and are not entitled to elect our general partner or its directors.

•	Our partnership agreement restricts the remedies available to holders of our Class A shares for actions taken by our general partner that might otherwise constitute breaches of fiduciary duties.

•	Class A shareholders will experience immediate and substantial dilution in as adjusted net tangible book value of $ per Class A share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Class A Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us (before expenses)	$	$

(1)	Excludes an aggregate structuring fee equal to % of the gross proceeds of this offering payable to Goldman, Sachs & Co. and Citigroup Global Markets Inc. Please read “Underwriting.”

We have granted the underwriters an option to purchase up to an additional             Class A shares from us, at the initial public offering price, less the underwriting discount and structuring fee, for 30 days after the date of this prospectus.

The underwriters expect to deliver the Class A shares on or about                     , 2015.

Goldman, Sachs & Co.	Citigroup

The date of this prospectus is                    , 2015.

i

We have not, and the underwriters have not, authorized anyone to provide you with any information or represent anything about us other than what is in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We do not, and the underwriters and their affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. Unless otherwise indicated, you should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates as well as from industry publications and research, surveys and studies conducted by third parties, including the U.S. Department of Energy, the International Energy Agency, the U.S. Energy Information Administration, the Bloomberg New Energy Finance, Renewable Energy Policy Network for the 21st Century, the Solar Energy Industries Association and Lazard Ltd. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source. Estimates of historical growth rates in the markets where we operate are not necessarily indicative of future growth rates in such markets. While we are not aware of any misstatements regarding the market, industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

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CERTAIN TERMS USED IN THIS PROSPECTUS

Unless the context provides otherwise, references herein to “we,” “us,” “our” and “8point3 Partners” or like terms, when used in a historical context, refer to the projects that our Sponsors (as defined below) are contributing to us in connection with this offering. When used in the present tense or prospectively, such terms refer to 8point3 Energy Partners LP together with its consolidated subsidiaries, including OpCo (as defined below), after giving effect to the Formation Transactions (as defined under “Prospectus Summary—Formation Transactions”). References herein to “our predecessor” refer to the operations of the SunPower Project Entities (as defined below) prior to the completion of this offering. References herein to “our general partner” refer to 8point3 General Partner, LLC. References herein to “OpCo” refer to 8point3 Operating Company, LLC and its subsidiaries. Upon completion of this offering, we will own a controlling non-economic managing member interest in OpCo and a     % limited liability company interest in OpCo represented by OpCo common units and our Sponsors will collectively own a     % limited liability company interest in OpCo represented by both OpCo common and subordinated units. Unless otherwise specifically noted, financial results and operating data are shown on a 100% basis and are not adjusted to reflect our Sponsors’ non-controlling interest in OpCo. For an explanation of certain terms we use to describe our business and industry and other terms used in this prospectus please read the “Glossary” beginning on page C-1 of this prospectus.

References within this prospectus to:

“Blackwell Project” refers to the solar energy project located in Kern County, California, that is held by the Blackwell Project Entity and has a nameplate capacity of 12 MW;

“Blackwell Project Entity” refers to Blackwell Solar, LLC;

“C&I Project Entities” refers to the Macy’s Project Entity and the UC Davis Project Entity;

“Contributing Sponsor” refers, with respect to each project in the Initial Portfolio, to that Sponsor that directly or indirectly owned such project prior to the completion of this offering;

“First Solar” refers to First Solar, Inc., a corporation formed under the laws of the State of Delaware, in its individual capacity or to First Solar, Inc. and its subsidiaries, as the context requires. Unless otherwise specifically noted, references to First Solar and its subsidiaries excludes us, our general partner, Holdings and our subsidiaries, including OpCo;

“First Solar Project Entities” refers to the Lost Hills Project Entity, the Blackwell Project Entity, the Maryland Solar Project Entity, the North Star Project Entity and the Solar Gen 2 Project Entity and, with respect to certain of the foregoing, one or more of its direct or indirect holding companies;

“First Solar ROFO Projects” refers to, collectively, the projects set forth in the chart under the heading “Business—Our Portfolio—ROFO Projects” with First Solar listed as the “Developing Sponsor” and as to which we have a right of first offer under the First Solar ROFO Agreement (as defined under “Certain Relationships and Related Party Transactions—ROFO Agreements”) should First Solar decide to sell them;

“Holdings” refers to 8point3 Holding Company, LLC, a limited liability company formed under the laws of the State of Delaware by First Solar and SunPower and the parent of our general partner;

“Initial Portfolio” refers to, collectively, our initial portfolio of solar energy projects, which consists of the Lost Hills Blackwell Project, the Macy’s Project, the Maryland Solar Project, the North Star Project, the Quinto Project, the Solar Gen 2 Project, the RPU Project, the UC Davis Project and the Residential Portfolio;

“Lost Hills Blackwell Project” refers to the solar energy project held collectively by the Lost Hills Project Entity and the Blackwell Project Entity that is comprised of the Lost Hills Project and the Blackwell Project and has a nameplate capacity of 32 MW;

“Lost Hills Blackwell Holding Company” refers to FSAM Lost Hills Blackwell Holdings, LLC;

“Lost Hills Project” refers to the solar energy project located in Kern County, California, that is held by the Lost Hills Project Entity and has a nameplate capacity of 20 MW;

“Lost Hills Project Entity” refers to Lost Hills Solar, LLC;

“Macy’s Project” refers to the solar energy project consisting of seven sites in Northern California that is held by the Macy’s Project Entity and has an aggregate nameplate capacity of 3 MW;

“Macy’s Project Entity” refers to Solar Star California XXX, LLC;

“Maryland Solar Project” refers to the solar energy project located in Washington County, Maryland, that is held by the Maryland Solar Project Entity and has a nameplate capacity of 20 MW;

“Maryland Solar Project Entity” refers to Maryland Solar LLC;

“North Star Project” refers to the solar energy project located in Fresno County, California, that is held by the North Star Project Entity and has a nameplate capacity of 60 MW;

“North Star Project Entity” refers to North Star Solar, LLC;

“OpCo” refers to 8point3 Operating Company, LLC and its subsidiaries;

“Project Entities” refers to, collectively, the First Solar Project Entities and the SunPower Project Entities;

“Quinto Project” refers to the solar energy project located in Merced County, California, that is held by the Quinto Project Entity and has a nameplate capacity of 108 MW;

“Quinto Project Entity” refers to Solar Star California XIII, LLC;

“Residential Portfolio” refers to the approximately 5,900 solar installations located at homes in Arizona, California, Colorado, Hawaii, Massachusetts, New Jersey, New York, Pennsylvania and Vermont, that is held by the Residential Portfolio Project Entity and has an aggregate nameplate capacity of 39 MW;

“Residential Portfolio Project Entity” refers to SunPower Residential I, LLC;

“ROFO Portfolio” refers to, collectively, our portfolio of ROFO Projects;

“ROFO Projects” refers to, collectively, the First Solar ROFO Projects and the SunPower ROFO Projects;

“RPU Project” refers to the solar energy project located in Riverside, California, that is held by the RPU Project Entity and has a nameplate capacity of 7 MW;

“RPU Project Entity” refers to Solar Star California XXXI, LLC;

“Solar Gen 2 Project” refers to the solar energy project located in Imperial County, California, that is held by the Solar Gen 2 Project Entity and has a nameplate capacity of 150 MW;

“Solar Gen 2 Project Entity” refers to SG2 Imperial Valley, LLC;

“Sponsors” refers, collectively, to First Solar and SunPower;

“SunPower” refers to SunPower Corporation, a corporation formed under the laws of the State of Delaware, in its individual capacity or to SunPower Corporation and its subsidiaries, as the context requires. Unless otherwise specifically noted, references to SunPower and its subsidiaries excludes us, our general partner, Holdings and our subsidiaries, including OpCo;

“SunPower Project Entities” refers to the Macy’s Project Entity, the Quinto Project Entity, the RPU Project Entity, the UC Davis Project Entity and the Residential Portfolio Project Entity and, with respect to certain of the foregoing, one or more of its direct or indirect holding companies;

“SunPower ROFO Projects” refers to, collectively, the projects set forth in the chart under the heading “Business—Our Portfolio—ROFO Projects” with SunPower listed as the Developing Sponsor and as to which we have a right of first offer under the SunPower ROFO Agreement (as defined under “Certain Relationships and Related Party Transactions—ROFO Agreements”) should SunPower decide to sell them;

“UC Davis Project” refers to the solar energy project located in Solano County, California, that is held by the UC Davis Project Entity and has a nameplate capacity of 13 MW;

“UC Davis Project Entity” refers to Solar Star California XXXII, LLC; and

“Utility Project Entities” refers to the Lost Hills Project Entity, the Blackwell Project Entity, the Maryland Solar Project Entity, the North Star Project Entity, the Quinto Project Entity, the RPU Project Entity and the Solar Gen 2 Project Entity.

Our Sponsors’ development pipeline consists of early to advanced-stage utility and commercial and industrial, or C&I, projects.

Our Sponsors consider a project to be in early-stage development when at least one or more of the following development milestones in respect of a project have been achieved: project-related site control in some form (e.g., option, lease, ownership), preparation of some or all material project-related permitting applications, preliminary interconnection planning and studies or identification of a potential offtake agreement opportunity.

Our Sponsors consider a project to be in advanced-stage development when all of the following development milestones in respect of a project have been achieved: obtaining some or all material project-related permits, securing interconnection, having a reasonable expectation for the sale of output related to the project, which may include being in negotiations, shortlisted or contracted for the potential offtake agreement opportunity and securing necessary real estate rights in respect of the project.

Projects are removed from the pipeline if a determination is made to no longer pursue development activities in respect of the project.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition or forecasts of future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential” or “continue” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement, including industry data referenced elsewhere in this prospectus. We have chosen these assumptions or bases in good faith and believe that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements.

You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties.

Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include the following:

•	the failure of our projects, including our Initial Portfolio, any SunPower ROFO Project, any First Solar ROFO Project or any other project we may acquire, to perform as we expect or to reach its commercial operation date, or COD;

•	risks inherent in newly constructed solar energy projects, including underperformance relative to our expectations, system failures and outages;

•	risks inherent in the operation and maintenance of solar energy projects;

•	the impairment or loss of any one or more of the projects in our Initial Portfolio, such as the Solar Gen 2 Project or the Quinto Project, or any other projects we may acquire;

•	terrorist or other attacks and responses to such acts;

•	a natural disaster or other severe weather or meteorological conditions or other event of force majeure;

•	the occurrence of a significant incident for which we do not have adequate insurance coverage;

•	the failure of a supplier to fulfill its warranty or other contractual obligations;

•	the inability of our projects to operate or deliver energy for any reason, including if interconnection or transmission facilities on which we rely become unavailable;

•	liabilities and operating restrictions arising from environmental, health and safety laws and regulations;

•	changes in U.S. federal, state, provincial and local laws, regulations, policies and incentives;

•	risks associated with litigation and administrative proceedings;

•	a failure to comply with anti-corruption laws and regulations in the United States and elsewhere;

•	risks associated with our ownership or acquisition of projects that remain under construction;

•	the risk that our limited number of offtake counterparties will be unwilling or unable to fulfill their contractual obligations to us or that they otherwise terminate their agreements with us;

•	our inability to renew or replace expiring or terminated agreements, such as our offtake agreements, at favorable rates or on a long-term basis;

•	energy production by our projects or availability of our projects that does not satisfy the minimum obligations under our offtake agreements;

•	a failure to locate and acquire interests in additional, attractive projects at favorable prices;

•	limits on OpCo’s ability to grow and make acquisitions because of its obligations under its limited liability company agreement to distribute available cash;

•	lower prices for fuel sources used to produce energy from other technologies, which could reduce the demand for solar energy;

•	risks to our Sponsors and third party development companies relating to project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements, reducing opportunities available to us;

•	risks inherent in the acquisition of existing solar energy projects;

•	substantial competition from utilities, independent power producers and other industry participants;

•	conflicts arising from our general partner’s or our Sponsors’ relationship with us;

•	increases in our tax liability; and

•	certain factors discussed elsewhere in this prospectus.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to publicly update or revise any forward-looking statements except as required by law.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you need to consider in making your investment decision. Before making an investment decision, you should read this entire prospectus carefully and should consider, among other things, the matters set forth under “Risk Factors,” “Selected Historical and Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the combined carve-out and pro forma condensed combined financial statements and the related notes to those financial statements included elsewhere in this prospectus. Unless otherwise indicated, the information in this prospectus assumes: (i) an initial public offering price of $             per Class A share (the midpoint of the price range set forth on the cover page of this prospectus) and (ii) that the underwriters do not exercise their option to purchase additional Class A shares. As used in this prospectus, all references to watts (e.g., megawatts, or MW, or gigawatts, or GW) refer to measurements of alternating current, or AC, except where otherwise noted. Our name is derived from the average amount of time it takes light from the sun to reach the earth, which is 8.3 minutes.

8point3 Energy Partners LP

Overview

We are a growth-oriented limited partnership formed by First Solar and SunPower to own, operate and acquire solar energy generation projects. Upon completion of this offering, our Initial Portfolio, which we will acquire from our Sponsors, will have interests in 432 MW of solar energy projects. Our primary objective is to generate predictable cash distributions that grow at a sustainable rate. We intend to achieve this objective by acquiring high-quality solar assets primarily developed by our Sponsors that generate long-term contracted cash flows and serve utility, C&I and residential customers in the United States and other select markets, primarily within the countries that comprise the Organization for Economic Co-operation and Development, or the OECD.

We believe our relationship with our Sponsors provides us with a significant competitive advantage. Our Sponsors have demonstrated track records of developing solar energy projects in our target markets. For example, between 2005 and 2014, our Sponsors developed, built or supplied solar modules to approximately 39% of the 18.1 GW of solar power capacity installed in the United States and approximately 11% of the solar power capacity installed in the OECD. As of March 31, 2015, on a combined basis, our Sponsors had identified a development pipeline (as defined in the “Certain Terms Used in this Prospectus”) of approximately 13.7 GW of potential solar energy project opportunities, ranging from early-stage to advanced-stage development. We will have a right of first offer, or ROFO, on interests in 1,136 MW of the advanced development stage projects included in this pipeline, all of which are located in our target markets. Our Sponsors’ development track records are enhanced by their vertically integrated business models across the solar value chain, from solar module and select balance of systems manufacturing to providing engineering, procurement and construction, or EPC, and operations and maintenance, or O&M, services, which enables them to more efficiently develop solar energy projects.

We believe the key drivers of solar energy industry growth are the following:

•

Increasing demand for solar energy.    Global energy demand is increasing due to economic development and population growth. The Energy Information Administration, or the EIA, projects OECD electricity generation to increase 34% between 2014 and 2040, requiring a capacity increase of more than 600 GW, which will include solar energy projects. Due to exposure to volatile fossil fuel costs, increasing concern about carbon emissions and a variety of other factors, customers are seeking alternatives to traditional sources of electricity generation. As a form of electricity generation that is not dependent on fossil fuels, does not produce greenhouse gas emissions and whose costs are falling, solar energy is well positioned to continue to capture an increasing share of this new build capacity.

•	Retirement of traditional sources of generation. The coal-fired power generation industry is facing increased environmental scrutiny and regulation. In the United States, the Environmental Protection Agency, or EPA, has proposed new rules under the Clean Air Act targeting emissions of greenhouse gases, sulfur dioxide and nitrogen oxides from traditional coal-fired plants. According to the EIA, the percentage of electricity generated by coal in the United States decreased from 52% in 2000 to 40% in 2013 and is expected to further decrease to 32% by 2040. Other countries that we intend to target have adopted similar restrictions. In addition, global nuclear power generation decreased by 10% from 2010 to 2013 according to the International Energy Agency, or IEA, primarily as a result of Germany permanently shutting down eight nuclear reactors and Japan’s suspension of operations at its nuclear facilities following the Fukushima Daiichi nuclear disaster.

•	Increasing penetration of distributed solar generation. Distributed solar generation, or DG Solar, systems are solar energy systems deployed at the site of end-use, such as businesses and homes. These systems benefit from not needing to recover the expense associated with using the electric transmission system. DG Solar enables the generation and use of solar power by residential and C&I customers at a relatively predictable, stable and competitive cost. According to Bloomberg New Energy Finance, or BNEF, small-scale, or non-utility scale, solar capacity in our current and potential markets is expected to grow from 67 GW in 2014 to 440 GW in 2030.

•	Decreasing solar costs opening new markets. The levelized cost of energy, or LCOE, represents the all-in cost of constructing, owning and operating an electric generation facility on a per MWh basis and is a means of comparing cost competitiveness across different generation sources. Recent advances in solar technology, such as increased solar module efficiency, combined with greater economies of scale, declining input costs and relatively low variable O&M cost, have led to a significant decrease in solar energy’s LCOE. As solar energy’s LCOE falls, solar energy approaches “grid parity,” which is the point at which solar energy can generate electricity at a cost equal to existing sources of generation. Solar energy generation is reaching or has reached grid parity in an increasing number of markets as solar LCOE declines and competing electricity prices continue to increase. For a further discussion of LCOE, please read “Industry—Key Drivers of Solar Energy Industry Growth—Decreasing solar costs opening new markets.”

•	Government incentives for solar. Many OECD governments have supported the growth of the solar industry through various tax incentives, price incentives (e.g., feed-in-tariffs), subsidies or mandates requiring utilities to use renewable energy and favorable net metering policies. For a discussion of incentives provided by U.S. federal and state governments, please read “Industry—Solar Energy Markets—United States.”

•	Emergence of new business opportunities. As the solar energy market continues to mature, new business models, including firm power, direct access and community solar, are emerging that represent additional opportunities for solar industry growth. For a discussion of these new opportunities, please read “Industry—Key Drivers of Solar Energy Industry Growth—Emergence of new business opportunities.”

Upon the completion of this offering, we will own interests in six utility-scale solar energy projects, three of which are operational and three of which are in late-stage construction. These assets will represent 87% of the generating capacity of our Initial Portfolio upon all projects attaining COD. We will also own interests in a portfolio of C&I and residential DG Solar assets, which will represent 13% of the generating capacity of our Initial Portfolio. Our Initial Portfolio is located entirely in the United States and consists of utility-scale and C&I assets that sell substantially all of their output under long-term, fixed-price offtake agreements with investment grade offtake counterparties and residential DG Solar assets that are leased under long-term fixed-price offtake agreements with high credit quality residential customers with FICO scores averaging 765 at the time of initial contract. As of December 31, 2014, the weighted average remaining life of offtake agreements across our Initial Portfolio was 21.3 years. In addition, we will have a right of first offer on certain of our Sponsors’ solar energy projects that are currently contracted or expected to be contracted prior to the closing of this offering, should our Sponsors decide to sell such projects during the term of our ROFO Agreements.

We intend to make quarterly distributions of cash to holders of our Class A shares in accordance with “Our Cash Distribution Policy and Restrictions on Distributions.” Our initial quarterly distribution will be set at $             per Class A share or $             per Class A share on an annualized basis. Because not all of our Initial Projects are fully operational, our Sponsors have agreed to forego distributions declared on their OpCo common and subordinated units until such fiscal quarter commencing on or after March 1, 2016, that the board of directors of our general partner, with the concurrence of the conflicts committee, determines that OpCo will generate sufficient cash available for distribution without such forbearance for us to pay the full initial quarterly distribution for such quarter and the successive quarter. We intend to target an annual growth rate of our distributions of 12% – 15% per Class A share over the three-year period following completion of this offering. This target is based on our Sponsors’ intention to offer us ROFO Projects on a schedule designed to produce such an increase. Furthermore, we believe we will have opportunities in the United States and in other OECD member countries to acquire solar projects with characteristics similar to the projects in our Initial Portfolio, which we expect to give us the opportunity to increase the amount of cash available for distribution over time. While we believe our targeted growth rate is reasonable, it is based on estimates and assumptions regarding a number of factors, many of which are beyond our control, and we may not be able to expand our business at a rate consistent with our expectations, if at all.

Our Portfolio

Initial Projects

The following table provides an overview of the assets that will comprise our Initial Portfolio:

Project	Location	COD(1)	MW(ac)(2)	Contributing Sponsor	Ownership Percentage	Counterparty	Counterparty Credit Rating / Avg. FICO Score	Remaining Term of Offtake Agreement(3) (years)
Utility
Maryland Solar	Maryland	February 2014	20	First Solar	100%(4)	First Energy Solutions	BBB-	18.3
Solar Gen 2	California	November 2014	150	First Solar	49%(5)	San Diego Gas & Electric	A	24.9
Lost Hills Blackwell	California	April 2015	32	First Solar	49%(5)	City of Roseville / Pacific Gas and Electric	AA+ / BBB	28.7	(7)
North Star	California	June 2015	60	First Solar	49%(6)	Pacific Gas and Electric	BBB	20.0
RPU	California	September 2015	7	SunPower	100%(8)	City of Riverside	A-	25.0
Quinto	California	October 2015	108	SunPower	100%(8)	Southern California Edison	BBB+	20.0

C&I
UC Davis	California	September 2015	13	SunPower	100%(8)	University of California	AA	20.0
Macy’s	California	November 2015	3	SunPower	100%(8)	Macy’s Corporate Services	BBB+	20.0

Residential Portfolio	U.S. – Various	June 2014	39	SunPower	100%	Approx. 5,900 homeowners	765 Average / 680 Minimum(9)	17.5	(10)

Total			432

(1)	For each utility project that has yet to reach its commercial operation date, or COD, and for the UC Davis Project, COD is the expected COD. For the Macy’s Project, COD represents the expected first date on which all of the solar generation systems within the Macy’s Project have achieved COD. For our Residential Portfolio, COD represents the first date on which all of the residential systems within the Residential Portfolio have achieved COD.
(2)	The MW for the projects in which we own or will own less than a 100% interest or in which we are or will be the lessor under any sale-leaseback financing are shown on a gross basis.
(3)	Remaining term of offtake agreement is measured from the later of December 31, 2014 or the COD of the applicable project.
(4)	100% of the Maryland Solar Project Entity will be contributed to OpCo at the closing of this offering, upon which the Maryland Solar Project will be leased back to First Solar until December 31, 2019. For a description of this sale-leaseback transaction, please read “Certain Relationships and Related Party Transactions—Maryland Solar Lease Arrangement.”
(5)	An affiliate of Southern Company, which is not affiliated with First Solar, owns a 51% economic ownership interest in the Solar Gen 2 Project and the Lost Hills Blackwell Project.
(6)	Currently, the North Star Project is wholly owned by First Solar. At or prior to the closing of this offering, First Solar expects to enter into a tax equity arrangement for the North Star Project similar to the tax equity arrangements currently in place for the Solar Gen 2 Project and the Lost Hills Blackwell Project so that First Solar’s expected economic ownership percentage will be 49%.
(7)	Remaining term comprised of 3.7 years on a power purchase agreement, or PPA, with the City of Roseville, California, followed by a 25-year PPA with Pacific Gas and Electric starting in 2019.
(8)	We expect that SunPower will enter into tax equity arrangements related to each of these projects prior to the completion of this offering.
(9)	Measured at the time of initial contract.
(10)	Remaining term is the weighted average duration of all of the residential leases. The shortest remaining term is 16.0 years and the longest remaining term is 19.5 years.

The following charts provide an overview of the characteristics of our Initial Portfolio by offtake counterparty, contract years remaining and country:

Offtake Counterparty(1)	Contract Years Remaining(2)	Country

(1)	Weighted average based on MW capacity.
(2)	Weighted average based on MW capacity and ownership percentage.

ROFO Projects

Our primary objective is to generate predictable cash distributions that grow at a sustainable rate. Our Sponsors have granted us rights of first offer on certain of their solar energy projects that are currently contracted or are expected to be contracted prior to being sold, should our Sponsors decide to sell such projects during the term of such agreements. Our ROFO Projects include assets similar to the projects in our Initial Portfolio and represent interests in 1,136 MW capacity, or more than 2.6 times our Initial Portfolio. The following table provides a brief description of the ROFO Projects:

Project	Location	COD(1)	MW(ac)(2)	Developing Sponsor	Counterparty	Counterparty Credit Rating / Avg. FICO Score	Remaining Term of Offtake Agreement(3) (years)
Utility
Contracted
Kingbird	California	December 2015	40	First Solar	Southern California Public Power Authority(4)	AA-	20.0
Hooper	Colorado	April 2016	52	SunPower	Public Service Company of Colorado	A-	20.5
Moapa	Nevada	June 2016	250	First Solar	Los Angeles Dept. of Water and Power	AA-	25.0
Cuyama	California	June 2016	40	First Solar	Pacific Gas and Electric	BBB	25.0	(5)
Henrietta	California	July 2016	102	SunPower	Pacific Gas and Electric	BBB	20.0
Stateline	California	September 2016	300	First Solar	Southern California Edison	BBB+	20.0
Cardinal	California	October 2016	54	SunPower	Leland Stanford Junior University	AAA	20.0
Awarded
Project #1	Japan	May 2017	20	SunPower
Advanced Development
Project #2	Chile	July 2016	100	SunPower

Project	Location	COD(1)	MW(ac)(2)	Developing Sponsor	Counterparty	Counterparty Credit Rating / Avg. FICO Score	Remaining Term of Offtake Agreement(3) (years)

C&I
Contracted
Commercial Portfolio #1	U.S. – Various	December 2013	45	SunPower	Various		15.8	(6)
Commercial Portfolio #2	U.S. – Various	August 2016	49	SunPower	Various		16.0	(7)
Stanford	California	September 2016	4	SunPower	Leland Stanford Junior University	AAA	25.0
Awarded(8)
Project #3	U.S.	December 2015	6	SunPower
Project #4	U.S.	December 2015	4	SunPower
Project #5	U.S.	December 2015	1	SunPower
Project #6	U.S.	December 2015	1	SunPower
Project #7	U.S.	June 2016	1	SunPower
Project #8	U.S.	August 2016	8	SunPower
Project #9	U.S.	December 2016	20	SunPower
Advanced Development
Project #10	U.S.	August 2016	5	SunPower

Residential ROFO Portfolio	U.S. – Various	October 2014	34	SunPower	Approx. 5,000 homeowners	766 Average / 700 Minimum(9)	19.8	(10)

Total			1,136

(1)	For each utility project, COD is the expected COD. For C&I projects that have yet to reach COD, COD represents the expected COD of the last site for such project. For C&I Projects that have attained COD and for our Residential ROFO Portfolio, COD is the COD of the last site for such project. At or prior to COD of our projects, the Sponsors may enter into arrangements, often referred to as tax equity financing, to utilize the tax attributes of their projects which may result in a reduction of our expected economic ownership. These arrangements have multiple potential structures which have differing impacts on our economic ownership, but can include arrangements consistent with the arrangement currently in place for the Solar Gen 2 Project which will result in our expected economic ownership percentage being 49% at the time of contribution. In addition, the Sponsors may sell a portion of the equity in non-U.S. projects to development partners.
(2)	The MW for the projects in which our Sponsors own less than a 100% interest are shown on a gross basis.
(3)	Remaining term of offtake agreement is measured from the later of December 31, 2014 or the COD of the applicable project.
(4)	The Kingbird project is subject to two separate PPAs with member cities of the Southern California Public Power Authority.
(5)	Remaining term does not include 2.5 years of uncontracted merchant power prior to a 25-year PPA with Pacific Gas and Electric starting in 2019.
(6)	Remaining term is the weighted average duration of all of the commercial PPAs. The shortest remaining term is 13.5 years and the longest remaining term is 17.8 years.
(7)	Remaining term is the weighted average duration of all of the commercial PPAs. The shortest remaining term is 14.0 years and the longest remaining term is 18.3 years.

(8)	Awarded projects are projects that have been awarded by the offtake counterparty to the developing Sponsor and are expected to be contracted by the closing of this offering.
(9)	Measured at the time of initial contract.
(10)	Remaining term is the weighted average duration of all of the residential leases. The shortest remaining term is 18.0 years and the longest remaining term is 20.0 years.

We believe the ROFO Projects will have many of the characteristics of the projects in our Initial Portfolio, including stable cash flows from long-term offtake agreements with creditworthy offtake counterparties and newly constructed, long-lived facilities. The following charts provide an overview of the characteristics of our ROFO Portfolio by offtake counterparty and country, in each case based on MW capacity:

Offtake Counterparty	Country

The ROFO Projects may not be completed and even if they are completed, our Sponsors will not be obligated to offer them to us at prices or on terms that allow us to achieve our targeted growth rate, or at all, and even if we are offered such acquisition opportunities, we may not be able to consummate acquisitions from either Sponsor. Furthermore, in connection with arrangements to utilize tax attributes or the development of non-U.S. projects, our Sponsors are permitted to sell a partial economic ownership in their projects without offering us the opportunity to acquire such interests. Even if we consummate such acquisitions with either Sponsor, the acquired projects may not perform as expected and we may not achieve our targeted growth rate. Please read “Risk Factors” for risks associated with our forecast and our ability to consummate acquisitions.

Our Business Strategies

Our primary objective is to generate predictable cash distributions that grow at a sustainable rate. We intend to achieve this objective through the following strategies:

Own and operate long-term contracted solar generation assets

We believe that contracted solar energy projects generate predictable cash flows. Solar power is generally sold under long-term offtake agreements that require the purchaser to acquire all of the power that is produced by the solar energy project. The principal factor affecting the amount of power produced is the level of sunlight reaching the project, which is largely predictable over the long term. Solar energy systems generate most of their electricity during the time of peak demand, when energy from the sun is strongest. In addition, solar energy projects contain limited operational and technology risks given their modular nature and minimum number of moving parts, which results in relatively low, stable and predictable O&M expenses. We intend to continue to own and operate long-term contracted solar energy systems as we grow our business and project portfolio over time.

Acquire assets in our target markets

We intend to pursue strategic opportunities to grow our company through acquisitions, primarily from our Sponsors, of long-term contracted solar energy projects that have commenced, or are close to commencing, commercial operation and that have characteristics similar to our Initial Portfolio, including reliable technology with relatively stable cash flows. Under the ROFO Agreements with our Sponsors, our Sponsors will be required for a period of five years from the closing of this offering to offer us the opportunity to purchase their interests in certain solar energy projects should they seek to sell such interests to a third party. As of December 31, 2014, the weighted average remaining life of the offtake agreements for the currently contracted projects in our ROFO Portfolio is over 20 years. In addition to making acquisitions from the ROFO Portfolio, we will seek to acquire solar assets with similar long-term contracted cash flow profiles primarily from our Sponsors and in some cases from other third-party developers and owners of solar energy systems.

Capitalize on our Sponsors’ leading solar O&M and asset management services

We believe we will benefit from our Sponsors’ vertically integrated business models across the solar value chain. We believe these business models enable our Sponsors to more effectively operate, maintain and manage solar energy projects. For example, First Solar and SunPower have each consistently maintained utility-scale solar energy system availability above 99.5%. Through various O&M agreements and management services agreements, each Sponsor, subject to oversight by the board of directors of our general partner, will continue to manage and operate all but one of the contributed projects, providing continuity and quality assurance of the O&M services.

Expand into new strategic markets

We intend to capitalize on opportunities to expand into new markets over time. Our ROFO Portfolio contains utility-scale solar energy projects located in the United States, Chile and Japan, and we will consider expanding our portfolio to include new assets in target markets primarily within additional OECD member countries, including Australia, Canada, France, Germany, Mexico and the United Kingdom. Our criteria for entering into new markets will include an assessment of the market’s macroeconomic environment, project level economics, demand for solar energy and regulatory policy and legal framework for the solar industry.

Maintain financial flexibility

At the closing of this offering, we will have a $             million term loan and $             available under our revolving credit facility. Our ability to borrow under our revolving credit facility and our ability to access the debt and equity capital markets should provide us with the financial flexibility to pursue acquisition opportunities. We will not have any indebtedness at our project subsidiaries at the closing of this offering.

Competitive Strengths

We believe we are well positioned to successfully execute our business strategies because of the following competitive strengths:

Our visible growth platform

First Solar and SunPower have extensive and global experience developing substantial portfolios of solar assets ranging from small residential DG Solar systems to large utility-scale solar energy projects. Between 2005 and 2014, our Sponsors developed, built or supplied solar modules to approximately 39% of the 18.1 GW of solar power capacity installed in the United States and approximately 11% of the solar power capacity installed in the OECD. This significant market reach has been supported by our Sponsors’ demonstrated ability to finance project development and construction. Since 2005, our Sponsors have collectively financed the development and construction of over 4.4 GW of solar projects. Our Sponsors have historically sold interests in certain of their solar projects to leading providers of energy services such as Berkshire Hathaway Energy Company and Southern Company, and have raised financing from major financial institutions such as U.S. Bank, PNC Bank and Wells Fargo & Company. We believe our Sponsors’ significant development capabilities and financial strength will position them to continue to capture a meaningful share of future solar development opportunities. We believe we will be well positioned to benefit from this growth as our Sponsors are our largest shareholders and the owners of our general partner and are therefore incentivized to act in a manner that promotes the growth of our operations and cash distributions.

Our high-quality portfolio

Our Initial Portfolio consists of high-quality, newly constructed assets, with long expected asset lives that are diversified across solar photovoltaic technologies and customer sectors.

•	Leading technologies. First Solar and SunPower are the respective leaders in thin film and crystalline silicon solar technologies manufactured to the highest quality and environmental standards, with combined research and development experience of over 40 years. Our initial assets, developed by our Sponsors, utilize, or will utilize, these leading technologies described further below.

•	First Solar technologies. First Solar produces advanced cadmium telluride thin film modules that have a proven energy yield advantage in hot and humid temperature environments due to superior spectral response and temperature coefficient. First Solar modules have been verified by independent engineers and certified to international performance and safety standards by third-party laboratories around the world. First Solar has set 8 new cell conversion efficiency records since 2011 and its production modules have demonstrated the fastest module efficiency improvement of any technology over the past two years.

•	SunPower technologies. SunPower produces high-performance crystalline silicon solar modules with average conversion efficiencies exceeding 21.5%, making SunPower modules among the most efficient commercially available and particularly well suited for space constrained environments. SunPower modules use a differentiated back-contact cell, which significantly improves performance and reliability. SunPower’s modules are manufactured to the highest quality and environmental management standards.

•	Diversified offtake counterparties. Our portfolio provides power to three customer sectors: utility, C&I and residential. Of our Initial Portfolio, approximately 87% of our generating capacity is under contract with utility-scale customers and 13% of our generating capacity is under contract with C&I or residential customers. We believe that our presence in all three sectors allows us to capitalize on the different growth profiles within the solar energy landscape and to maximize our total addressable market.

•

Recently developed projects.    Our Initial Portfolio is comprised of newly developed projects, with three of our utility projects and two of our C&I projects being in the final stages of construction and three of our utility projects and approximately 85% of our residential portfolio attaining COD within the last two years and all of our residential portfolio attaining COD within the last four years. At the closing of this offering, of the six utility-scale projects, four will be operational. Our projects generally have an expected useful economic life of over 30 years. Moreover, all of the projects in our Initial Portfolio employ the leading technologies of our Sponsors.

Our pure play business model

Our Initial Portfolio and ROFO Portfolio are comprised entirely of solar energy projects owned by, to be acquired from, or being developed by, our Sponsors. We believe that concentrating our efforts and focusing our resources on solar energy will enhance our operational efficiency and ability to meet our objective to generate predictable cash distributions that grow at a sustainable rate. In addition, we believe that having our Sponsors as our key module providers and utilizing their leading solar module technology to generate power further maximizes operational benefits and reliability, and differentiates us from our competitors, who utilize generation technology acquired from multiple unrelated module suppliers.

Our strategic relationship with our Sponsors

Our Sponsors’ interests are highly aligned with ours. Our ability to grow and continually acquire projects from our Sponsors is expected to be an important source of funding for our Sponsors’ core solar module manufacturing businesses. All of the projects in our Initial Portfolio and ROFO Portfolio were developed, or are being developed, by our Sponsors. In addition, First Solar and SunPower will retain a collective     % interest in OpCo and receive distributions on their OpCo units following the forbearance period. In addition, through their ownership of Holdings, our Sponsors hold all of the incentive distribution rights, or IDRs, in OpCo which represent a variable interest in distributions after certain distribution thresholds are met. The IDR mechanism provides a further economic incentive for our Sponsors to facilitate our growth over time.

Predictable and sustainable cash flows

We expect our Initial Portfolio to support a consistent cash flow profile that will serve as a stable base for the growth of our cash distributions over time. The projects in our Initial Portfolio consist of utility-scale and C&I assets that sell substantially all of their output under long-term, fixed-price offtake agreements with investment grade offtake counterparties and residential DG Solar assets that are leased under long-term fixed-price offtake agreements with high credit quality residential customers with FICO scores averaging 765 at the time of initial contract. Furthermore, our O&M costs are expected to be predictable because we have no fuel or feedstock costs and relatively low maintenance costs.

Management and operational expertise

We believe that we have a distinct advantage in having two of the leading vertically integrated solar providers as our Sponsors. Our chief executive officer serves as the chief financial officer of SunPower, and our chief financial officer serves as the chief financial officer of First Solar. Our officers have considerable experience in manufacturing, developing, financing, operating and maintaining solar power generation assets. Our management team also has access to the other significant management resources of our Sponsors to support the operational, financial, legal and regulatory aspects of our business.

Our Sponsors

First Solar (NASDAQ: FSLR) is a leading global provider of comprehensive photovoltaic solar systems, which use its advanced module and system technology. First Solar develops, finances, engineers, constructs and operates solar power generation assets, with over 10 GW installed worldwide. First Solar’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation. From raw material sourcing through end-of-life module recycling, First Solar renewable energy systems protect and enhance the environment. As of December 31, 2014, First Solar had total assets of $6.7 billion.

SunPower (NASDAQ: SPWR) designs, manufactures and delivers the highest efficiency, highest reliability solar panels and systems available today. Residential, business, government and utility customers rely on the company’s 30 years of experience. Headquartered in San Jose, California, SunPower has offices in North and South America, Europe, Australia, Africa and Asia. As of December 28, 2014, SunPower had total assets of $4.4 billion. SunPower is majority owned by Total S.A., the fifth largest publicly-listed energy company in the world.

The following is a summary of certain agreements that we will enter into with our Sponsors or their affiliates in connection with this offering. Because of our relationship with our Sponsors, our agreements with our Sponsors or their affiliates may not be as favorable to us as they might have been had we negotiated them with an unaffiliated third party. For a more comprehensive discussion of the agreements that we will enter into with our Sponsors or their affiliates, please read “Certain Relationships and Related Party Transactions.” For a discussion of the risks related to our relationship with our Sponsors, please read “Risk Factors—Risks Related to Our Relationship with our Sponsors.”

Management Services Agreements.    We, our general partner, OpCo and Holdings will enter into a Management Services Agreement, or MSA, with an affiliate of SunPower and a separate, but similar, MSA with an affiliate of First Solar, each, under its respective MSA, a Service Provider, under which:

•	the Service Providers will provide or arrange for the provision of administrative and management services for us and certain of our subsidiaries, including managing our day-to-day affairs, which are in addition to those services that are provided under existing O&M agreements and asset management agreements, or AMAs, between affiliates of our Sponsors and certain of our project subsidiaries; and

•	OpCo will pay each Service Provider an annual management fee equal to $0.6 million, in the case of the First Solar MSA, and $1.1 million, in the case of the SunPower MSA, which amounts shall be adjusted annually for inflation. Between December 1, 2015 and November 30, 2016, each Service Provider will have a one-time right to increase the management fee by an amount not to exceed %. The management fee will be paid in monthly installments.

Please read “Certain Relationships and Related Party Transactions—Management Services Agreements.”

Omnibus Agreement.    We will enter into an omnibus agreement, or the Omnibus Agreement, with our Sponsors, our general partner, OpCo and Holdings, under which (i) each Sponsor will be granted an exclusive right to perform certain services not otherwise covered by an O&M agreement or AMA on behalf of the Project Entities contributed by such Sponsor, (ii) with respect to any project in the Initial Portfolio that has not achieved commercial operation as of the closing of this offering, the Sponsor who contributed such project will agree to pay to OpCo all costs required to complete such project, as well as certain liquidated damages in the event such project fails to achieve operability pursuant to an agreed schedule, (iii) each Sponsor will agree to indemnify OpCo for any costs it incurs with respect to certain tax-related events, and (iv) the parties will agree to a mutual undertaking regarding confidentiality and use of names, trademarks, trade names and other insignias. Please read “Certain Relationships and Related Party Transactions—Omnibus Agreement.”

ROFO Agreements.    Under the terms of the right of first offer agreements, or the ROFO Agreements, between OpCo and each of our Sponsors, the applicable Sponsor will grant OpCo a right of first offer to purchase any of its ROFO Projects in the event of any proposed sale, transfer or other disposition of such ROFO Projects, or any portion thereof, for a period of five years following the completion of this offering. Under the ROFO Agreements, if OpCo exercises the right, each Sponsor will agree to negotiate with OpCo in good faith, for a period of 45 days, to reach agreement on a transaction with respect to any proposed sale of the applicable ROFO Project. Under the ROFO Agreements, however, neither Sponsor will be obligated to sell any of the ROFO Projects. Accordingly, we do not know when, if ever, these projects will be made available to OpCo. The likelihood and timing of OpCo’s ability to acquire any ROFO Projects will depend upon, among other things, the determination that the acquisition is appropriate for our business at that particular time, our ability to agree on mutually acceptable terms of purchase, including price, our ability to obtain financing on acceptable terms and our ability to obtain any necessary consents. Please read “Certain Relationships and Related Party Transactions—ROFO Agreements.”

Exchange Agreement.    We will enter into an exchange agreement, or Exchange Agreement, with our Sponsors, our general partner and OpCo, under which a Sponsor can tender OpCo common units and an equal number of such Sponsor’s Class B shares, together referred to as the Tendered Units, for redemption to OpCo and us. Each Sponsor has the right to receive, at the election of OpCo with the approval of the conflicts committee, either the number of our Class A shares equal to the number of Tendered Units or a cash payment equal to the number of Tendered Units multiplied by the then current trading price of our Class A shares. In addition, we have the right but not the obligation, to directly purchase such Tendered Units for, subject to the approval of our conflicts committee, cash or our Class A shares at our election. Please read “Certain Relationships and Related Party Transactions—Exchange Agreement.”

Registration Rights Agreement.    We will enter into a registration rights agreement, or Registration Rights Agreement, with our Sponsors and certain of their respective affiliates under which each Sponsor and its affiliates will be entitled to demand registration rights, including the right to demand that a shelf registration statement be filed, and “piggyback” registration rights, for our Class A shares that it acquires. Please read “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Equity Purchase Agreement.    We will enter into an equity purchase agreement, or Equity Purchase Agreement, with OpCo, under which we will use all of the net proceeds of this offering to purchase              of OpCo’s common units from OpCo and OpCo will issue a non-economic managing member interest to us. OpCo will use the funds it receives under the Equity Purchase Agreement to make distributions to our Sponsors and for general purposes, including to fund future acquisition opportunities. Please read “Certain Relationships and Related Party Transactions—Equity Purchase Agreement.”

Our Sponsors’ Joint Venture

In March 2015, First Solar and SunPower agreed to form, subject to certain closing conditions, Holdings as a joint venture to indirectly own, operate and acquire solar power generation assets.

Holdings is the sole owner of our general partner and, upon the closing of this offering, will own all of the IDRs in OpCo. Through its ownership of our general partner, Holdings will have the right to appoint all of the board members and will cause our general partner’s board of directors to appoint certain officers of our general partner and certain of our subsidiaries. In addition, Holdings will have certain approval rights over material decisions related to our and OpCo’s management. For a summary of such rights, please read “Prospectus Summary—Management.”

Our Sponsors have established an economic and governance structure that is intended to incentivize each of them to perform their respective obligations to the joint venture, including offering additional projects for acquisition or providing services to the joint venture. First Solar and SunPower each own a 50% economic interest and a 50% voting interest in Holdings, both of which may be subject to adjustment over time. Commencing December 1, 2019, each Sponsor’s relative economic interest in Holdings, the owner of our IDRs, will be subject to annual adjustment based on the relative performance of the projects such Sponsor contributes or sells to us, including any solar energy projects contributed or sold after the closing of this offering. Our Sponsors expect to coordinate offers of assets to us in a manner designed to enable us to achieve our targeted growth rate, which will be subject to ongoing adjustment by our Sponsors. Such contributions are designed to keep each Sponsor’s respective economic ownership in us largely equal over time. In addition, each Sponsor’s respective voting interests in Holdings will be subject to a one-time adjustment, giving one Sponsor primary control of the management of Holdings and us, in the event such Sponsor has sustained ownership of a substantial majority of the relative economic interest in Holdings for an agreed period. Please read “Certain Relationships and Related Party Transactions—Limited Liability Company Agreement of Holdings.”

Subject to oversight by the board of directors of our general partner, each Sponsor, through various O&M agreements and AMAs, will continue to operate and manage projects it contributes or sells to OpCo, except in circumstances where a project is already operated by an unaffiliated third party pursuant to an existing agreement. Please read “Certain Relationships and Related Party Transactions—O&M Agreements” and “Certain Relationships and Related Party Transactions—Asset Management Agreements.” In addition, our general partner’s board of directors will have a two-member project operations committee, consisting of one non-independent director appointed by First Solar and one non-independent director appointed by SunPower, that will be delegated the authority to make certain decisions related to the operation of our projects, including in respect of annual budgets, project financings, asset dispositions and certain other material transactions.

Implications of Being an Emerging Growth Company

As our predecessor had less than $1 billion in revenues during its last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. These exemptions include:

•	the initial presentation of two years of audited financial statements and two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of an initial public offering of common equity securities;

•	exemption from the auditor attestation requirement on the effectiveness of our system of internal controls over financial reporting;

•	delayed adoption of new or revised financial accounting standards; and

•	reduced disclosure about our executive compensation arrangements.

We may take advantage of these provisions until we are no longer an emerging growth company, which will occur on the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have more than $1 billion in annual revenues, (iii) the last day of the fiscal year in which we have more than $700 million in market value of our Class A shares held by non-affiliates as of the end of our fiscal second quarter or (iv) the date on which we have issued more than $1 billion of non-convertible debt over a three-year period.

We have elected to take advantage of all of the applicable JOBS Act provisions, except that we have elected to opt out of the exemption that allows emerging growth companies to extend the transition period for complying with new or revised financial accounting standards, which election is irrevocable. Accordingly, the information that we provide you may be different than what you may receive from other public companies in which you hold equity interests.

Risk Factors

An investment in our Class A shares involves risks. For more information about these risks, please read “Risk Factors.” You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide whether to invest in our Class A shares. These risks include, but are not limited to, the following:

Risks Related to Our Business

•	OpCo may not have sufficient cash available for distribution following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements and fees to our general partner and its affiliates, to enable it to pay the minimum quarterly distribution on all its units, and therefore we may not have sufficient cash available for distribution to pay the initial quarterly distribution to our Class A shareholders.

•	On a pro forma basis, we would not have had sufficient cash available for distribution to pay the full initial quarterly distribution on all of our Class A shares for the year ended December 28, 2014.

•	We have a limited operating history and our projects may not perform as we expect.

•	Initially, we will depend on certain projects in our Initial Portfolio, which have yet to achieve commercial operation, for a substantial portion of our anticipated cash flows.

Risks Related to Our Acquisition Strategy and Future Growth

•	We may not be successful in implementing our growth strategy of making accretive acquisitions of additional solar energy projects.

•	Our Sponsors’ failure to complete the development of the First Solar ROFO Projects and the SunPower ROFO Projects or project developers’, including our Sponsors’, failure to develop other solar energy projects, including those opportunities that are part of our Sponsors’ development pipeline, could have a significant effect on our ability to grow.

•	Our inability to acquire additional solar energy projects due to our Sponsors’ decision to keep projects that they develop, competing bids from third parties for a solar energy project, our inability to agree on terms with the developer of a solar energy project, including our Sponsors, or our inability to arrange the required or desired financing for such acquisitions could have a significant effect on our ability to grow.

•	Even if we consummate acquisitions that we believe will be accretive to cash available for distribution per Class A share, those acquisitions may decrease the cash available for distribution per Class A share as a result of incorrect assumptions in our evaluation of such acquisitions, unforeseen consequences or other external events beyond our control.

Risks Related to Regulations

•	Our projects may be adversely affected by legislative changes or a failure to comply with applicable energy regulations.

Risks Related to Our Project Agreements

•	We rely on a limited number of offtake counterparties and we are exposed to the risk that they are unwilling or unable to fulfill their contractual obligations to us or that they otherwise terminate their offtake agreements with us.

•	Certain of the offtake agreements in our Initial Portfolio and offtake agreements that we may enter into in the future contain or may contain provisions that allow the offtake counterparty to terminate the agreement or buyout all or a portion of the asset upon the occurrence of certain events. If these provisions are exercised and we are unable to enter into an offtake agreement on similar terms, in the case of a termination, or find suitable replacement assets to invest in, in the case of a buyout, our cash available for distribution could materially decline.

Risks Related to Our Financial Activities

•	Our level of indebtedness or restrictions in the new credit facilities of OpCo could adversely affect our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

Risks Related to Our Relationship with Our Sponsors

•	Since the economic and management rights of First Solar and SunPower are impacted by the performance of our business in different ways, First Solar and SunPower may fail to agree on our management, which could adversely affect our ability to execute our business plan.

•	Our general partner and its affiliates, including our Sponsors, have conflicts of interest with us and limited duties to us and our Class A shareholders, and they may favor their own interests to the detriment of us and our Class A shareholders.

•	Our Sponsors and other affiliates of our general partner are not restricted in their ability to compete with us.

Risks Related to this Offering and Ownership of Our Class A Shares

•	Holders of our Class A shares have limited voting rights and are not entitled to elect our general partner or its directors.

•	Our partnership agreement restricts the remedies available to holders of our Class A shares for actions taken by our general partner that might otherwise constitute breaches of fiduciary duties.

•	Our partnership agreement replaces our general partner’s fiduciary duties to holders of our Class A shares with contractual standards governing its duties.

•	Class A shareholders will experience immediate and substantial dilution in as adjusted net tangible book value of $ per Class A share.

Risks Related to Taxation

•	Our future tax liability may be greater than expected if we do not generate net operating losses, or NOLs, sufficient to offset taxable income or if tax authorities challenge certain of our tax positions.

•	Our ability to use NOLs and NOL carryforwards to offset future income may be limited.

•	Distributions to Class A shareholders may be taxable as dividends.

Formation Transactions

In March 2015, First Solar and SunPower entered into a master formation agreement to form a joint venture to indirectly own, operate and acquire solar energy systems. Such master formation agreement provided for the formation of Holdings, us and our general partner.

Prior to the closing of this offering, the following transactions will occur (or have occurred):

•	SunPower will form OpCo and will own 100% of the limited liability company interests therein;

•	Holdings will issue to each of our Sponsors management and economic units representing 50% voting and economic ownership interest in Holdings;

•	our general partner will issue 100% of its limited liability company interests to Holdings;

•	we will issue a non-economic general partner interest to our general partner; and

•	SunPower will contribute, in a series of transactions, to OpCo a 100% interest in each of the SunPower Project Entities, provided that certain of such SunPower Project Entities are expected to be subject to tax equity structuring which will reduce SunPower’s economic ownership interest therein.

Concurrently with the closing of this offering, the following transactions will occur:

•	First Solar will contribute to OpCo a 49% indirect economic interest in each of the Lost Hills Blackwell Project, the North Star Project and the Solar Gen 2 Project, respectively;

•	First Solar will contribute to OpCo a 100% interest in the Maryland Solar Project Entity, and the Maryland Solar Project Entity will enter into a lease agreement with Maryland Solar Holdings, Inc., a subsidiary of First Solar, under which the Maryland Solar Project Entity will lease the Maryland Solar Project to Maryland Solar Holdings, Inc. for a lease term that will expire on December 31, 2019;

•	we will issue of our Class A shares (or Class A shares if the underwriters exercise their option to purchase additional Class A shares) to the public in this offering in exchange for net proceeds of approximately $ (or approximately $ if the underwriters exercise in full their option to purchase additional Class A shares), after deducting the underwriting discount, the structuring fee and offering expenses;

•	OpCo will enter into a new $ term loan under a term loan facility, which will become effective at the closing of this offering;

•	OpCo will enter into a new $ revolving credit facility;

•	under the Purchase Agreement with OpCo, we will use all of the net proceeds from this offering to purchase from OpCo OpCo common units, OpCo will issue a non-economic managing member interest to us and OpCo will use a portion of these net proceeds for general purposes, including to fund future acquisition opportunities;

•	OpCo will use $ of the proceeds it receives from us and all of the proceeds from the term loan to make a distribution to SunPower and First Solar;

•	we will issue to SunPower Class B shares, representing a % voting interest in us, and OpCo will recapitalize its membership interests held by SunPower into OpCo common units and OpCo subordinated units, representing a % economic interest in OpCo;

•	we will issue to First Solar Class B shares, representing a % voting interest in us, OpCo will issue to First Solar OpCo common units and OpCo subordinated units, representing a % economic interest in OpCo;

•	OpCo will issue all of the incentive distribution rights to Holdings;

•	we, our general partner and OpCo will enter into an Exchange Agreement with our Sponsors;

•	we will enter into a Registration Rights Agreement with our Sponsors;

•	we, our general partner, Holdings and OpCo will enter into the Management Services Agreements with each of our Sponsors;

•	OpCo will enter into the ROFO Agreements with each of our Sponsors; and

•	we, our general partner, Holdings and OpCo will enter into an Omnibus Agreement with our Sponsors.

In addition, we have granted the underwriters a 30-day option to purchase up to an aggregate of                  additional Class A shares. The number of OpCo common units to be issued to the Sponsors includes OpCo common units that will be issued at the expiration of the underwriters’ option to purchase additional Class A shares, assuming that the underwriters do not exercise the option. Any exercise of the underwriters’ option to purchase additional Class A shares would reduce the number of OpCo common units and Class B shares issued to the Sponsors by the number of Class A shares purchased by the underwriters in connection with such exercise. If and to the extent that the underwriters exercise their option to purchase additional Class A shares, the proceeds thereof will be used by us to purchase an equal number of common units of OpCo, and a number of additional OpCo common units and Class B shares equal to the number of Class A shares subject to the option not purchased by the underwriters will be issued to the Sponsors at the expiration of the option period for no additional consideration. OpCo will use the proceeds of any exercise of the underwriters’ option contributed to it to make an additional distribution to the Sponsors. All of the foregoing transactions shall collectively be referred to herein as the “Formation Transactions.”

Organizational Structure After the Formation Transactions

The following diagram depicts our simplified organizational and ownership structure after giving effect to the Formation Transactions and this offering.

Management

8point3 General Partner, LLC, our general partner, will manage our business and operations. The board of directors and executive officers of our general partner will oversee our operations and make decisions on our behalf. Certain officers of our Sponsors also serve as executive officers or directors of our general partner. Through its ownership of our general partner, Holdings will cause our general partner’s board of directors to appoint a Chief Executive Officer selected by SunPower and a Chief Financial Officer selected by First Solar. Each such officer will serve a two-year term. Upon the completion of such term, First Solar will have the right to select our Chief Executive Officer for appointment by the board of directors of our general partner and SunPower will have the right to select the Chief Financial Officer for appointment by the board of directors of our general partner. The right to select these officers for appointment by the board of directors of our general partner will rotate between our Sponsors every two years, upon the expiration of such officer’s term. Neither First Solar nor SunPower is obligated to exercise its right to remove and replace such executive officers.

Unlike shareholders in a publicly traded corporation, our shareholders will not be entitled to elect our general partner or its directors. First Solar and SunPower will each have the right to designate two members of the board of directors of our general partner, with any additional members of our board of directors being designated collectively by First Solar and SunPower. At the closing of this offering, our general partner will have at least one director who is independent as defined under the independence standards established by the NASDAQ. Our Sponsors will appoint one additional independent director within 90 days of the date of this prospectus and a third independent director within 12 months of the date of this prospectus. For information about the executive officers and directors of our general partner, please read “Management.”

Summary of Conflicts of Interests and Duties

While we believe our relationship with our Sponsors and their subsidiaries is a significant competitive advantage, it is also a source of potential conflicts. As described above, our Sponsors or certain of their affiliates will provide certain services to us, including managing our day-to-day affairs and providing individuals to act as our general partner’s executive officers and directors. These executive officers may help our general partner’s board of directors evaluate potential acquisition opportunities presented by our Sponsors under the ROFO Agreements. In addition, our general partner has a duty to manage us in a manner it subjectively believes is in, or not adverse to, our best interests. However, our general partner’s executive officers and directors also have duties to manage our general partner in a manner beneficial to its owner, Holdings, which is owned by First Solar and SunPower. As a result, conflicts of interest may arise between us and our shareholders, on the one hand, and our Sponsors and our general partner, on the other hand. Delaware law provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership. Our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of our general partner and the methods of resolving conflicts of interest. The effect of these provisions is to restrict the remedies available to our shareholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty. Our partnership agreement also provides that affiliates of our general partner, including our Sponsors and their other subsidiaries and affiliates, are permitted to compete with us. By purchasing a Class A share, an investor becomes bound by the provisions of our partnership agreement and each holder of our Class A shares is treated as having consented to various actions and potential conflicts of interest contemplated in our partnership agreement that might otherwise be considered a breach of fiduciary or other duties under Delaware state law. For a more detailed description of the potential conflicts of interest between us and our general partner and its affiliates, including our Sponsors, please read “Risk Factors—Risks Related to Our Relationship with Our Sponsors” and “Conflicts of Interest and Duties.”

Principal Executive Offices and Internet Address

Our principal executive offices are located at 77 Rio Robles, San Jose, California 95134, and our telephone number is (408) 240-5500. Our website is located at             and will be activated immediately following this offering. We expect to make available our periodic reports and other information filed with or furnished to the U.S. Securities and Exchange Commission, or the SEC, free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

The Offering

Class A shares offered to the public	Class A shares.

Class A shares if the underwriters exercise in full their option to purchase additional Class A shares from us.

Class B shares	First Solar will own Class B shares, or Class B shares if the underwriters exercise in full their option to purchase additional Class A shares from us.

SunPower will own Class B shares, or Class B shares if the underwriters exercise in full their option to purchase additional Class A shares from us.

Option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to an additional Class A shares.

Shares outstanding after this offering	Class A shares ( Class A shares if the underwriters exercise in full their option to purchase additional Class A shares from us), which represents 100% of the economic limited partner interests in 8point3 Partners, and Class B shares ( Class B shares if the underwriters exercise in full their option to purchase additional Class A shares from us).

Use of proceeds	We expect to receive approximately $ million of net proceeds from the sale of Class A shares offered hereby based upon the assumed initial public offering price of $ per Class A share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discount, the structuring fee and offering expenses.

We intend to use all of the net proceeds of this offering to purchase             OpCo common units from OpCo. OpCo intends to use (i) approximately $             million of such net proceeds to make a cash distribution to First Solar, (ii) approximately $             million of such net proceeds to make a cash distribution to SunPower and (iii) approximately $             million of such net proceeds for general purposes, including to fund future acquisition opportunities. If and to the extent that the underwriters exercise their option to purchase additional Class A shares, the proceeds thereof will be used by us to purchase a number of OpCo common units equal to the number of Class A shares purchased pursuant to the option. A number of additional OpCo common units and Class B shares equal to the number of Class A shares subject to the option not purchased by the underwriters will be issued to the Sponsors at the expiration of the option period for no additional consideration. OpCo will use the proceeds contributed to it to make an additional distribution to the Sponsors. Please read “Use of Proceeds.”

After the application of the net proceeds from this offering, we will own a % limited liability company interest in OpCo (or a % limited liability company interest if the underwriters exercise in full their option to purchase additional Class A shares).

Cash distributions	We expect to pay an initial quarterly distribution of $ per Class A share, after incorporating the effects of the distribution forbearance described below, based on the fact that we will own the same number of OpCo common units as the number of our Class A shares outstanding and our expectation that OpCo will make a minimum quarterly distribution equal to $ per OpCo common and subordinated unit, to the extent it has sufficient cash after the establishment of cash reserves and the payment of expenses, including payments to our general partner and our Sponsors, in each case subject to various restrictions and other factors described in “Our Cash Distribution Policy and Restrictions on Distributions.” OpCo will pay all of our expenses, including the expenses we expect to incur as a result of being a publicly traded entity, other than U.S. federal income tax expense. We do not expect to be required to pay U.S. federal income tax for a period of years. Please read “Risk Factors—Risks Related to Taxation—Our future tax liability may be greater than expected if we do not generate NOLs sufficient to offset taxable income or if tax authorities challenge certain of our tax positions.”

We and OpCo will make quarterly distributions, if any, within 45 days after the end of each quarter, on or about the 15th day of each January, April, July and October to holders of record on or about the first day of each such month. For the fiscal quarter in which this offering closes, we intend to pay a prorated distribution on our Class A shares covering the period from the completion of this offering through , 2015, based on the actual length of that period.

The OpCo limited liability company agreement provides for distributions of available cash from operating surplus each quarter in the following manner:

•	first, 100% to the holders of OpCo common units until each OpCo common unit has received a minimum quarterly distribution of $ plus any arrearages from prior quarters;

•	second, 100% to the holders of OpCo subordinated units until each OpCo subordinated unit has received a minimum quarterly distribution of $ ; and

•	third, 100% to all OpCo unitholders, pro rata, until each OpCo unit has received a distribution of $ .

If cash distributions to the OpCo unitholders exceeds $ per OpCo unit in any quarter, Holdings will receive increasing percentages, up to 50%, of the cash OpCo distributes in excess of that amount. We refer to the right to these distributions as “incentive distribution rights” because they incentivize our Sponsors to increase distributions to the OpCo unitholders. In certain circumstances, Holdings, as the initial holder of the OpCo incentive distribution rights, has the right to reset the target distribution levels described above to higher levels based on OpCo cash distributions at the time of the exercise of this reset election. Please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions.”

If we do not otherwise have sufficient available cash at the end of each quarter, we or OpCo may, but are under no obligation to, borrow funds to pay distributions to our Class A shareholders or OpCo’s unitholders. Neither we nor OpCo has a legal obligation to pay distributions at our initial quarterly distribution rate, the minimum quarterly distribution rate or at any other rate.

Under the OpCo limited liability company agreement, OpCo will reimburse our general partner and its affiliates, including our Sponsors, for costs and expenses they incur and payments they make on our behalf. Pursuant to the Management Services Agreements, we will pay an aggregate annual fee of $1.7 million to our Sponsors for general and administrative, or G&A services. In addition, we expect to incur $3.3 million of incremental G&A expense annually as a result of being a publicly traded limited partnership. OpCo will make each of these payments prior to OpCo making any distributions on its common and subordinated units. Please read “Certain Relationships and Related Party Transactions—Management Services Agreements.”

The amount of cash available for distribution OpCo must generate to support the payment of the minimum quarterly distribution on OpCo’s common and subordinated units and the initial quarterly distribution on our Class A shares, in each case to be outstanding immediately after this offering, for four quarters is approximately $ million (or approximately $ million per quarter).

If we had completed the Formation Transactions, including this offering, on December 30, 2013, OpCo’s unaudited pro forma cash available for distribution for the twelve months ended December 28, 2014 would have been approximately $10.9 million. This amount would have only been sufficient for OpCo to pay a cash distribution of $ per OpCo common unit per quarter ($ per OpCo common unit on an annualized basis), or approximately % of OpCo’s minimum quarterly distribution, on all of OpCo’s common units for such period and no distribution on OpCo’s subordinated units, and would have only been sufficient for us to pay a cash distribution of $ per unit per quarter ($ per unit on an annualized basis), or approximately % of our initial quarterly distribution, on all of our Class A shares for such period.

We believe, based on our financial forecast and related assumptions included in “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the twelve-month periods ending August 31, 2016 and August 31, 2017,” and after incorporating the effects of the distribution forbearance described below, we, including OpCo, will have sufficient cash available for distribution to make cash distributions for (i) the twelve months ending August 31, 2016 (or $             per Class A share on an annualized

basis) and (ii) the twelve months ending August 31, 2017 (or $             per Class A share on an annualized basis) on all of our Class A shares to be outstanding immediately after this offering. Our actual results of operations, cash flows and financial condition during the forecast period may vary from the forecast, and there is no guarantee that we will make quarterly cash distributions to our Class A shareholders at the initial quarterly distribution rate or at all. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Distribution forbearance provisions	Our Sponsors have agreed to forego any distributions declared on their common and subordinated units of OpCo during the forbearance period. The amount of distributions to be foregone by the Sponsors, assuming OpCo distributes the minimum quarterly distribution per unit, will be $ million per fiscal quarter (or $ million if the underwriters exercise their option to purchase additional units in full). The purpose of this forbearance is to reduce the risk that the holders of Class A shares will not receive the full initial quarterly distribution as a result of certain solar energy projects not reaching COD until after the closing of the offering. The “forbearance period” will end in the fiscal quarter commencing on or after March 1, 2016 that the board of directors of our general partner, with the concurrence of the conflicts committee, determines that OpCo will be able to earn and pay at least the minimum quarterly distribution on each of its outstanding common and subordinated units for such quarter and the successive quarter.

OpCo subordinated units

Our Sponsors will initially own all of the OpCo subordinated units. The principal difference between the OpCo common and subordinated units is that for any quarter during the subordination period, the OpCo subordinated units will not be entitled to receive any distribution of available cash from operating surplus until the OpCo common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages in the payment of the minimum quarterly distribution from operating surplus from prior quarters. OpCo subordinated units will not accrue arrearages nor will OpCo common units held by our Sponsors with respect to the forbearance period. During the forbearance period, our Sponsors’ common and subordinated units in OpCo will not be treated as outstanding for purposes of calculating the earn and pay tests that determine the duration of the subordination period and that are described in “Provisions of our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Provisions of the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Subordination Period.”

Conversion of OpCo subordinated units	The subordination period will end on the first business day after we have earned and paid an aggregate amount of at least $ (the minimum quarterly distribution on an annualized basis) multiplied by the total number of outstanding common and subordinated units for each of three consecutive, non-overlapping four-quarter periods ending on or after , 2018 and there are no outstanding arrearages on our common units.

Notwithstanding the foregoing, the subordination period will end on the first business day after we have paid an aggregate amount of at least $ (150.0% of the minimum quarterly distribution on an annualized basis) multiplied by the total number of outstanding common and subordinated units and we have earned that amount plus the related distribution on the incentive distribution rights, for any four-quarter period ending on or after , 2016 and there are no outstanding arrearages on our common units.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units will thereafter no longer be entitled to arrearages.

Issuance of additional shares	Our partnership agreement authorizes us to issue an unlimited number of additional Class A shares and other partnership interests without the approval of our shareholders. Our shareholders will not have preemptive or participation rights to purchase their pro rata share of any additional shares issued. Please read “Shares Eligible for Future Sale” and “Material Provisions of the 8point3 Partners Partnership Agreement—Issuance of Additional Partnership Interests.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our shareholders will have only limited voting rights on matters affecting our business. Our shareholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding shares, including any shares owned by our general partner and its affiliates, voting together as a single class. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the Class A shares and a majority of the Class B shares, voting as separate classes. Upon the closing of this offering, our Sponsors will own Class B shares equal to an aggregate of % of our Class A and Class B shares. This will give our Sponsors the ability to prevent the removal of our general partner. Please read “Material Provisions of the 8point3 Partners Partnership Agreement—Meetings; Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the aggregate of the number of Class A shares outstanding and the number of Class B shares equal to the number of OpCo common units owned by the general partner and its affiliates, our general partner will have the right, at its option, which it may assign in whole or in part to us or an affiliate, to purchase all, but not less than all, of the remaining Class A shares at a price not less than the then-current market price of the Class A shares, as calculated in accordance with our partnership agreement.

Certain U.S. federal income tax consequences

Even though we are organized as a limited partnership under state law, we will be treated as a corporation for U.S. federal income tax purposes. Accordingly, we will be subject to U.S. federal income tax at regular corporate rates on our net taxable income. We expect to generate NOLs that we can use to offset future taxable income. As a result, we do not expect to pay meaningful U.S. federal income tax for a period of approximately              years. This estimate is based upon assumptions we have made regarding, among other things, OpCo’s income, capital expenditures, cash flows, net working capital and cash distributions. For a discussion of U.S. federal and estate tax consequences to non-U.S. holders, please read “Risk Factors—Risks Related to Taxation—Our future tax liability may be greater than expected if we do not generate NOLs sufficient to offset taxable income or if tax authorities challenge certain of our tax positions” and “Certain U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders.”

Exchange listing	We intend to apply to list our Class A shares on the NASDAQ Global Market, or the NASDAQ, under the symbol “CAFD.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following table sets forth summary combined carve-out financial data of our predecessor and summary pro forma financial data of 8point3 Energy Partners LP as of and for the periods indicated. The combined carve-out financial statements of our predecessor as of and for the years ended December 28, 2014 and December 29, 2013, appearing elsewhere in this prospectus were prepared on a “carve-out” basis which comprises contracted solar energy projects and leased solar energy systems that have historically been owned by SunPower. The predecessor is not an existing stand-alone legal entity; rather it is a combination of currently operating leased solar energy systems and solar energy projects currently under construction that have long-term offtake agreements, all of which are currently owned by SunPower. The combined carve-out financial statements are intended to represent the financial results during those periods of SunPower’s contracted solar energy projects and leased solar energy systems in the United States that will be contributed to OpCo as part of the Formation Transactions. The following summary historical combined carve-out financial and operating data presents all of the projects and operations of our predecessor.

Upon the completion of this offering, we will own a controlling non-economic managing member interest in OpCo, and a     % limited liability company interest in OpCo (assuming no exercise of the underwriters’ option to purchase additional Class A shares) and our Sponsors will collectively own a non-controlling     % limited liability company interest in OpCo (assuming no exercise of the underwriters’ option to purchase additional Class A shares). However, as required by U.S. GAAP, we will continue to consolidate 100% of the assets and operations of OpCo in our financial statements and reflect a non-controlling interest.

The summary unaudited pro forma financial data has been derived by the application of pro forma adjustments to the historical combined carve-out financial statements of our predecessor included elsewhere in this prospectus. The pro forma balance sheet assumes that the Formation Transactions and this offering occurred as of December 28, 2014 and the pro forma statements of operations data for the year ended December 28, 2014 assume that the Formation Transactions and this offering, with respect to share and per share information, occurred as of December 30, 2013.

The unaudited pro forma condensed combined financial statements reflect the following significant assumptions and Formation Transactions related to this offering:

•	the contribution by First Solar of the First Solar Project Entities in exchange for an aggregate of Class B shares, OpCo common units, OpCo subordinated units and the right to receive a portion of the proceeds of this offering;

•	the issuance by us of Class A shares in this offering for net proceeds of $ ;

•	the use by us of all of the net proceeds of this offering to purchase from OpCo OpCo common units, resulting in our owning a % interest in OpCo;

•	the issuance by us of an aggregate of Class B shares and the issuance by OpCo of an aggregate of OpCo common units and OpCo subordinated units to SunPower in connection with the reorganization of OpCo;

•	the issuance by OpCo of all of the incentive distribution rights to Holdings;

•	the issuance by OpCo of a non-economic managing member interest to us;

•	the use by OpCo of the proceeds it receives from us to make a distribution to First Solar of $ and to make a distribution to SunPower of $ , with the remaining proceeds OpCo receives from us to be used for general purposes, including to fund future acquisition opportunities;

•	the incurrence of a $ term loan by OpCo under a term loan facility and the distribution of the proceeds thereof to the Sponsors; and

•	the entrance into a $ million revolving credit facility by OpCo.

The combined carve-out financial statements of our predecessor, from which the summary unaudited pro forma financial data have been derived, are presented in U.S. dollars and have been prepared in accordance with U.S. GAAP.

8point3 Partners has not yet commenced operations and has no significant assets or liabilities.

The following table should be read together with, and is qualified in its entirety by reference to, the combined carve-out financial statements and the accompanying notes included elsewhere in this prospectus. Among other things, the combined carve-out financial statements include more detailed information regarding the basis of presentation for the information in the following table. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. Our summary unaudited pro forma financial information does not purport to represent what our results of operations or financial position would have been if we operated as a publicly traded partnership during the period presented and may not be indicative of our future performance.

	Pro Forma As Adjusted	Historical
(In thousands)	Year Ended December 28, 2014	Year Ended December 28, 2014	Year Ended December 29, 2013
Statement of Operations Data:
Revenues:
Operating revenues	$	$9,231	$24,489

Total revenues		9,231	24,489
Operating costs and expenses:
Cost of operations		(3,195)	13,111
Cost of operations-parent		937	928
Selling, general and administrative		4,818	4,272
Depreciation, amortization and accretion		2,339	3,224

Total operating costs and expenses		4,899	21,535

Operating income (loss)		4,332	2,954
Interest expense		5,525	6,751

Income (loss) before income taxes		(1,193)	(3,797)
Benefit from (provision for) income taxes		(23)	(30)

Net income (loss)		(1,216)	(3,827)
Less net income (loss) attributable to noncontrolling interests		—	—

Net income (loss) attributable to 8point3 Partners	$	$(1,216)	$(3,827)

Basic net income per share	$

	Pro Forma As Adjusted	Historical
(In thousands)	Year Ended December 28, 2014	Year Ended December 28, 2014	Year Ended December 29, 2013
Balance Sheet Data (at period end):
Property and equipment, net	$	$158,208	$100,010
Total assets	$	$247,969	$200,565
Long-term debt and financing obligations	$	$91,183	$31,545
Total equity	$	$127,510	$139,933
Cash Flow Data:
Net cash provided by (used in)
Operating activities		$10,476	$5,380
Investing activities		$(63,906)	$(8,082)
Financing activities		$53,430	$2,702
Other Financial Data:
EBITDA(1)	$	$6,671	$6,178

(1)	For a discussion of the non-U.S. GAAP financial measures EBITDA, please read “—Non-U.S. GAAP Financial Measures.”

Non-U.S. GAAP Financial Measures

EBITDA

We define EBITDA as net income plus interest expense, income tax expense, depreciation and amortization. EBITDA is a non-U.S. GAAP financial measure. This measurement is not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The U.S. GAAP measure most directly comparable to EBITDA is net income. The presentation of EBITDA should not be construed as an implication that our future results will be unaffected by unusual or non-recurring items. We believe EBITDA is useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and borrowers’ ability to service debt;

•	it is used by our management for internal planning purposes, including certain aspects of our consolidated operating budget and capital expenditures; and

•	it is used by investors to assess the ability of our assets to generate sufficient cash flows to make distributions to our Class A shareholders.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations include:

•	it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, working capital;

•	it does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt or cash distributions on tax equity;

•	it does not reflect payments made or future requirements for income taxes;

•	although it reflects adjustments for factors that we do not consider indicative of future performance, we may, in the future, incur expenses similar to the adjustments reflected in our calculation of EBITDA in this prospectus; and

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect cash requirements for such replacements.

Investors are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis.

The following table presents a reconciliation of net income to EBITDA, on a historical basis and pro forma basis, as applicable, for each of the periods indicated.

	Pro Forma	Historical
(In thousands)	Year Ended December 28, 2014	Year Ended December 28, 2014	Year Ended December 29, 2013
Net income (loss)	$	$(1,216)	$(3,827)
Add (Less):
Interest expense		5,525	6,751
Income tax expense		23	30
Depreciation		2,339	3,224

EBITDA	$	$6,671	$6,178

RISK FACTORS

Investing in our Class A shares involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before deciding to invest in our Class A shares. Interests in a limited partnership are inherently different from shares of capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business and we will be treated as a corporation for U.S. federal income tax purposes. If any of the following risks were to occur, they may materially harm our business, financial condition and results of operations and our ability to make cash distributions to our shareholders could be materially and adversely affected. In that case, we might not be able to pay distributions on our Class A shares, the trading price of our Class  A shares could decline, and you could lose all or part of your investment in us.

Risks Related to Our Business

OpCo may not have sufficient cash available for distribution following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements and fees to our general partner and its affiliates, to enable it to pay the minimum quarterly distribution on all its units, and therefore we may not have sufficient cash available for distribution to pay the initial quarterly distribution to our Class A shareholders.

In order for OpCo to pay the minimum quarterly distribution of $             per unit, or $             per unit on an annualized basis, and for us to pay the initial quarterly distribution (assuming we are not required to pay federal income taxes), OpCo will require cash available for distribution of approximately $             million per quarter, or $             million per year, based on the number of OpCo common and subordinated units to be outstanding immediately after completion of this offering. OpCo may not have sufficient available cash each quarter to pay the minimum quarterly distribution or any amount to its unitholders and therefore we may not have sufficient available cash to pay the initial quarterly distribution or any amount to our Class A shareholders.

The amount of cash that OpCo can distribute to its unitholders, including us, each quarter principally depends upon the amount of cash its subsidiaries generate from their operations, which will fluctuate from quarter to quarter based on, among other things:

•	the amount of revenue generated from the projects in which OpCo’s subsidiaries have an interest;

•	the level of OpCo’s and its subsidiaries’ O&M and G&A costs;

•	the ability of OpCo to acquire additional projects; and

•	if OpCo acquires a project prior to its COD, timely completion of the project and the achievement of COD at expected capacity of the project.

In addition, the amount of cash that OpCo will have available for distribution will depend on other factors, some of which are beyond its control, including:

•	availability of borrowings under its credit facility to pay distributions;

•	debt service requirements and other liabilities, including state or local taxes we may be required to pay;

•	the costs of acquisitions, if any;

•	fluctuations in its working capital needs;

•	timing and collectability of receivables;

•	restrictions on distributions contained in existing or future debt agreements;

•	prevailing economic conditions;

•	access to credit or capital markets; and

•	the amount of cash reserves established by our general partner for the proper conduct of OpCo’s business.

Please read the other risks set forth in “—Risks Related to Our Business” for a discussion of risks affecting OpCo’s ability to generate cash available for distribution.

On a pro forma basis, we would not have had sufficient cash available for distribution to pay the full initial quarterly distribution on all of our Class A shares for the year ended December 28, 2014.

On a pro forma basis, assuming we had completed this offering and related transactions as of January 1, 2014, OpCo’s cash available for distribution would have been $10.9 million for the year ended December 28, 2014, which would have allowed it to pay only     % of the minimum quarterly distribution of $         per unit ($         per unit on an annualized basis) on the OpCo common units and no distribution on the OpCo subordinated units, and which would have allowed us to pay     % of the initial quarterly distribution of $         per share on the Class A shares, in each case giving no effect to the distribution forbearance. For a calculation of our ability to make cash distributions to our Class A shareholders based on our pro forma results, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

The assumptions underlying the forecast of cash available for distribution that we include in “Our Cash Distribution Policy and Restrictions on Distributions” are inherently uncertain and subject to significant business, economic, financial, operational, construction-related, regulatory and competitive risks and uncertainties that could cause our actual cash available for distribution to differ materially from our forecast.

The forecast of cash available for distribution set forth under “Our Cash Distribution Policy and Restrictions on Distributions” includes our forecasted results of operations, EBITDA and cash available for distribution for the twelve-month period ending August 31, 2016 and the twelve-month period ending August 31, 2017. We estimate that OpCo’s total cash available for distribution for the twelve-month period ending August 31, 2016, will be approximately $66.0 million, and for the twelve-month period ending August 31, 2017, will be approximately $72.5 million as compared to approximately $         million for year ended December 28, 2014, on a pro forma basis. The forecasted amount for the twelve-month period ending                     , 2016 would not be sufficient for us to pay the full initial quarterly distribution in the absence of the distribution forbearance, which will be at least $             million during this period. Most of the expected increase in cash available for distribution is attributable to increased revenues from the commencement of commercial operation at the Quinto Project and a full year of operations for the Solar Gen 2 Project during the forecast period and the receipt of network upgrade refunds by the Lost Hills Blackwell Project, the North Star Project, the Solar Gen 2 Project and the Quinto Project. Other key assumptions include the future operating costs of our facilities, our facilities’ future level of power generation, interest rates, the level of our G&A and O&M expenses, tax treatment of income and the absence of material adverse changes in economic conditions or government regulations. The forecast only includes projects in our Initial Portfolio.

Furthermore, our statement that we have established a three-year targeted annual growth rate in our cash available for distribution of 12% to 15% per OpCo common unit is based on our Sponsors’ stated intention to us that they plan to offer us sufficient First Solar ROFO Projects and SunPower ROFO Projects each year to produce such an increase. While we believe our targeted growth rate is reasonable, it is based on estimates and assumptions regarding a number of factors, many of which are beyond our control, including the timing of future acquisitions, the purchase price we pay for acquired projects, the performance of the acquired projects, our ability to access the capital markets and our borrowing capacity, the financing costs associated with acquisitions, and the fees charged by our Sponsors or third parties for managing the acquired assets, and we may not be able to expand our business at a rate consistent with our expectations, if at all. Neither First Solar nor SunPower is obligated to make available to us the First Solar ROFO Projects or the SunPower ROFO Projects, respectively, on an accretive basis or at all, and even if they make available to us such acquisition opportunities, we may not be able to consummate an acquisition or such acquisition may not be as accretive as expected. To the extent our projected growth is not achieved, our revenues, and therefore our cash available for distribution, will be adversely affected.

The financial forecast has been prepared by management, and we have not received an opinion or report on it from our or any other independent auditor. The financial forecast is based on a P50 production level, or the level of energy production that we estimate our Initial Portfolio will meet or exceed 50% of the time. The other assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, financial, operational, construction-related, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our Class A shares, in which event the market price of our common units may decline materially.

The amount of cash we have available for distribution to holders of our Class A shares depends primarily on our cash flow and not solely on profitability, which may prevent us from making cash distributions during periods when we record net income.

The amount of cash that OpCo has available for distribution depends primarily upon its cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, even when OpCo records net losses in a period, it may be able to make cash distributions and may not be able to make cash distributions during periods when it records net income.

Since a substantial portion of our Initial Portfolio is still under construction, we are subject to risk related to the completion of such projects until such projects achieve COD.

A substantial portion of our Initial Portfolio will still be under construction when we acquire it. Our forecast assumes certain CODs and capacities for the projects and if one or more of the projects do not attain COD when expected or at all or if the capacity of one or more projects is less than expected, such project(s) could generate substantially less cash flow than expected. The Sponsors have agreed under the Omnibus Agreement to pay to us all costs required to complete such project and certain liquidated damages in the event such project fails to achieve COD and specified capacities pursuant to an agreed schedule. In certain circumstances, our Sponsors’ payment of liquidated damages will result in such Sponsor’s repurchase of the underperforming project. In such event, we will not be generating cash flow until we can redeploy the proceeds from the liquidated damages, and we may not ultimately find a replacement project or projects that produce the same amount of cash flow as the underperforming project or projects were expected to produce. For a discussion of other construction related risks, please read “—Risks Related to Our Acquisition Strategy and Future Growth—If we choose to acquire solar energy projects before COD in the future, we will be subject to risks associated with the acquisition of solar energy projects that remain under construction, which could result in our inability to complete construction projects on time or at all, and make solar energy projects too expensive to complete or cause the return on an investment to be less than expected.”

We have a limited operating history and our projects may not perform as we expect.

The majority of projects in our Initial Portfolio are relatively new or have yet to begin operations. Three of our utility projects and two of our C&I projects are in the final stages of construction, three of our utility projects and approximately 85% of our Residential Portfolio attained COD within the last two years and all of our Residential Portfolio attained COD within the last four years. In addition, we expect that many of the projects that we may acquire, including the First Solar ROFO Projects and SunPower ROFO Projects, will either not have commenced operations, have recently commenced operations or otherwise have a limited operating history at the time of acquisition. As a result, our assumptions and estimates regarding the performance of these projects are and will be made without the benefit of a meaningful operating history, which may impair our ability to accurately estimate our results of operations, financial condition and liquidity. The ability of our projects to perform as we expect will also be subject to risks inherent in newly constructed solar energy projects, including equipment and system performance below our expectations or equipment and system failures and outages. The failure of some or all of our projects to perform according to our expectations could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

Energy projects involve significant risks that could result in a business interruption or partial or complete shutdown for which we may not be adequately insured.

There are risks associated with the ownership and operation of our projects. These risks include:

•	breakdown or failure of solar modules, inverters, transformers and other equipment that are not covered by warranty or insurance;

•	catastrophic events, such as fires, earthquakes, severe weather, tornadoes, ice or hail storms or other meteorological conditions, landslides and other similar events beyond our control, which could severely damage or destroy a project, reduce its energy output or result in personal injury, loss of life or property damage;

•	technical performance below expected levels, including the failure of solar modules and other equipment to produce energy as expected due to incorrect measures of performance provided by equipment suppliers;

•	increases in the cost of operating the projects, including costs relating to labor, equipment, insurance, permit compliance and real estate taxes;

•	operator, contractor or equipment provider error or failure to perform;

•	serial design or manufacturing defects, which may not be covered by warranty or insurance;

•	certain unremediated events under project contracts that may give rise to a termination right of the contract counterparty;

•	failure to comply with permits and the inability to renew or replace permits that have expired or terminated;

•	the inability to operate within limitations that may be imposed by current or future governmental permits or project contracts;

•	replacements for failed equipment, which may need to meet new interconnection standards or require system impact studies and compliance that may be difficult or expensive to achieve;

•	land use, environmental or other regulatory requirements;

•	disputes with owners of land on which our projects are located or adjacent landowners;

•	changes in law, including changes in governmental permit requirements;

•	terrorist attacks, cyber-attacks, theft, vandalism and other intentionally harmful acts;

•	government or utility exercise of eminent domain power or similar events; and

•	existence of superior interests, liens, encumbrances and other imperfections in title affecting ownership and use of real estate interests.

Any of the risks described above could significantly decrease or eliminate the revenues of a project, significantly increase its operating costs, cause OpCo or its subsidiaries to default under their respective credit facilities or other financing agreements or give rise to damages or penalties owed by us to a contractual counterparty, a governmental authority or other third parties or cause defaults under related contracts or permits. Any of these events could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

Initially, we will depend on certain projects in our Initial Portfolio, which have yet to achieve commercial operation, for a substantial portion of our anticipated cash flows.

Initially, we will depend on certain projects in our Initial Portfolio, one of which has yet to achieve commercial operation, for a substantial portion of our anticipated cash flows. For example, we expect our largest projects, the Quinto Project, which has yet to achieve commercial operation, and the Solar Gen 2 Project, to account for between approximately 81% and 76% of our total estimated cash available for distribution for each of the twelve-month periods ending August 31, 2016 and August 31, 2017, assuming no acquisitions of ROFO Projects or other projects. We may not be able to successfully execute our acquisition strategy in order to further diversify our sources of cash flow and reduce our portfolio concentration. Consequently, the impairment or loss of any one or more of the projects in our Initial Portfolio, such as the Quinto Project or the Solar Gen 2 Project, would materially and disproportionately reduce our total energy generation and cash flows and, as a result, have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

Our business is concentrated in certain markets, putting us at risk of region specific disruptions.

Of the 432 MW in our Initial Portfolio, a total of 396 MW were located in California, including approximately 95% of the MW of our utility projects and 72% of the MW of our DG Solar projects, and we expect much of our near-term future growth to occur in California, further concentrating our customer base and operational infrastructure. Accordingly, our business and results of operations are particularly susceptible to adverse economic, regulatory, political, weather and other conditions in this market and in other markets where we become similarly concentrated. Any of these conditions could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders. In addition, 100% of our Initial Portfolio is located in the United States, which makes us particularly susceptible to adverse changes in U.S. tax laws. Please read “—Risks Related to Taxation—Our future tax liability may be greater than expected if we do not generate NOLs sufficient to offset taxable income or if tax authorities challenge certain of our tax positions.”

Warranties provided by the suppliers of equipment for our assets and maintenance obligations of the operators of our assets may be limited by the ability of a supplier and/or operator to satisfy its warranty or performance obligations or by the expiration of applicable time or liability limits, which could reduce or void the warranty protections, or may be limited in scope or magnitude of liabilities, and thus the warranties and maintenance obligations may be inadequate to protect us.

Our Sponsors are a significant source of our warranty and maintenance coverage under a number of related party agreements, including EPC agreements, O&M agreements and warranty agreements, including product quality and performance warranties. Certain of these warranties are also provided by other sources, including the suppliers of equipment for our assets, among others. In the event that such warranty providers or operators, including our Sponsors, file for bankruptcy, cease operations or otherwise become unable or unwilling to fulfill their warranty obligations, we may not be adequately protected by such warranties. Even if such warranty providers or operators fulfill their obligations, the warranty or maintenance obligations may not be sufficient to protect us against losses. In addition, these warranties have a term of at least one year, in the case of certain system warranties provided by EPC providers, to 25 years, in the case of manufacturer module warranties, after the date each equipment item is delivered or commissioned. These warranties are subject to liability and other limits. If we seek warranty protection and a warranty provider is unable or unwilling to perform its warranty obligations, or if an operator is unable or unwilling to perform its maintenance obligations, whether as a result of its financial condition or otherwise, or if the term of the warranty or maintenance obligation has expired or a liability limit has been reached, there may be a reduction or loss of protection for the affected assets, which could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our Class A shareholders.

We rely on interconnection and transmission facilities of third parties to deliver energy from our utility projects. If these facilities become unavailable, our projects may not be able to operate or deliver energy.

We depend on interconnection and transmission facilities owned and operated by third parties to deliver the energy from our utility projects. Many of the interconnection and transmission arrangements for the utility projects in our Initial Portfolio are governed by separate agreements with the owners of the transmission or distribution system. Congestion, emergencies, maintenance, outages, overloads, requests by other parties for transmission service and other events beyond our control could partially or completely curtail deliveries of energy by our utility projects and increase project costs. In addition, any termination of a utility project’s interconnection or transmission arrangements or non-compliance by an interconnection provider or another third party with its obligations under an interconnection or transmission arrangement may delay or prevent our projects from delivering energy to our contractual counterparties. If the interconnection or transmission arrangement for a utility project is terminated, we may not be able to replace it on similar terms to the existing arrangement, or at all, or we may experience significant delays or costs in connection with such replacement. Moreover, if we acquire any utility projects that are under construction or development, a failure or delay in the construction or development of interconnection or transmission facilities could delay the completion of the project. The unavailability of interconnection or transmission could adversely affect the operation of our utility projects and the revenues received, which could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

Our business is subject to liabilities and operating restrictions arising from environmental, health and safety laws and regulations.

Our projects are subject to numerous environmental, health and safety laws, regulations, guidelines, policies, directives and other requirements governing or relating to, among other things:

•	the protection of wildlife;

•	the presence or discovery of archaeological, religious or cultural resources at or near our operations; and

•	the protection of workers’ health and safety.

If our projects do not comply with such laws, regulations or requirements, we may be required to pay penalties or fines, or curtail or cease operations of the affected projects. Violations of environmental and other laws, regulations and permit requirements, including certain violations of laws protecting wetlands and threatened or endangered species, may also result in criminal sanctions or injunctions.

Our projects also carry inherent environmental, health and safety risks, including the potential for related civil litigation, regulatory compliance, remediation orders, fines and other penalties. For instance, our projects could malfunction or experience other unplanned events resulting in personal injury, fines or property damage. Our projects may be constructed and operated on properties that have preexisting releases of hazardous substances or other preexisting environmental conditions that carry health and safety risks, including the potential for related civil litigation, regulatory compliance, remediation orders, fines and other penalties, regardless of whether we knew of or exacerbated the preexisting release or preexisting condition.

Additionally, we may be held liable for related investigatory costs, which are typically not limited by law or regulation, for any property where there has been a release or potential release of a hazardous substance, regardless of whether we knew of or caused the release or potential release. We could also be liable for other costs, including fines, personal injury or property damage or damage to natural resources. In addition, some environmental laws place a lien on a contaminated site in favor of the government as security for damages and costs it may incur for contamination and cleanup. Contained or uncontained hazardous substances on, under or near our projects, regardless of whether we own or lease the sited property, or the inability to remove or otherwise remediate such substances may restrict or eliminate our ability to operate our projects.

Our projects are designed specifically for the landscape of each project site and cover a large area. As such, archaeological discoveries could occur at our projects at any time. Such discoveries could result in the restriction or elimination of our ability to operate our business at any project. Utility-scale projects and operations may cause impacts to certain landscape views, trails, or traditional cultural activities. Such impacts may trigger claims from citizens that our projects are infringing upon their legal rights or other claims, resulting in the restriction or elimination of our ability to operate our business at any project.

Environmental, health and safety laws and regulations have generally become more stringent over time, and we expect this trend to continue. Significant capital and operating costs may be incurred at any time to keep our projects in compliance with environmental, health and safety laws and regulations. If it is not economical to make those expenditures, or if we violate any of these laws and regulations, it may be necessary to retire projects or restrict or modify our operations, which could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

We do not control certain of the entities that own our projects and we may acquire future projects that we do not control.

A subsidiary of Southern Company owns a 51% economic interest in, and, upon the closing of this offering, we will own a 49% economic interest in, the Solar Gen 2 Project Entity and the Lost Hills Blackwell Project Entity. We expect that other projects in our Initial Portfolio, including the North Star Project, will be subject to a similar structure where we do not own a majority of ownership of the project entity or control the project entity’s governing board. As a result, our ability to make distributions to our Class A shareholders will depend in large part on the performance of these entities and their distribution of cash to us. Specifically,

•	we may have limited ability to control decisions with respect to the operations of these entities and their subsidiaries, including decisions with respect to incurrence of expenses and distributions to us and to project contract compliance and enforcement of counterparty obligations under such project contracts;

•	these entities may establish reserves for working capital, capital projects, environmental matters and legal proceedings which would otherwise reduce cash available for distribution to us;

•	these entities may incur additional indebtedness, and principal and interest made on such indebtedness may reduce cash otherwise available for distribution to us;

•	the terms of indebtedness of these entities may limit their ability to distribute cash to us;

•	these entities may require us to make additional capital contributions to fund working capital and capital expenditures, our funding of which could reduce the amount of cash otherwise available for distribution; and

•	we may not be the operators of these entities’ projects.

Further, additional solar energy projects we may acquire may be subject to a similar structure where we do not own a majority of the project entity and we may invest in joint ventures in which we share control or in which we are a minority investor. In these instances, the majority investor or controlling investor may not have the level of experience, technical expertise, human resources management and other attributes necessary to operate these assets optimally.

Any of these items could significantly and adversely impact our ability to distribute cash to our Class A shareholders. For a more complete description of the agreements governing the management and operation of the entities in our Initial Portfolio in which we own an interest, please read “Certain Relationships and Related Party Transactions.”

We are not able to insure against all potential risks and we may become subject to higher insurance premiums.

We are exposed to numerous risks inherent in the operation of solar energy projects, including equipment or system failure, manufacturing defects, natural disasters, terrorist attacks, sabotage, vandalism and environmental risks. The occurrence of any one of these events may result in substantial liability to us, including being named as a defendant in lawsuits asserting claims for environmental cleanup costs, personal injury, property damage, fines and penalties.

We currently maintain general liability insurance coverage for ourselves and our affiliates, which covers legal and contractual liabilities arising out of bodily injury, personal injury or property damage, including resulting loss of use, to third parties. We also maintain coverage for ourselves and our affiliates for physical damage to assets and resulting business interruption. However, such policies do not cover all potential losses and coverage is not always available in the insurance market on commercially reasonable terms. In addition, the insurance proceeds received for any loss of, or any damage to, any of our assets may be immediately claimed by lenders under our financing arrangements or otherwise may not be sufficient to restore the loss or damage without a negative impact on our results of operations and our ability to make cash distributions to our Class A shareholders. To the extent we experience covered losses under our insurance policies, the limit of our coverage for potential losses may be decreased. Furthermore, the losses that are insured through commercial insurance are subject to the credit risk of those insurance companies. While we believe our commercial insurance providers are currently creditworthy, we cannot assure you that such insurance companies will remain so in the future.

We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. The insurance coverage we do obtain may contain large deductibles or fail to cover certain risks or all potential losses. In addition, our insurance policies are subject to annual review by our insurers and may not be renewed on similar or favorable terms, including coverage, deductibles or premiums, or at all. If a significant accident or event occurs for which we are not fully insured or we suffer losses due to one or more of our insurance carriers defaulting on their obligations or contesting their coverage obligations, it could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

We do not own any of the land on which the projects in our Initial Portfolio are located and our use and enjoyment of the property may be adversely affected to the extent that there are any interest owners, lienholders or leaseholders that have rights that are superior to our rights.

We do not own any of the land on which the projects in our Initial Portfolio are located and they generally are, and our future projects may be, located on land occupied under long-term easements, leases, licenses and rights of way. The fee ownership interests in the land subject to these easements, leases, licenses and rights of way may be subject to mortgages securing loans or other liens and other easements, lease rights, licenses and rights of way of third parties that were created prior to, or which are otherwise superior to, our projects’ easements, leases and rights of way. As a result, some of our projects’ rights under such easements, leases, licenses or rights of way may be subject to the rights of these third parties. While we perform title searches, obtain title insurance (where available), record our interests in the real property records of the projects’ localities (where applicable) and enter into non-disturbance agreements (when appropriate) to protect ourselves against such risks, such measures may be inadequate to protect against all risk that our rights to use the land on which our projects are or will be located and our projects’ rights to such easements, leases, licenses and rights of way could be lost, interrupted or curtailed. Any such loss, interruption or curtailment of our rights to use the land on which our projects are or will be located could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders. Please read “Business—Legal Proceedings.”

We may be subject to information technology system failures or network disruptions that could damage our business operations, financial conditions, or reputation.

We may be subject to information technology system failures and network disruptions. These may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, physical or electronic break-ins, or similar events or disruptions. System redundancy may be ineffective or inadequate, and our disaster recovery planning may not be sufficient for all eventualities. System failures and disruptions could impede transactions processing and financial reporting.

Terrorist or similar attacks could impact our utility projects or surrounding areas and adversely affect our business.

Terrorists have attacked energy assets such as substations and related infrastructure in the past and may attack them in the future. Any attacks on our utility projects or the facilities of third parties on which our utility projects rely could severely damage such projects, disrupt business operations, result in loss of service to customers and require significant time and expense to repair. Additionally, energy-related facilities, such as substations and related infrastructure, are protected by limited security measures, in most cases only perimeter fencing. Cyber-attacks, including those targeting information systems or electronic control systems used to operate our utility projects and the facilities of third parties on which our utility projects rely could severely disrupt business operations, result in loss of service to customers and significant expense to repair security breaches or system damage. Our Initial Portfolio, as well as projects we may acquire and the facilities of third parties on which our projects rely, may be targets of terrorist acts and affected by responses to terrorist acts, each of which could fully or partially disrupt our projects’ ability to produce, transmit, transport and distribute energy. A terrorist act or similar attack could significantly decrease revenues or result in significant reconstruction or remediation costs, any of which could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

We are subject to risks associated with litigation or administrative proceedings that could materially impact our operations, including future proceedings related to projects we subsequently acquire.

We are subject to risks and costs, including potential negative publicity, associated with lawsuits or claims contesting the operation of our projects. The result and costs of defending any such lawsuit, regardless of the merits and eventual outcome, may be material. For example, individuals and interest groups may sue to challenge the issuance of a permit for a project or seek to enjoin a project’s operations. Any such legal proceedings or disputes could materially delay our ability to complete construction of a project in a timely manner or at all or materially increase the costs associated with commencing or continuing a project’s commercial operation. Settlement of claims and unfavorable outcomes or developments relating to these proceedings or disputes, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders. Please read “Business—Legal Proceedings.”

Risks Related to Our Acquisition Strategy and Future Growth

We may not be successful in implementing our growth strategy of making accretive acquisitions of additional solar energy projects.

Our ability to expand our business operations and increase our quarterly cash distributions depends on pursuing opportunities to acquire contracted solar energy projects from our Sponsors and others consistent with our business strategy. Various factors, described in more detail in succeeding risk factors, could affect the availability, ability to acquire or performance of such solar energy projects we seek to acquire to grow our business, including the following factors, which are described in more detail in the additional risk factors below:

•	our Sponsors’ failure to complete the development of the First Solar ROFO Projects and the SunPower ROFO Projects or our Sponsors’ or other third parties’ failure to develop other solar energy projects;

•	our Sponsors’ decisions not to sell the ROFO Projects or other projects that they develop;

•	our inability to consummate an acquisition of a ROFO Project or other a solar energy project due to an inability to agree on terms with our Sponsors or a third-party developer or our inability to arrange the required or desired financing for such acquisitions; or

•	performance of the acquired assets at a level below expectations.

The occurrence of any of these events could substantially affect our ability to grow our business which would correspondingly have a material adverse effect on our ability to grow our cash distributions to our Class A shareholders.

Our Sponsors’ failure to complete the development of the First Solar ROFO Projects and the SunPower ROFO Projects or project developers’, including our Sponsors’, failure to develop other solar energy projects, including those opportunities that are part of our Sponsors’ development pipeline, could have a significant effect on our ability to grow.

Our Sponsors could decide not to develop or to discontinue development of the First Solar ROFO Projects and the SunPower ROFO Projects and project developers, including our Sponsors, could decide not to develop additional solar energy projects, including those opportunities included in our Sponsors’ development pipeline, for a variety of reasons, including, among other things, the following:

•	issues with solar energy technology being unsuitable for widespread adoption at economically attractive rates of return;

•	demand for solar energy systems failing to develop sufficiently or taking longer than expected to develop;

•	issues related to project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements;

•	a reduction in government incentives or adverse changes in policy and laws for the development or use of solar energy;

•	competition from other alternative energy technologies; and

•	a material reduction in the retail or wholesale price and availability of traditional utility generated electricity or electricity from other sources.

If the challenges of developing solar energy projects increase for project developers, including our Sponsors, our pool of available opportunities may be limited, which could have a material adverse effect on our ability to grow our business and make cash distributions to our Class A shareholders.

If solar energy technology is not suitable for widespread adoption at economically attractive rates of return, or if sufficient additional demand for solar energy systems does not develop or takes longer to develop than we anticipate, our ability to acquire accretive projects may decrease.

The solar energy market is at a relatively early stage of development, in comparison to fossil fuel-based electricity generation. If solar energy technology proves unsuitable for widespread adoption at economically attractive rates of return or if additional demand for solar energy systems fails to develop sufficiently or takes longer to develop than we anticipate, we may be unable to acquire additional accretive projects to grow our business. In addition, demand for solar energy systems in our targeted markets may develop to a lesser extent than we anticipate. Many factors may affect the viability of widespread adoption of solar energy technology and demand for solar energy systems, including the following:

•	availability, substance and magnitude of support programs including government targets, subsidies, incentives, renewable portfolio standards and residential net ownership rules to accelerate the development of the solar energy industry;

•	fluctuations in economic and market conditions that affect the price of, and demand for, conventional and non-solar renewable energy sources, such as increases or decreases in the price of natural gas, coal, oil and other fossil fuels and the cost-effectiveness of the electricity generated by solar energy systems compared to such sources and other non-solar renewable energy sources, such as wind;

•	performance, reliability and availability of energy generated by solar energy systems compared to conventional and other non-solar renewable energy sources and products;

•	competitiveness of other renewable energy generation technologies, such as hydroelectric, tidal, wind, geothermal, solar thermal, concentrated solar and biomass; and

•	fluctuations in capital expenditures by end-users of solar energy systems which tend to decrease when the economy slows and when interest rates increase.

Solar energy failing to achieve or being significantly delayed in achieving widespread adoption could have a material adverse effect on our ability to grow our business and make cash distributions to our Class A shareholders.

The development of utility-scale solar energy projects by our Sponsors and third parties face risks related to project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements.

Utility-scale project development is a capital intensive business that relies heavily on the availability of debt and equity financing sources (including tax equity investments) to fund projected construction and other development-related capital expenditures. As a result, in order to successfully develop a utility-scale solar energy project, development companies, including our Sponsors, often require sufficient financing to complete the development phase of their projects. Any significant disruption in the credit and capital markets or a significant increase in interest rates could make it difficult for development companies to raise funds when needed to secure construction financing, which would limit a project developer’s ability to obtain financing to complete the construction of a utility-scale solar energy project we may seek to acquire.

Utility-scale project development also requires the successful negotiation and execution of a variety of project contracts, including contracts related to offtake, transmission (in the case of utility-scale solar projects), siting, land use and other arrangements with a variety of third parties. Failure to execute project contracts would limit the ability of a project developer to complete development of a project, which would limit the projects available to us to acquire.

Project developers, including our Sponsors, develop, construct, manage, own and operate utility-scale solar energy generation and transmission facilities. A key component of their businesses is their ability to construct and operate generation and transmission facilities to meet customer needs. As part of these activities, project developers and EPC providers must periodically apply for licenses and permits from various regulatory authorities and abide by their respective conditions and requirements. If project developers and EPC providers, including our Sponsors, are unsuccessful in obtaining necessary licenses or permits on acceptable terms or encounter delays in obtaining or renewing such licenses or permits, or if regulatory authorities initiate any associated investigations or enforcement actions or impose penalties or reject projects, the potential number of solar energy projects that may be available for us to acquire may be reduced or potential transaction opportunities may be delayed.

Our Residential Portfolio relies on net metering and related policies to offer competitive pricing to our customers in some of our key markets.

Forty-three states, Washington, D.C. and Puerto Rico have a regulatory policy known as net energy metering, or net metering. Each of the states where we currently serve customers has adopted a net metering policy. Net metering typically allows our customers who own grid-connected DG Solar assets to pay the utility only for electricity used net of electricity generated by their solar system. At the end of the billing period, the customer simply pays for the net energy used or receives a credit at the retail rate if more energy is produced than consumed. Utilities operating in states without a net metering policy may receive solar electricity that is exported to the grid when there is no simultaneous energy demand by the customer without providing retail compensation to the customer for this generation.

Our Residential Portfolio may be adversely impacted by the failure to expand existing limits on the amount of net metering in states that have implemented it, the failure to adopt a net metering policy where it currently is not in place, the imposition of new charges that only or disproportionately impact customers that utilize net metering, or reductions in the amount or value of credit that customers receive through net metering. Our Residential Portfolio may be adversely impacted by the unavailability of expedited or simplified interconnection for grid-tied solar energy systems or any limitation on the number of customer interconnections or amount of solar energy that utilities are required to allow in their service territory or some part of the grid. For example, utilities in some states have proposed imposing additional monthly charges on customers who interconnect solar energy systems installed on their homes. If such charges are imposed, the cost savings associated with switching to solar energy may be significantly reduced and our ability to expand our Residential Portfolio and compete with traditional utility providers could be impacted.

Limits on net metering, interconnection of solar energy systems and other operational policies in key markets could limit the number of solar energy systems installed in those markets. For example, California utilities limit net metering credit to 5% of the utilities’ aggregate customer peak demand. California has adopted legislation to establish a process and timeline for developing a new net metering program with no cap on participation. If the caps on net metering in California and other jurisdictions are reached or if the amount or value of credit that customers receive for net metering is significantly reduced, future customers will be unable to recognize the current cost savings associated with net metering. Net metering is used to establish competitive pricing for prospective customers and the absence of net metering for new customers would greatly limit demand for residential solar energy systems.

Government regulations providing incentives and subsidies for solar energy could change at any time and such changes may negatively impact our growth strategy.

Our strategy to grow our business through the acquisition of solar energy projects partly depends on current government policies that promote and support solar energy and enhance the economic viability of owning solar energy projects. Solar energy projects currently benefit from various U.S. federal, state and local governmental incentives, such as Investment Tax Credits, or ITCs, loan guarantees, Renewable Portfolio Standards, or RPS, the Modified Accelerated Cost-Recovery System, or MACRs, for depreciation and other incentives. These policies have had a significant impact on the development of solar energy and they could change at any time. These incentives make the development of solar energy projects more competitive by providing tax credits and accelerated depreciation for a portion of the development costs, decreasing the costs associated with developing such projects or creating demand for renewable energy assets through RPS programs. A loss or reduction in such incentives could decrease the attractiveness of solar energy projects to project developers, including our Sponsors, and the attractiveness of solar energy systems to utilities and DG Solar customers, which could reduce our acquisition opportunities. Such a loss or reduction could also reduce our willingness to pursue solar energy projects due to higher operating costs or lower revenues from offtake agreements.

The reduction or removal of these incentives may diminish the market for future solar energy offtake agreements and reduce the ability for solar developers to compete for future solar energy offtake agreements, which may reduce incentives for project developers, including our Sponsors, to develop such projects. The ITC is a U.S. federal incentive that provides an income tax credit to the owner of the project after the project commences commercial operation of up to 30% of eligible basis. A solar energy project must commence commercial operation on or before December 31, 2016, to qualify for the 30% ITC. A solar energy project that commences commercial operation after December 31, 2016, may qualify for an ITC equal to 10% of eligible basis. Under the Modified Accelerated Cost-Recovery System, owners of equipment used in a solar project generally claim all of their depreciation deductions with respect to such equipment over five years, even though the useful life of such equipment is generally greater than five years. To the extent that these policies are changed in a manner that reduces the incentives that benefit our projects, they could generate reduced revenues and reduced economic returns, experience increased financing costs and encounter difficulty obtaining financing.

Additionally, some U.S. states with RPS targets have met, or in the near future will meet, their renewable energy targets. For example, California, which has one of the most aggressive RPS in the United States, is poised to meet its current target of 25% renewable energy generation by 2016 and has the potential to meet its goal of 33% renewable power generation by 2020 with already-proposed new renewable energy projects. If, as a result of achieving these targets, these and other U.S. states do not increase their targets in the near future, demand for additional renewable energy could decrease. Any of the foregoing could have a material adverse effect on our ability to grow our business and make cash distributions to our Class A shareholders.

The seasonality of our operations may affect our liquidity.

The amount of electricity our solar energy systems produce is dependent in part on the amount of sunlight, or irradiation, where the assets are located. Because shorter daylight hours in winter months results in less irradiation, the generation of particular assets will vary depending on the season. We expect our Initial Portfolio’s power generation to be at its lowest during the winter season of each year. Similarly, we expect our first quarter revenue generation to be lower than other quarters.

We will need to maintain sufficient financial liquidity to absorb the impact of seasonal variations in energy production. We may need to reserve cash in other quarters or borrow under our revolving credit facility in order to pay distributions in quarters with shorter daylight hours.

A material drop in the price and or increase in the availability of other energy sources would harm our ability to acquire accretive utility projects.

A utility’s decision to buy renewable energy may be affected by the cost of other energy sources, including nuclear, coal, natural gas and oil, as well as other sources of renewable energy. For example, low natural gas prices have led, in some instances, to increased natural gas consumption in lieu of other energy sources. To the extent renewable energy, particularly solar energy, becomes less cost-competitive due to reduced government targets and incentives that favor renewable energy, cheaper alternatives or otherwise, demand for solar energy and other forms of renewable energy could decrease. Slow growth or a long-term reduction in the energy demand could cause a reduction in the development of utility-scale projects.

The price of electricity from utilities could also decrease as a result of:

•	the construction of additional electric transmission and distribution lines;

•	a reduction in the price of natural gas as a result of new drilling techniques or a relaxation of associated regulatory standards;

•	the energy conservation technologies and public initiatives to reduce electricity consumption; and

•	development of new renewable energy technologies that provide less expensive energy.

Decreases in the prices of electricity from the utilities could affect our ability to acquire accretive assets, as our Sponsors and other renewable energy developers may not be able to compete with providers of other energy sources at such lower utility wholesale prices. Our inability to acquire accretive assets could have a material adverse effect on our ability to grow our business and make cash distributions to our Class A shareholders.

A material drop in the price of retail electricity from utilities would harm our ability to acquire accretive C&I and residential assets.

A reduction in utility electricity prices would make the purchase of solar energy systems or the purchase of energy under offtake agreements less economically attractive to residential and C&I customers. In addition, a shift in the timing of peak rates for utility-generated electricity to a time of day when solar energy generation is less efficient could make solar energy system offerings less competitive and reduce demand for such solar energy systems. If the price of energy available from utilities were to decrease due to any of these reasons, or others, we would be unable to acquire accretive DG Solar assets, which could have a material adverse effect on our ability to grow our business and make distributions to our Class A shareholders.

The C&I market for energy is particularly sensitive to price changes. Typically, C&I customers pay less for energy from utilities than residential customers. Because the price we are able to charge C&I customers is only slightly lower than their current retail rate, any decline in the retail rate of energy for C&I entities could have a significant impact on the development of the C&I market due to the inability to attract additional C&I customers.

If the price of energy available from utilities were to decrease due to any of these reasons, or others, we would be unable to acquire accretive residential and C&I assets, which could have a material adverse effect on our ability to grow our business and make distributions to our Class A shareholders.

Our inability to acquire additional solar energy projects due to our Sponsors’ decision to keep projects that they develop, competing bids for a solar energy project, our inability to agree on terms with the developer of a solar energy project, including our Sponsors, or our inability to arrange the required or desired financing for such acquisitions could have a significant effect on our ability to grow.

Our acquisition strategy is based on our expectation of ongoing divestitures of solar energy projects by project developers, including our Sponsors. Though our ROFO Agreements provide us with a right of first offer for five years with respect to certain projects that our Sponsors are developing should they choose to sell such projects, there is no guarantee that the Sponsors will make available us any projects before our right of first offer expires or at all. Furthermore, even if we have the opportunity to make a first offer on projects that our Sponsors seek to sell or to acquire projects from a third party, we may choose not to pursue such opportunity, be unable to negotiate acceptable purchase contracts with them for such projects, be unable to obtain financing for these acquisitions on economically acceptable terms, be outbid by competitors including our Sponsors or growth vehicles similar to us or be unable to obtain necessary governmental or third-party consent. Additionally, our Sponsors are under no obligation to accept any offer made by us with respect to such opportunities and upon a failure to agree to such offer are subject to few restrictions when selling to a third party. Furthermore, for a variety of reasons, we may decide not to exercise these rights when they become available, and our decision will not be subject to shareholder approval. As such, there is no guarantee that we will be able to make any such offer or consummate any acquisition of solar energy projects from our Sponsors or others.

Until we can effectively utilize tax benefits, we expect to be dependent on the availability of third-party tax equity financing arrangements, which may not be available in the future.

A goal of developers and owners of renewable energy assets, including our Sponsors, is to utilize the tax benefits produced by these projects. However, we can not effectively utilize those benefits currently and may not be able to utilize them in the future. As such, we may acquire projects in the future that include third-party tax equity financing to utilize tax benefits available to certain renewable energy assets. However, no assurance can be given that tax equity investors will be available or willing to invest on acceptable terms at the time of any such acquisition or that the tax incentives and benefits that are needed to make tax equity financing available will remain in place. Tax equity investors have invested in and provided a significant amount of the permanent capital needed for the U.S. assets in our Initial Portfolio and we expect to have similar arrangements for assets we acquire in the future, including the ROFO Projects. In a typical tax equity financing, a tax equity investor makes a capital investment in a class of equity interests of the entity that directly or indirectly owns the physical asset or assets. However, the availability of tax equity financing depends on federal tax incentives that encourage renewable energy development. These attributes primarily include (i) ITCs, which are federal income tax credits equal to 30% multiplied by the cost of eligible assets (10% multiplied by the cost of eligible assets placed in service after December 31, 2016) and (ii) accelerated depreciation of renewable energy assets as calculated under the current tax depreciation system, the modified accelerated cost recovery system of the U.S. Internal Revenue Code of 1986, as amended. No assurance can be given that the federal government will maintain these incentive programs. The reduction or loss of these tax benefits could cause a material adverse effect on the willingness of investors to provide tax equity financing for a portion of the acquisition price of U.S. renewable energy assets, which in turn could impact our ability to make future acquisitions.

Our tax equity financing agreements provide, and tax equity financing arrangements of our future acquisitions may provide, our tax equity investors with a number of minority investor protection rights with respect to the applicable asset or assets that have been financed with tax equity, including restricting the ability of the entity that owns such asset or assets to incur debt. To the extent we want to incur project-level debt at a project in which we co-invest with a tax equity investor, we may be required to obtain the tax equity investor’s consent prior to such incurrence. In addition, the amount of debt that could be incurred by an entity in which we have a tax equity co-investor may be further constrained because even if the tax equity investor consents to the incurrence of the debt at the entity or project level, the tax equity investor may not agree to pledge its interest in the project which could reduce the amount that can be borrowed by the entity.

Further, there are a limited number of potential tax equity investors. Such investors have limited funds and renewable energy developers, operators and investors compete against one another and with others for tax equity financing for their capital. Our business strategy depends on the acquisition of additional assets to be able to meet our expected distribution rate. The inability of developers of renewable energy assets to enter into tax equity financing agreements with attractive pricing terms, or at all, could limit our ability to acquire additional assets and have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, as the renewable energy industry expands, the cost of tax equity financing may increase and there may not be sufficient tax equity financing available to meet the total demand in any year.

Our ability to effectively consummate future acquisitions will also depend on our ability to arrange the required or desired financing for acquisitions.

We expect that OpCo will distribute a substantial amount of its available cash to its unitholders, including us, and will rely primarily upon its cash reserves (including the net proceeds that it will retain from this offering) and external financing sources, including borrowings under its revolving credit facility and the issuance of debt and equity securities, including by us, as well as tax equity financing to fund future acquisitions.

OpCo may not have sufficient availability under its credit facilities or have access to project-level financing on commercially reasonable terms when acquisition opportunities arise. Furthermore, our and its ability to access the capital markets may be limited by our and its financial condition at such time as well as the covenants in our debt agreements, general economic conditions and contingencies or other uncertainties that are beyond our control. An inability to obtain the required or desired financing could significantly limit our ability to consummate future acquisitions and effectuate our growth strategy. If financing is available, it may be available only on terms that could significantly increase our interest expense, impose additional or more restrictive covenants and reduce cash available for distribution.

To the extent we are unable to finance growth with external sources of capital, the requirement in our OpCo’s limited liability company agreement to distribute all of its available cash and our current cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as businesses that reinvest all of their available cash to expand ongoing operations.

To the extent we issue additional shares, the payment of distributions on those additional shares may increase the risk that we will be unable to maintain or increase our cash distributions per share. There are no limitations in our partnership agreement on our ability to issue additional shares, including shares ranking senior to our Class A shares, and our shareholders (other than our Sponsors and their affiliates) will have no preemptive or other rights (solely as a result of their status as shareholders) to purchase any such additional shares. If we incur additional debt (under our revolving credit facility or otherwise) to finance our growth strategy, we will have increased interest expense, which in turn will reduce the available cash that we have to distribute to our Class A shareholders.

Even if we consummate acquisitions that we believe will be accretive to cash available for distribution per Class A share, those acquisitions may decrease the cash available for distribution per Class A share as a result of incorrect assumptions in our evaluation of such acquisitions, unforeseen consequences or other external events beyond our control.

The acquisition of existing solar energy projects involves the risk of overpaying for such projects (or not making acquisitions on an accretive basis) and failing to retain the customers of such projects. In addition, upon consummation of an acquisition, such acquisition will be subject to many of the risks set forth above in “—Risks Related to Our Business.” While we will perform due diligence on prospective acquisitions, we may not discover all potential risks, operational issues or other issues in such solar energy projects. In addition, in determining to acquire attractively priced operating solar energy systems, our general partner may be influenced by factors that could result in a misalignment or conflict of interest. Further, the integration and consolidation of acquisitions require substantial human, financial and other resources and, ultimately, our acquisitions may divert our management’s attention from our existing business concerns, disrupt our ongoing business or not be successfully integrated. Future acquisitions might not perform as expected or the returns from such acquisitions might not support the financing utilized to acquire them or maintain them. A failure to achieve the financial returns we expect when we acquire solar energy projects could have a material adverse effect on our ability to grow our business and make cash distributions to our Class A shareholders. Any failure of our acquired solar energy projects to be accretive or difficulty in integrating such acquisition into our business could have a material adverse effect on our ability to grow our business and make cash distributions to our Class A shareholders.

If we choose to acquire solar energy projects before COD in the future, we will be subject to risks associated with the acquisition of solar energy projects that remain under construction, which could result in our inability to complete construction projects on time or at all, and make solar energy projects too expensive to complete or cause the return on an investment to be less than expected.

As part of our acquisition strategy or if we need to qualify for tax incentives, we may choose to acquire other solar energy projects that have not yet commenced operations and remain under construction. There may be delays or unexpected developments in completing any future construction projects, which could cause the construction costs of these projects to exceed our expectations, result in substantial delays or prevent the project from commencing commercial operation. Various factors could contribute to construction-cost overruns, construction halts or delays or failure to commence commercial operation, including:

•	delays in obtaining, or the inability to obtain, necessary permits and licenses;

•	delays and increased costs related to the interconnection of new projects to the transmission system;

•	the inability to acquire or maintain land use and access rights;

•	the failure to receive contracted third-party services;

•	interruptions to dispatch at our projects;

•	supply interruptions;

•	work stoppages;

•	labor disputes;

•	weather interferences;

•	force majeure events;

•	changes in laws;

•	unforeseen engineering, environmental and geological problems, including discoveries of contamination, protected plant or animal species or habitat, archaeological or cultural resources or other environment-related factors;

•	unanticipated cost overruns in excess of budgeted contingencies; and

•	failure of contracting parties to perform under contracts, including the EPC provider.

In addition, where we have a relationship with a third party to complete construction of any construction project, we are subject to the viability and performance of the third party. Our inability to find a replacement contracting party, where the original contracting party has failed to perform, could result in the abandonment of the construction of such project, while we could remain obligated under other agreements associated with the project, including offtake agreements, which may result in a default or termination of such offtake agreement.

Any of these risks could cause our financial returns on these investments to be lower than expected or otherwise delay or prevent the completion of such projects or distribution of cash to us, or could cause us to operate below expected capacity or availability levels, which could have a material adverse effect on our ability to grow our business and make cash distributions to our Class A shareholders.

While we currently own only solar energy projects, we may acquire other sources of clean energy and other assets. Any future acquisition of non-renewable energy projects may present unforeseen challenges and result in a competitive disadvantage relative to our more-established competitors.

While we currently only own solar assets and our current growth strategy is only focused on acquiring solar assets, we may in the future choose to acquire other sources of clean energy and other assets, including contracted wind and natural gas, and other types of projects, including land and transmission projects. We may also choose to leverage advancements in technology such as energy storage and increasingly efficient modules to compete against existing renewable generation technologies. We may be unable to identify attractive acquisition opportunities or acquire such projects or technology at a price and on terms that are attractive. In addition, expanding beyond our current expertise may result in our Sponsors not having the level of experience, technical expertise, human resources management and other attributes necessary to operate such assets optimally, which could expose us to increased operating costs, unforeseen liabilities or risks including regulatory and environmental issues associated with entering new sectors of the energy industry, including requiring a disproportionate amount of our management’s attention and resources, which could have an adverse impact on our business and place us at a competitive disadvantage relative to more established market participants. A failure to successfully integrate such acquisitions with our then-existing projects as a result of unforeseen operational difficulties or otherwise, could have a material adverse effect on our ability to grow our business and make cash distributions to our Class A shareholders.

Risks Related to Regulations

Our projects may be adversely affected by legislative changes or a failure to comply with applicable energy regulations.

Certain of our Project Entities and offtake counterparties are subject to regulation by U.S. federal, state and local authorities. The wholesale sale of electric energy in the continental United States, other than certain areas in Texas, is subject to the jurisdiction of the U.S. Federal Energy Regulatory Commission, or FERC, and the ability of a Project Entity to charge the negotiated rates contained in its offtake agreement is subject to that project company’s maintenance of its general authorization from FERC to sell electricity at market-based rates or maintaining an exemption from such requirement. FERC may revoke a Project Entity’s market-based rate authorization if it determines that the Project Entity can exercise market power in transmission or generation, create barriers to entry or has engaged in abusive affiliate transactions. The negotiated rates entered into under the Project Entities’ offtake agreements could be changed by FERC if it determined such change is in the public interest. While this threshold public interest determination would require extraordinary circumstances under FERC precedent, if FERC decreases the prices paid to us for energy delivered under any of our offtake agreements, our revenues could be below our projections and our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders could be materially adversely affected.

Our Project Entities, with the exception of our DG Solar projects, are subject to the mandatory reliability standards of the North American Electric Reliability Corporation, or NERC. The NERC reliability standards are a series of requirements that relate to maintaining the reliability of the North American bulk electric system and cover a wide variety of topics including physical and cybersecurity of critical assets, information protocols, frequency and voltage standards, testing, documentation and outage management. If we fail to comply with these standards, we could be subject to sanctions, including substantial monetary penalties. Although our Utility Project Entities are not subject to state utility rate regulation because they sell energy exclusively on a wholesale basis, we are subject to other state regulations that may affect our projects’ sale of energy and operations. Changes in state regulatory treatment are unpredictable and could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

With few material federal regulatory policies driving the growth of renewable energy, each U.S. state has its own renewable energy regulations and policies. Renewable energy developers must anticipate the future policy direction in each state and province and secure viable projects before they can bid to procure an offtake agreement or other contract through often highly competitive auctions. A failure to anticipate accurately the future policy direction in a jurisdiction or to secure viable projects could have a material adverse effect on our ability to grow our business and make cash distributions to our Class A shareholders.

The structure of the industry and regulation in the United States is currently, and may continue to be, subject to challenges and restructuring proposals. Additional regulatory approvals may be required due to changes in law or for other reasons. We expect the laws and regulation applicable to our business and the energy industry generally to be in a state of transition for the foreseeable future. Changes in such laws and regulations could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

As a result of the FPA and FERC’s regulations of transfers of control over public utilities, an investor could be required to obtain FERC approval to acquire shares that would give the investor and its affiliates indirect ownership of 10% or more in our Project Entities.

Some of our Project Entities are “public utilities” as defined in the U.S. Federal Power Act, or FPA. Any transfer of direct or indirect control over them requires pre-approval by FERC under FPA Section 203, either under existing blanket authorizations or by application. A violation of FPA Section 203 by us as the seller, or an investor as the purchaser of our voting securities, could subject the party in violation to civil or criminal penalties under the FPA, including civil penalties of up to $1 million per day per violation and other possible sanctions imposed by FERC under the FPA. FERC generally presumes that a direct or indirect holder of 10% or more of a public utility’s voting securities controls the public utility.

We will submit an application to FERC requesting a declaratory order under FPA Section 203 determining that our shares are passive, non-voting securities that will not allow any shareholders to exercise control over our public utility subsidiaries. Unless and until FERC grants our application, we will include restrictions in our partnership agreement under which an investor and its affiliates that acquire 10% or more of our shares will lose their voting rights. If FERC grants our application, the 10% restriction will automatically increase to 20%.

Our DG Solar business depends in part on the regulatory treatment of third-party owned solar energy systems.

Although we own the underlying solar energy systems of our DG Solar Projects, because we lease such systems to our residential DG Solar customers, their DG Solar offtake agreements are considered third-party ownership arrangements. Therefore, DG Solar customers are considered non-owner third parties. Sales of electricity by third parties face regulatory challenges in some U.S. states and jurisdictions. Other challenges pertain to whether third-party owned solar energy systems qualify for the same levels of rebates or other non-tax incentives available for customer-owned solar energy systems and whether third-party owned solar energy systems are eligible at all for these incentives. Reductions in, eliminations of, or rebates or incentives for these third-party ownership arrangements could reduce demand for our solar energy systems, adversely impact our access to capital and could cause us to increase the price we charge our customers for energy.

A failure to comply with laws and regulations relating to our interactions with current or prospective residential customers could result in negative publicity, claims, investigations, and litigation, and adversely affect our financial performance.

A segment of our business focuses on transactions with residential customers. We must comply with numerous federal, state and local laws and regulations that govern matters relating to our interactions with residential consumers, including those pertaining to privacy and data security, consumer financial and credit transactions, home improvement contracts, warranties and door-to-door solicitation. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state and local legislative and regulatory bodies may expand current laws or regulations, or enact new laws and regulations, regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we do business, acquire customers, and manage and use information we collect from and about current and prospective customers and the costs associated therewith. We strive to comply with all applicable laws and regulations relating to our interactions with residential customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Our non-compliance with any such law or regulations could also expose the company to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business. We have incurred, and will continue to incur, significant expenses to comply with such laws and regulations, and increased regulation of matters relating to our interactions with residential consumers could require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition and results of operations.

In addition, we are subject to federal, state and international laws relating to the collection, use, retention, security and transfer of personal information of our customers. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between one company and its subsidiaries, and among the subsidiaries and other parties with which we have commercial relations. Several jurisdictions have passed new laws in this area, and other jurisdictions are considering imposing additional restrictions. These laws continue to develop and may be inconsistent from jurisdiction to jurisdiction. Complying with emerging and changing requirements may cause us to incur costs or require us to change our business practices. A failure by us, our suppliers or other parties with whom we do business to comply with a posted privacy policies or with other federal, state or international privacy-related or data protection laws and regulations could result in proceedings against us by governmental entities or others, which could have a detrimental effect on our business, results of operations and financial condition.

We could be adversely affected by any violations of the U.S. Foreign Corrupt Practices Act and foreign anti-bribery laws.

The U.S. Foreign Corrupt Practices Act generally prohibits companies and their intermediaries from making improper payments to non-U.S. government officials for the purpose of obtaining or retaining business. We plan to implement policies mandating compliance with these anti-bribery laws. We currently only operate in the United States. However, we may acquire businesses outside of the United States and operate in parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. In addition, due to the level of regulation in our industry, our entry into new jurisdictions through internal growth or acquisitions requires substantial government contact where norms can differ from U.S. standards. While we will implement policies and procedures and conduct training designed to facilitate compliance with these anti-bribery laws, thereby mitigating the risk of violations of such laws, our employees, subcontractors and agents may take actions in violation of our policies and anti-bribery laws. Any such violation, even if prohibited by our policies, could subject us to criminal or civil penalties or other sanctions, which could have a material adverse effect on our business, financial condition, cash flows and reputation.

Risks Related to Our Project Agreements

We rely on a limited number of offtake counterparties and we are exposed to the risk that they are unwilling or unable to fulfill their contractual obligations to us or that they otherwise terminate their offtake agreements with us.

In most instances, we sell the energy generated by each of our utility and C&I scale projects to a single counterparty under a long-term offtake agreement. We expect that these offtake agreements will be the primary source of cash flows for these projects. Thus, the actions of even one offtake counterparty may cause material variability of our overall revenue, profitability and cash flows that are difficult to predict. Similarly, significant portions of our credit risk may be concentrated among a limited number of offtake counterparties and the failure of even one of these key offtake counterparties to pay its obligations to us could significantly impact our business and financial results. We expect our largest offtake counterparties, which are Southern California Edison and San Diego Gas & Electric, to account

for an aggregate of between approximately   % and   % of the net generation of our Initial Portfolio and an aggregate of between approximately   % and   % of our EBITDA for the twelve-month period ending August 31, 2016, and an aggregate of between approximately   % and   % of the net generation of our Initial Portfolio and an aggregate of between approximately   % and   % of our EBITDA for the twelve-month period ending August 31, 2017. Our customers in our residential projects lease solar energy systems from us under long-term lease agreements. The lease terms are typically for 20 years, and require the customer to make monthly payments to us. Accordingly, we are subject to the credit risk of our customers. The average FICO score of our customers was approximately 765 at the time of initial contract. The risk of customer defaults may increase as we grow our portfolio of residential projects. Any or all of our offtake counterparties may fail to fulfill their obligations under their offtake agreements with us, whether as a result of the occurrence of any of the following factors or otherwise:

•	specified events beyond our control or the control of an offtake counterparty may temporarily or permanently excuse the offtake counterparty from its obligation to accept and pay for delivery of energy generated by a utility project. These events could include a system emergency, transmission failure or curtailment, adverse weather conditions or labor disputes;

•	the ability of our offtake counterparties to fulfill their contractual obligations to us depends on their creditworthiness. We are exposed to the credit risk of our offtake counterparties over an extended period of time due to the long-term nature of our offtake agreements with them. These customers could become subject to insolvency or liquidation proceedings or otherwise suffer a deterioration of their creditworthiness when they have not yet paid for energy delivered, any of which could result in underpayment or nonpayment under such agreements; and

•	a default or failure by us to satisfy minimum energy delivery requirements or in mechanical availability levels under our offtake agreements could result in damage payments to the offtake counterparty or termination of the applicable offtake agreement.

If our offtake counterparties are unwilling or unable to fulfill their contractual obligations to us, or if they otherwise terminate such offtake agreements prior to their expiration, we may not be able to recover contractual payments and commitments due to us. Since the number of utility and C&I customers is limited, we may be unable to find a new energy purchaser on similar or favorable terms or at all. In some cases, there currently is no economical alternative counterparty to the original offtake counterparty. The loss of or a reduction in sales to any of our offtake counterparties could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

We may not be able to extend, renew or replace expiring or terminated offtake agreements at favorable rates or on a long-term basis.

As of December 31, 2014, the weighted average remaining life of offtake agreements across our Initial Portfolio was 21.3 years. Our ability to extend, renew or replace our existing offtake agreements depends on a number of factors beyond our control, including:

•	whether the offtake counterparty has a continued need for energy at the time of expiration, which could be affected by, among other things, the presence or absence of governmental incentives or mandates, prevailing market prices, and the availability of other energy sources;

•	the satisfactory performance of our delivery obligations under such offtake agreements;

•	the regulatory environment applicable to our offtake counterparties at the time;

•	macroeconomic factors present at the time, such as population, business trends and related energy demand; and

•	the effects of regulation on the contracting practices of our offtake counterparties.

If we are not able to extend, renew or replace on acceptable terms existing utility offtake agreements before contract expiration, or if such agreements are otherwise terminated in accordance with their terms prior to their expiration, we may be forced to sell the energy on an uncontracted basis at prevailing market prices, which could be materially lower than we received under the offtake agreement. Alternatively, if there is no market for a project’s uncontracted energy or we lose access to or the right to occupy and use the land on which a project sits, we may be required to decommission the project before the end of its useful life. Additionally, if we are not able to extend or renew our DG Solar offtake agreements before contract expiration, or if such agreements are otherwise terminated in accordance with their terms prior to expiration, we will lose all revenue with respect to such projects. Any failure to extend or replace a significant portion of our existing offtake agreements, or extending, renewing or replacing them at lower prices or with other unfavorable terms could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

Certain of the offtake agreements in our Initial Portfolio and offtake agreements that we may enter into in the future contain or may contain provisions that allow the offtake counterparty to terminate the agreement or buyout all or a portion of the asset upon the occurrence of certain events. If these provisions are exercised and we are unable to enter into an offtake agreement on similar terms, in the case of a termination, or find suitable replacement assets to invest in, in the case of a buyout, our cash available for distribution could materially decline.

Certain of the offtake agreements in our Initial Portfolio and offtake agreements that we may enter into in the future allow or may allow the offtake counterparty to purchase all or a portion of the applicable asset from us. For example, pursuant to the offtake agreements for several of our solar assets, the offtake counterparty has the option to either (i) purchase the applicable solar energy system, no earlier than year 6 after COD of the system, and for a purchase price equal to the greater of a value specified in the contact or the fair market value of the asset determined at the time of exercise of the purchase option or (ii) pay an early termination fee as specified in the contract, terminate the contact and require the project company owned by us to remove the applicable solar energy system from the site. If the offtake counterparty of the asset exercises its right to purchase the asset or terminate the offtake agreement, we would need to reinvest the proceeds from the sale or termination payment in one or more assets with similar economic attributes to maintain our cash available for distribution. If we were unable to locate and acquire suitable replacement assets in a timely manner, it could have a material adverse effect on our business, financial condition, results of operations and cash available for distribution to our Class A shareholders.

In addition, some of the offtake agreements in our Initial Portfolio and offtake agreements we may enter into in the future allow or may allow the offtake counterparty to terminate the offtake agreement in the event certain operating thresholds or performance measures are not achieved within specified time periods. In the event an offtake agreement for one or more of our assets is terminated under such provisions, it could materially and adversely affect our results of operations and cash available for distribution until we are able to replace the offtake agreement on similar terms. We cannot provide any assurance that offtake agreements containing such provisions will not be terminated or, in the event of termination, we will be able to enter into a replacement offtake agreement. Furthermore, any replacement offtake agreement may be on terms less favorable to us than the offtake agreement that was terminated.

Risks Related to Our Financial Activities

Our level of indebtedness or restrictions in the new credit facilities of OpCo could adversely affect our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

Upon the completion of this offering, OpCo will enter into a $         million revolving credit facility under which no amounts will be drawn at the closing of this offering and a $         million term loan. In the future, we may significantly increase our debt to fund our operations or future acquisitions. These new credit facilities and any future facilities will contain various covenants and restrictive provisions that will limit OpCo’s ability to, among other things:

•	incur or guarantee additional debt;

•	make distributions on or redeem or repurchase OpCo common units;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of projects.

In addition, OpCo’s debt could have important negative consequences on our financial conditions, including:

•	restricting the ability of OpCo’s subsidiaries to make certain distributions to OpCo, OpCo’s ability to make certain distributions to us and our ability to make certain distributions with respect to our Class A shares in light of restricted payment and other financial covenants in OpCo’s credit facilities;

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of OpCo’s cash flow from operations to be dedicated to the payment of principal and interest on its indebtedness, therefore reducing its ability to pay distributions to us and our ability to pay distributions to our Class A shareholders or to use OpCo’s cash flow to fund operations, capital expenditures and future business opportunities;

•	limiting our ability to enter into long-term offtake agreements because such offtake agreements require credit support which may not be permitted under our financing arrangements;

•	limiting our ability to enter into power interconnection agreements, which typically require credit support, which may not be permitted under our financing arrangements, for the construction of interconnection facilities and network upgrades to the transmission grid;

•	limiting our ability to fund operations or future acquisitions;

•	exposing us to the risk of increased interest rates because certain of OpCo’s borrowings are at variable rates of interest;

•	limiting our ability to obtain additional financing for working capital, including collateral postings, capital expenditures, debt service requirements, acquisitions and general or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have less debt.

The new credit facilities also will contain covenants requiring OpCo to maintain certain financial ratios, including as a condition to making cash distributions to us and its other unitholders. OpCo’s ability to meet those financial ratios and tests can be affected by events beyond our control, and it may be unable to meet those ratios and tests and therefore may be unable to make cash distributions to its unitholders including us. As a result, we may be unable to make distributions to our Class A shareholders. In addition, the new credit facilities will contain events of default customary for transactions of this nature, including the occurrence of a change of control.

The provisions of the new credit facilities may affect our ability to pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. A failure to comply with the provisions of the new credit facilities could result in an event of default, which could enable the lenders to declare, subject to the terms and conditions of the applicable credit facilities, any outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable and entitle lenders to enforce their security interest. If the payment of the debt is accelerated, the revenue from the projects may be insufficient to repay such debt in full, lenders could enforce their security interest and our Class A shareholders could experience a partial or total loss of their investment.

In addition, a high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, commodity prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our Class A shares or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors and Trends Affecting Our Business—Liquidity and Capital Resources.”

Risks Related to Our Relationship with Our Sponsors

Since the economic and management rights of First Solar and SunPower are impacted by the performance of our business in different ways, First Solar and SunPower may fail to agree on our management, which could adversely affect our ability to execute our business plan.

From the closing of this offering until November 30, 2019, our Sponsors will each own (i) 50% of the economic interests of Holdings, which represent the incentive distribution rights, and (ii) 50% of the management interests of Holdings, which represent the right to govern Holdings and our general partner. In addition, each of our Sponsors has certain rights to appoint the directors of our general partner and to nominate the officers of our general partner for approval by the board of our general partner. Beginning after November 30, 2019, the economic interests of our Sponsors are subject to adjustment annually based on the relative performance of each Sponsor’s Project Entities and any additional assets contributed to OpCo by such Sponsor against the performance of all Project Entities held by OpCo. If, after the adjustment to a Sponsor’s economic interests, such Sponsor has held at least     % of the economic interests for at least two consecutive fiscal years, then such Sponsor shall have the option to require the other Sponsor to transfer part of its management interest to such Sponsor; thereby effectively giving such Sponsor management control. In addition, after November 30, 2019, payments on the economic interests of Holdings to our Sponsors are subject to an annual reallocation among the Sponsors based on the relative performance of the assets contributed by each Sponsor compared to the projected performance of such assets at the time of contribution. Each Sponsor can also lose its right to appoint directors and officers of our general partner in the event such Sponsor (i) holds less than     % of the economic interests for the three previous fiscal years or (ii) if, in each of such three fiscal years, the cash generated and distributed, subject to certain exclusions, by one Sponsor’s Project Entities and any additional assets contributed by such Sponsor to OpCo prior to the end of the most recent fiscal year is less than     % of the cash generated and distributed, subject to certain exclusions, by both Sponsors’ Project Entities and any additional assets contributed by both Sponsors to OpCo prior to the end of the most recent fiscal year. In addition, in the event our Sponsors cannot agree on a management decision after a required negotiation period, either Sponsor can initiate a process that will result in the purchase by one Sponsor of the other Sponsor’s interests in Holdings or a sale to a third party. A shift in control to one of our Sponsors could result in significant changes to our business plan, results of operations, financial condition and growth prospects.

While these provisions are intended to incentivize our Sponsors to contribute high-performing assets to us, they also cause our Sponsors to have differently aligned interests in us, which could cause them to disagree on certain management decisions, including the timing, selection, cost and financing of acquisitions. While our Sponsors are under no obligation to provide us additional acquisition opportunities, we expect our Sponsors will be our primary source for the acquisition of additional solar energy projects in the future. If our Sponsors do not agree on their management of us, one or both of them may choose not to offer us additional future solar energy projects which could have a material adverse effect on our ability to grow our business and make distributions to our Class A shareholders.

Our general partner and its affiliates, including our Sponsors, have conflicts of interest with us and limited duties to us and our Class A shareholders, and they may favor their own interests to the detriment of us and our Class A shareholders.

Following this offering, our Sponsors will indirectly own and control our general partner and will appoint all of our general partner’s officers and directors. All of our general partner’s executive officers and a majority of our general partner’s initial directors also will be officers of our Sponsors. Conflicts of interest exist and may arise as a result of the relationships between our general partner and its affiliates, including our Sponsors, on the one hand, and us and our shareholders, on the other hand. Although our general partner has a duty to manage us in a manner beneficial to us and our shareholders, our general partner’s directors and officers have fiduciary duties to manage our general partner in a manner beneficial to its owner, Holdings, which is owned by our Sponsors. In addition, under the Management Services Agreements, First Solar and SunPower will each provide certain services or arrange for certain services to be provided to us, including with respect to carrying out our day-to-day management and providing individuals to act as our general partner’s executive officers. These same executive officers may help our general partner’s board of directors evaluate potential acquisition opportunities presented by First Solar under the First Solar ROFO Agreement and SunPower under the SunPower ROFO Agreement.

In resolving such conflicts of interest, our general partner may favor its own interests and the interests of its affiliates, including our Sponsors, over the interests of our shareholders. These conflicts include the following situations, among others:

•	none of our partnership agreement, the Management Services Agreements or any other agreement requires First Solar, SunPower or their affiliates to pursue a business strategy that favors us or uses our projects or dictates what markets to pursue or grow. First Solar’s and SunPower’s directors and officers have a fiduciary duty to make these decisions in the best interests of First Solar and SunPower, respectively, which may be contrary to our interests;

•	contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and may not be the result of arm’s-length negotiations;

•	our general partner’s affiliates are not limited in their ability to compete with us and neither our general partner nor its affiliates have any obligation to present business opportunities to us except for the First Solar ROFO Projects and the SunPower ROFO Projects if they decide to sell the projects under the related ROFO Agreements during the term of such agreements;

•	our general partner is allowed to take into account the interests of parties other than us, such as First Solar and SunPower, in resolving conflicts of interest;

•	we do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates, including First Solar and SunPower. The officers of our general partner will also devote significant time to the business of First Solar and SunPower and will be compensated by First Solar and SunPower accordingly, as applicable;

•	our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties and limits our general partner’s liabilities and the remedies available to our shareholders for actions that, without these limitations, might constitute breaches of fiduciary duty under applicable Delaware law;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without shareholder approval;

•	actions taken by our general partner may affect the amount of cash available to pay distributions to our Class A shareholders;

•	our general partner determines which costs incurred by it are reimbursable by us;

•	we reimburse our general partner and its affiliates for expenses;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our Class A shares are subject to our general partner’s limited call right;

•	our general partner controls the enforcement of the obligations that it and its affiliates owe to us, including First Solar’s obligations under the First Solar ROFO Agreement and SunPower’s obligations under the SunPower ROFO Agreement and our Sponsors’ other commercial agreements with us; and

•	we may choose not to retain counsel, independent accountants or other advisors separate from those retained by our general partner to perform services for us or for the holders of our Class A shares.

Please read “Conflicts of Interests and Duties.”

A decision by our general partner to favor its own interests and the interests of our Sponsors over our interests and the interests of our shareholders could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

Our Sponsors and other affiliates of our general partner are not restricted in their ability to compete with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. Affiliates of our general partner, including our Sponsors, and their subsidiaries, are not prohibited, including under the Management Services Agreements, from owning solar energy projects or engaging in businesses that compete directly or indirectly with us. Our Sponsors currently hold interests in, and may make investments in and purchases of, entities that acquire, own and operate other power generators. Our Sponsors will be under no obligation to make any acquisition opportunities available to OpCo, other than under the First Solar ROFO Agreement and the SunPower ROFO Agreement.

Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors and our Sponsors. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and holders of our Class A shares.

If our Sponsors terminate their respective services agreements with us or either of them defaults in the performance of its obligations thereunder, we may be unable to contract with a substitute service provider on similar terms, or at all.

We will rely on our Sponsors to provide us with administrative and management services under the Management Services Agreements and will not have independent executive or senior management personnel. Under these agreements, certain of our Sponsors’ employees will provide services to us. These services will not be the primary responsibility of these employees, nor will these employees be required to act for us alone. The Management Services Agreements will not require our Sponsors to engage any specific individuals for purposes of providing services to us and our Sponsors will have the discretion to determine which of their respective employees will perform the services required to be provided to us. Each of the Management Services Agreements will provide that First Solar and SunPower, respectively, may terminate the applicable agreement upon 30 days prior written notice of termination to us if we default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to First Solar, SunPower or any of their respective affiliates other than our subsidiaries and us, and the default continues unremedied for a period of 60 days after written notice of the breach is given to us upon the happening of certain events relating to the bankruptcy or insolvency of OpCo, us or certain OpCo’s subsidiaries, or if First Solar and SunPower cease to control us. If either First Solar or SunPower terminates its Management Services Agreement or if either of them defaults in the performance of its obligations thereunder, we may be unable to contract with a substitute service provider on similar terms or at all, and the costs of substituting service providers may be substantial. In addition, our Sponsors are familiar with our projects and, as a result, our Sponsors have certain synergies with us. Substitute service providers would lack such synergies and may not be able to provide the same level of service to us. If we cannot locate a service provider that is able to provide us with substantially similar services as our Sponsors provide under the Management Services Agreements on similar terms, it would likely have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

In addition, we will depend on our Sponsors to provide a substantial portion of the services required for the operation and maintenance and the administration and management of our projects. Our Sponsors may not perform their services as, when and where required. Additionally, in the event that our Sponsors have a dispute, they have agreed to a resolution provision that could ultimately eliminate the ownership of one or both of our Sponsors, allowing such Sponsor(s) to terminate any agreements under which they provide operation and maintenance or administration and management services to us. To the extent that First Solar or SunPower do not fulfill their obligations to manage operations of our projects, are not effective in doing so or terminate the agreements governing such services, we may not be able to enter into replacement agreements on favorable terms, or at all. If we are unable to enter into long-term replacement agreements to provide for operation and maintenance and the administration and management of our projects and other required services, we would seek to purchase the related services under short-term agreements, exposing us to market price volatility. The failure of First Solar or

SunPower to fulfill its contractual obligations to us could have a material adverse effect on our business, financial condition, results of operations and cash available for distribution to our Class A shareholders.

Our arrangements with our Sponsors limit their liability, and we have agreed to indemnify our Sponsors against claims that they may face in connection with such arrangements, which may lead our Sponsors to assume greater risks when making decisions relating to us than they otherwise would if acting solely for their own account.

Under the Management Services Agreements, our Sponsors and their affiliates will not assume any responsibility other than to provide or arrange for the provision of the services described in the applicable Management Services Agreement in good faith. Additionally, under the Management Services Agreements, the liability of our Sponsors and their affiliates will be limited to the fullest extent permitted by law to conduct involving bad faith, fraud, willful misconduct or recklessness or, in the case of a criminal matter, to action that was known to have been unlawful. We will agree to indemnify our Sponsors and their affiliates to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses incurred by an indemnified person or threatened in connection with our operations, investments and activities or in respect of or arising from the Management Services Agreements or the services provided by our Sponsors and their affiliates, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the conduct in respect of which such persons have liability as described above. Additionally, the maximum amount of the aggregate liability of our Sponsors or any of their affiliates in providing services under the Management Services Agreements or of any director, officer, employee, agent or other representative of our Sponsors or any of their affiliates, will be equal to the aggregate amount of the management fee received by the applicable Sponsor in the most recent calendar year. These protections may result in our Sponsors and their affiliates tolerating greater risks when making decisions than otherwise would be the case, including when determining whether to use leverage in connection with acquisitions. The indemnification arrangements to which our Sponsors and their affiliates are a party may also give rise to legal claims for indemnification, which could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

The credit and risk profile of our general partner and its owners, our Sponsors, could adversely affect our credit ratings and risk profile, which could increase our borrowing costs or hinder our ability to raise capital.

The credit and business risk profiles of our general partner and our Sponsors may be considered in credit evaluations of us because our general partner, which is owned by our Sponsors, controls our business activities, including our and OpCo’s cash distribution policy and growth strategy. Any adverse change in the financial condition of First Solar or SunPower, including the degree of its financial leverage and its dependence on cash flows from us to service its indebtedness, may adversely affect our credit ratings and risk profile.

If we were to seek a credit rating, our credit rating may be adversely affected by the leverage of our general partner, First Solar or SunPower, as credit rating agencies such as Standard & Poor’s Ratings Services, Moody’s Investors Service and Fitch Ratings, Inc. may consider the leverage and credit profile of First Solar or SunPower because of their ownership interests in and control of us. Any adverse effect on our credit rating would increase our cost of borrowing or hinder our ability to raise financing in the capital markets, which could have a material adverse effect on our business, financial condition, results of operations and ability to make cash distributions to our Class A shareholders.

Risks Related to this Offering and Ownership of Our Class A Shares

Holders of our Class A shares have limited voting rights and are not entitled to elect our general partner or its directors.

Unlike the holders of common stock in a corporation, our shareholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Our shareholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. Rather, the board of directors of our general partner will be appointed by our Sponsors, indirectly through their ownership of Holdings. Furthermore, if our shareholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. As a result of these limitations, the price at which the Class A shares will trade could be diminished because of the absence or reduction of a takeover premium in the trading price. Our partnership agreement also contains provisions limiting the ability of shareholders to call meetings or to acquire information about our operations, as well as other provisions limiting the shareholders’ ability to influence the manner or direction of management.

Our partnership agreement restricts the remedies available to holders of our Class A shares for actions taken by our general partner that might otherwise constitute breaches of fiduciary duties.

Our partnership agreement contains provisions that restrict the remedies available to shareholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duties under state fiduciary duty law. For example, our partnership agreement provides that:

•	whenever our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) makes a determination or takes, or declines to take, any other action in their respective capacities, our general partner, the board of directors of our general partner and any committee thereof (including the conflicts committee), as applicable, is required to make such determination, or take or decline to take such other action, in good faith, meaning that it subjectively believed that the decision was in the best interests of, or not adverse to, our partnership, and, except as specifically provided by our partnership agreement, will not be subject to any other or different standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	our general partner will not have any liability to us or our shareholders for decisions made in its capacity as a general partner so long as such decisions are made in good faith;

•	our general partner and its officers and directors will not be liable for monetary damages to us or our shareholders resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	our general partner will not be in breach of its obligations under the partnership agreement (including any duties to us or our shareholders) if a transaction with an affiliate or the resolution of a conflict of interest is:

•	approved by the conflicts committee of our general partner’s board of directors, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding shares, excluding any shares owned by our general partner and its affiliates;

•	determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner or the conflicts committee must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our shareholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest satisfies either of the standards set forth in the third and fourth subbullets above, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Conflicts of Interest and Duties.”

Our partnership agreement restricts the voting rights of shareholders owning 10% or more of any class of shares then outstanding.

Shareholders’ voting rights are further restricted by a provision of our partnership agreement providing that any shares held by a person that owns 10% (20% if our FERC application is approved) or more of any class of shares then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such shares with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our Class A shares with contractual standards governing its duties.

Our partnership agreement contains provisions that eliminate the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law and replace those standards with several different contractual standards. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, free of any duties to us and our shareholders. This provision entitles our general partner and its affiliates to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our shareholders. Examples of decisions that our general partner and its affiliates may make in their individual capacities include:

•	how to allocate corporate opportunities among us and its affiliates;

•	whether to exercise its limited call right, preemptive rights or registration rights;

•	whether to seek approval of the resolution of a conflict of interest by the conflicts committee of the board of directors of our general partner;

•	how to exercise its voting rights with respect to the units it or its affiliates own in OpCo and us;

•	whether to exchange its OpCo common units for our Class A shares; and

•	whether to consent to any merger, consolidation or conversion of us or OpCo or to an amendment to our partnership agreement or the OpCo limited liability company agreement.

These decisions may be made by the owner of our general partner. At the time of this offering, Holdings, which is owned by our Sponsors, is the owner of our general partner.

By purchasing a Class A share, a Class A shareholder becomes bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Duties—Duties of Our General Partner.”

Our general partner interest or the control of our general partner may be transferred to a third party without shareholder consent.

Our partnership agreement does not restrict the ability of Holdings to transfer all or a portion of its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own designees and thereby exert significant control over the decisions made by the board of directors and officers.

The incentive distribution rights of our Sponsors, through Holdings, may be transferred to a third party without shareholder consent.

Our Sponsors may cause Holdings to transfer its incentive distribution rights to a third party at any time without the consent of our shareholders. If our Sponsors transfers their incentive distribution rights to a third party, they will have less incentive to support the growth of our partnership and an increase in our distributions. A transfer of incentive distribution rights by our Sponsors could reduce the likelihood of First Solar or SunPower selling or contributing additional solar energy projects to us, which in turn would impact our ability to grow our portfolio.

Our Sponsors, through Holdings, or any transferee holding a majority of the incentive distribution rights, may elect to cause OpCo to issue common units to Holdings in connection with a resetting of the target distribution levels related to the incentive distribution rights, without the approval of the conflicts committee of our general partner or our shareholders. This election may result in lower distributions to our Class A shareholders in certain situations.

The holder or holders of a majority of the incentive distribution rights, which is initially our Sponsors through Holdings, have the right, at any time when there are no OpCo subordinated units outstanding and the holders have received incentive distributions at the highest level to which they are entitled (200%) for each of the prior four consecutive fiscal quarters (and the aggregate amounts distributed in respect of such four-quarter period did not exceed adjusted operating surplus for such four-quarter period), to reset the minimum quarterly distribution and the initial target distribution levels at higher levels based on our cash distribution at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution per unit for the two fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution. Our Sponsors have the right to transfer the incentive distribution rights at any time, in whole or in part, and any transferee holding a majority of the incentive distribution rights shall have the same rights as our Sponsors with respect to resetting target distributions.

In the event of a reset of the minimum quarterly distribution and the target distribution levels, the holders of the incentive distribution rights will be entitled to receive, in the aggregate, the number of OpCo’s common units equal to that number of OpCo common units which would have entitled the holders to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions on the incentive distribution rights in the prior two quarters. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal expansion projects that would not otherwise be sufficiently accretive to cash distributions per OpCo common unit. It is possible, however, that our Sponsors or a transferee could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may therefore desire to be issued OpCo common units rather than retain the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved in the then-current business environment. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our Class A shareholders to experience reduction in the amount of cash distributions that they would have otherwise received had we not issued Class A shares to our general partner in connection with resetting the target distribution levels. Please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Holdings’ Right to Reset Incentive Distribution Levels.”

Even if holders of our Class A shares are dissatisfied, they cannot initially remove our general partner without its consent.

Shareholders will be unable initially to remove our general partner or OpCo’s managing member without its consent because our general partner and its affiliates will own sufficient shares upon completion of the offering to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding shares (including shares owned by our general partner and its affiliates, including our Sponsors) is required to remove our general partner. Upon completion of this offering, our general partner and its affiliates, including our Sponsors, will own     % of our Class B shares (or     % of our Class B shares, if the underwriters exercise their option to purchase additional Class A shares). In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the Class A shares and a majority of the Class B shares, voting as separate classes. This will provide Holdings the ability to prevent the removal of our general partner.

Furthermore, shareholders’ voting rights are further restricted by the partnership agreement provision providing that any shares held by a person that owns 10% (20% if our FERC application is approved) or more of any class of shares then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such shares with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Our partnership agreement also contains provisions limiting the ability of shareholders to call meetings or to acquire information about our operations, as well as other provisions limiting the shareholders’ ability to influence the manner or direction of management.

Class A shareholders will experience immediate and substantial dilution in as adjusted net tangible book value of $         per Class A share.

The assumed initial public offering price of $         per Class A share (the midpoint of the price range set forth on the cover page of this prospectus) exceeds as adjusted net tangible book value of $         per Class A share. Based on the assumed initial public offering price of $         per Class A share, shareholders will incur immediate and substantial dilution of $         per Class A share. This dilution results primarily because some of the assets contributed to us by affiliates of SunPower are recorded at their historical cost in accordance with U.S. GAAP, and not their fair value. Please read “Dilution.”

We may issue additional Class A shares or other partnership interests without shareholder approval, which would dilute shareholder interests.

At any time, we may issue an unlimited number of limited partner interests of any type without the approval of our shareholders, and our shareholders will have no preemptive or other rights (solely as a result of their status as shareholders) to purchase any such limited partner interests. Further, there are no limitations in our partnership agreement on our ability to issue equity securities that rank equal or senior to our Class A shares as to distributions or in liquidation or that have special voting rights and other rights. The issuance by us of additional Class A shares or other equity securities of equal or senior rank will have the following effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	the amount of cash we have available to distribute on each Class A share may decrease;

•	because a lower percentage of total outstanding OpCo units will be OpCo subordinated units, the risk that a shortfall in payment of the minimum quarterly distribution will be borne by OpCo’s common unitholders, including 8point3 Partners, will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding share may be diminished; and

•	the market price of our Class A shares may decline.

Our general partner has a limited call right that may require you to sell your Class A shares at an undesirable time or price.

If at any time our general partner and its affiliates, including our Sponsors, own more than     % of our then-outstanding Class A shares on a fully-diluted basis (or OpCo common units convertible into such ownership percentage), our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the Class A shares held by unaffiliated persons at a price not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your Class A shares at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your shares. At the completion of this offering, our general partner and its affiliates will own approximately     % of our Class A shares. At the end of the subordination period (which could occur as early as                     , 2016), assuming no additional issuances of Class A shares by us, our general partner and its affiliates will own OpCo common units convertible into approximately     % of our outstanding Class A shares and therefore would not be able to exercise the call right at that time. For additional information about our general partner’s call right, please read “Material Provisions of the 8point3 Partners Partnership Agreement—Limited Call Right.”

Reimbursements and fees owed to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution. The amount and timing of such reimbursements and fees will be determined by our general partner and there are no limits on the amount that OpCo may be required to pay.

Under the OpCo limited liability company agreement, prior to making any distributions on OpCo’s common units, OpCo will reimburse our general partner and its affiliates, including 8point3 Partners, for out-of-pocket expenses they incur and payments they make on our behalf, which we expect to be approximately $             million for the twelve-month period ending August 31, 2016. OpCo will also pay certain fees and reimbursements under the Management Services Agreements prior to making any distributions on OpCo’s common units, which we expect to be approximately $1.7 million for the twelve-month period ending August 31, 2016. The reimbursement of expenses and certain payments made under credit support arrangements and payment of fees, if any, to our general partner and its affiliates will reduce the amount of available cash OpCo has to pay cash distributions to us and the amount that we have available to pay distributions to our Class A shareholders. Under the OpCo limited liability company agreement, there is no limit on the fees and expense reimbursements OpCo may be required to pay. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Our general partner’s discretion in establishing cash reserves may reduce the amount of available cash.

Our partnership agreement and the OpCo limited liability company agreement require OpCo’s managing member to deduct from operating surplus cash reserves that it determines are necessary to fund future operating expenditures. In addition, our partnership agreement and the OpCo limited liability company agreement permits our general partner to reduce available cash by establishing cash reserves for the proper conduct of business, to comply with applicable law or agreements to which we or our subsidiaries are a party or to provide funds for future distributions to OpCo’s members and our partners. These cash reserves will affect the amount of cash distributed by OpCo and the amount of cash available for distribution to our Class A shareholders.

We and OpCo can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

Our partnership agreement and the OpCo limited liability company agreement allow us to make working capital borrowings to pay distributions to our Class A shareholders or OpCo’s unitholders. Accordingly, if we or OpCo have available borrowing capacity, we or OpCo can make distributions on our Class A shares or OpCo’s common and subordinated units, as applicable, even though cash generated by our operations may not be sufficient to pay such distributions. Any working capital borrowings by us or OpCo to make distributions will reduce the amount of working capital borrowings we or OpCo can make for operations. For more information, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors and Trends Affecting Our Business—Liquidity and Capital Resources.”

Increases in interest rates could adversely impact the price of our Class A shares, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

Interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our share price is impacted by our level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our shares, and a rising interest rate environment could have an adverse impact on the price of our Class A shares, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions at our intended levels.

There is no existing market for our Class A shares and a trading market that will provide shareholders with adequate liquidity may not develop. The price of our Class A shares may fluctuate significantly and shareholders could lose all or part of their investment.

Prior to this offering, there has been no public market for the Class A shares. After this offering, there will be              publicly traded Class A shares, assuming no exercise of the underwriters’ option to purchase additional Class A shares. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Shareholders may not be able to resell their Class A shares at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the Class A shares and limit the number of investors who are able to buy the Class A shares.

The initial public offering price for our Class A shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the Class A shares that will prevail in the trading market. The market price of our Class A shares may decline below the initial public offering price. The market price of our Class A shares may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our Class A shares after this offering or changes in financial estimates by analysts;

•	future sales of our Class A shares; and

•	the other factors described in these “Risk Factors.”

Except in limited circumstances, our general partner has the power and authority to conduct our business without shareholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require shareholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business. In addition, since we are the managing member of OpCo, determinations made by us under the OpCo limited liability company agreement will be made at the direction of our general partner. Decisions that may be made by our general partner in accordance with our partnership agreement or the OpCo limited liability company agreement include:

•	making any expenditures, lending or borrowing money, assuming, guaranteeing or contracting for indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	purchasing, selling, acquiring or disposing of our securities, or issuing additional options, rights, warrants and appreciation rights relating to our securities;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating or exchanging any or all of our assets;

•	negotiating, executing and performing any contracts, conveyances or other instruments;

•	making cash distributions;

•	selecting and dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our or OpCo’s benefit and the benefit of our respective partners;

•	forming, acquiring an interest in, contributing property to and making loans to any limited or general partnership, joint venture, corporation, limited liability company or other entity;

•	controlling any matters affecting our rights and obligations, including bringing and defending of actions at law or in equity, otherwise engaging in the conduct of litigation, arbitration or mediation, incurring legal expenses and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•	making tax, regulatory and other filings or rendering periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	entering into and terminating agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in good faith when making decisions on our behalf, and our partnership agreement further provides that in order for a determination to be made in good faith, our general partner must subjectively believe that the determination is in the best interests of our partnership. Please read “Material Provisions of the 8point3 Partners Partnership Agreement—Meetings; Voting Rights” for information regarding matters that require shareholder approval.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other hand, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Our general partner will determine in good faith the terms of any arrangement or transaction entered into after the completion of this offering. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into following the completion of this offering will not be required to be negotiated on an arm’s-length basis, although, in some circumstances, our general partner may determine that the conflicts committee may make a determination on our behalf with respect to such arrangements.

Our general partner and its affiliates will have no obligation to permit us to use any assets or services of our general partner and its affiliates, except as may be provided in contracts entered into specifically for such use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Class A shareholders will have no right to enforce the obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other hand, will not grant to the shareholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who will perform services for us will be retained by our general partner. Attorneys, independent accountants and others who will perform services for us will be selected by our general partner or our conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of shares in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of shares, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Shareholders may have to repay distributions that were wrongfully distributed to them.

Under certain circumstances, shareholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the

Delaware LP Act, we may not make a distribution to our shareholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

While we believe we currently have effective internal control over financial reporting, we may identify a material weakness in our internal controls over financial reporting that could cause investors to lose confidence in the reliability of our financial statements and result in a decrease in the value of our Class A shares.

Our management is responsible for maintaining internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. GAAP.

We need to continuously maintain our internal control processes and systems and adapt them as our business grows and changes. This process is expensive, time-consuming and requires significant management attention. We cannot be certain that our internal control measures will continue to provide adequate control over our financial processes and reporting and ensure compliance with Section 404 of the Sarbanes-Oxley Act. Furthermore, as we grow our business or acquire other businesses, our internal controls may become more complex and we may require significantly more resources to ensure they remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, either in our existing business or in businesses that we may acquire, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm identify material weaknesses in our internal controls, the disclosure of that fact, even if quickly remedied, may cause investors to lose confidence in our financial statements and the trading price of our Class A shares may decline.

Remediation of a material weakness could require us to incur significant expense and if we fail to remedy any material weakness, our financial statements may be inaccurate, our ability to report our financial results on a timely and accurate basis may be adversely affected, our access to the capital markets may be restricted, the trading price of our Class A shares may decline, and we may be subject to sanctions or investigation by regulatory authorities, including the SEC or the NASDAQ. We may also be required to restate our financial statements from prior periods.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the listing requirements of the NASDAQ and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results and maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee and compensation committee.

We will incur increased costs as a result of being a publicly traded partnership.

We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 and related rules subsequently implemented by the SEC and the NASDAQ have required changes in the corporate governance practices of publicly traded companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on our system of internal controls over financial reporting.

The NASDAQ does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

We intend to apply for the quotation of our Class A shares on the NASDAQ. Because we will be a publicly traded limited partnership, the NASDAQ does not require us, and we do not intend to have, a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Additionally, any future issuance of additional partnership interests, including to affiliates, will not be subject to the NASDAQ’s shareholder approval rules that apply to a corporation. Accordingly, shareholders will not have the same protections afforded to certain corporations that are subject to all of the NASDAQ corporate governance requirements. Please read “Management—Management of 8point3 Partners.”

Risks Related to Taxation

In addition to reading the following risk factors, if the shareholder is a non-U.S. investor, please read “Certain U.S. Federal Income and Estate Tax Consequences to Non-U.S. Holders” for a more complete discussion of certain expected U.S. federal income and estate tax consequences of owning and disposing of our Class A shares.

Our future tax liability may be greater than expected if we do not generate NOLs sufficient to offset taxable income or if tax authorities challenge certain of our tax positions.

Even though we are organized as a limited partnership under state law, we will be treated as a corporation for U.S. federal income tax purposes and thus will be subject to U.S. federal income tax at regular corporate rates on our net taxable income. We expect to generate NOLs and NOL carryforwards that we can use to offset future taxable income. As a result, we do not expect to pay meaningful U.S. federal income tax for approximately              years. This estimate is based upon assumptions we have made regarding, among other things, OpCo’s income, capital expenditures and operating expenses. While we expect that our NOLs and NOL carryforwards will be available to us as a future benefit, in the event that they are not generated as expected, are successfully challenged by the Internal Revenue Service, or IRS, (in a tax audit or otherwise) or are subject to future limitations as described below, our ability to realize these benefits may be limited. Further, the IRS or other tax authorities could challenge one or more tax positions we or OpCo take, such as the classification of assets under the income tax depreciation rules, the characterization of expenses for income tax purposes, the extent to which sales, use or goods and services tax applies to operations in a particular state or the availability of property tax exemptions with respect to our projects, which could reduce the NOLs we generate. Further, any change in law may affect our tax position.

Our federal and state tax positions may be challenged by the relevant tax authority. The process and costs, including potential penalties for nonpayment of disputed amounts, of contesting such challenges, administratively or judicially, regardless of the merits, could be material. A reduction in our expected NOLs and NOL carryforwards, a limitation on our ability to use such losses, or other tax attributes, such as tax credits, and future tax audits or a challenge by tax authorities to our tax positions may result in a material increase in our estimated future income or other tax liabilities, which would negatively impact the amount of after-tax cash available for distribution to our Class A shareholders and our financial condition.

Our ability to use NOLs and NOL carryforwards to offset future income may be limited.

Our ability to use any NOLs generated by us could be substantially limited if we were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended, or Code. In general, an “ownership change” would occur if our “5-percent shareholders,” as defined under Section 382 of the Code, including certain groups of persons treated as “5-percent shareholders,” collectively increased their ownership in us by more than 50 percentage points over a rolling three-year period. An ownership change can occur as a result of a public offering of our Class A shares, as well as through secondary market purchases of our Class A shares and certain types of reorganization transactions. A corporation (including any entity that is treated as a corporation for U.S. federal income tax purposes) that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change NOLs and NOL carryforwards (and certain other losses and/or credits) equal to the equity value of the corporation immediately before the ownership change, multiplied by the “long-term tax-exempt rate” (as determined by the IRS) for the month in which the ownership change occurs. Such a limitation could, for any given year, have the effect of increasing the amount of our U.S. federal income tax liability, which would negatively impact the amount of after-tax cash available for distribution to our Class A shareholders and our financial condition.

Distributions to Class A shareholders may be taxable as dividends.

Even though we are organized as a limited partnership under state law, we will be treated as a corporation for U.S. federal income tax purposes. Accordingly, if we make distributions from current or accumulated earnings and profits as computed for U.S. federal income tax purposes, such distributions will generally be taxable to Class A shareholders as ordinary dividend income for U.S. federal income tax purposes. Distributions paid to non-corporate U.S. shareholders will be subject to U.S. federal income tax at preferential rates, provided that certain holding period and other requirements are satisfied. We estimate that we will have limited earnings and profits for             or more years. However, it is difficult to predict whether we will generate earnings and profits as computed for U.S. federal income tax purposes in any given tax year, and although we expect that a portion of our distributions to Class A shareholders will exceed our current and accumulated earnings and profits as computed for U.S. federal income tax purposes and therefore constitute a non-taxable return of capital distribution to the extent of a shareholder’s basis in its Class A shares, this may not occur. In addition, although return-of-capital distributions are generally non-taxable to the extent of a shareholder’s basis in its Class A shares, such distributions will reduce the shareholder’s adjusted tax basis in its Class A shares, which will result in an increase in the amount of gain (or a decrease in the amount of loss) that will be recognized by the shareholder on a future disposition of our Class A shares, and to the extent any return-of-capital distribution exceeds a shareholder’s basis, such distributions will be treated as gain on the sale or exchange of the Class A shares.

USE OF PROCEEDS

We expect to receive approximately $         million of net proceeds from the sale of Class A shares offered hereby based upon the assumed initial public offering price of $         per Class A share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discount, the structuring fee and offering expenses.

We intend to use all of the net proceeds of this offering to purchase              OpCo common units from OpCo, representing approximately     % of OpCo’s outstanding limited liability company interests after this offering. OpCo intends to use (i) approximately $         million of such net proceeds to make a cash distribution to First Solar, (ii) approximately $         million of such net proceeds to make a cash distribution to SunPower and (iii) approximately $         million of such net proceeds for general purposes, including to fund future acquisition opportunities.

If the underwriters exercise in full their option to purchase additional Class A shares, we estimate that the additional proceeds to us will be approximately $         million, after deducting the underwriting discount, the structuring fee and offering expenses. If and to the extent that the underwriters exercise their option to purchase additional Class A shares, the proceeds thereof will be used by us to purchase an equal number of common units of OpCo, and a number of additional OpCo common units and Class B shares equal to the number of Class A shares subject to the option not purchased by the underwriters will be issued to the Sponsors at the expiration of the option period for no additional consideration. OpCo will use the proceeds of any exercise of the underwriters’ option contributed to it to make an additional distribution to the Sponsors.

A $1.00 increase or decrease in the assumed initial public offering price of $         per Class A share after deducting the estimated underwriting discount, the structuring fee and offering expenses payable by us would increase or decrease the net proceeds to us from this offering by $         million, assuming the number of Class A shares offered by us, as set forth on the cover page of this prospectus, remains the same, which would affect the amount of proceeds distributed to our Sponsors accordingly.

In addition, we may also increase or decrease the number of Class A shares we are offering. Each increase or decrease of 1.0 million Class A shares offered by us, assuming an initial public offering price of $         per Class A share, would increase or decrease net proceeds to us from this offering by approximately $         million, resulting in a proportionate increase or decrease in the number of OpCo common units we will purchase, and a proportionate decrease or increase in the number of OpCo common units issued to our Sponsors.

CAPITALIZATION

The following table sets forth our predecessor’s cash and cash equivalents and consolidated capitalization as of December 28, 2014, on: (i) a historical basis; (ii) a pro forma basis to give effect to the contribution by First Solar of the First Solar Project Entities; and (iii) on a pro forma basis to give effect to the Formation Transactions, borrowings under our new term loan facility and this offering, including the application of the net proceeds of this offering in the manner set forth under the heading “Use of Proceeds.”

You should read the following table in conjunction with the sections entitled “Use of Proceeds,” “Selected Historical and Pro Forma Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our predecessor’s combined financial statements and the accompanying notes included elsewhere in this prospectus.

	As of December 28, 2014
	Predecessor	Pro Forma	Pro Forma As Adjusted(1)
		(In thousands)
Cash and cash equivalents	$—	$—	$

Indebtedness:
Existing debt or financing obligation	$91,183	$91,183	$
New revolving credit facility(2)	—	—
New term loan facility(2)	—	—

Total debt(3)	91,183	91,183

Net Sponsor investment/partners’ capital:
Net First Solar investment	—	421,672
Net SunPower investment	127,510	127,510
Class A shares	—	—
Class B shares	—	—
Non-controlling Interest	—	—

Total net Sponsor investment/partners’ capital	127,510	549,182

Total capitalization	$218,693	$640,365	$

(1)	From the proceeds of this offering and our new term loan facility, the total distribution to our Sponsors of $ million was allocated % to First Solar, or $ million, and % to SunPower, or $ million.
(2)	OpCo will enter into a new $ million revolving credit facility at the closing of this offering. OpCo will enter into a new $ million term loan facility at the closing of this offering.
(3)	Excludes current portion of long-term debt of $ million.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of Class A shares sold in this offering will exceed the pro forma net tangible book value per Class A share after this offering. Net tangible book value per Class A share as of a particular date represents the amount of our predecessor’s total tangible assets less our predecessor’s total liabilities divided by the total number of Class A shares outstanding as of such date. As of                     , 2015, after giving effect to the Formation Transactions, our net tangible book value would have been approximately $         million, or $         per Class A share, assuming that First Solar and SunPower exchanged all of their OpCo common units and OpCo subordinated units for newly issued Class A shares on a one-for-one basis. Purchasers of our Class A shares in this offering will experience substantial and immediate dilution in net tangible book value per Class A share as illustrated in the following table.

Assumed initial public offering price per Class A share	$
Pro forma net tangible book value per Class A share before this offering(1)
Increase in as adjusted net tangible book value per Class A share attributable to purchasers in this offering

Pro forma net tangible book value per Class A share after this offering(2)

Immediate dilution in as adjusted net tangible book value per Class A share attributable to purchasers in this offering(2)	$

(1)	Gives effect to the Formation Transactions and assumes that our Sponsors exchanged all of their OpCo common units and OpCo subordinated units for newly issued Class A shares on a one-for-one basis as of , 2015.
(2)	Assumes an initial public offering price of $ per Class A share, the midpoint of the price range set forth on the cover page of this prospectus. If the initial public offering price were to increase or decrease by $ per Class A share, then dilution in net tangible book value per Class A share would equal $ and $ , respectively.

Because our Sponsors and their affiliates will not own any Class A shares or other economic interests in us, we have presented dilution in net tangible book value per Class A share to investors in this offering assuming that our Sponsors exchanged their OpCo common units and OpCo subordinated units for newly issued Class A shares on a one-for-one basis in order to more meaningfully present the dilutive impact on the purchasers in this offering.

The following table sets forth, as of                     , 2015, the differences among the number of Class A shares purchased, the total consideration paid or exchanged and the average price per Class A share paid by our Sponsors and by purchasers of our Class A shares in this offering, based on an assumed initial public offering price of $         per Class A share, that our Sponsors exchanged all of their OpCo common units and OpCo subordinated units for newly issued Class A shares on a one-for-one basis and no exercise of the underwriters’ option to purchase additional Class A shares.

			Total Consideration		Average Price Per Class A Share
	Class A Shares Acquired		($ in thousands)
	Number	Percent	Amount	Percent
First Solar(1)			$		$
SunPower(2)
Purchasers in the offering			$		$
Total			$

(1)	The projects contributed by First Solar in connection with this offering will be recorded at fair value. The fair value of the consideration to be provided by First Solar to OpCo in connection with this offering as of , 2015, was approximately $ million.
(2)	The projects contributed by SunPower in connection with this offering will be recorded at carryover basis. The book value of the consideration to be provided by SunPower to OpCo in connection with this offering as of , 2015, was approximately $ million.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

The following discussion of our cash distribution policy and estimated cash available for distribution contains certain assumptions and estimates relating to our future performance. Please read “—Assumptions and Considerations” below. You should read the following discussion in conjunction with “Forward-Looking Statements,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our predecessor’s financial statements and the notes included elsewhere in this prospectus.

General

Our Cash Distribution Policy

The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute at least the initial quarterly distribution of $         per Class A share ($         per share on an annualized basis) and OpCo will distribute at least the minimum quarterly distribution of $         per common and subordinated unit ($         per unit on an annualized basis), in each case to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. We expect that if we are successful in executing our business strategy, we will grow our business in a steady and sustainable manner and distribute to our shareholders and OpCo’s unitholders a portion of any increase in our cash available for distribution resulting from such growth.

The board of directors of our general partner may change our distribution policy at any time and from time to time. Due to the substantial latitude our partnership agreement grants our general partner to spend cash or establish reserves, our partnership agreement does not require us to pay cash distributions on a quarterly or other basis.

Rationale for Our Cash Distributions

Our partnership agreement and OpCo’s limited liability company agreement require us and OpCo to distribute our available cash quarterly. Generally, our available cash is all cash on hand at the date of determination in respect of such quarter, less the amount of cash reserves established by our general partner. Our general partner has not caused us or OpCo to establish any cash reserves, and does not have any specific types of expenses for which it intends to establish reserves. We expect that our cash reserves would be established to provide for the payment of income taxes payable by 8point3 Partners, if any. We expect our general partner may cause OpCo to establish reserves for specific purposes, such as major capital expenditures or debt service payments, or may choose to generally reserve cash in the form of excess distribution coverage from time to time for the purpose of maintaining stability or growth in our quarterly distributions. In addition, our general partner may cause us to borrow amounts to fund distributions in quarters when we generate less cash than is necessary to sustain or grow our cash distributions per Class A share and OpCo common unit. Our cash flow is generated from distributions we receive from OpCo each quarter. OpCo’s cash flow is generated primarily from distributions from the Project Entities. As a result, our ability to make distributions to our Class A shareholders depends primarily on the ability of the Project Entities to make cash distributions to OpCo and the ability of OpCo to make cash distributions to its unitholders. We currently conduct no operations other than through our interest in OpCo and believe that our investors are best served by our distributing our available cash to our Class A shareholders as described below.

Restrictions and Limitations on Our Cash Distributions and Our Ability to Change Our Cash Distribution Policy

It is possible that we may not receive quarterly distributions from OpCo and that our Class A shareholders may not receive quarterly distributions from us. Neither we nor OpCo have a legal obligation to pay any distributions. The requirements in our partnership agreement and the OpCo limited liability company agreement to distribute our respective available cash quarterly are subject to certain restrictions and limitations and may be changed at any time. These restrictions and limitations include the following:

•	Our ability to make distributions to our Class A shareholders and OpCo’s ability to make distributions to its unitholders depends on the performance of our subsidiaries and their distribution of cash to us. The amount of cash that OpCo can distribute each quarter will be subject to restrictions on cash distributions under OpCo’s new revolving credit facility and term loan facility and restrictions contained in the governing documents of certain of OpCo’s subsidiaries. Should OpCo be unable to satisfy the restrictions included in such agreements, OpCo may be limited in its ability to make distributions to us and we may be limited in our ability to make distributions to our Class A shareholders. In addition, the ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

•	Our general partner will have authority under our partnership agreement to establish cash reserves for us and OpCo. The establishment of those reserves could result in cash distributions to our Class A shareholders that are below our expectations. Any determination to establish cash reserves made by our general partner in good faith will be binding on our shareholders. Our partnership agreement provides that in order for a determination by our general partner to be considered to have been made in good faith, it must subjectively believe that the determination is in, or not adverse to, our best interests.

•	OpCo will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf, including out of pocket expenses incurred by our Sponsors and their affiliates for services provided to us under the Management Services Agreements, and there is no limit on the amount of such expenses that may be reimbursed. OpCo will also be required to pay an annual management fee to our Sponsors under the Management Services Agreements regardless of the impact on cash OpCo would otherwise have available for distribution to its unitholders, including us, which could reduce or eliminate our ability to pay distributions to our Class A shareholders.

•	Under Section 18-607 of the Delaware Limited Liability Company Act, or the Delaware LLC Act, OpCo may not make a distribution to us and, under Section 17-607 of the Delaware LP Act, we may not make a distribution to our Class A shareholders if such distribution would cause OpCo’s or our liabilities to exceed the fair value of our respective assets, as applicable.

•	OpCo may not have sufficient cash to pay distributions to its unitholders, including us, in any quarter due to cash flow shortfalls attributable to a number of operational, financial, commercial or other factors, including increases in G&A expenses, required payments of, or reserves for, principal and interest payments on indebtedness, working capital requirements and reserves for anticipated cash needs. OpCo’s cash available for distribution to its unitholders is directly impacted by the cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such expenses increase.

•	If and to the extent our and OpCo’s cash available for distribution materially declines, our general partner may elect to reduce our and OpCo’s quarterly cash distributions to service or repay indebtedness or fund capital expenditures.

All available cash distributed by OpCo on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. However, operating surplus, as defined in the OpCo limited liability company agreement, includes certain components, including a $         million cash basket, that represent non-operating sources of cash. Accordingly, it is possible distributions that would otherwise be deemed as being made from capital surplus could be made from operating surplus. Any cash distributed by OpCo in excess of operating surplus will be deemed to be capital surplus under the OpCo limited liability company agreement. The OpCo limited liability company agreement treats a distribution of capital surplus as the repayment of the initial unit price on OpCo’s common units (equal to the initial public offering price), which is a return of capital. Each time a distribution of capital surplus is made, OpCo’s minimum quarterly distribution and target quarterly distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price (as defined below). We do not anticipate that OpCo will make any distributions from capital surplus. Please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions.”

Our Ability to Grow Our Business and Distributions

We intend to grow our business primarily through the acquisition of solar energy projects, which we believe will facilitate the growth of OpCo’s cash available for distribution to OpCo’s common unitholders, including us, and enable OpCo to increase its cash distributions per unit, enabling us to increase our cash distributions per Class A share, over time. However, the determination of the amount of cash distributions to be paid to holders of OpCo’s units will be made by our general partner and will depend upon OpCo’s financial condition, cash flow, results of operations, long-term prospects and any other matters that our general partner deems relevant.

We expect that we will rely primarily upon external financing sources, including commercial bank borrowings and issuances of debt and equity securities, to fund any growth capital expenditures, including any acquisitions of SunPower ROFO Projects, First Solar ROFO Projects, other Sponsor assets or assets from third parties. We do not have any commitment from our general partner or other affiliates, including our Sponsors, to provide any direct or indirect financial assistance to us following the closing of this offering. As a result, to the extent we are unable to finance growth externally, our cash distribution policy could significantly impair our ability to grow our business because we do not currently intend to reserve meaningful amounts of cash generated from operations to fund growth opportunities. If external financing is not available on acceptable terms, our general partner may decide to finance acquisitions with cash from operations, which would reduce or even eliminate cash available for distribution and our ability to pay distributions to holders of our Class A shares. To the extent we were to issue additional Class A shares to fund growth capital expenditures, we will be required to use the proceeds thereof to purchase an equal number of newly issued common units from OpCo, and the payment of distributions on those additional units may increase the risk that OpCo will be unable to maintain or increase its distributions per unit to OpCo’s common unitholders, including us. There are no limitations in our partnership agreement or the OpCo limited liability company agreement, and we expect there will be no limitations under OpCo’s new revolving credit facility and term loan, on our ability to issue additional shares or OpCo’s ability to issue additional OpCo units, including other classes of shares, partnership interests or units that would have priority with respect to the payment of distributions over our Class A shares or OpCo’s common units that we hold. Further, the incurrence of additional commercial bank borrowings or other debt to finance our growth would result in increased debt service obligations, which may reduce our cash available for distribution and our ability to pay distributions to holders of our Class A shares.

Our Initial Quarterly Distribution

Upon the completion of this offering, our partnership agreement will provide for an initial quarterly distribution of $         per Class A share for each complete quarter, or $         per Class A share on an annualized basis, which is equal to OpCo’s minimum quarterly distribution. We intend to use the distributions we receive from OpCo, less any reserves established by our general partner, to pay regular quarterly distributions to holders of our Class A shares. Our ability to make cash distributions will be subject to the factors described above under “—General—Restrictions and Limitations on Our Cash Distributions and Our Ability to Change Our Cash Distribution Policy.” Please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions.”

We will make quarterly distributions, if any, within 45 days after the end of each quarter, on or about the 15th day of each January, April, July and October to holders of record on or about the first day of each such month. If the distribution date does not fall on a business day, we will make the distribution on the first business day immediately following the indicated distribution date. We will adjust the amount of our distribution for the period from the completion of this offering through                     , 2015, based on the actual length of the period.

The amount of available cash we need to pay the initial quarterly distribution on all of our Class A shares that will be outstanding immediately after this offering for one quarter and on an annualized basis is summarized in the table below.

	No Exercise of Underwriters’ Option to Purchase Additional Class A Shares					Full Exercise of Underwriters’ Option to Purchase Additional Class A Shares
		Aggregate Initial Quarterly Distributions					Aggregate Initial Quarterly Distributions
(in millions)	Number of Class A Shares	One Quarter		Annualized (Four Quarters)		Number of Class A Shares	One Quarter		Annualized (Four Quarters)
Class A shares(1)		$		$			$		$
Class B shares(2)	—		—		—	—		—		—
General partner interest(3)	—		—		—	—		—		—

Total		$		$			$		$

(1)	The total number of our Class A shares held by public shareholders will be equal to the total number of OpCo’s common units held by us.
(2)	Our Class B shares are not entitled to distributions.
(3)	Our general partner owns a non-economic general partner interest.

Minimum Quarterly Distribution of OpCo

Upon the completion of this offering, the OpCo limited liability company agreement will provide for a minimum quarterly distribution of $         per unit for each complete quarter, or $         per unit on an annualized basis. OpCo will adjust the amount of its distribution for the period from the completion of this offering through                     , 2015, based on the actual length of the period. Assuming: (i) that our general partner does not establish any reserves, including reserves for income taxes payable by 8point3 Partners; and (ii) that neither we nor OpCo issues additional classes of equity securities, the per unit cash distributions we receive from OpCo will be equal to the per share cash distributions received by our Class A shareholders. The amount of available cash OpCo needs to pay the minimum quarterly distribution on all of OpCo’s common and subordinated units, in each case to be outstanding immediately after this offering, for one quarter and on an annualized basis is summarized in the table below.

	No Exercise of Underwriters’ Option to Purchase Additional Class A Shares					Full Exercise of Underwriters’ Option to Purchase Additional Class A Shares
		Aggregate Minimum Quarterly Distributions					Aggregate Minimum Quarterly Distributions
(in millions)	Number of Units	One Quarter		Annualized (Four Quarters)		Number of Units	One Quarter		Annualized (Four Quarters)
OpCo common units held by us		$		$			$		$
OpCo common units held by our Sponsors
OpCo subordinated units held by our Sponsors
Managing Member interest(1)	—		—		—	—		—		—

Total		$		$			$		$

(1)	We own a non-economic managing member interest.

Holdings will also hold the incentive distribution rights in OpCo, which entitle it to increasing percentages, up to an aggregate maximum of 50 percent, of the cash OpCo distributes in excess of $         per unit per quarter. Please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Incentive Distribution Rights.”

Our partnership agreement requires us to distribute all available cash each quarter; however, the actual amount of our available cash for any quarter is subject to fluctuations based on the amount of cash we generate from our business, the amount of our expenses and the amount of reserves our general partner establishes in accordance with our partnership agreement and the OpCo limited liability company agreement, respectively.

In the following sections, we present in detail the basis for our belief that we will be able to fully fund our annualized initial quarterly distribution of $         per share for the twelve-month period ending August 31, 2016 and $         per share for the twelve-month period ending August 31, 2017. In those sections, we present two tables, consisting of:

•	“Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 28, 2014,” in which we present the amount of cash we would have had available for distribution on a pro forma basis for the year ended December 28, 2014, as adjusted to give effect to the Formation Transactions, including this offering; and

•	“Estimated Cash Available for Distribution for the Twelve-Month Periods Ending August 31, 2016 and August 31, 2017,” in which we present a forecast of cash available for distribution for us to pay our initial quarterly distribution on all of our Class A shares for the twelve-month periods ending August 31, 2016 and August 31, 2017.

Unaudited Pro Forma Cash Available for Distribution for the Year Ended December 28, 2014

On a pro forma basis, assuming we had completed this offering and related transactions as of December 30, 2013, OpCo’s cash available for distribution would have been $10.9 million for the year ended December 28, 2014, which would have allowed it to pay     % of the minimum quarterly distribution of $         per unit ($         per unit on an annualized basis) on the OpCo common units and no distribution on the OpCo subordinated units, and which would have allowed us to pay     % of the initial quarterly distribution of $         per share on the Class A shares, in each case giving no effect to the distribution forbearance.

Our calculation of unaudited pro forma cash available for distribution reflects an annual management fee equal to $0.6 million payable by OpCo to First Solar and $1.1 million payable by OpCo to SunPower under the respective management services agreements for the provision of certain management and administrative services. The table below assumes that our general partner has not established any reserves, including any reserves for the payment of our income taxes, and our calculation of unaudited pro forma cash available for distribution does not include a full year of revenues from projects that commenced commercial operation after the beginning of the relevant period. We currently do not expect that we will pay meaningful federal income tax for a period of approximately         years. As a result, we have assumed that all cash distributed by OpCo to us will be distributed to our Class A shareholders as shown in the table below. The table below also assumes that our general partner has not established any reserves for the proper conduct of OpCo’s business, including any reserves to provide for future cash distributions to OpCo’s unitholders, including us. The establishment of such reserves by our general partner could result in a reduction in cash distributions that we would otherwise receive from OpCo in a quarter, which in turn could result in a reduction in cash distributions to our Class A shareholders.

We have based the pro forma assumptions upon currently available information and estimates. The pro forma amounts below do not purport to present the results of our operations had this offering and the related transactions contemplated in this prospectus actually been completed as of the date indicated. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indicator of the amount of cash available for distribution that we might have generated had we been formed and completed the transactions contemplated in this prospectus on December 30, 2013.

The following table illustrates, on a pro forma basis for the year ended December 28, 2014, the amount of cash that would have been available for distribution to OpCo’s unitholders, including us, and to our shareholders, assuming the Formation Transactions had been completed on December 30, 2013. Certain of the adjustments are explained in further detail in the footnotes to such adjustments.

In thousands	Year Ended December 28, 2014
Pro forma operating revenues of OpCo		$11,412
Pro forma operating costs and expenses:
Cost of operations		(2,258)
General and administrative		5,000
Depreciation, amortization and accretion		3,608

Total pro forma operating costs and expenses		6,350
Pro forma operating income		5,062
Interest expense		11,700

Pro forma income (loss) before taxes		(6,638)
(Provision for) benefit from income taxes		(23)
Equity in earnings of unconsolidated affiliates, net of tax		(776)

Pro forma net (loss) income of OpCo		(7,437)
Add:
Depreciation, amortization and accretion		3,608
Interest expense		11,700
Income tax expense		23

Pro forma EBITDA of OpCo		7,894
Less:
Equity in earnings of unconsolidated affiliates (a)		776
Cash interest paid		(688)
Cash income taxes paid		—
Expansion capital expenditures (b)		(455,609)
Add:
Cash distributions from unconsolidated affiliates (a)		—
Cash proceeds from issuance of debt, net of issuance costs to fund expansion capital expenditures (b)		61,481
Capital contributed by sponsors to fund expansion capital expenditures (b)		394,128
Cash proceeds from sales-type residential leases, net (c)		2,872

Pro forma cash available for distribution to OpCo unitholders		$10,854

Distributions to unitholders of OpCo at the minimum quarterly distribution annualized rate of $ per unit	$
Distributions to 8point3 Partners
Distributions to First Solar and SunPower subordinated units
Shortfall of pro forma cash available for distribution by OpCo below aggregate annualized minimum quarterly distribution
Distributions to Class A shareholders of 8point3 Partners at the initial quarterly distribution annualized rate of $ per share	$
Percent of the initial quarterly distribution to Class A shareholders that can be paid		%

(a)	Equity in earnings of unconsolidated affiliates represents the earnings from the Solar Gen 2 Project Entity and is included on our pro forma consolidated statement of income included elsewhere in this prospectus. We own a 49% ownership interest in the Solar Gen 2 Project Entity and an affiliate of Southern Company, which is not affiliated with First Solar, owns the other 51% ownership interest. Please read “Business—Tax Equity.”

(b)	Expansion capital expenditures during the period are cash expenditures incurred for the projects in our Initial Portfolio that were in the development and construction stages and had yet to reach COD during the period. Such expenditures were either funded by the issuance of debt by the Project Entity or by cash contributions from our Sponsors.
(c)	Cash proceeds from sales-type residential leases, net, represent gross rental cash receipts for sales-type leases, less interest income that is already reflected in net income (loss), during the period. The corresponding revenue for such leases was recognized in the period in which such lease was placed in service, rather than in the period in which the rental payment was received, due to the characterization of such leases under GAAP.

Estimated Cash Available for Distribution for the Twelve-Month Periods

Ending August 31, 2016 and August 31, 2017

We forecast, based on a P50 production level (as described below), that OpCo’s estimated cash available for distribution during the twelve-month period ending August 31, 2016, will be approximately $66.0 million and during the twelve-month period ending August 31, 2017, will be approximately $72.5 million. These amounts would exceed by $         million and by $         million the amount needed to pay OpCo’s minimum quarterly distribution of $         per unit and $         per unit on all of OpCo’s common and subordinated units for the twelve-month periods ending August 31, 2016 and August 31, 2017, respectively, and exceed by $         million and by $         million the amount needed to pay our initial quarterly distribution of $         per unit on all of our Class A shares for the twelve-month periods ending August 31, 2016 and August 31, 2017, respectively. Our forecast assumes that we will distribute all of the cash we receive from OpCo for the twelve-month periods ending August 31, 2016 and August 31, 2017, to our Class A shareholders. The assumption is based on the fact that we do not expect our general partner to establish any reserves during the forecast period that would reduce our cash available for distribution to our Class A shareholders.

We are providing this forecast of estimated cash available for distribution to supplement the historical financial statements of our predecessor and our unaudited pro forma financial statements included elsewhere in the prospectus in support of our belief that, based on the assumptions stated herein, including the incorporation of the effects of the distribution forbearance to which our Sponsors have agreed, we should have sufficient cash available for distribution to allow OpCo to make distributions at the minimum quarterly distribution rate on all of OpCo’s common and subordinated units for the twelve-month periods ending August 31, 2016 and August 31, 2017, and allow us to make distributions at the initial quarterly distribution rate on all of our Class A shares for the twelve-month periods ending August 31, 2016 and August 31, 2017. Please read “—Assumptions and Considerations” for further information as to the assumptions we have made for the forecast. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” for information as to the accounting policies we have followed for the financial forecast.

Our forecast is a forward-looking statement and reflects our judgment as of the date of this prospectus of our current outlook and expectations for the twelve-month periods ending August 31, 2016 and August 31, 2017. It should be read together with the historical combined financial statements of our predecessor and the accompanying notes thereto included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We do not typically make public projections as to future earnings or other operating results. However, management has prepared this forecast to present the estimated cash available for distribution to our Class A shareholders for the twelve-month periods ending August 31, 2016 and August 31, 2017. This forecast was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public

Accountants with respect to forecasted financial information, but, in the view of management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the forecasted financial information.

PricewaterhouseCoopers LLP, Ernst & Young LLP and Frazier & Deeter, LLC have neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP, Ernst & Young LLP and Frazier & Deeter, LLC do not express opinions or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP, Ernst & Young LLP and Frazier & Deeter, LLC reports included in this offering document relate to our historical financial information. The reports do not extend to the prospective financial information and should not be read to do so.

We believe our actual results of operations during the twelve-month periods ending August 31, 2016 and August 31, 2017, will be consistent with our forecast, but our forecasted results may not be achieved. As further discussed below under “—Assumptions and Considerations,” our forecast is based on a P50 production level, or the level of energy production that we estimate our Initial Portfolio will meet or exceed 50% of the time. For example, an annual P50 production level of 100 MWh means that we expect a particular project or group of projects to produce at least 100 MWh per year in 50 out of every 100 years. If our estimates are not achieved, OpCo may not be able to pay the minimum quarterly distribution or any distribution and we may not be able to pay the initial quarterly distribution or any distribution on our Class A shares.

The assumptions and estimates underlying our forecast, as described below under “—Assumptions and Considerations,” are inherently uncertain and, although we consider them reasonable as of the date of this prospectus, they are subject to a wide variety of significant business, economic, financial and competitive risks and uncertainties that could cause actual results to differ materially from those contained in our forecast, including the risks and uncertainties described in “Risk Factors.” Accordingly, our forecast may not be indicative of our future performance and actual results may differ materially from those presented in this forecast. Inclusion of this forecast in this prospectus should not be regarded as a representation by any person that the results contained in this forecast can or will be achieved.

We do not undertake any obligation to release publicly the results of any future revisions we may make to our forecast or to update our financial forecast or the assumptions used to prepare our forecast to reflect events or circumstances after the completion of this offering. In light of this, our forecast should not be regarded as a representation by us, the underwriters or any other person that we will make such distribution. Therefore, you are cautioned not to place undue reliance on this information.

For additional information relating to the principal assumptions used in preparing our forecast please read “—Assumptions and Considerations” below.

Estimated Cash Available for Distribution

In thousands	Twelve-Month Period Ending August 31, 2016		Twelve-Month Period Ending August 31, 2017
Operating revenues of OpCo		$45,893		$53,583
Operating costs and expenses:
Cost of operations		5,872		6,659
General and administrative		5,017		5,126
Depreciation, amortization and accretion		16,333		18,278

Total operating costs and expenses		27,222		30,063

Operating income		18,671		23,520
Interest expense		12,241		12,330

Income (loss) before taxes		6,430		11,190
(Provision for) benefit from income taxes		—		—
Equity in earnings of unconsolidated affiliates, net of tax		16,027		16,073

Net income (loss) of OpCo		22,457		27,263
Add:
Depreciation, amortization and accretion		16,333		18,278
Interest expense		12,241		12,330
Income tax expense		—		—

EBITDA of OpCo		51,031		57,871
Less:
Equity in earnings of unconsolidated affiliates (a)		(16,027)		(16,073)
Cash interest paid		(12,241)		(12,330)
Cash income taxes paid		—		—
Expansion capital expenditures (b)		(152,536)		—
Purchase price payments of initial projects (c)		(189,263)		—
Cash distributions to non-controlling interests (d)		(4,068)		(3,729)
Add:
Cash distributions from unconsolidated affiliates (e)		30,110		34,942
Capital contributed by sponsors to find expansion capital expenditures (b)		152,536		—
Tax equity contributions (c)		189,263		—
Network upgrade refund (f)		7,721		9,265
Test electricity generation (g)		7,096		—
Cash proceeds from sales-type residential leases, net (h)		2,408		2,555

Estimated cash available for distribution to OpCo unitholders		$66,030		$72,501

Distribution to unitholders of OpCo at the minimum quarterly distribution annualized rate of $ per unit	$		$
Distribution to 8point3 Partners
Distributions to First Solar and SunPower common units
Distributions to First Solar and SunPower subordinated units
Excess of cash available for distribution by OpCo over aggregate annualized minimum quarterly distribution
Distributions to Class A shareholders of 8point3 Partners at the initial quarterly distribution annualized rate of $ per share	$		$
Percent of the initial quarterly distribution to Class A shareholders that can be paid		%		%

(a)	Equity in earnings of unconsolidated affiliates represents the earnings from the Lost Hills Blackwell Holding Company, the North Star Project Entity and the Solar Gen 2 Project Entity and is included on our pro forma consolidated statement of income included elsewhere in this prospectus. We own a 49% ownership interest in each of the Lost Hills Blackwell Holding Company and the Solar Gen 2 Project Entity and an affiliate of Southern Company, which is not affiliated with First Solar, owns the other 51% ownership interest. In addition, prior to the closing of this offering, First Solar expects to enter into a tax equity arrangement for the North Star Project similar to the tax equity arrangements currently in place for the Solar Gen 2 Project and the Lost Hills Blackwell Project so that First Solar’s expected ownership percentage will be 49%. Please read “Business—Tax Equity.”
(b)	Expansion capital expenditures during the periods are cash expenditures expected to be incurred to complete the projects in our Initial Portfolio that will not have reached COD by the closing of this offering. Each Sponsor will agree in the Omnibus Agreement to reimburse OpCo for any expansion capital expenditures made during the forecast period with respect to the projects contributed by such Sponsor.
(c)	Purchase price payments of initial projects represent the remaining payments to the Sponsor for the purchase of the RPU Project, the Quinto Project, the UC Davis Project and the Macy’s Project, which will be funded by tax equity contributions to certain OpCo subsidiaries following the closing of this offering.
(d)	Cash distributions to non-controlling interests represent net income attributable to our tax equity investor’s interest in the cash distributions of the RPU Project Entity, the Quinto Project Entity, the UC Davis Project Entity and the Macy’s Project Entity.
(e)	Cash distributions from unconsolidated affiliates represent the cash received by OpCo with respect to its 49% interest in the Lost Hills Blackwell Holding Company, the North Star Project Entity and the Solar Gen 2 Project Entity. As explained below under “—Assumptions and Considerations—Cash Distributions from Unconsolidated Affiliates” and “—Assumptions and Considerations—Network Upgrade Refunds,” cash distributions from unconsolidated affiliates for the twelve-month period ending August 31, 2016 includes $4.3 million and $0.6 million of network upgrade refunds from PG&E and Imperial Irrigation District, respectively, and cash distributions from unconsolidated affiliates for the twelve-month period ending August 31, 2017 includes $5.2 million and $0.6 million in network upgrade refunds from PG&E and Imperial Irrigation District, respectively.
(f)	Network upgrade refunds represent a reimbursement of the cost of certain network and transmission upgrades due to the Quinto Project Entity. In connection with the construction and interconnection of the Quinto Project, the Quinto Project Entity paid for certain upgrades to the network and transmission lines of its interconnection counterparty, PG&E, and is entitled to a refund from PG&E of the cost of certain of those upgrades. These refunds will be paid by PG&E over approximately five years after the Quinto Project’s COD, which is expected to occur in October 2015. Please read “—Assumptions and Considerations—Network Upgrade Refunds.”
(g)	Test electricity generation represents the sale of electricity that is generated prior to COD by the Quinto Project. The system may begin generating electricity prior to COD as a result of the installation and interconnection of individual solar modules, which occurs over time during the construction and commission period. The sale of test electricity generation is accounted for as a reduction in the asset carrying value rather than operating revenue prior to COD, even though it generates cash for the related Project Entity. It is expected that the Quinto Project will generate test electricity for the first two months of the twelve-month period ending August 31, 2016.
(h)	Cash proceeds from sales-type residential leases, net, represent expected gross rental cash receipts for sales-type leases, less interest income that is already reflected in net income (loss), during the period. The corresponding revenue for such leases was recognized in the period in which such lease was placed in service, rather than in the period in which the rental payment was received, due to the characterization of these leases under GAAP.

Assumptions and Considerations

We forecast that our cash available for distribution during the twelve-month periods ending August 31, 2016 and August 31, 2017, will be approximately $66.0 million and $72.5 million, respectively. These amounts of estimated cash available for distribution are approximately $55.1 million and $61.6 million more than the pro forma cash available for distribution we generated for the year ended December 28, 2014. The increase of $55.1 million for the twelve-month period ending August 31, 2016 as compared to the pro forma year ended December 28, 2014 is primarily due to increased operating revenues and cash distributions from unconsolidated affiliates from the commencement or expected commencement of commercial operation of a majority of the projects in our Initial Portfolio between January 2015 and November 2015, including the Lost Hills Blackwell Project, the North Star Project, the RPU Project, the Quinto Project, the UC Davis Project and the Macy’s Project. The increase of $6.5 million for the twelve-month period ending August 31, 2017 as compared to the twelve-month period ending August 31, 2016 is primarily due to a net increase of $3.4 million in cash distributions from the Lost Hills Blackwell Holding Company as a result of network upgrade expenditures and associated network upgrade refunds as well as increased revenues from the expected commencement of commercial operation of the RPU Project, the Quinto Project, the UC Davis Project and the Macy’s Project. During the twelve-month period ending August 31, 2016, we assumed that the RPU Project and the UC Davis Project each operated for 11 months, the Quinto Project operated for ten months and the Macy’s Project operated for a weighted average of ten months. Our estimates do not assume any incremental revenue, expenses or other costs or benefits associated with potential future acquisitions.

Set forth below are the material assumptions we have made to calculate the estimated cash available for distribution for the twelve-month periods ending August 31, 2016 and August 31, 2017. The forecast has been prepared by and is the responsibility of our management. Our assumptions reflect our expectations during the forecast periods. While the assumptions disclosed in this prospectus do not include all of the assumptions used to calculate our forecast, the assumptions presented are those that we believe are material to our forecast. While we believe we have a reasonable basis for our assumptions, our forecasted results may not be achieved. There will likely be differences between our forecast and our actual results and those differences may be material. If our forecast is not achieved, we may not be able to make cash distributions to our Class A shareholders or OpCo’s unitholders.

Our Projects

The forecast assumes that our portfolio consists of the projects included in our Initial Portfolio during the relevant periods and, although making acquisitions is part of our strategy and we may make acquisitions during the forecast period, the projections do not include results related to any future acquisitions. Please read “Business—Our Portfolio—Initial Projects.”

Generation

Our ability to generate cash available for distribution is primarily a function of the volume of energy produced from a combination of utility and C&I projects that have long-term contractual arrangements for the energy produced as well as solar energy systems leased to residential homeowners.

The volume of energy we expect our projects to produce is derived from the solar analysis we perform at each project site. Our solar analysis evaluates the level of sunlight reaching each project and prevailing direction, atmospheric conditions and seasonal variations for each project. The result of our analyses is a probabilistic assessment of a project’s energy production, which is expressed through “P levels.” A P level is the amount of annual energy production that a particular project or group of projects will meet or exceed P% of the time. For example, an annual P50 production level of 100 MWh means that we expect a particular project or group of projects to produce at least 100 MWh per year in 50 out of every 100 years. Similarly, an annual P90 production level of 100 MWh means that we expect a particular project or group of projects to produce at least 100 MWh per year in 90 out of 100 years.

Our forecast for the twelve-month periods ending August 31, 2016 and August 31, 2017 is based on an assumption of a P50 production level. The volume of electricity generated and sold by our projects during a particular period is also impacted by the number of projects that have commenced commercial operation, as well as both scheduled and unexpected repair and maintenance required to keep our projects operational. The volume of electricity generated and sold by our projects will be negatively impacted if any projects experience higher than normal downtime as a result of equipment failures, electrical grid disruption or curtailment, weather disruptions or other events beyond our control. Please read “Risk Factors—Risks Related to our Business.”

Revenue from energy sales is the most significant component of our net income and cash available for distribution. Our consolidated costs and expenses, including costs of operations and G&A expenses as well as debt service payments on indebtedness, are generally smaller and have less variability than the revenue from energy sales. Accordingly, increases or decreases in energy sales typically result in a proportionately greater increase or decrease in our cash available for distribution. For example, if we forecasted the volume of energy produced by our Initial Portfolio for the twelve-month period ending August 31, 2016 and the twelve-month period ending August 31, 2017 at a P90 production level for each project in our Initial Portfolio, we estimate that the forecasted cash available for distribution for such periods would correspondingly decrease by approximately 6% to 7% as compared to the amount calculated using a P50 production level. The forecasted cash available for distribution is not affected by variations in the production levels of the Maryland Solar Project and our Residential Portfolio because the revenues received from such projects during the forecasted periods are lease revenues and are not subject to the variation in production volumes. We expect that the cash available for distribution at a P90 production level, after incorporating the effects of the distribution forbearance discussed elsewhere in this prospectus, would exceed our minimum quarterly distribution on an annualized basis during the forecast periods. However, if the production levels of a significant portion of the projects in our Initial Portfolio, taken as a whole during a single forecast period, are materially below P90, our cash generated from operations may not be sufficient to pay the minimum quarterly distribution for such forecast period on all of the OpCo common units, which would require OpCo to borrow under its working capital facility to pay the full distribution.

Operating Revenues

We estimate that we will generate total operating revenue of $45.9 million for the twelve-month period ending August 31, 2016 and $53.6 million for the twelve-month period ending August 31, 2017, compared to $11.4 million for the pro forma year ended December 28, 2014. The increase of $34.5 million in revenues from the pro forma year ended December 28, 2014 to the twelve-month period ending August 31, 2016 is primarily due to the commencement or expected commencement of commercial operation of a majority of the projects in our Initial Portfolio between January 2015 and November 2015, including the Lost Hills Blackwell Project, the North Star Project, the RPU Project, the Quinto Project, the UC Davis Project and the Macy’s Project. The increase of $7.7 million in revenues from the twelve-month period ending August 31, 2016 to the twelve-month period ending August 31, 2017 is primarily due to the expected commencement of commercial operation of the RPU Project, the Quinto Project, the UC Davis Project and the Macy’s Project, which is partially offset in cash available for distribution by a $7.1 million reduction in test electricity generation from the Quinto Project in the first quarter of the twelve-month period ending August 31, 2016.

Cost of Operations

Our cost of operations is comprised primarily of O&M costs and asset management fees pursuant to the O&M agreements and Asset Management Agreements with our Sponsors as well as lease costs, insurance premiums and other operating costs. We estimate that we will incur cost of operations of $5.9 million for the twelve-month period ending August 31, 2016 and $6.7 million for the twelve-month period ending August 31, 2017, compared to a credit of $2.3 million for the pro forma year ended December 28, 2014. The increase of $8.2 million in the cost of operations from the pro forma year ended December 28, 2014 to the twelve-month period ending August 31, 2016 is primarily due to the recognition of cash grants in the aggregate amount of $5.7 million in the pro forma year ended December 28, 2014 as well as the commencement or expected commencement of commercial operation of a majority of the projects in our Initial Portfolio between January 2015 and November 2015, including the Lost Hills Blackwell Project, the North Star Project, the RPU Project, the Quinto Project, the UC Davis Project and the Macy’s Project. The increase of $0.8 million in the cost of operations from the twelve-month period ending August 31, 2016 to the twelve-month period ending August 31, 2017 is primarily due to the timing of the expected commencement of commercial operation of the RPU Project, the Quinto Project, the UC Davis Project and the Macy’s Project.

Our forecast assumes the projects in our Initial Portfolio will operate within budgeted operating costs, including repair and maintenance costs, and that there are no unusual, non-recurring or unexpected operating, repair, maintenance or other expenses.

General and Administrative

We estimate that we will incur general and administrative expenses of $5.0 million for the twelve-month period ending August 31, 2016 and $5.1 million for the twelve-month period ending August 31, 2017. These expenses are related to corporate functions, such as legal, accounting, tax, treasury, information technology and internal audit. These costs are expected to be consistent between periods and primarily include the $1.7 million of management services fees to our sponsors and $3.3 million in incremental costs we expect to incur following the completion of this offering, including costs associated with SEC reporting requirements, independent auditor fees, investor relations activities, stock exchange listing, registrar and transfer agent fees, director and officer liability insurance and director compensation. For the pro forma year ended December 28, 2014, we had adjusted the total general and administrative expenses to reflect the expected first-year expenses of $5 million as described above under the assumption that the Formation Transactions would have occurred in the beginning of the pro forma period.

Depreciation, Amortization and Accretion

Our forecast assumes depreciation, amortization and accretion expense of $16.3 million and $18.3 million for the twelve-month periods ending August 31, 2016 and August 31, 2017, respectively, compared to $3.6 million for the pro forma year ended December 28, 2014. The increases of $12.7 million and $2.0 million in depreciation, amortization and accretion expense from the pro forma year ended December 28, 2014 to the twelve-month period ending August 31, 2016 and from the twelve-month period ending August 31, 2016 to the twelve-month period ending August 31, 2017, respectively, is primarily attributable to the timing of the expected commencement of commercial operation of the RPU Project, the Quinto Project, the UC Davis Project and the Macy’s Project.

Forecasted depreciation, amortization and accretion expense reflects management’s estimates, which are based on consistent depreciable asset lives and depreciation methodologies under GAAP. Depreciation expense reflects costs associated with the depreciation of our property, plant and equipment, based on an estimated useful life that is the shorter of the term of the land lease or 30 years. We also include in depreciation expense a provision for the dismantlement, demolition and removal of the solar energy system and accretion related to asset retirement obligations.

Maintenance Capital Expenditures

The maintenance expenses associated with our projects are accounted for in O&M costs, resulting in minimal maintenance capital expenditures associated with those projects in our forecast.

Expansion Capital Expenditures

Our forecast assumes expansion capital expenditures of $152.5 million for the twelve-month period ending August 31, 2016 and no expansion capital expenditures for the twelve-month period ending August 31, 2017, compared to $455.6 million for the pro forma year ended December 28, 2014. These expansion capital expenditures relate to remaining engineering, procurement and construction costs and other capital necessary during the forecast period to complete the construction of the RPU Project, the Quinto Project, the UC Davis Project and the Macy’s Project. Such expenditures will be reimbursed by our Sponsors that contributed such projects pursuant to the Omnibus Agreement.

Interest Expense

We estimate that interest expense will be $12.2 million for the twelve-month period ending August 31, 2016 and $12.3 million for the twelve-month period ending August 31, 2017, compared to $11.7 million for the pro forma year ended December 28, 2014. These forecasted and pro forma interest expenses are related to the borrowings under the term loan facility and the revolving credit facility expected to be entered into in connection with this offering. Forecasted interest expense is based on the following assumptions:

•	OpCo will close a term loan facility of approximately $325 million in connection with the closing of this offering with a term of five years and an expected effective interest rate of approximately 3.6% per annum over the forecast period. There will be no principal amortization over the term of the facility. We do not anticipate raising additional indebtedness for the operations of the projects in our Initial Portfolio over the forecasted period. The forecasted interest expense is approximately $11.6 million for each of the twelve-month periods ending August 31, 2016 and August 31, 2017.

•	OpCo will enter into a $200 million revolving credit facility with a term of five years concurrently with the closing of this offering. The forecast does not assume any draw-down under the revolving credit facility. As part of the revolving credit facility, OpCo will have access to letters of credit, or LCs, that will bear a fee of between 1% and 2% per annum depending on the type of letter of credit issued. We expect to have an average of $64.3 million and $73.3 million of various performance LCs at our projects for the twelve-month periods ending August 31, 2016 and August 31, 2017, respectively. The estimated interest expense includes LC fees of $0.6 million and $0.7 million for the twelve-month periods ending August 31, 2016 and August 31, 2017, respectively.

Income Taxes

Income tax expense includes U.S. federal and state taxes on operations, as applicable. OpCo is a flow through entity for U.S. federal tax purposes and all tax attributes flow through to its members, First Solar, SunPower and us. Even though we are organized as a limited partnership under state law, we will elect to be treated as a corporation for U.S. federal income tax purposes and will be subject to U.S. federal and state income tax at regular corporate rates. Accordingly, income tax expense reflected in OpCo’s net income includes our allocable share of U.S. current and deferred taxes. Our forecast assumes income tax expense will be offset in its entirety by a release of valuation allowances. A deferred tax balance will result from our investment in OpCo; however, we will record a valuation allowance primarily due to our predecessor’s history of losses and its inability to utilize such deferred tax assets. No cash income taxes are expected to be due on our allocable share of taxable income for each of the twelve-month periods ending August 31, 2016 and August 31, 2017.

Equity in Earnings of Unconsolidated Affiliates, Net of Tax

Our forecast assumes equity in earnings of $16.0 million for the twelve-month period ending August 31, 2016 and $16.1 million for the twelve-month period ending August 31, 2017, compared to $0.8 million for the pro forma year ended December 28, 2014. Equity in earnings of unconsolidated affiliates, net of tax, assumes that OpCo will own a noncontrolling 49% interest in the Solar Gen 2 Project, the Lost Hills Blackwell Project and the North Star Project for each twelve-month forecast period. The volume of energy produced and sold by the underlying projects is expected to be materially consistent between forecast periods as the projects are all expected to be fully operational for the entirety of both forecast periods. In addition, equity in earnings of unconsolidated affiliates, net of tax, assumes income tax expense related to equity earnings will be offset by a release of valuation allowances in its entirety.

Cash Distributions from Unconsolidated Affiliates

Our forecast assumes cash distributions from unconsolidated affiliates of $30.1 million for the twelve-month period ending August 31, 2016 and $34.9 for the twelve-month period ending August 31, 2017, compared to no cash distributions from unconsolidated affiliates for the pro forma year ended December 28, 2014. The increase of $30.1 million in the cash distributions from unconsolidated affiliates from the pro forma year ended December 28, 2014 to the twelve-month period ending August 31, 2016 is primarily due to the timing of distributions from the Lost Hills Blackwell Project, the North Star Project and the Solar Gen 2 Project. The increase of $4.8 million in the cash distributions from unconsolidated affiliates from the twelve-month period ending August 31, 2016 to the twelve month period ending August 31, 2017 is primarily due to a net increase of $3.4 million in cash distributions from the Lost Hills Blackwell Holding Company as a result of network upgrade expenditures and associated network upgrade refunds.

Cash distributions from unconsolidated affiliates assumes that OpCo will be entitled to 49% of the cash distributed by the operations of its noncontrolling 49% interest in the Solar Gen 2 Project, the Lost Hills Blackwell Project and the North Star Project. In addition, cash distributions from unconsolidated affiliates assumes that the cash distributions for the twelve-month period ending August 31, 2016 includes $4.3 million and $0.6 million of network upgrade refunds from PG&E and Imperial Irrigation District, respectively, and cash distributions from unconsolidated affiliates for the twelve-month period ending August 31, 2017 includes $5.2 million and $0.6 million in network upgrade refunds from PG&E and Imperial Irrigation District, respectively. Please read “—Assumptions and Considerations—Network Upgrade Refunds.”

Under the terms of the limited liability company agreements of the direct owner of Solar Gen 2 Project Entity and the Lost Hills Blackwell Holding Company and under the expected terms of the limited liability agreement of the direct owner of the North Star Project Entity, these entities must distribute 100% of their distributable cash on the first business day of each quarter of the calendar year to its members. Distributable cash is generally defined as cash on hand at the end of the applicable quarter, less any reserves expressly identified in the annual budget or any other reserves established pursuant to the terms of the entity’s limited liability company agreement. Pursuant to the terms of the above mentioned limited liability company agreements, we will receive 49% of all cash distributions by the Solar Gen 2 Project Entity, the Lost Hills Blackwell Holding Company and the North Star Project Entity. Please read “Risk Factors—Risks Related to Our Business—We do not control certain of the entities that own our projects and we may acquire future projects that we do not control.”

Network Upgrade Refunds

In connection with the construction and interconnection of the Lost Hills Blackwell Project, the North Star Project, the Solar Gen 2 Project and the Quinto Project, the corresponding Project Entities paid for certain upgrades to the network and transmission lines of the respective interconnection counterparty for such project and are entitled to a reimbursement from such interconnection counterparty of the cost of certain of those upgrades. These network upgrade refunds are paid over a period of time and will correspondingly increase cash available for distribution during such time. Upon the recoupment of the full amount of these network upgrade refunds, the cash available for distribution generated by these Project Entities is expected to decrease correspondingly. The Lost Hills Blackwell Holding Company is expected to be paid an aggregate of $10.0 million, including accrued interest, by PG&E during the period of April 2016 through March 2017. The North Star Project Entity is expected be paid an aggregate of $22.7 million, including accrued interest by PG&E during the period June 2015 through May 2020. The Solar Gen 2 Project Entity has long-term prepaid transmission services in the amount of $26.5 million that represents network and transmission upgrades that will be reimbursed to the Solar Gen 2 Project Entity through reductions to transmission invoices from the Imperial Irrigation District over approximately 19 years. The Quinto Project is expected to be paid an aggregate of $46.3 million, including accrued interest, by PG&E over approximately five years after the Quinto Project reaches COD, which is expected to occur in October 2015. The following table outlines our relative share of network upgrade refunds that are included in the anticipated cash distributions from our unconsolidated affiliates (in thousands):

(In thousands)	Twelve-Month Period Ending August 31, 2016	Twelve-Month Period Ending August 31, 2017
Lost Hills Blackwell Holding Company	$1,936	$2,968
North Star Project Entity	2,343	2,277
Solar Gen 2 Project Entity	641	649
Quinto Project Entity	7,721	9,265

Total	$12,641	$15,159

The network upgrade refunds set forth above for the Lost Hills Blackwell Holding Company, the North Star Project Entity and the Solar Gen 2 Project Entity are incorporated into the cash distributions received from such entities and are consequently included in cash distributions from unconsolidated affiliates. The network upgrade refunds set forth above for the Quinto Project Entity are expected cash receipts that are not incorporated into operating revenues of OpCo.

Significant Accounting Policies

In preparing the forecast, we have applied the accounting policies used in the preparation of our financial statements shown elsewhere in this prospectus. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and the notes to our financial statements included elsewhere in this prospectus.

Regulatory, Industry, Economic and Other Factors

Our estimated results of operations for the forecasted period are based on the following assumptions related to regulatory, industry and economic factors:

•	no material nonperformance or credit-related defaults by customers, suppliers or our Sponsors;

•	no new or material amendments to federal, state or local laws or regulations, or new interpretation or application of existing laws or regulations in the jurisdictions in which we operate that in each case would be materially adverse to our business or the business of our suppliers, our Sponsors or any of our customers;

•	no material adverse effects to our business, our industry or the business or operations of our suppliers, our Sponsors or any of our customers on account of natural disasters;

•	no material adverse change resulting from supply disruptions, reduced demand for electricity or electrical grid or interconnection disruption or curtailment;

•	no material adverse changes in the existing regulatory framework, such as regulations relating to net metering or third-party ownership of electrical generation;

•	no material adverse changes in market, regulatory and overall economic conditions;

•	there will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we depend; and

•	market, insurance and overall economic conditions will not change substantially.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT AND THE OPCO LIMITED LIABILITY COMPANY AGREEMENT RELATING TO CASH DISTRIBUTIONS

We will distribute our available cash, as defined below, in each quarter to our Class A shareholders. Our cash flow is generated from distributions we receive from OpCo. As a result, our ability to make distributions to our Class A shareholders depends primarily on the ability of OpCo to make cash distributions to its unitholders, including us. Set forth below is a summary of the significant provisions of our partnership agreement and the OpCo limited liability company agreement as they relate to cash distributions. The summary below is qualified in its entirety by reference to all of the provisions of our partnership agreement and the OpCo limited liability company agreement, a form of each of which has been attached as an appendix to this prospectus.

As described below under “—Provisions of the OpCo Limited Liability Company Agreement Relating to Cash Distributions,” our general partner will have broad discretion to make certain decisions under the OpCo limited liability company agreement, including with respect to the establishment of cash reserves. Decisions made by us under the OpCo limited liability company agreement will ultimately be made by our general partner.

Provisions of Our Partnership Agreement Relating to Cash Distributions

Distributions of Our Available Cash

Our partnership agreement requires that, within 45 days after the end of each fiscal quarter, beginning with the quarter ending                     , 2015, we distribute all of our available cash to Class A shareholders of record on the applicable record date. We will adjust the amount of our distributions for the period from the completion of this offering through                     , 2015, based on the actual length of the period.

Our partnership agreement requires us to distribute our available cash quarterly. Generally, our available cash is all cash on hand or received before the date of distribution in respect of such quarter, less the amount of cash reserves established by our general partner. We currently expect that cash reserves at 8point3 Partners would be established solely to provide for the payment of income taxes payable by 8point3 Partners, if any. Our cash flow is generated from distributions we receive from OpCo.

Even though we are organized as a limited partnership under state law, we will be treated as a corporation for U.S. federal income tax purposes. Accordingly, we will be subject to U.S. federal income tax at regular corporate rates on our net taxable income. We expect to generate NOLs and NOL carryforwards that we can use to offset future taxable income. As a result, we do not expect to pay meaningful U.S. federal income tax for approximately         years. This estimate is based on assumptions we have made regarding, among other things, OpCo’s income, capital expenditures and operating expense. We may not generate NOLs as expected. Accordingly, our future tax liability may be greater than expected which would reduce cash available for distribution. Please read “Risk Factors—Risks Related to Taxation.”

Shares Eligible for Distribution

Upon the completion of this offering, we will have              Class A shares outstanding and Class B shares outstanding. Each Class A share will be entitled to receive distributions (including upon liquidation) on a pro rata basis. Class B shares will not be entitled to receive any distributions. We may issue additional units to fund the redemption of OpCo common units and our Class B shares tendered by our Sponsors under the Exchange Agreement. Please read “Certain Relationships and Related Party Transactions—Exchange Agreement.”

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own Class A shares or other equity securities in us and would be entitled to receive cash distributions on any such interests.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and distribute any remaining proceeds pro rata to our Class A shareholders.

Intent to Distribute the Initial Quarterly Distribution

We intend for our initial quarterly distribution to the holders of our Class A shares to be at least $ per share, or $         per share on an annualized basis, which is equal to OpCo’s minimum quarterly distribution on OpCo’s common units. However, our ability to pay the initial quarterly distribution will depend on the amount of distributions we received from OpCo, as a holder of OpCo’s common units.

Even if we receive sufficient cash from OpCo to pay the initial quarterly distribution, our ability to pay the initial quarterly distribution will also depend on whether we have sufficient remaining cash after the establishment of cash reserves as determined by our general partner. Consequently, we may not be able to pay the initial quarterly distribution on our Class A shares in any quarter, even if the minimum quarterly distribution on the OpCo common units has been paid in full.

Provisions of the OpCo Limited Liability Company Agreement Relating to Cash Distributions

Distributions of Available Cash by OpCo

General

The OpCo limited liability company agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending                     , 2015, OpCo will distribute its available cash to its unitholders of record on the applicable record date. OpCo will adjust the amount of its distribution for the period from the completion of this offering to                     , 2015, based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for any quarter, the sum of all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of OpCo’s business, including reserves for anticipated future debt service requirements, future capital expenditures and future acquisitions, subsequent to that quarter;

•	comply with applicable law or any of OpCo’s or its subsidiaries’ debt instruments or other agreements; or

•	provide funds for distributions to OpCo’s unitholders for any one or more of the next four quarters, provided that 8point3 Partners may not establish cash reserves for future distributions if the effect of the establishment of such reserves will prevent OpCo from making the minimum quarterly distribution on all OpCo common units and any cumulative arrearages on such OpCo common units for the current quarter;

•	plus, all cash on hand on the date of determination resulting from dividends or distributions received after the end of the quarter from equity interests in any person other than a subsidiary in respect of operations conducted by such person during the quarter;

•	plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash resulting from working capital borrowings after the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to cause OpCo to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to OpCo’s unitholders. Under the OpCo limited liability company agreement, working capital borrowings are generally borrowings under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

We intend to cause OpCo to pay a minimum quarterly distribution to the holders of OpCo’s common units, including us, and OpCo’s subordinated units of $         per unit, or $         per unit on an annualized basis, to the extent OpCo has sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including (i) expenses of our general partner and its affiliates, (ii) our expenses, and (iii) payments to our Sponsors and their affiliates under the Management Services Agreements. However, OpCo may not be able to pay the minimum quarterly distribution on its units in any quarter. Since we will own all of the non-economic managing member interest of OpCo, determinations made by OpCo will ultimately be made by our general partner. Please read “Certain Relationships and Related Party Transactions” for a discussion of the restrictions in OpCo’s new revolving credit facility and term loan facility that may restrict its ability to make distributions.

Incentive Distribution Rights

Holdings currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50%, of the cash OpCo distributes from operating surplus (as defined below) in excess of $ per unit per quarter. The maximum distribution of 50% does not include any distributions that Holdings or its affiliates may receive on OpCo common or subordinated units that they own. Please read “—Incentive Distribution Rights” below for additional information.

Operating Surplus and Capital Surplus

General

All cash distributed to OpCo unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” OpCo will treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

Operating surplus of OpCo is defined as:

•	$ million (as described below); plus

•	all of OpCo and its subsidiaries’ cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of certain hedges prior to their specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedges; plus

•	all of OpCo and its subsidiaries’ cash receipts after the closing of this offering resulting from dividends or distributions received after the end of the quarter from equity interests in any person other than a subsidiary in respect of operations conducted by such person during the quarter (excluding the proceeds received by OpCo from interim capital transactions by such person); plus

•	cash distributions, including incremental distributions on incentive distribution rights, paid in respect of equity issued, other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that OpCo or a subsidiary enter into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions, including incremental distributions on incentive distribution rights, paid in respect of equity issued, other than equity issued in this offering, to pay interest and related fees on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to in the prior bullet point; less

•	all of OpCo and its subsidiaries’ operating expenditures, after the closing of this offering; less

•	the amount of cash reserves established by our general partner or the boards of any of OpCo’s subsidiaries to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

Disbursements made, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining operating surplus, within such period if our general partner so determines.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution by OpCo and is not limited to cash generated by our operations. For example, the definition of operating surplus includes a provision that will enable OpCo to distribute as operating surplus up to $         million of cash that OpCo receives in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. As a result, OpCo may distribute as operating surplus up to such amount of any cash that it receives from non-operating sources. In addition, the effect of including certain cash distributions on equity interests in operating surplus, as described above, will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures that reduce operating surplus at the time of repayment. However, if OpCo does not repay working capital borrowings, which increase operating surplus, during the 12-month period following the borrowing, they will be deemed to have been repaid at the end of such period, thus decreasing operating surplus at that time. When the working capital borrowings are subsequently repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Interim capital transactions are defined as:

•	borrowings, including sales of debt securities and other incurrences of indebtedness for borrowed money, other than working capital borrowings;

•	sales of equity securities;

•	sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements; and

•	capital contributions received.

Operating expenditures are defined as:

•	all cash expenditures of OpCo and its subsidiaries, including taxes, compensation of officers and directors of our general partner, reimbursements of expenses of our general partner and its affiliates, payments made under certain hedge contracts (provided that payments made in connection with the termination of any such hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract and amounts paid in connection with the initial purchase of such a contract will be amortized at the life of such contract), maintenance capital expenditures (as described below), and repayment of working capital borrowings; and

•	all of our expenses and other cash expenditures (other than income taxes), including reimbursements of expenses of our general partner and its affiliates as set forth in the Management Services Agreements.

Notwithstanding the foregoing, operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid, as described above;

•	payments, including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled, of principal of and premium on indebtedness other than working capital borrowings and principal amortization payments under financing arrangements of OpCo’s subsidiaries;

•	expansion capital expenditures or investment capital expenditures, as described below;

•	payment of transaction expenses, including taxes, relating to interim capital transactions;

•	distributions to equityholders of OpCo; or

•	repurchases of equity interests, including repurchases or redemptions of equity interests under the Exchange Agreement and excluding repurchases of equity interests purchased to satisfy obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in the OpCo limited liability company agreement as any distribution of available cash in excess of its cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by interim capital transactions.

Characterization of Cash Distributions

The OpCo limited liability company agreement requires that it treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of this offering (other than any distributions of proceeds of this offering) equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. The OpCo limited liability company agreement requires that OpCo treat any amount distributed in excess of operating surplus, regardless of the source, as capital surplus. We do not anticipate that OpCo will make any distributions from capital surplus.

Capital Expenditures

Expansion capital expenditures are cash expenditures incurred for those acquisitions or capital improvements that are expected to increase OpCo’s operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment or additional solar energy projects to the extent such capital expenditures are expected to increase OpCo’s operating capacity or its operating income. Expansion capital expenditures include interest expense associated with borrowings used to fund expansion capital expenditures.

Maintenance capital expenditures are cash expenditures that are made to repair, refurbish and maintain equipment reliability, integrity and safety and to comply with applicable laws and regulations, or other cash expenditures that are made to maintain, over the long term, operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish or replace OpCo’s solar energy projects, to upgrade transmission networks, to maintain equipment reliability, integrity and safety and to comply with laws and regulations.

Investment capital expenditures are those capital expenditures, including transaction expenses, which are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of cash expenditures made for investment purposes. Examples of investment capital expenditures include traditional cash expenditures for investment purposes, such as purchases of securities, as well as other cash expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of an asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity or net income, but which are not expected to expand, for more than the short term, our operating capacity or net income.

As described above, neither investment capital expenditures nor expansion capital expenditures are operating expenditures, and thus will not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of an acquisition, development or expansion in respect of a period that begins when we enter into a binding obligation for an acquisition, construction, development or expansion and ends on the earlier to occur of the date on which such acquisition, construction, development or expansion commences commercial service and the date that it is abandoned or disposed of, such interest payments do not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Cash expenditures that are made in part for maintenance capital purposes, investment capital purposes or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

General

The OpCo limited liability company agreement provides that, during the subordination period (which we define below), the OpCo common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $         per OpCo common unit, which amount is defined in the OpCo limited liability company agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the OpCo common units from prior quarters, before any distributions of available cash from operating surplus may be made on the OpCo subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the OpCo subordinated units will not be entitled to receive any distributions from operating surplus until the OpCo common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages from prior quarters. Furthermore, no arrearages will accrue or be payable on the OpCo subordinated units. The practical effect of the OpCo subordinated units is to increase the likelihood that, during the subordination period, there will be available cash from operating surplus to be distributed on the OpCo common units and our Class A shares.

Subordination Period

Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to OpCo’s unitholders in respect of any quarter, beginning with the quarter ending                     , 2018, if each of the following has occurred:

•	for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date, aggregate distributions from operating surplus equaled or exceeded the sum of the minimum quarterly distribution multiplied by the total number of OpCo common and subordinated units outstanding for each quarter of each period;

•	for the same three consecutive, non-overlapping four-quarter periods, the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution multiplied by the total number of OpCo common and subordinated units outstanding during each quarter on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the OpCo common units.

For the period after closing of this offering through                     , 2015, the OpCo limited liability company agreement will prorate the minimum quarterly distribution based on the actual length of the period, and use such prorated distribution for all purposes, including in determining whether the test described above has been satisfied.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the OpCo subordinated units will convert into OpCo common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending                     , 2016, if each of the following has occurred:

•	for the four-quarter period immediately preceding that date, aggregate distributions from operating surplus exceeded the product of 150.0% of the minimum quarterly distribution multiplied by the total number of OpCo common and subordinated units outstanding in each quarter in the period;

•	for the same four-quarter period, the “adjusted operating surplus” equaled or exceeded the product of 150.0% of the minimum quarterly distribution multiplied by the total number of OpCo common and subordinated units outstanding during each quarter on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the OpCo common units.

Forbearance Period

Our Sponsors have agreed to forego any distributions declared on their common and subordinated units of OpCo during the forbearance period. The amount of distributions to be foregone by the Sponsors will be $             million per fiscal quarter (or $             million if the underwriters exercise their option to purchase additional units in full) assuming OpCo distributes the minimum quarterly distribution. The purpose of this forbearance is to reduce the risk that the holders of Class A shares will not receive the full initial quarterly distribution as a result of certain solar energy projects not reaching COD until after the closing of the offering. The “forbearance period” will end in the fiscal quarter commencing on or after March 1, 2016 that the board of directors of our general partner, with the concurrence of the conflicts committee, determines that OpCo will be able to earn and pay at least the minimum quarterly distribution on each of its outstanding common and subordinated units for such quarter and the successive quarter. During the forbearance period, our Sponsors’ common and subordinated units in OpCo will not be treated as outstanding for purposes of calculating whether the subordination period has ended.

Conversion Upon Removal of the General Partner

In addition, if our shareholders remove our general partner other than for cause the OpCo subordinated units held by any person will immediately and automatically convert into OpCo common units on a one-for-one basis; provided that (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner.

Expiration of the Subordination Period

When the subordination period ends, each outstanding OpCo subordinated unit will convert into one OpCo common unit and will thereafter participate pro rata with the other OpCo common units in distributions of available cash.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings (including OpCo’s share of any net increase in working capital borrowings by subsidiaries that are not wholly owned) with respect to that period; less

•	any net decrease in cash reserves for operating expenditures (including OpCo’s share of any net decrease in cash reserves by subsidiaries that are not wholly owned) with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures (including OpCo’s share of any net increase in cash reserves by subsidiaries that are not wholly owned) with respect to that period required by any debt instrument for the repayment of principal, interest or premium; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods.

Any disbursements made, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period that the general partner determines to include in operating surplus for such period shall also be deemed to have been made, received or established, increased or reduced in such period for purposes of determining adjusted operating surplus for such period.

Distributions of Available Cash from Operating Surplus During the Subordination Period

OpCo will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 100% to the OpCo common unitholders, pro rata, until OpCo distributes for each outstanding OpCo common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 100% to the OpCo common unitholders, pro rata, until OpCo distributes for each outstanding OpCo common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the OpCo common units for any prior quarters during the subordination period;

•	third, 100% to the OpCo subordinated unitholders, pro rata, until OpCo distributes for each outstanding OpCo subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions of Available Cash from Operating Surplus After the Subordination Period

OpCo will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 100% to the OpCo common unitholders, pro rata, until OpCo distributes for each outstanding OpCo common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage (15%, 25% and 50%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Holdings currently holds the incentive distribution rights, but may transfer these rights.

If for any quarter:

•	OpCo has distributed available cash from operating surplus to the OpCo common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	OpCo has distributed available cash from operating surplus on outstanding OpCo common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, OpCo will distribute any additional available cash from operating surplus for that quarter among the unitholders and the holder(s) of the incentive distribution rights in the following manner:

•	first, 100% to all unitholders, pro rata, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•	second, 85% to all unitholders, pro rata, and 15% to the holder(s) of the incentive distribution rights, until each unitholder receives a total of $ per unit for that quarter (the “second target distribution”);

•	third, 75% to all unitholders, pro rata, and 25% to the holder(s) of the incentive distribution rights, until each unitholder receives a total of $ per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the holder(s) of the incentive distribution rights.

Percentage Allocations of Available Cash From Operating Surplus

The following table sets forth the percentage allocations of available cash from operating surplus between Holdings (in respect of the incentive distribution rights) and OpCo’s unitholders (in respect of their common and subordinated units) based on the specified target quarterly distribution levels. The amounts set forth under “Marginal Percentage Interest in Available Cash” are the percentage interests of Holdings (in respect of the incentive distribution rights) and the OpCo unitholders (in respect of their common and subordinated units) in any available cash from operating surplus OpCo distributes up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit Target Amount.” The percentage interests shown for OpCo’s unitholders and Holdings for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

			Marginal Percentage Interest in Available Cash
	Total Quarterly Distribution per Unit Target Amount		Unitholders	Incentive Distribution Right
Minimum Quarterly Distribution	$		100.0%	0.0%
First Target Distribution	above $	up to $	100.0%	0.0%
Second Target Distribution	above $	up to $	85.0%	15.0%
Third Target Distribution	above $	up to $	75.0%	25.0%
Thereafter	above $		50.0%	50.0%

Holdings’ Right to Reset Incentive Distribution Levels

Holdings, as the initial holder of OpCo’s incentive distribution rights, has the right under the OpCo limited liability company agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments would be set. If Holdings transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of the incentive distribution rights will be entitled to exercise this right. Holdings’ right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our Class A shareholders or the conflicts committee, at any time when there are no OpCo subordinated units outstanding, OpCo has made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distributions for each of the four consecutive fiscal quarters immediately preceding such time and the amount of such aggregate distributions did not exceed the adjusted operating surplus for such four-quarter period. If Holdings and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of our general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that Holdings will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that Holdings would exercise this reset right in order to facilitate acquisitions or internal expansion projects that would otherwise not be sufficiently accretive to cash distributions per OpCo common unit, taking into account the existing levels of incentive distribution payments being made to Holdings.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by Holdings of incentive distribution payments based on the target distributions prior to the reset, Holdings will be entitled to receive a number of newly issued OpCo common units based on a formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by Holdings for the two quarters immediately preceding the reset event as compared to the average cash distributions per OpCo common unit during that two-quarter period.

The number of OpCo common units that Holdings (or the then holder of the incentive distribution rights, if other than Holdings) would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by Holdings in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per OpCo common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per OpCo common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, 100% to all unitholders, pro rata, until each unitholder receives an amount equal to 150% of the reset minimum quarterly distribution for that quarter;

•	second, 85% to all unitholders, pro rata, and 15% to Holdings, until each unitholder receives an amount per unit equal to 175% of the reset minimum quarterly distribution for the quarter;

•	third, 75% to all unitholders, pro rata, and 25% to Holdings, until each unitholder receives an amount per unit equal to 200% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to Holdings.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and the holder(s) of the incentive distribution rights at various cash distribution levels (i) pursuant to the cash distribution provisions of the OpCo limited liability company agreement in effect at the completion of this offering, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per OpCo common unit during the two fiscal quarters immediately preceding the reset election was $            .

	Quarterly Distribution per Unit Prior to Reset		Marginal Percentage Interest in Distribution		Quarter Distribution per Unit Following Hypothetical Reset
			Common Unitholders	Incentive Distribution Rights
Minimum Quarterly Distribution	$		100%	—	$
First Target Distribution	above $	up to $	100%	—	above $		up to $	(1)
Second Target Distribution	above $	up to $	85%	15%	above $	(1)	up to $	(2)
Third Target Distribution	above $	up to $	75%	25%	above $	(2)	up to $	(3)
Thereafter	above $		50%	50%	above $	(3)

(1)	This amount is 150% of the hypothetical reset minimum quarterly distribution.
(2)	This amount is 175% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 200% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the holder(s) of the incentive distribution rights based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be            OpCo common units outstanding and the average distribution to each OpCo common unit would be $        per quarter for the two consecutive non-overlapping quarters prior to the reset.

Prior to Reset
	Quarterly Distribution per Unit		Cash Distributions to Common Units	Cash Distributions to Incentive Distribution Rights	Total Distributions
Minimum Quarterly Distribution	$		$	$	$
First Target Distribution	above $	up to $
Second Target Distribution	above $	up to $
Third Target Distribution	above $	up to $
Thereafter	above $		$	$	$

			$	$	$

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the holder(s) of the incentive distribution rights after a reset of the incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that as a result of the reset there would be         OpCo common units outstanding and that the average distribution to each OpCo common unit would be $            . The number of OpCo common units issued as a result of the reset was calculated by dividing (x) $         as the average of the amounts received in respect of the incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, by (y) the average of the cash distributions made on each OpCo common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $            .

After Reset
			Cash Distributions to Common Units	Cash Distributions to Holder(s) of the Incentive Distribution Rights
	Quarterly Distribution per Unit			Common Units Issued in Reset	Incentive Distribution Rights	Total	Total Distributions
Minimum Quarterly Distribution	$		$	$	$	$	$
First Target Distribution	above $	up to $
Second Target Distribution	above $	up to $
Third Target Distribution	above $	up to $
Thereafter	above $		$	$	$	$	$

			$	$	$	$	$

The holder(s) of the Incentive Distribution Rights will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under the OpCo limited liability company agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

OpCo will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 100% to all unitholders until the minimum quarterly distribution is reduced to zero, as described below under “—Effect of a Distribution from Capital Surplus;”

•	second, to the common unitholders, pro rata, until OpCo distributes for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, as if such distributions were from operating surplus; because the minimum quarterly distribution is reduced to zero, OpCo will pay the incentive distribution rights at the highest level as described below.

The preceding discussion is based on the assumption that OpCo does not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

The OpCo limited liability company agreement treats a distribution of capital surplus as the repayment of the initial unit price on OpCo common units (equal to the initial public offering price), which is a return of capital. The initial unit price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target quarterly distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the OpCo common units prior to the announcement of the distribution. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once OpCo distributes capital surplus on an OpCo common unit in an amount equal to the initial unit price, the minimum quarterly distribution and the target quarterly distribution levels will be equal to zero. OpCo will then pay any unpaid arrearages on OpCo’s common units and thereafter make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 50% being paid to the holders of incentive distribution rights, pro rata. Please read “—Incentive Distribution Rights” above.

Adjustment to the Minimum Quarterly Distribution and Target Quarterly Distribution Levels

In addition to adjusting the minimum quarterly distribution and target quarterly distribution levels to reflect a distribution of capital surplus, if OpCo combines its units into fewer units or subdivide its units into a greater number of units, it will proportionately adjust:

•	the minimum quarterly distribution;

•	target quarterly distribution levels;

•	the unrecovered initial unit price; and

•	the arrearages per OpCo common unit in payment of the minimum quarterly distribution on the OpCo common units.

For example, if a two-for-one split of the OpCo common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each OpCo subordinated unit would be split into two units. OpCo will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

General

If OpCo dissolves in accordance with the OpCo limited liability company agreement, OpCo will sell or otherwise dispose of its assets in a process called liquidation. OpCo will first apply the proceeds of liquidation to the payment of its creditors. OpCo will distribute any remaining proceeds to its unitholders and holders of incentive distribution rights in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding OpCo common units to a preference over the holders of outstanding OpCo subordinated units upon OpCo’s liquidation, to the extent required to permit OpCo common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the OpCo common units. However, there may not be sufficient gain upon OpCo’s liquidation to enable the holders of OpCo common units to fully recover all of these amounts, even though there may be cash available for distributions to the holders of OpCo subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of Holdings.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the OpCo limited liability company agreement. If OpCo’s liquidation occurs before the end of the subordination period, OpCo will allocate any gain to its members in the following manner:

•	first, to each member to the extent of any negative balance in its capital account;

•	second, 100% to the OpCo common unitholders, pro rata, until the capital account for each OpCo common unit is equal to the sum of: (i) the unrecovered initial unit price; (ii) the amount of the minimum quarterly distribution for the quarter during which OpCo’s liquidation occurs; and (iii) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 100% to the OpCo subordinated unitholders, pro rata, until the capital account for each OpCo subordinated unit is equal to the sum of: (i) the unrecovered initial unit price; and (ii) the amount of the minimum quarterly distribution for the quarter during which OpCo’s liquidation occurs;

•	fourth, 100% to all OpCo common and subordinated unitholders, pro rata, until we allocate under this bullet an amount per unit equal to: (i) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of OpCo’s existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that OpCo distributed 100% to the OpCo common and subordinated unitholders, pro rata, for each quarter of its existence;

•	fifth, 85% to all OpCo common and subordinated unitholders, pro rata, and 15% to Holdings, until OpCo allocates under this bullet an amount per unit equal to: (i) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of OpCo’s existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that OpCo distributed 85% to the OpCo common and subordinated unitholders, pro rata, and 15% to Holdings for each quarter of OpCo’s existence;

•	sixth, 75% to all OpCo common and subordinated unitholders, pro rata, and 25% to Holdings, until OpCo allocates under this bullet an amount per unit equal to: (i) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of OpCo’s existence; less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that OpCo distributed 75% to the common and subordinated unitholders, pro rata, and 25% to Holdings for each quarter of OpCo’s existence; and

•	thereafter, 50% to all OpCo common and subordinated unitholders, pro rata, and 50% to Holdings.

The percentages set forth above are based on the assumption that Holdings has not transferred its incentive distribution rights and has not previously exercised its right to reset incentive distribution levels.

If the liquidation occurs after the end of the subordination period, the distinction between OpCo common units and subordinated units will disappear, so that clause (iii) of the second bullet point above and all of the fourth bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If OpCo’s liquidation occurs before the end of the subordination period, after making allocations of loss to the members in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, OpCo will generally allocate any loss to its members in the following manner:

•	first, 100% to the holders of OpCo subordinated units in proportion to the positive balances in their capital accounts, until the capital accounts of the OpCo subordinated unitholders have been reduced to zero; and

•	thereafter, 100% to the holders of OpCo common units in proportion to the positive balances in their capital accounts, until the capital accounts of the OpCo common unitholders have been reduced to zero.

If the liquidation occurs after the end of the subordination period, the distinction between OpCo common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

The OpCo limited liability company agreement requires that OpCo make adjustments to capital accounts upon the issuance of additional units. In this regard, the OpCo limited liability company agreement specifies that OpCo allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and incentive distribution rights in the same manner as OpCo allocates gain upon liquidation. In the event that OpCo makes positive adjustments to the capital accounts upon the issuance of additional units, the OpCo limited liability company agreement requires that OpCo generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the members’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, OpCo generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and incentive distribution rights based on their respective percentage ownership of OpCo. In this manner, prior to the end of the subordination period, OpCo generally will allocate any such loss equally with respect to the OpCo common and subordinated units. If OpCo makes negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in OpCo’s unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following table sets forth selected combined carve-out financial data of our predecessor and selected pro forma financial data of 8point3 Energy Partners LP as of and for the periods indicated. The combined carve-out financial statements of our predecessor as of and for the years ended December 28, 2014 and December 29, 2013, appearing elsewhere in this prospectus were prepared on a “carve-out” basis which comprises contracted solar energy projects and leased solar energy systems that have historically been owned by SunPower. The predecessor is not an existing stand-alone legal entity; rather it is a combination of currently operating leased solar energy systems and solar energy projects currently under construction that have long-term offtake agreements, all of which are currently owned by SunPower. The combined carve-out financial statements are intended to represent the financial results during those periods of SunPower’s contracted solar energy projects and leased solar energy systems in the United States that will be contributed to OpCo as part of the Formation Transactions. The following selected historical combined carve-out financial and operating data presents all of the projects and operations of our predecessor.

Upon the completion of this offering, we will own a controlling non-economic managing member interest in OpCo, and a     % limited liability company interest in OpCo (assuming no exercise of the underwriters’ option to purchase additional Class A shares) and our Sponsors will collectively own a non-controlling     % limited liability company interest in OpCo (assuming no exercise of the underwriters’ option to purchase additional Class A shares). However, as required by U.S. GAAP, we will continue to consolidate 100% of the assets and operations of OpCo in our financial statements and reflect a non-controlling interest.

The selected unaudited pro forma financial data has been derived by the application of pro forma adjustments to the historical combined carve-out financial statements of our predecessor included elsewhere in this prospectus. The pro forma balance sheet assumes that the Formation Transactions and this offering occurred as of December 28, 2014 and the pro forma statements of operations data for the year ended December 28, 2014 assume that the Formation Transactions and this offering, with respect to share and per share information, occurred as of December 30, 2013.

The unaudited pro forma condensed combined financial statements reflect the following significant assumptions and Formation Transactions related to this offering:

•	the contribution by First Solar of the First Solar Project Entities in exchange for an aggregate of Class B shares, OpCo common units, OpCo subordinated units and the right to receive a portion of the proceeds of this offering;

•	the issuance by us of Class A shares in this offering for net proceeds of $ ;

•	the use by us of all of the net proceeds of this offering to purchase from OpCo OpCo common units, resulting in our owning a % interest in OpCo;

•	the issuance by us of an aggregate of Class B shares and the issuance by OpCo of an aggregate of OpCo common units and OpCo subordinated units and the issuance to SunPower in connection with the reorganization of OpCo;

•	the issuance by OpCo of all of the incentive distribution rights to Holdings;

•	the issuance by OpCo of a non-economic managing member interest to us;

•	the use by OpCo of the proceeds it receives from us to make a distribution to First Solar of $ and to make a distribution to SunPower of $ , with the remaining proceeds OpCo receives from us to be used for general purposes, including to fund future acquisition opportunities;

•	the incurrence of a $ term loan by OpCo under a term loan facility and the distribution of the proceeds thereof to the Sponsors; and

•	the entrance into a $ million revolving credit facility by OpCo.

The combined carve-out financial statements of our predecessor, from which the selected unaudited pro forma financial data have been derived, are presented in U.S. dollars and have been prepared in accordance with U.S. GAAP.

8point3 Partners has not yet commenced operations and has no significant assets or liabilities.

The following table should be read together with, and is qualified in its entirety by reference to, the combined carve-out financial statements and the accompanying notes included elsewhere in this prospectus. Among other things, the combined carve-out financial statements include more detailed information regarding the basis of presentation for the information in the following table. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. Our selected unaudited pro forma financial information does not purport to represent what our results of operations or financial position would have been if we operated as a publicly traded partnership during the period presented and may not be indicative of our future performance.

	Pro Forma As Adjusted	Historical
(In thousands)	Year Ended December 28, 2014	Year Ended December 28, 2014	Year Ended December 29, 2013
Statement of Operations Data:
Revenues:
Operating revenues	$	$9,231	$24,489

Total revenues		9,231	24,489
Operating costs and expenses:
Cost of operations		(3,195)	13,111
Cost of operations-parent		937	928
Selling, general and administrative		4,818	4,272
Depreciation, amortization and accretion		2,339	3,224

Total operating costs and expenses		4,899	21,535

Operating income (loss)		4,332	2,954
Interest expense		5,525	6,751

Income (loss) before income taxes		(1,193)	(3,797)
Benefit from (provision for) income taxes		(23)	(30)

Net income (loss)		(1,216)	(3,827)
Less net income (loss) attributable to noncontrolling interests		—	—

Net income (loss) attributable to 8point3 Partners	$	$(1,216)	$3,827

Basic net income per share	$

Balance Sheet Data (at period end):
Property and equipment, net	$	$158,208	$100,010
Total assets	$	$247,969	$200,565
Long-term debt and financing obligations	$	$91,183	$31,545
Total equity	$	$127,510	$139,933
Cash Flow Data:
Net cash provided by (used in)
Operating activities		$10,476	$5,380
Investing activities		$(63,906)	$(8,082)
Financing activities		$53,430	$2,702
Other Financial Data:
EBITDA(1)	$	$6,671	$6,178

(1)	For a discussion of the non-U.S. GAAP financial measures EBITDA, please read “Prospectus Summary—Summary Historical and Pro Forma Financial Data—Non-U.S. GAAP Financial Measures.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of the historical financial condition and results of operations of our predecessor in conjunction with the historical and pro forma financial statements and the related notes to those financial statements included elsewhere in this prospectus. This discussion includes forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ from statements we make. Please read “Forward-Looking Statements” and “Risk Factors.”

The contributions of the Project Entities by the Sponsors to OpCo will result in a business combination for accounting purposes, with the SunPower Project Entities being considered as the acquirer of the First Solar Project Entities. We have determined that the SunPower Project Entities are the accounting acquirer since SunPower has appointed our chief executive officer for at least the first two years and the expected contribution of the SunPower Project Entities is somewhat larger than the contribution of the First Solar Project Entities. Therefore, our predecessor is the SunPower Project Entities. As a result, the following discussion principally analyzes the historical financial condition and results of operations of the SunPower Project Entities. However, since the First Solar Project Entities will be a material portion of our Initial Portfolio, we have included a supplemental discussion of the historical financial condition and results of operations of the First Solar Project Entities.

The historical combined carve-out financial statements of our predecessor as of and for the years ended December 28, 2014 and December 29, 2013 appearing elsewhere in this prospectus were prepared on a “carve-out” basis from SunPower and are intended to represent the financial condition and results of operations of the SunPower Project Entities during those periods. The historical combined financial statements of the First Solar Project Entities as of and for the years ended December 31, 2014 and December 31, 2013 appearing elsewhere in this prospectus were prepared on a “carve-out” basis from First Solar and are intended to represent the financial condition and results of operations of the First Solar Project Entities during those periods.

We will own a controlling non-economic managing member interest and a     % limited liability company interest in OpCo and our Sponsors will collectively own a non-controlling     % limited liability company interest in OpCo. Because we will consolidate OpCo, financial results are shown on a 100% basis and are not adjusted to reflect our Sponsors’ non-controlling limited liability company interest in OpCo.

Overview

Company Description

We are a growth-oriented limited partnership formed by First Solar and SunPower to own, operate and acquire solar energy generation projects. Upon completion of this offering, our Initial Portfolio, which we will acquire from our Sponsors, will have interests in 432 MW of solar energy projects. Our primary objective is to generate predictable cash distributions that grow at a sustainable rate. We intend to achieve this objective by acquiring high-quality solar assets primarily developed by our Sponsors that generate long-term contracted cash flows and serve utility, C&I and residential customers in the United States and other select markets, primarily within the countries that comprise the OECD.

Upon the completion of this offering, we will own interests in six utility-scale solar energy projects, three of which are operational and three of which are in late-stage construction. These assets will represent 87% of the generating capacity of our Initial Portfolio upon all projects attaining COD. We will also own interests in a portfolio of C&I and residential DG Solar assets, which will represent 13% of the generating capacity of our Initial Portfolio. Our Initial Portfolio is located entirely in the United States and consists of utility-scale and C&I assets that sell substantially all of their output under long-term, fixed-price offtake agreements with investment grade offtake counterparties and residential DG Solar assets that are leased under long-term fixed-price offtake agreements with high credit quality residential customers with FICO scores averaging 765 at the time of the initial contract. As of December 31, 2014, the weighted average remaining life of offtake agreements across our Initial Portfolio was 21.3 years.

How We Will Generate Revenues

Our revenues are a function of the volume of electricity generated and sold by our projects and rental payments under lease agreements. The assets in our Initial Portfolio sell substantially all of their output or are leased under long-term, fixed price offtake agreements with investment grade utility-scale and C&I offtakers, as well as high credit quality residential customers with an average FICO score of 765 at the time of initial contract. As of December 31, 2014, the weighted average remaining life of offtake agreements across our Initial Portfolio was 21.3 years, with our Utility Project Entities’ offtake agreements having remaining terms ranging from 18.3 to 28.7 years and our C&I offtake agreements and residential offtake agreements having remaining terms ranging from 16.0 to 20.0 years.

Under our Utility Project Entities’ offtake agreements, each Utility Project Entity generally receives a fixed price over the term of the offtake agreement with respect to 100% of its output, subject to certain adjustments. Our Utility Project Entities’ offtake agreements have certain availability or production requirements, and if such requirements are not met, then in some cases the applicable project is required to pay the offtake counterparty a specified damages amount, and in some cases the offtake counterparty has the right to terminate the offtake agreement or reduce the contract quantity. In addition, under our utility offtake agreements, each party typically has the right to terminate upon written notice ranging from ten to 60 days following the occurrence of an event of default that has not been cured within the applicable cure period, if any.

Under our C&I Project Entities’ offtake agreements, each C&I Project Entity generally receives a fixed price over the term of the offtake agreement with respect to 100% of its output, subject to certain adjustments. Certain of our C&I Project Entities’ offtake agreements have availability or production requirements, and if such requirements are not met, the offtake counterparty has the right to terminate the offtake agreement. Under our C&I Project Entities’ offtake agreements, each party typically has the right to terminate upon written notice ranging from ten to 30 days following the occurrence of an event of default that has not been cured within the applicable cure period, if any.

Under our Residential Portfolio Project Entity’s offtake agreements, homeowners are obligated to make lease payments to the Residential Portfolio Project Entity on a monthly basis. The customer’s monthly payment is fixed based on a calculation that takes into account expected solar energy generation, and certain of our current offtake agreements contain price escalators with an average of a 1% increase annually. Customers are eligible to purchase the leased solar systems to facilitate the sale or transfer of their home. The agreements also include an early buy-out option at fair market value exercisable in the seventh year that allows customers to purchase the solar system.

How We Intend to Evaluate Our Operations

Our management intends to use a variety of financial metrics to analyze our performance. The key financial metrics we will evaluate are EBITDA and cash available for distribution.

EBITDA.    We define EBITDA as net income plus interest expense, income tax expense, and depreciation and amortization. EBITDA is a non-U.S. GAAP financial measure. This measurement is not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The U.S. GAAP measure most directly comparable to EBITDA is net income. The presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. For a further discussion of the non-U.S. GAAP financial measure of EBITDA and a reconciliation of EBITDA to its most comparable financial measures calculated and presented in accordance with U.S. GAAP, please read “Prospectus Summary—Summary Historical and Pro Forma Financial Data—Non-U.S. GAAP Financial Measures.”

Cash Available for Distribution.    Although we have not quantified cash available for distribution on a historical basis, after the closing of this offering, we intend to use cash available for distribution, which we define as EBITDA less equity in earnings of unconsolidated affiliates, cash interest paid, cash income taxes paid, maintenance capital expenditures, cash distributions to non-controlling interests and principal amortization of indebtedness plus cash distributions from unconsolidated affiliates and cash proceeds from sales-type residential leases. Our cash flow is generated from distributions we receive from OpCo each quarter. OpCo’s cash flow is generated primarily from distributions from the Project Entities. As a result, our ability to make distributions to our Class A shareholders depends primarily on the ability of the Project Entities to make cash distributions to OpCo and the ability of OpCo to make cash distributions to its unitholders.

We believe cash available for distribution is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make our minimum quarterly distribution. In addition, cash available for distribution is used by our management team for determining future acquisitions and managing our growth. The U.S. GAAP measures most directly comparable to cash available for distribution are net income and net cash provided by operating activities.

However, cash available for distribution has limitations as an analytical tool because it does not capture the level of capital expenditures necessary to maintain the operating performance of our projects, does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. Cash available for distribution is a non-U.S. GAAP measure and should not be considered an alternative to net income, net cash provided by (used in) operating activities or any other performance or liquidity measure determined in accordance with U.S. GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of cash available for distribution is not necessarily comparable to cash available for distribution as calculated by other companies. Investors should not rely on these measures as a substitute for any U.S. GAAP measure, including net income or net cash provided by operating activities.

Items Affecting the Comparability of Our Financial Results

Our future results of operations will not be comparable to our historical results of operations for the reasons described below.

Formation Transactions.    At the closing of this offering, we will acquire the First Solar Project Entities, which are not included in the results of our predecessor. Following the completion of this offering, our future combined financial statements will include the financial condition and results of operations of the First Solar Project Entities.

Non-operating Assets.    Results of operations of our predecessor mainly relate to our Residential Portfolio, which represents less than 10% of the assets in our Initial Portfolio. None of the SunPower Utility and C&I Projects have yet begun operation and the First Solar Projects, which are relatively new or have not yet begun operations, are not included in our predecessor’s results of operations.

General and Administrative Expense.    Our G&A expenses historically included direct charges for certain overhead and shared services expenses allocated by SunPower. Allocations for G&A services included such items as information technology, legal, human resources and other financial and administrative services. These expenses were charged or allocated to our predecessor based on management’s estimate of proportional use. Following the closing of this offering, under our management services agreements, we will pay an annual fee, initially $1.7 million, to our Sponsors for general and administrative services. This annual management fee will be subject to annual adjustment to reflect the cost to provide G&A services to us. For more information about this term fee and the services covered by it, please read “Certain Relationships and Related Party Transactions—Management Services Agreement.”

Accounting for Joint Ventures.    Our historical combined carve-out financial statements do not include equity earnings from any minority-owned joint ventures. At the closing of this offering, OpCo will own a 49% interest in the Solar Gen 2 Project and the Lost Hills Blackwell Project and a noncontrolling interest in the North Star Project; however, as these projects are currently owned by First Solar, they are not included in our predecessor’s combined carve-out financial statements. The results of operations of joint ventures in which OpCo owns a meaningful noncontrolling interest will not be consolidated in our financial statements and instead will be represented as earnings from equity investments.

Financing.    Our predecessor’s historical combined carve-out financial statements reflect indebtedness for the Quinto Project, which will be paid off in connection with the closing of this offering, and two residential financing agreements with third party investors, both of which will have been terminated by the closing of this offering. Concurrently with the completion of this offering, OpCo will enter into a $         million term loan facility and a $         million revolving credit facility. We expect OpCo to borrow $         under the term loan facility. We will use the proceeds of the term loan to pay distributions to our Sponsors. Please read “—Significant Factors and Trends Affecting Our Business—Liquidity and Capital Resources.”

Expiration of Section 1603 Cash Grant Program.    Our predecessor’s combined carve-out financial statements reflect the effect of the federal Section 1603 cash grant program. This program has expired and after the closing of this offering we will no longer benefit from these cash grants.

Maryland Solar Lease Arrangement.    Upon or shortly after consummation of this offering, the Maryland Solar Project Entity will lease the Maryland Solar Project to an affiliate of First Solar. Under the arrangement, the lessee is expected to be obligated to pay a fixed amount of rent. Please read “Certain Relationships and Related Party Transactions—Maryland Solar Lease Arrangement.”

Change in Fiscal Year.    Historically, our predecessor’s fiscal year was a 52-to-53-week fiscal year that ends on the Sunday closest to December 31. After the closing of this offering, we expect to change our fiscal year to a fiscal year ending November 30.

Significant Factors and Trends Affecting Our Business

The assets in our Initial Portfolio sell substantially all of their output or are leased pursuant to long-term, fixed price offtake agreements. We believe these long-term agreements substantially mitigate volatility in our cash flows. Over time, our results of operations and our ability to grow our business could be impacted by a number of factors and trends that affect our industry generally, including the development of the ROFO Portfolio and the other projects we may acquire in the future.

Increasing Demand for Solar Energy

Global energy demand is increasing due to economic development and population growth. The EIA projects OECD electricity generation to increase 34% between 2014 and 2040, requiring an increase in capacity of more than 600 GW of electricity generation, including through solar energy projects. With exposure to volatile fossil fuel costs, increasing concern about carbon emissions and a variety of other factors, customers are seeking alternatives to traditional sources of electricity generation. We expect the coal and nuclear energy segments will continue to face regulatory and economic headwinds. As a form of electricity generation that is not dependent on fossil fuels, does not produce greenhouse gas emissions and whose costs are falling, solar energy is well positioned to continue to capture an increasing share of this new build capacity. We believe we are well-positioned to benefit from this increased demand for solar energy.

Government Incentives

Our Sponsors benefit from certain government incentives designed to promote the development and use of solar energy. These incentives include accelerated tax depreciation, ITCs and RPS programs and net metering policies. These incentives make the development of solar energy projects more competitive by providing tax credits and accelerated depreciation for a portion of the development and construction costs, decreasing the costs associated with developing and building such projects. In addition, these incentives create demand for renewable energy assets through RPS programs and the reduction or removal of these incentives may diminish the market for future solar energy offtake agreements and reduce the ability for solar developers to compete for future solar energy offtake agreements. A loss or reduction in such incentives could decrease the attractiveness of solar energy projects to developers, including our Sponsors, which could reduce our acquisition opportunities. For example, the ITC, a federal income tax credit for 30% of eligible basis, is scheduled to fall to 10% of eligible basis for solar projects that commence commercial operation after December 31, 2016. For additional detail about these government incentives, please read “Industry—Solar Energy Markets—United States.” For more information about the risks associated with these government incentives, please read “Risk Factors—Government regulations providing incentives and subsidies for solar energy could change at any time and such changes may negatively impact our growth strategy.”

The projects in our Initial Portfolio are generally unaffected by the trends discussed above, given that all of the electricity to be generated by our projects will be sold under fixed-price offtake agreements, which have a weighted average remaining life of approximately 21.3 years, and the limited impact that expiring U.S. federal incentives will have upon completion of our construction projects in the United States. In addition, our near-term growth strategy is also largely insulated from the trends discussed above. We expect that most of our short-term growth will come from opportunities to acquire the projects included in our ROFO Portfolio, all of which will have executed power sale agreements. The projects in our ROFO Portfolio are also more diverse geographically than the projects in our Initial Portfolio and our Sponsors have already accounted for the impact that expiring U.S. federal incentives will have upon completion of our construction of such projects in the United States.

Results of Operations—Predecessor

	Year Ended December 28, 2014	Year Ended December 29, 2013
	(In thousands)
Operating revenues	$9,231	$24,489

Operating costs and expenses:
Cost of operations	(3,195)	13,111
Cost of operations—parent	937	928
Selling, general and administrative	4,818	4,272
Depreciation	2,339	3,224

Total operating costs and expenses	4,899	21,535

Operating income	4,332	2,954
Other expense
Interest expense	5,525	6,751

Total other expense, net	5,525	6,751

Loss before income taxes	(1,193)	(3,797)
Income tax expense	(23)	(30)

Net loss	$(1,216)	$(3,827)

Fiscal Year

Our predecessor has a 52-to-53-week fiscal year that ends on the Sunday closest to December 31. Our predecessor’s 2014 fiscal year ended on December 28, 2014 and its 2013 fiscal year ended on December 29, 2013, each of which were 52-week fiscal years.

Year Ended December 28, 2014 Compared to Year Ended December 29, 2013

Revenues

(In thousands)	Year Ended December 28, 2014	Year Ended December 29, 2013	Change
Operating revenues	$9,231	$24,489	$(15,258)

Total revenues	$9,231	$24,489	$(15,258)

Total Revenues:    Operating revenues for the period were comprised of revenues generated from solar energy systems leased to residential customers. These systems are leased under lease agreements which are classified for accounting purposes either as sales-type leases or operating leases.

For those leases classified as sales-type leases, the net present value, or NPV, of the minimum lease payments, net of executory costs, is recognized as revenue when the leased asset is placed in service. Executory costs represent estimated lease operation and maintenance costs, including insurance, to be paid by the lessor, including any profit thereon. This NPV is inclusive of certain fixed and determinable state or local rebates, described below, defined in the lease document as part of minimum lease payments. The difference between the net amount and the gross amount of a sales-type lease is amortized as revenue over the lease term using the interest method. Revenue from executory costs is recognized on a straight-line basis over the lease terms, almost all of which are 20 years.

For those leases classified as operating leases, revenue associated with renting the solar energy system and related executory costs are recognized on a straight-line basis over the lease terms, almost all of which are 20 years. Certain fixed and determinable state or local rebates, described below, defined in the lease document as part of minimum lease payments, are recorded as deferred revenue in the combined carve-out balance sheets when the lease is placed in service and amortized to revenue on a straight-line basis over the lease term.

State or local rebates that are fixed and determinable are recognized when the related solar energy system is placed in service. State or local rebates that are not fixed and determinable, since they relate to the generation of electricity from the leased solar energy system, are recognized as revenue upon cash receipt for both sales-type leases and operating leases.

Total revenue decreased 62% during the year ended December 28, 2014 as compared to the year ended December 29, 2013 due to a $15.3 million decrease in sales-type lease revenue, which is recognized when the sales-type leases are placed in service, as compared to operating lease revenue, which is recognized over the applicable lease term, as the majority of residential leases were placed in service in prior periods.

Concentrations:    All revenues for the period were generated in the United States in both the years ended December 28, 2014 and December 29, 2013.

Operating Costs and Expenses

(In thousands)	Year Ended December 28, 2014	Year Ended December 29,
		2013	Change
Cost of operations	$(3,195)	$13,111	$(16,306)
Cost of operations–parent	937	928	9
Selling, general and administrative	4,818	4,272	546
Depreciation	2,339	3,224	(885)

Total operating costs and expenses	$4,899	$21,535	$(16,636)

Total operating costs and expenses as a percentage of revenues	53.1%	87.9%

Cost of Operations:    Our predecessor’s cost of operations includes costs incurred in connection with sales-type leases that is recognized when the leased solar energy system is placed in service. Costs recognized on sales-type leases include initial direct costs to complete a leased solar energy system, such as costs for constructing a solar energy system inclusive of dealer payments, freight charges and direct lease costs. Our predecessor received federal cash grants under Section 1603 on a portion of our Residential Portfolio, the benefit of which was recorded as a reduction of cost of operations on the combined statements of operations when eligible leased solar energy systems are placed in service and all criteria necessary to be entitled to such grant income were met. For the years ended December 28, 2014 and December 29, 2013, we recognized $5.7 million and $4.7 million, respectively, of cash grants as a reduction of sales-type lease cost of operations.

The decrease of $16.3 million, or 124%, for the year ended December 28, 2014 as compared to the year ended December 29, 2013 is primarily a result of a $11.5 million decrease in sales-type leases as majority have been placed in service in prior periods and a $5.7 million decrease due to the deferral of the recognition of certain cash grants related to sales-type leases placed in service in prior periods until all criteria necessary to be entitled to such grant income were met during the year ended December 28, 2014, partially offset by a $0.8 million increase in other costs, including system output performance warranty and residential lease system repairs accrual.

Cost of Operations—parent:    Cost of operations—parent represents executory costs that were allocated to the predecessor by our Sponsor. Costs incurred for these services were $0.9 million for each of the years ended December 28, 2014 and December 29, 2013.

Selling, General and Administrative:    Selling, general and administrative expense includes (i) charges that were incurred by SunPower that were specifically identified as attributable to our predecessor; and (ii) an allocation of SunPower operating expenses based on the proportional level of effort attributable to the operation of our predecessor’s portfolio of solar energy systems leased to residential homeowners and solar energy projects under construction. These expenses include legal, accounting, tax, treasury, information technology, insurance, employee benefit costs, human resources, procurement, and other corporate services and infrastructure costs.

The increase of $0.5 million, or 13%, for the year ended December 28, 2014 as compared to the year ended December 29, 2013 was primarily driven by the ramp up in non-capitalizable selling, general and administrative expenses for development and construction activities on projects included in our Initial Portfolio.

Depreciation:    Depreciation expense reflects costs associated with depreciation of our operating lease assets, which are depreciated using the straight-line method to their estimated residual value over the 20 year lease term. Our predecessor was entitled to receive federal cash grants for the construction of these leased solar energy systems; therefore, the benefit of the cash grants is recorded as a reduction to the carrying value of the operating lease assets when eligible leased solar energy systems are placed in service and all criteria necessary to be entitled to such grant income are met. After the cash grant contra-asset is recorded to reduce the carrying value of the operating lease assets, it is subsequently amortized as a reduction to depreciation expense. The decrease of $0.9 million, or 27.5%, for the year ended December 28, 2014 as compared to the year ended December 29, 2013 is primarily a result of the recognition of certain cash grants related to operating leases placed in service in prior periods, which were deferred until the recognition criteria was met during the year ended December 28, 2014.

Interest Expense

	Year Ended December 28, 2014	Year Ended December 29,
(In thousands)		2013	Change
Interest expense	$5,525	$6,751	$(1,226)
Interest expense as a percentage of revenues	59.9%	27.6%

Interest expense for the year ended December 28, 2014 included $4.8 million of non-cash interest expense and $0.7 million of cash interest expense and included $4.6 million of non-cash interest expense and $2.2 million of cash interest expense for the year ended December 29, 2013.

Non-cash interest expense for the years ended December 28, 2014 and December 29, 2013 totaled $4.8 million and $4.6 million, respectively, relating to two financing arrangements under which leased solar energy systems are financed by two third-party investors. Under the terms of these financing arrangements, the investors provided upfront payments to our predecessor, for which our predecessor recognizes as a financing obligation that is reduced over the specified term of the arrangement as customer receivables and federal cash grants are received by the third-party investors. Non-cash interest expense is recognized on our predecessor’s combined carve-out statements of operations using the effective interest rate method calculated at a rate of approximately 14%. Non-cash interest expense increased by $0.3 million, or 7%, for the year ended December 28, 2014 as compared to the year ended December 29, 2013 as portfolios were still being funded through the end of the year ended December 29, 2013, resulting in a higher interest expense on a higher financed balance throughout the year ended December 28, 2014.

Cash interest expense for the year ended December 28, 2014 and December 29, 2013 totaled $0.7 million and $2.2 million, respectively, relating to letter of credit fees of $0.7 million and $0.3 million for the year ended December 28, 2014 and December 29, 2013, respectively, for the Quinto Project as well as an incremental $1.9 million financing fee for the year ended December 29, 2013 due to the third-party investors for undrawn commitment of the financing arrangement. The interest incurred related to the Quinto Project financing is not reflected as an expense in the combined carve-out statement of operations as it is capitalized to construction-in-process until the solar energy system is ready for its intended use.

Income Tax Expense

	Year Ended December 28, 2014	Year Ended December 29, 2013	Change
(In thousands)
Income tax expense	$23	$30	$(7)
Income tax expense as a percentage of revenues	0.2%	0.1%

Our predecessor’s income tax expense for the years ended December 28, 2014 and December 29, 2013 was due to state income taxes payable. The change in effective tax rate for the year ended December 28, 2014 of 1.9% compared 0.8% for the year ended December 29, 2013 is the result of lower losses before income taxes for the year ended December 28, 2014 of $1.2 million compared to a loss before income taxes of $3.8 million for the year ended December 29, 2013 while our income tax expense year-on-year did not change materially.

Cash Flows

A summary of the sources and uses of cash and cash equivalents is as follows:

	Year Ended December 28, 2014	Year Ended December 29, 2013	Change
(In thousands)
Net cash provided by operating activities	$10,476	$5,380	$5,096
Net cash used in investing activities	$(63,906)	$(8,082)	$(55,824)
Net cash provided by financing activities	$53,430	$2,702	$50,728

Operating Activities

Net cash provided by operating activities for the year ended December 28, 2014 was $10.5 million and was primarily the result of: (i) non-cash charges of $7.2 million for depreciation of operating lease assets and non-cash interest expense for two financing arrangements of leased solar energy systems; (ii) a $3.8 million decrease in cash grants and rebates receivable, (iii) a $0.5 million decrease in deferred costs related to leases placed in service during the year under sales-type leases, and (iv) a $5.2 million increase in accounts payable and other accrued liabilities, related to additional accruals of subcontractor costs related to our project assets. This was partially offset by: (i) a net loss of $1.2 million; (ii) an increase of $4.1 million in accounts receivable and financing receivable for rent due on sales-type and operating leases; and (iii) a $0.8 million increase in deferred revenue mainly due to additional rebates on systems under operating leases placed in service during the year.

Net cash provided by operating activities for the year ended December 29, 2013 was $5.4 million and was primarily the result of: (i) $7.8 million in non-cash charges for depreciation of operating lease assets and non-cash interest expense for upfront payments made by two third-party investors; (ii) an $11.4 million decrease in deferred costs related to leases placed in service during the year under sales-type leases; (iii) a $7.5 million increase in accounts payable and other accrued liabilities due to deferral of cash grant awards until all criteria necessary to be entitled to such grant income were met and an accrual of financing fees to the third-party investors for the two financing arrangements of leased solar energy systems; (iv) a $1.2 million increase in deferred revenue due to additional deferred rebates and rents on systems under operating leases placed in service during the year and (v) a $0.4 million increase in cash grants and rebates receivable. This was partially offset by: (i) a net loss of $3.8 million; and (ii) a $19.2 million increase in accounts receivable and financing receivable due to additional sales-type lease receivables recorded for systems placed in service during the year and billings on operating leases.

Investing Activities

Net cash used in investing activities for the years ended December 28, 2014 and December 29, 2013 was $63.9 million and $8.1 million, respectively, and relates to costs associated with solar energy projects under construction and completed residential leased solar energy systems that were classified as operating leases, net of cash grant received.

Financing Activities

Net cash provided by financing activities for the year ended December 28, 2014 was $53.4 million due to $61.5 million in debt proceeds from financing the Quinto Project and $3.1 million of capital contributions from SunPower, partially offset by $11.2 million of capital distributions to SunPower. Net cash provided by financing activities for the year ended December 29, 2013 was $2.7 million due to $54.6 million of payments from two third-party investors for two financing arrangements of leased solar energy systems, and $31.9 million of capital contributions from SunPower, partially offset by $83.8 million of capital distributions to SunPower.

Results of Operations—First Solar Project Entities

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In thousands)
Operating Revenue	$4,042	$—

Operating costs and expenses:
Cost of operations	947	122
General and administrative	4,710	1,591
Depreciation and accretion	1,206	—

Total operating costs	6,863	1,713

Operating loss	(2,821)	(1,713)
Income tax benefit	5,340	696

Equity in earnings of unconsolidated affiliate, net of tax	(460)	—

Net income (loss)	$2,059	$(1,017)

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenues

(in thousands)	Year Ended December 31, 2014	Year Ended December 31, 2013	Change
Revenues	$4,042	$—	$4,042

Total revenues	$4,042	$—	$4,042

Revenue is generated from the sale of energy to various non-affiliated parties under long-term power purchase agreements. Amounts are recognized as energy and any related renewable energy attributes are delivered based on rates stipulated in the respective power purchase agreements. In June 2014, we placed the Maryland Solar Project into service which resulted in $4.0 million of revenue during the year ended December 31, 2014.

Operating Costs and Expenses

(in thousands)	Year Ended December 31, 2014	Year Ended December 31, 2013	Change
Cost of operations	$947	$122	$825
General and administrative	4,710	1,591	3,119
Depreciation and accretion	1,206	—	1,206

Total operating costs	$6,863	$1,713	$5,150

Total operating costs as a percentage of revenues	169.8%	—%

Cost of operations:    Cost of operations primarily includes expenses related to operating and maintenance (“O&M”) service agreements and land lease agreements. Cost of operations increased $0.8 million for the year ended December 31, 2014 compared to the year ended December 31, 2013 primarily due to the Maryland Solar Project being placed into service and entering into various land lease arrangements for First Solar’s solar energy projects. The remaining solar energy projects were under construction and had no O&M expense during the periods presented.

General and administrative (G&A) expenses:    G&A expenses include (i) legal expenses, (ii) charges incurred by First Solar that were specifically attributable to the solar power systems, and (iii) an allocation of applicable First Solar operating expenses using a methodology based on an estimate of the proportionate level of effort devoted by corporate resources to support the solar energy systems. The overhead expenses incurred by First Solar include costs for certain corporate and shared service functions, such as legal, accounting, tax, treasury, information technology, insurance, employee benefits, communications, human resources, procurement, and other overhead costs. The increase of $3.1 million for the year ended December 31, 2014 compared to the year ended December 31, 2013 is primarily driven by higher levels of development and construction activity on various projects along with a proportional increase in corporate allocations.

Depreciation and accretion:    Depreciation expense reflects costs associated with the depreciation of our solar energy systems, which have been placed in service. The solar energy systems may be entitled to incentive tax credits which are recorded as a reduction in the carrying basis of the asset. Accretion expense represents increases in system asset retirement obligations with the passage of time. Depreciation and accretion was $1.2 million during the year ended December 31, 2014 as a result of the Maryland Solar Project being placed into service. The remaining solar energy projects were under construction and had not been placed into service.

Income Tax Benefit

(in thousands)	Year Ended December 31, 2014	Year Ended December 31, 2013	Change
Income tax benefit	$5,340	$696	$4,644
As a percentage of revenues	132.1%	—%

Income Tax Benefit:    The increase in income tax benefit of $4.6 million for the year ended December 31, 2014 compared to the year ended December 31, 2013 is primarily due to solar energy power system basis differences attributable to the generation of investment tax credits combined with an increase in pretax loss in 2014. The related investment tax credits were not reflected in the combined financial statements as they were retained by First Solar.

Equity in earnings of unconsolidated affiliates, net of tax

(in thousands)	Year Ended December 31, 2014	Year Ended December 31, 2013	Change
Equity in earnings of unconsolidated affiliates, net of tax	$(460)	$—	$(460)
As a percentage of revenues	(11.4%)	—%

Equity in earnings of unconsolidated affiliate, net of tax:    Equity in earnings of unconsolidated affiliate, net of tax represents our proportionate share of the earnings and losses of an unconsolidated affiliate accounted for under the equity method of accounting. We recognized a loss of $0.5 million from our unconsolidated affiliate during 2014 from our corresponding share of the entity’s net loss. We did not have any equity method adjustments in 2013.

Cash Flows of the First Solar Project Entities

A summary of the sources and uses of cash and cash equivalents is as follows:

(in thousands)	Year Ended December 31, 2014	Year Ended December 31, 2013	Change
Net cash (used in) provided by operating activities	$(2,246)	$626	$(2,872)
Net cash used in investing activities	$(391,703)	$(306,156)	$(85,547)
Net cash provided by financing activities	$398,761	$305,530	$(93,231)

Operating Activities

Net cash flows from operating activities decreased $2.9 million for the year ended December 31, 2014 compared to the year ended December 31, 2013, primarily as a result of an increase in deferred taxes during the period.

Investing Activities

Net cash flows used in investing activities increased $85.5 million for the year ended December 31, 2014 compared to the year ended December 31, 2013 due to higher levels of construction and development activities on the Solar Gen 2 Project and the commencement of construction for the Lost Hills Blackwell Project and the North Star Project.

Financing Activities

Net cash flows provided by financing activities increased $93.2 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase was primarily due to higher capital contributions related to construction and development activities on the Solar Gen 2 Project, the Lost Hills Blackwell Project and the North Star Project.

Liquidity and Capital Resources

Historically, our predecessor’s sources of liquidity included cash generated from operations and funding from SunPower or third-party financial institutions. Our predecessor participated in SunPower’s centralized cash management system; therefore, our predecessor’s cash receipts were deposited in SunPower’s or its affiliates’ bank accounts, all cash disbursements were made from those accounts, and our predecessor maintained no bank accounts dedicated solely to our assets.

Following this offering, we will have established separate bank accounts, but SunPower will continue to provide treasury services on our general partner’s behalf under our omnibus agreement. In addition to the retention of a portion of the net proceeds from this offering for working capital needs, we expect our ongoing sources of liquidity following this offering to include cash generated from operations (excluding cash distributions to minority investors), distributions and dividends from the operations of our equity investments, borrowings under our revolving credit facility and issuances of debt (the aggregate amount of which may be lower because of our reduced ownership in projects subject to tax equity financing) and additional equity securities. We may also incur debt at the project level, which may be limited by the rights of our tax equity investors. We believe that cash generated from these sources will be sufficient to meet our short-term working capital requirements and long-term capital expenditure requirements and to make quarterly cash distributions.

We intend to pay a minimum quarterly distribution of $         per Class A share per quarter, which equates to approximately $         million per quarter, or approximately $         million per year in the aggregate, based on the number of Class A shares to be outstanding immediately after completion of this offering and OpCo intends to pay a minimum quarterly distribution of $         per unit per quarter, which equates to approximately $         million per quarter, or approximately $         million per year in the aggregate, based on the number of common and subordinated units to be outstanding immediately after the completion of this offering. However, neither we nor OpCo have a legal obligation to pay this distribution. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Liquidity Position

We believe that, following the completion of this offering, we will have sufficient borrowings available under our new revolving credit facility, liquid assets and cash flows from operations to meet our financial commitments, debt service obligations, contingencies and anticipated required capital expenditures for at least the next 12 months.

However, we are subject to business and operational risks that could adversely affect our cash flow. A material decrease in our cash flows would likely have an adverse effect on our borrowing capacity.

Sources of Liquidity

Following the completion of this offering, we expect our ongoing sources of liquidity to include cash on hand, cash generated from operations (excluding cash distributions to minority investors), distributions and dividends from the operations of our equity investments, borrowings under new and existing financing arrangements (the aggregate amount of which may be lower because of our reduced ownership in projects subject to tax equity financing) and the issuance of additional equity securities as appropriate given market conditions. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures, as well as make acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control.

Term Loan and Revolving Credit Facility

Upon the completion of this offering, OpCo will enter into a $         million revolving credit facility under which no amounts will be drawn at the closing of this offering and a $         million term loan. In the future, we may increase our debt to fund our operations or future acquisitions. These new credit facilities and any future facilities will contain various covenants and restrictive provisions that will limit OpCo’s ability to, among other things:

•	incur or guarantee additional debt;

•	make distributions on or redeem or repurchase OpCo common or subordinated units;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of projects.

OpCo’s new credit facilities also are expected to contain covenants requiring us to maintain certain financial ratios.

Tax Equity

Our projects are, and our future acquisitions are expected to be, subject to two types of tax equity financing. In the first type of tax equity financing, the governing agreements provide, and the governing agreements of our future acquisitions may provide, our tax equity investors with a number of minority investor protection rights with respect to the applicable asset or assets that have been financed with tax equity, including restricting the ability of the entity that owns such asset or assets to incur debt. To the extent we want to incur project-level debt at a project in which we co-invest with a tax equity investor, we may be required to obtain the tax equity investor’s consent prior to such incurrence. In addition, the amount of debt that could be incurred by an entity in which we have a tax equity co-investor may be further constrained because even if the tax equity investor consents to the incurrence of the debt at the entity or project level, the tax equity investor may not agree to pledge its interest in the project which could reduce the amount that can be borrowed and raise the cost of borrowing by the entity.

In the second type of tax equity financing, the governing agreements provide, and the governing agreements of our future acquisitions may provide, our tax equity investors with a majority interest in the project. In such agreements, we will only have a number of minority investor protection rights with respect to the applicable asset or assets that have been financed with tax equity, including restricting the ability of the entity that owns such asset or assets to incur debt. In most cases, since we are not the majority owner, we will not be able to direct the actions of the entity that owns such asset. As such, we may not be able to incur debt at the entity or project level, without the consent of the majority owner.

Uses of Liquidity

Our principal requirements for liquidity and capital resources, other than for operating our business, can generally be categorized into the following: (i) debt service obligations; (ii) funding acquisitions, if any; and (iii) cash distributions to shareholders. Generally, once COD is reached, solar power generation assets do not require significant capital expenditures to maintain operating performance.

Contractual Obligations

The following table summarizes our predecessor’s and the First Solar Project Entities’ contractual obligations as of the end of the 2014 fiscal year:

		Payments Due by Period
(In thousands)	Total	2015	2016-2017	2018-2019	Beyond 2019
Quinto solar project financing, including interest(1)	$72,033	$1,646	$8,963	$6,516	$54,908
Residential lease financing(2)	31,545	1,842	4,801	6,725	18,177
Predecessor’s land use commitments(3)	50,000	1,085	2,221	2,659	44,035

Total contractual obligations of predecessor(4)	$153,578	$4,573	$15,985	$15,900	$117,120

First Solar Project Entities’ land use commitments(5)	$35,762	$633	$2,115	$2,158	$30,856

(1)	Quinto solar project financing, including approximately 2.68% interest, relates to the aggregate of $61.5 million borrowed as of December 28, 2014. Our predecessor anticipates this existing debt obligation will be repaid and terminated prior to the completion of this offering.
(2)	Residential lease financing relates to the aggregate of $31.5 million upfront payments from two third-party investors. On January 30, 2015, our predecessor repaid and terminated one financing obligation with a principal balance of $10.1 million and our predecessor anticipates repaying and terminating the other financing obligation prior to the completion of this offering.
(3)	Predecessor’s land use commitments are related to a non-cancellable operating lease for the Quinto solar project and are equal to the minimum lease and easement payments to landowners for the right to use the land upon which solar energy systems are located.
(4)	Does not include $ million of borrowings under the term loan facility to be incurred in connection with the closing of this offering, which matures on .
(5)	The First Solar Project Entities’ land use commitments are related to various non-cancellable operating leases for its solar facilities, which include renewal options and inflation-adjusted rent escalation clauses. Maryland Solar is subject to a 20-year land lease, with one five-year renewal option, Lost Hills is subject to a 30-year land lease, with one ten-year renewal option, and North Star is subject to a 30-year land lease, with one ten-year renewal option.

Acquisitions

Following the completion of this offering, we expect to continue to acquire additional projects. Although we have no commitments to make any such acquisitions and our Sponsors are not obligated to offer us any assets, we expect that we will have the opportunity to acquire certain of the ROFO Projects. We would expect to finance a portion of such acquisitions through borrowings under our revolving credit facility or the issuance of debt or equity securities. We believe that we will have the financing capacity to pursue such opportunities, but we are subject to business, operational and macroeconomic risks that could adversely affect our cash flows and ability to raise capital. A material decrease in our cash flows or downturn in the equity or debt capital markets would likely have an adverse effect on our ability to finance such acquisitions.

Cash Distributions to Investors

We intend to cause OpCo to distribute to its unitholders in the form of a quarterly distribution a portion of the cash available for distribution that is generated each quarter. In turn, we intend to use the amount of cash available for distribution that we receive from such distribution to pay quarterly distributions to the holders of our Class A shares. The cash available for distribution is likely to fluctuate from quarter to quarter and in some cases significantly if any projects experience higher than normal downtime as a result of equipment failures, electrical grid disruption or curtailment, weather disruptions or other events beyond our control.

Off-Balance-Sheet Arrangements

As of December 28, 2014, we did not have any significant off-balance-sheet arrangements.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on combined carve-out financial statements of our predecessor, which have been prepared in accordance with U.S. GAAP. Critical accounting policies are those that we believe are both most important to our financial condition and results of operations and require complex, subjective judgments, often as a result of the need to make estimates and assumptions about the effect of factors that are inherently uncertain. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. The following policies are those considered to be the most critical in understanding the judgments that are involved in preparing the combined financial statements. Our predecessor is the lessor while the residential customers are the lessees. Operating revenues are comprised of revenues generated from solar energy systems leased to residential customers.

Revenue Recognition

Our predecessor’s combined carve-out financial statements include both selected project entities and leases. Since our predecessor’s project entities are still under construction, our revenues to date have consisted almost exclusively of solar energy system leases.

Our predecessor offers a solar energy lease program, in partnership with third-party financial institutions, which allows our residential customers to obtain solar energy systems under lease agreements for a 20 year term. Leases are classified as either operating- or sales-type leases in accordance with the relevant accounting guidelines.

Operating lease: For those solar energy systems classified as operating leases, revenue associated with renting the solar energy system and executory costs is recognized on a straight-line basis over the 20 year lease term. Fixed and determinable state and local rebates defined in the minimum lease payments under the lease are recorded as deferred revenue in the combined balance sheets when the lease is placed in service and amortized to revenue on a straight-line basis over the 20 year lease term. PBI rebates representing contingent revenue are recognized as revenue upon cash receipt.

Sales-type lease: Per relevant accounting guidance, certain leased solar energy systems are classified as sales-type leases because the net present value, or NPV, of the minimum lease payments per the contract, excluding the portion of payments representing executory costs, equals or exceeds 90% of the excess of the fair value of the leased property to the lessor at lease inception. For those solar energy systems classified as sales-type leases, the NPV of the minimum lease payments, net of executory costs, is recognized as revenue when the lease is placed in service. As all leases owned by the predecessor have been placed into service, all revenue related to the NPV of the minimum lease payments has been recognized as of December 28, 2014. Accordingly, we will have no sales-type revenue on our financial statements in the future. This NPV is inclusive of state and local rebates defined in the minimum lease payments under the contract that are deemed fixed and determinable. This NPV is exclusive of PBI rebates because these rebates are not fixed and determinable as they relate to the generation of electricity from the leased solar energy system, therefore, representing contingent revenue recognized as revenue upon cash receipt. This NPV, as well as the NPV of the residual value of the lease at termination, are recorded as financing receivables in the combined balance sheets. The difference between the initial net amounts and the gross amounts are amortized to revenue over the lease term using the interest method. Revenue representing executory costs to operating and maintain the leased solar energy system is recognized on a straight-line basis over the 20 year lease term. The residual values of our predecessor’s solar energy systems are determined at the inception of the lease applying an estimated system fair value at the end of the lease term.

Financing Receivables

Leases are classified as either operating or sales-type leases in accordance with the relevant accounting guidelines. Financing receivables are generated by solar energy systems leased to residential customers under sales-type leases. Financing receivables represents gross minimum lease payments to be received from customers and the systems’ estimated residual value, net of executory costs, unearned income and allowance for estimated losses.

Due to the homogeneous nature of our leasing transactions, our predecessor manages our financing receivables on an aggregate basis when assessing credit risk. Our predecessor also considers the credit risk profile for our lease customers to be homogeneous due to the criteria our predecessor uses to approve customers for our residential leasing program, which among other things, requires a minimum “fair” FICO credit quality. Accordingly, our predecessor does not regularly categorize our financing receivables by credit risk.

Our predecessor recognizes an allowance for losses on financing receivables in an amount equal to the probable losses net of recoveries. Our predecessor maintains reserves on past-due receivables and bases such reserves on several factors, including consideration of historical credit losses. There was no allowance for losses on financing receivables recorded as of December 28, 2014 and December 29, 2013.

Cash Grants Receivable

Our predecessor is entitled to receive federal cash grants under the Recovery Act for the construction of certain leased solar energy systems. The benefit of the cash grants is recorded as a reduction of the carrying amount of the operating lease asset on our combined carve-out balance sheets and as a reduction of a sales-type lease’s cost of operations on our combined carve-out statements of operations generally when eligible leased solar energy systems are placed in service and collectability is reasonably assured. In circumstances where our predecessor determines all criteria necessary to be entitled to such grant have not been met, although the eligible leased solar energy systems were placed in service, our predecessor defers the recognition of the grant proceeds in accounts payable and other current liabilities on the combined carve-out balance sheets until it determines all criteria necessary to be fully entitled to the cash grant are met.

Our predecessor recognized $12.0 million of cash grants in the year ended December 28, 2014 of which $6.3 million reduced the carrying amount of the operating lease assets and $5.7 million reduced sales-type lease cost of operations. Similarly, our predecessor recognized $9.7 million of cash grants in the year ended December 29, 2013 of which $5.0 million reduced the carrying amount of the operating lease assets and $4.7 million reduced sales-type lease cost of operations. As of December 28, 2014, all cash grants have been awarded, collected and recognized. We do not expect any more cash grants in the future.

As of December 29, 2013, cash grants proceeds of $11.2 million were deferred and recorded in accounts payable and other accrued liabilities in our predecessor’s combined carve-out balance sheet.

Valuation of Property and Equipment

Our predecessor evaluates property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Factors considered important that could result in an impairment review of leased solar energy systems include lease asset depreciation expense greater than associated operating revenue, decrease in the estimated residual value of the leased solar energy system, inability to collect federal cash grants and local and state rebates related to leased solar energy system, and inability to collect lease payments due from lessees whether through aging receivables, lease contract amendments and terminations. Our predecessor’s impairment evaluation of leased solar energy systems includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their remaining estimated useful lives. If our predecessor’s estimate of future undiscounted net cash flows is insufficient to recover the carrying value of the assets over the remaining estimated useful lives, our predecessor records an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. Fair value is generally measured based on either quoted market prices, if available, or discounted cash flow analysis.

Our predecessor reviews projects for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Our predecessor considers the project commercially viable if it is anticipated to be operated for a profit once it is fully constructed. Our predecessor examines a number of factors to determine if the project will be profitable, including whether there are any environmental, ecological, permitting, or regulatory conditions that have changed for the project since the start of development. Such changes could cause the cost of the project to increase or the selling price of the electricity to decrease.

Fair Value of Financial Instruments

Our derivative financial instruments are carried at fair value in our predecessor’s combined carve-out financial statements. Current accounting guidance provides a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available:

•	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•	Level 2—Measurements are inputs that are observable for assets or liabilities, either directly or indirectly, other than quoted prices included within Level 1. Financial assets utilizing Level 2 inputs include our derivative financial instruments. The selection of a particular technique to value a derivative depends upon the contractual term of, and specific risks inherent with, the instrument as well as the availability of pricing information in the market. We generally use similar techniques to value similar instruments. Valuation techniques utilize a variety of inputs, including contractual terms, market prices, yield curves, credit curves and measures of volatility.

•	Level 3—Prices or valuations that require management inputs that are both significant to the fair value measurement and unobservable. We did not have any assets and liabilities measured at fair value on a recurring basis requiring Level 3 inputs.

Warranty Reserves

Our predecessor passes through to customers a warranty from SunPower for solar modules that SunPower manufactures at certain levels of power output for 25 years. In addition, our predecessor passes through to customers long-term warranties from the original equipment manufacturers of certain system components, such as inverters. Warranties of 25 years from solar module suppliers are standard in the solar industry, while inverters typically carry warranty periods ranging from five to 10 years. In addition, our predecessor generally warrants our workmanship on installed systems for periods ranging up to 10 years. The warranty obligations included in our predecessor’s combined balance sheets represent our estimate of the expected costs that could result from these warranties provided in connection with sales-type leases. Our expected costs are generally in the form of product replacement or repair. Warranty reserves are based on our best estimate of such costs and are recognized as a cost of operations. Warranty costs related to operating leases are treated as maintenance costs and expensed as incurred, and thus, no warranty reserve is provided for operating leases. Further, upon completion of the offering, due to the pass-through nature of the warranty from SunPower or original equipment manufacturers, warranty reserves on sales-type leases will no longer be estimated or recorded until actual claims occur.

Asset Retirement Obligations

Asset retirement obligations are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing or method of settlement may be conditional on a future event. In some cases our predecessor operates certain projects under power purchase and other agreements that include a requirement for the removal of the solar energy systems at the end of the term of the agreement. Our predecessor accounts for asset retirement obligations, or ARO, in accordance with U.S. GAAP which requires that a liability for the fair value of an ARO be recognized in the period in which it is incurred if it can be reasonably estimated with the offsetting, associated asset retirement cost capitalized as part of the carrying amount of the property, plant and equipment. AROs represent the present value of expected decommissioning costs regarding the life of the project and timing of decommissioning, discounted using the risk-free interest rate. Our Quinto Project will require us to decommission and remove the system at end of the interconnection agreement. However, our predecessor did not accrue an ARO as of December 28, 2014 since it had not significantly commenced construction of the project.

The asset retirement cost is subsequently allocated to expense using a systematic and rational method over the asset’s estimated useful life. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is included in depreciation, amortization and accretion expense in the consolidated statement of operations. Changes resulting from revisions to the timing or amount of the original estimate of cash flows are recognized as an increase or a decrease in the asset retirement cost, or income when the asset retirement cost is fully depreciated.

Accounting for Income Taxes

Income tax balances of our predecessor are determined and reported herein under the “separate return” method. Use of the separate return method may result in differences when the sum of the amounts allocated to our predecessor’s carve-out tax provisions are compared with amounts presented in the parent’s financial statement. Our predecessor records valuation allowance to reduce our U.S. deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for a valuation allowance, we consider historical levels of income, expectations and risks associated with the estimates of future taxable income and ongoing prudent and feasible tax planning strategies. In the event we determine that we would be able to realize additional deferred tax assets in the future in excess of the net recorded amount, or if we subsequently determine that realization of an amount previously recorded is unlikely, we would record an adjustment to the deferred tax asset valuation allowance, which would change income tax in the period of adjustment.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize potential liabilities for anticipated tax audit issues in the United States based on our estimate of whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period in which we determine the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate tax assessment, a further charge to expense would result. We accrue interest and penalties on tax contingencies and are not considered material.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or FASB, issued a new revenue recognition standard based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The new revenue recognition standard becomes effective for the predecessor in the first quarter of 2017 and is to be applied retrospectively using one of two prescribed methods. The predecessor is evaluating the application method and impact on its financial statements and disclosures.

In February 2015, the FASB issued a new standard which modifies existing consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. The new consolidation guidance is effective for the predecessor in the first quarter of 2016 and requires either a retrospective or a modified retrospective approach to adoption. Early adoption is permitted. The predecessor is evaluating the available methods and the potential impact of this standard on its carve-out financial statements and disclosure.

Other than as described above, there has been no issued accounting guidance not yet adopted by the predecessor that it believes is material or potentially material to its carve-out financial statements.

Quantitative and Qualitative Disclosures About Market Risks

Our predecessor and we are exposed to several market risks in our normal business activities. Market risk is the potential loss that may result from market changes associated with our business or with an existing or forecasted financial or commodity transaction. The types of market risks to which we are exposed include credit risk and interest rate risk.

Credit Risk

Credit risk relates to the risk of loss resulting from non-performance or non-payment by offtake counterparties under the terms of their contractual obligations, thereby impacting the amount and timing of expected cash flows. We intend to monitor and manage credit risk through credit policies that include a credit approval process and the use of credit mitigation measures such as having a diversified portfolio of offtake counterparties. However, there are a limited number of offtake counterparties under offtake agreements, which offtake counterparties are entities engaged in the energy industry, and this concentration may impact the overall exposure to credit risk, either positively or negatively, in that the offtake counterparties may be similarly affected by changes in economic, industry or other conditions. If any of these offtake agreement customers’ receivable balances in the future should be deemed uncollectible, it could have a material adverse effect on our forecasted cash flows.

The concentration of credit risk under the residential lease program is limited because customers are required to have a minimum FICO credit score, the existing customer base is of high credit quality with an average FICO credit score of 765 at the time of initial contract, the program has a large number of customers with small account balances for each, and the customers are diversified geographically within the United States. Our predecessor does not believe significant credit risk exists at December 28, 2014 because of the creditworthiness of the offtake counterparties.

Interest Rate Risk

Our predecessor and we are exposed to interest rate risk because we depend on debt financing to purchase our projects. An increase in interest rates could make it difficult for us to obtain the financing necessary to purchase our projects on favorable terms, or at all, and thus reduce revenue and adversely impact our operating results. An increase in interest rates could lower our return on investment in a project and adversely impact our operating results. This risk is significant to our business because our sales model is highly sensitive to interest rate fluctuations and the availability of credit, and would be adversely affected by increases in interest rates or liquidity constraints.

Our interest expense would increase to the extent interest rates rise in connection with our variable interest rate borrowings. Our predecessor entered into interest rate swap agreements in the year ended December 28, 2014 on the outstanding and forecasted future borrowings under the credit facility related to the Quinto Project to reduce the impact of changes in interest rates. As such, we do not believe that an immediate 10% increase in interest rates would have a material effect on our predecessor’s combined carve-out financial statements.

INDUSTRY

Solar Energy Industry

Solar power is the world’s most abundant energy resource and has been one of the fastest growing sources of electricity in the past decade. Between 2005 and 2014, solar generation capacity in OECD countries has increased at a compound annual growth rate, or CAGR, of more than 40%, according to the EIA. Solar is widely expected to continue growing rapidly in terms of both generation capacity and share of global electricity produced and has only minimally penetrated its total addressable market, with less than 1% of global electricity produced from solar power in 2013 according to the Renewable Energy Policy Network for the 21st Century. According to the EIA, solar generation capacity in OECD countries is projected to increase by 83% between 2014 and 2040. Solar energy’s growth has occurred during a period of significantly increasing global demand for electricity, with global net power generation increasing from 14,627 TWh in 2000 to 21,532 TWh in 2012 according to the EIA.

Solar Energy Sectors

Solar energy systems can be categorized into the following sectors:

•	Utility-Scale: The utility-scale sector primarily consists of projects that sell power to electric utilities on the wholesale market. Utility-scale systems are the largest solar projects by per system capacity and range in size from 5 MW to over 200 MW.

•	DG Solar: DG Solar is comprised of C&I projects and residential projects. DG Solar projects are frequently deployed at the site of end-use. Because C&I and residential end-users typically remain connected to the power transmission and distribution grid, they can benefit from “net metering” policies in some states which provide that customers pay the utility only for electricity net of the electricity generated by the owner’s solar system. Furthermore, because DG Solar assets are located at or near the site of end-use and are usually not subject to electricity transmission costs, unlike conventional retail electricity, the price for electricity produced by these assets compares favorably to electricity produced from other sources.

•	Commercial and Industrial: Projects in the C&I sector include systems that provide power directly to commercial enterprises, industrial companies, academic institutions, government entities, hospitals, non-profits and all other entities that are neither a utility nor a residential customer. C&I projects are typically located at or near the site of the customer and are typically larger than residential systems, but smaller than utility-scale systems.

•	Residential: The residential sector consists of systems that provide power directly to homeowners. Residential projects are typically mounted to the roof of, or mounted to the ground adjacent to, a customer’s residence. Residential projects are the smallest by capacity per system, with residential systems typically less than 10 kW in size.

Key Drivers of Solar Energy Industry Growth

•

Increasing demand for solar energy.    Global energy demand is increasing due to economic development and population growth. The EIA projects OECD electricity generation to increase 34% between 2014 and 2040, requiring a capacity increase of more than 600 GW, which will include solar energy projects. According to the EIA, U.S. electricity generation is projected to grow by 27% between 2014 and 2040 and will require approximately 200 GW of additional capacity. Solar energy is poised to increase its share of global electricity generation (including China and India) from less than 1% in 2014 to 16% in 2050, with 25% coming from OECD countries, according to the IEA’s 2014 solar road map. This growth will be driven by solar’s lack of exposure to volatile fossil fuel costs, increased consumer concern about carbon emissions, falling costs of providing and using solar energy and challenges facing fossil fuel sources and nuclear energy. Additionally, electricity generation from solar energy is not dependent on fossil fuels and does not produce greenhouse gas emissions, making solar a clean, sustainable fuel source for customers increasingly focused on energy security and the environmental effects of burning fossil fuels. The following chart shows the actual and expected growth for solar installations in the United States, Chile and Japan (where certain of the ROFO assets are located) and other potential identified markets for us from 2013 to 2030:

Actual and Projected Solar Installations in our Markets and Potential Markets (GW), 2013-2030

Source: Bloomberg New Energy Finance (Conservative case projections through 2017 as of February 5, 2015. Projections beyond 2017 as of June 27, 2014.).

Note: Assumes ITC decreases to 10% at the end of 2016. Other markets include Australia, Canada, France, Germany, Mexico and the U.K.

Note: Canada and Chile projections do not extend beyond 2017. In 2017, Chile is projected to account for 0.9 GW.

•	Retirement of traditional sources of generation.

•	Coal-fired power generation. The coal-fired power generation industry is facing increased environmental scrutiny and regulation. In the United States, the EPA has proposed new rules under the Clean Air Act targeting emissions of greenhouse gases, sulfur dioxide and nitrogen oxides from traditional coal-fired plants. According to the EIA, the percentage of electricity generated by coal in the United States decreased from 52% in 2000 to 40% in 2013 and is expected to further decrease to 32% by 2040. Other countries that we intend to target have adopted similar restrictions. As a result, we expect that many coal-fired plants in the United States and in the OECD will shut down over time, as owners choose to decommission smaller, older or less efficient facilities rather than make significant pollution control investments to comply with emerging regulatory requirements. In addition, in many markets, natural gas prices have fallen significantly in the past year and continued low natural gas prices will put additional competitive pressure on coal-fired power plants.

•	Global nuclear power generation. Global nuclear power generation decreased by 10% from 2010 to 2013 according to the IEA as a result of Germany permanently shutting down eight nuclear reactors and Japan’s suspension of operations at its nuclear facilities following the Fukushima Daiichi nuclear disaster, which supplied about 30% of Japan’s annual electricity consumption in 2011, before the disaster, and supplied about 1% of Japan’s electricity consumption in 2014. In many countries, regulatory barriers and cost make the construction of a new nuclear facility difficult. Nuclear facilities in the United States are reaching the end of their 40-year initial license periods from the U.S. Nuclear Regulatory Commission, or NRC, with the average age of a U.S. commercial nuclear reactor approximating 34 years. Some, but not all of these older facilities have received, or will receive, 20-year license extensions.

•	Increasing penetration of DG Solar. Adoption of DG Solar is dependent on the price of solar electricity relative to retail electricity prices. Because solar systems are modular and relatively straightforward to install, they can be deployed in a wide variety of locations including areas that were previously difficult to service. DG Solar systems benefit from not having the expense associated with gaining access to and using the electric transmission systems. As a result, DG Solar enables the generation of solar power by residential and C&I customers at relatively predictable, stable and competitive prices across a range of locations and grid connectivity. In California, DG Solar capacity has reached nearly 5% of aggregate customer peak demand. According to BNEF, small-scale, or non-utility scale, solar capacity in our current and potential markets is expected to grow from 67 GW in 2014 to 440 GW in 2030.

•	Decreasing solar costs opening new markets. LCOE, the levelized cost of energy, represents the all-in cost of constructing, owning and operating an electric generation facility on a per MWh basis and is a means of comparing cost competitiveness across different generation sources. Recent advances in solar technology, such as increased solar module efficiency, combined with greater economies of scale, declining input costs and relatively low variable O&M cost, have led to a significant decrease in solar energy’s LCOE. As solar energy’s LCOE falls, solar energy approaches “grid parity,” which is the point at which solar energy can generate electricity at a cost equal to existing sources of generation. Solar energy generation is reaching or has reached grid parity in an increasing number of markets as solar LCOE declines and competing electricity prices continue to increase.

The chart below details the unsubsidized LCOE, measured in U.S. dollars per MWh, of various generation technologies as depicted in the Lazard Levelized Cost of Energy Analysis—Version 8.0, a well-known industry report that is updated annually. The bars denote LCOE ranges resulting from certain assumptions, including construction cost, operating costs, feedstock, cost of capital and useful life with sensitivities based on geographic differences, since different geographies will feature different levels of sunshine. The 2017 LCOE for utility-scale solar, which is based on continued reductions in construction costs and deployment of a single axis tracking system, is projected to be $60 per MWh.

Unsubsidized Levelized Cost of Energy Comparison ($ / MWh)

Source: Lazard Levelized Cost of Energy Analysis—Version 8.0 (September 2014).

(1)	Distributed generation technology.

•	Government incentives for solar. Many OECD governments have supported the growth of the solar industry through various tax incentives, price incentives (e.g., feed-in-tariffs), subsidies or mandates requiring utilities to use renewable energy and favorable net metering policies. For a discussion of incentives provided by U.S. federal and state governments, please read “—Solar Energy Markets—United States.”

•	Emergence of new business opportunities. As the solar market continues to mature, new business models are emerging that represent additional opportunities for industry growth.

•	Firm Power. Solar is increasingly being combined with other technologies to offer firm power solutions, including conventional generation, other alternative energy technologies and energy storage, that deliver electricity on a 24/7 basis. Firm power eliminates the variability of the solar resource to the end-user and allows for a better matching of supply and demand based on the energy profile of the end-user which makes solar a more reliable and valuable source of electricity. The ability to create a solar firm power solution is expected to result in increased market opportunities for solar energy providers.

•	Direct Access. Direct access refers to electricity markets where consumers have direct access to the wholesale electricity market and are able to purchase electric supplies and additional energy services from a competitive provider (typically referred to as an Energy Service Provider) rather than from a utility. The Energy Service Provider provides all of the customer’s energy requirements, including grid and data management, risk management, customer management (i.e., invoice/billing), market forecast and regulatory reporting. More recently, direct access solutions are increasingly including renewable energy offerings. The typical profile of a direct access customer includes significant site loads, an in-house energy purchasing team and access to wholesale markets in states with retail choice programs (e.g., California and Texas). With an increasing push for sustainability goals and demand for renewable energy, coupled with competitive economics of solar, direct access customers are increasingly looking for solar-specific solutions.

•	Community Solar: A community solar system is a solar power installation that accepts financial commitments (capital or subscription fees) from, and provides electricity output credit and benefits to, residential and C&I customers. The system’s power output is credited to investors in proportion to their investment, with adjustments to reflect ongoing changes in capacity, technology, costs and electricity rates. Currently there are two main ways for customers to participate in community solar: (i) customers purchase directly the solar kWh production credits at a contracted rate and (ii) customers actually own a share of the solar installation and are credited with that pro-rated amount onto their electricity bill. The creation of a community solar program enables a broader pool of customers to participate in the solar market, specifically those customers who are physically (multi-dwelling homes, roof shape/direction) or otherwise prevented from installing solar on their roof, such as customers who rent their homes. Companies, cooperatives, governments or non-profits operate community solar systems, which are located to optimize siting, and sized to benefit from economies of scale.

Solar Energy Markets

We seek markets with high potential for solar energy expansion due to attractive macroeconomic, regulatory and legislative environments. We are focused on sustainable markets with strong rule of law and near-term potential for grid-parity without government subsidies. Our Initial Portfolio consists entirely of assets located in the United States, while our ROFO Portfolio includes assets in the United States, Chile and Japan.

United States

In 2014, the U.S. electric power market, the largest in the world, generated 4,119 TWh from total installed net summer capacity of 1,039 GW, according to the EIA, with the majority of the electricity generated by coal-fired, natural gas-fired and nuclear facilities. Coal-fired facilities are currently experiencing a number of challenges in the United States. As of 2014, the EIA projects that a total of 60 GW of coal-fired capacity will be retired from 2012 to 2020, primarily due to aging assets and enhancements in federal environmental regulation, such as the EPA’s proposal to reduce carbon emissions from existing power plants under the Clean Power Plan. In addition, in the United States, many older nuclear facilities are being decommissioned and over the last 30 years few new nuclear facilities have come online or are being developed. Natural gas is increasingly replacing coal and nuclear as a baseload fuel and therefore sets the price of wholesale power in most markets.

The U.S. electric power market benefits from strong solar resources particularly in the southern and western regions of the United States. The competitiveness of the solar resource allows solar energy to compete on price with other intermittent (e.g., wind) and non-intermittent (e.g., geothermal and biomass) forms of renewable energy, and in some cases, with new fossil-fueled power plants.

Expansion of solar energy in the United States will be driven primarily by RPS programs, cost competitiveness and DG Solar growth offering meaningful savings to customers.

Solar accounted for 36% of all new U.S. electricity capacity in 2014 according to the Solar Energy Industries Association. The United States installed an estimated 6.3 GW of solar power in 2014, comprised of 3.8 GW of utility-scale, 1.3 GW of residential, and 1.1 GW of C&I according to BNEF. BNEF projects domestic solar capacity additions in 2015 and 2016 of 8.6 GW and 11.1 GW, respectively, led primarily by utility-scale projects.

U.S. federal, state and local governments have supported incentives to enhance industry growth and development of cost-competitive, self-sustaining renewable energy generation. These include tax incentives, regulatory program, and favorable net metering policies. Federal tax incentives have historically been financed through tax equity transactions in which owners of renewable energy facilities utilize tax credits through partnerships with third-party investors.

Federal income tax incentives for equipment which uses solar energy to generate electricity include:

•	The Investment Tax Credit: ITC is a tax credit equal to a percentage of the basis of the eligible solar equipment at the time it is placed in service for tax purposes: 30% for eligible solar equipment placed into service prior to 2017 and 10% thereafter.

•	Modified Accelerated Cost-Recovery System Depreciation: Under MACRS depreciation, owners of the eligible solar equipment claim all of their depreciation deductions for tax purposes with respect to the equipment over five years, even though the useful economic life of such equipment is greater than five years.

Key state and local programs and incentives include:

•	State Renewable Portfolio Standards: RPS are state regulatory programs created by state legislatures to support growth in renewable energy by mandating that electric power providers produce or purchase certain levels of power from renewable sources. As shown in the chart below, 29 states and the District of Columbia currently have an RPS program in place and nine other states have non-binding goals supporting renewable energy. Most states with mandatory RPS programs typically set a target between 10% and 30% of total energy capacity by a specific date, while other states set a MW target to achieve their RPS goals. RPS programs are expected to continue serving as drivers of U.S. renewable energy growth.

U.S. RPS by State

Source: U.S. Department of Energy, September 2014.

•	Net Metering: Net metering is a policy adopted by various states and utilities that provides customers who own grid-connected DG Solar assets with the ability to pay the utility only for electricity net of electricity generated by the customer’s solar system. Typically, customers receive a credit for any excess production on their regular utility bills.

•	Renewable Energy Certificates: Renewable energy certificates, or RECs, supplement RPS programs by allowing electric power providers to purchase levels of renewable energy generation that can be used to fulfill state mandates relating to renewable energy. RECs are purchased and traded separately from the underlying electricity generation in states that have authorized them.

Although our Initial Portfolio consists entirely of assets located in the United States, our ROFO assets include assets in the United States, Chile and Japan. Furthermore, our Sponsors own assets in other countries that we expect to be potential new markets for us.

Chile

Chile is one of the fastest growing solar markets in the world, with 483 MW of new capacity installed in 2014 and over 2.6 GW of growth expected by 2017 according to BNEF. This growth has been driven by competitiveness of solar to alternative sources, an open-access transmission system, some of the best solar irradiation rates in the northern part of the country and a 2013 law mandating 20% of renewable energy capacity by 2025. This RPS standard requires generators to source a targeted percentage from renewable energy, and also has intermediate targets prior to 2025, which could result in auctions for the renewable energy sector, including solar generation, to meet the standard. This RPS requirement, coupled with the economic competitiveness of solar, has resulted and will continue to drive significant demand. Chile is also one of the few countries where some large solar projects have been developed and financed without long-term offtake contracts.

Japan

The 2011 Fukushima Daiichi nuclear disaster fundamentally reshaped the prospects for Japan’s generation fuel mix, resulting in the country’s suspension of operations at its nuclear facilities, which supplied about 30% of Japan’s annual electricity consumption in 2011, before the disaster, and supplied about 1% of Japan’s electricity consumption in 2014. The resulting shortfall in capacity presents a significant opportunity for solar energy development. Insufficient domestic natural gas and coal resources, limited LNG transport infrastructure, and the nation’s position as an island increase the fuel costs associated with fossil fuel generation, favoring solar energy.

Japan installed an estimated 10.2 GW of solar power in 2014 according to BNEF. The Feed-in-Tariff program sets rates and power purchase contracts for solar assets, allowing them to compete with conventional power generators. A total of 69 GW of solar capacity has been approved by the Ministry of Economy, Trade and Industry.

Other Potential New Markets

While we are currently focused on the markets discussed above, we intend to evaluate new geographies for potential expansion. We intend to evaluate Australia, Canada, France, Germany, Mexico and the United Kingdom as potential new markets, and will strategically consider other markets that meet our strict investment criteria.

BUSINESS

Overview

We are a growth-oriented limited partnership formed by First Solar and SunPower to own, operate and acquire solar energy generation projects. Upon completion of this offering, our Initial Portfolio, which we will acquire from our Sponsors, will have interests in 432 MW of solar energy projects. Our primary objective is to generate predictable cash distributions that grow at a sustainable rate. We intend to achieve this objective by acquiring high-quality solar assets primarily developed by our Sponsors that generate long-term contracted cash flows and serve utility, C&I and residential customers in the United States and other select markets, primarily within the countries that comprise the OECD.

We believe our relationship with our Sponsors provides us with a significant competitive advantage. Our Sponsors have demonstrated track records of developing solar energy projects in our target markets. For example, between 2005 and 2014, our Sponsors developed, built or supplied solar modules to approximately 39% of the 18.1 GW of solar power capacity installed in the United States and approximately 11% of the solar power capacity installed in the OECD. As of March 31, 2015, on a combined basis, our Sponsors had identified a development pipeline of approximately 13.7 GW of potential solar energy project opportunities, ranging from early-stage to advanced-stage development. We will have a ROFO on interests in 1,136 MW of the advanced development stage projects included in this pipeline, all of which are located in our target markets. Our Sponsors’ development track records are enhanced by their vertically integrated business models across the solar value chain, from solar module and select balance of systems manufacturing to providing EPC and O&M services, which enables them to more efficiently develop solar energy projects.

Upon the completion of this offering, we will own interests in six utility-scale solar energy projects, three of which are operational and three of which are in late-stage construction. These assets will represent 87% of the generating capacity of our Initial Portfolio upon all projects attaining COD. We will also own interests in a portfolio of C&I and residential DG Solar assets, which will represent 13% of the generating capacity of our Initial Portfolio. Our Initial Portfolio is located entirely in the United States and consists of utility-scale and C&I assets that sell substantially all of their output under long-term, fixed-price offtake agreements with investment grade offtake counterparties and residential DG Solar assets that are leased under long-term fixed-price offtake agreements with high credit quality residential customers with FICO scores averaging 765 at the time of initial contract. As of December 31, 2014, the weighted average remaining life of offtake agreements across our Initial Portfolio was 21.3 years. In addition, we will have a right of first offer on certain of our Sponsors’ solar energy projects that are currently contracted or expected to be contracted prior to the closing of this offering, should our Sponsors decide to sell such projects during the term of our ROFO Agreements.

We intend to make quarterly distributions of cash to holders of our Class A shares in accordance with “Our Cash Distribution Policy and Restrictions on Distributions.” Our initial quarterly distribution will be set at $         per Class A share or $         per Class A share on an annualized basis. Because not all of our Initial Projects are fully operational, our Sponsors have agreed to forego distributions declared on their OpCo common and subordinated units until such fiscal quarter commencing on or after March 1, 2016, that the board of directors of our general partner, with the concurrence of the conflicts committee, determines that OpCo will generate sufficient cash available for distribution without such forbearance for us to pay the full initial quarterly distribution for such quarter and the successive quarter. We intend to target an annual growth rate of our distributions of 12%—15% per Class A share over the three-year period following completion of this offering. This target is based on our Sponsors’ intention to offer us ROFO Projects on a schedule designed to produce such an increase. Furthermore, we believe we will have opportunities in the United States and in other OECD member countries to acquire solar projects with characteristics similar to the projects in our Initial Portfolio, which we expect to give us the opportunity to increase the amount of cash available for distribution over time. While we believe our targeted growth rate is reasonable, it is based on estimates and assumptions regarding a number of factors, many of which are beyond our control, and we may not be able to expand our business at a rate consistent with our expectations, if at all.

Our Portfolio

Initial Projects

The following table provides an overview of the assets that will comprise our Initial Portfolio:

Project	Location	COD(1)	MW(ac)(2)	Contributing Sponsor	Ownership Percentage		Counterparty	Counterparty Credit Rating / Avg. FICO Score	Remaining Term of Offtake Agreement(3) (years)
Utility
Maryland Solar	Maryland	February 2014	20	First Solar	100	%(4)	First Energy Solutions	BBB-	18.3
Solar Gen 2	California	November 2014	150	First Solar	49	%(5)	San Diego Gas & Electric	A	24.9
Lost Hills Blackwell	California	April 2015	32	First Solar	49	%(5)	City of Roseville / Pacific Gas and Electric	AA+ / BBB	28.7(7)
North Star	California	June 2015	60	First Solar	49	%(6)	Pacific Gas and Electric	BBB	20.0
RPU	California	September 2015	7	SunPower	100	%(8)	City of Riverside	A-	25.0
Quinto	California	October 2015	108	SunPower	100	%(8)	Southern California Edison	BBB+	20.0
C&I
UC Davis	California	September 2015	13	SunPower	100	%(8)	University of California	AA	20.0
Macy’s	California	November 2015	3	SunPower	100	%(8)	Macy’s Corporate Services	BBB+	20.0
Residential Portfolio	U.S. Various	June 2014	39	SunPower	100%		Approx. 5,900 homeowners	765 Average / 680 Minimum(9)	17.5(10)

Total			432

(1)	For each utility project that has yet to reach its COD and for the UC Davis Project, COD is the expected COD. For the Macy’s Project, COD represents the expected first date on which all of the solar generation systems within the Macy’s Project have achieved COD. For our Residential Portfolio, COD represents the first date on which all of the residential systems within the Residential Portfolio have achieved COD.
(2)	The MW for the projects in which we own or will own less than 100% interest or in which we are or will be the lessor under any sale lease-back financing are shown on a gross basis.
(3)	Remaining term of offtake agreement is measured from the later of December 31, 2014 or the COD of the applicable project.
(4)	100% of the Maryland Solar Project Entity will be contributed to OpCo at the closing of this offering, upon which the Maryland Solar Project will be leased back to First Solar until December 31, 2019. For a description of this sale-leaseback transaction, please read “Certain Relationships and Related Party Transactions—Maryland Solar Lease Arrangement.”
(5)	An affiliate of Southern Company, which is not affiliated with First Solar, owns a 51% economic ownership interest in the Solar Gen 2 Project and the Lost Hills Blackwell Project .
(6)	Currently, the North Star Project is wholly owned by First Solar. At or prior to the closing of this offering, First Solar expects to enter into a tax equity arrangement for the North Star Project similar to the tax equity arrangements currently in place for the Solar Gen 2 Project and the Lost Hills Blackwell Project so that First Solar’s expected economic ownership percentage will be 49%.
(7)	Remaining term comprised of 3.7 years on a PPA with the City of Roseville, California, followed by a 25-year PPA with Pacific Gas and Electric starting in 2019.

(8)	We expect that SunPower will enter into tax equity arrangements related to each of these projects prior to the completion of this offering.
(9)	Measured at the time of initial contract.
(10)	Remaining term is the weighted average duration of all of the residential leases. The shortest remaining term is 16.0 years and the longest remaining term is 19.5 years.

The following charts provide an overview of the characteristics of our Initial Portfolio by offtake counterparty, contract years remaining and country:

Offtake Counterparty(1)	Contract Years Remaining(2)	Country

(1)	Weighted average based on MW capacity.
(2)	Weighted average based on MW capacity and ownership percentage.

ROFO Projects

Our primary objective is to generate predictable cash distributions that grow at a sustainable rate. Our Sponsors have granted us rights of first offer on their solar energy projects that are currently contracted or are expected to be contracted prior to being sold, should our Sponsors decide to sell such projects during the term of such agreements. Our ROFO Projects include assets similar to the projects in our Initial Portfolio and represent interests in 1,136 MW capacity, or more than 2.6 times our Initial Portfolio. The following table provides a brief description of the ROFO Projects:

Project	Location	COD(1)	MW(ac)(2)	Developing Sponsor	Counterparty	Counterparty Credit Rating / Avg. FICO Score	Remaining Term of Offtake Agreement(3) (years)
Utility
Contracted
Kingbird	California	December 2015	40	First Solar	Southern California Public Power Authority(4)	AA-	20.0
Hooper	Colorado	April 2016	52	SunPower	Public Service Company of Colorado	A	20.5
Moapa	Nevada	June 2016	250	First Solar	Los Angeles Dept. of Water and Power	AA-	25.0
Cuyama	California	June 2016	40	First Solar	Pacific Gas and Electric	BBB	25.0	(5)
Henrietta	California	July 2016	102	SunPower	Pacific Gas and Electric	BBB	20.0
Stateline	California	September 2016	300	First Solar	Southern California Edison	BBB+	20.0
Cardinal	California	October 2016	54	SunPower	Leland Stanford Junior University	AAA	20.0

Project	Location	COD(1)	MW(ac)(2)	Developing Sponsor	Counterparty	Counterparty Credit Rating / Avg. FICO Score	Remaining Term of Offtake Agreement(3) (years)
Awarded
Project #1	Japan	May 2017	20	SunPower

Advanced Development
Project #2	Chile	July 2016	100	SunPower

C&I
Contracted
Commercial Portfolio #1	U.S. - Various	December 2013	45	SunPower	Various		15.8	(6)
Commercial Portfolio #2	U.S. – Various	August 2016	49	SunPower	Various		16.0	(7)
Stanford	California	September 2016	4	SunPower	Leland Stanford Junior University	AAA	25.0
Awarded (8)
Project #3	U.S.	December 2015	6	SunPower
Project #4	U.S.	December 2015	2	SunPower
Project #5	U.S.	August 2016	8	SunPower
Project #6	U.S.	August 2016	4	SunPower
Project #7	U.S.	June 2016	1	SunPower
Project #8	U.S.	August 2016	8	SunPower
Project #9	U.S.	December 2016	20	SunPower
Advanced Development
Project #10	U.S.	August 2016	5	SunPower

Residential ROFO Portfolio	U.S. - Various	October 2014	34	SunPower	Approx. 5,000 homeowners	766 Average/ 700 Minimum(9)	19.8	(10)

Total			1,136

(1)	For each utility project, COD is the expected COD. For C&I projects that have yet to reach COD, COD represents the expected COD of the last site for such project. For C&I Projects that have attained COD and for our Residential ROFO Portfolio, COD is the COD of the last site for such project. At or prior to COD of our projects, the Sponsors may enter into arrangements, often referred to as tax equity financing, to utilize the tax attributes of their projects which may result in a reduction of our expected economic ownership. These arrangements have multiple potential structures which have differing impacts on our economic ownership, but can include arrangements consistent with the arrangement currently in place for the Solar Gen 2 Project which will result in our expected economic ownership percentage being 49% at the time of contribution. In addition, the Sponsors may sell a portion of the equity in non-U.S. projects to development partners.
(2)	The MW for the projects in which our Sponsors own less than a 100% interest are shown on a gross basis.
(3)	Remaining term of offtake agreement is measured from the later of December 31, 2014 or the COD of the applicable project.
(4)	The Kingbird project is subject to two separate PPAs with member cities of the Southern California Public Power Authority.
(5)	Remaining term does not include 2.5 years of uncontracted merchant power prior to a 25-year PPA with Pacific Gas and Electric starting in 2019.

(6)	Remaining term is the weighted average duration of all of the commercial PPAs. The shortest remaining term is 13.5 years and the longest remaining term is 17.8 years.
(7)	Remaining term is the weighted average duration of all of the commercial PPAs. The shortest remaining term is 14.0 years and the longest remaining term is 18.3 years.
(8)	Awarded projects are projects that have been awarded by the offtake counterparty to the developing Sponsor and are expected to be contracted by the closing of this offering.
(9)	Measured at the time of initial contract.
(10)	Remaining term is the weighted average duration of all of the residential leases. The shortest remaining term is 18.0 years and the longest remaining term is 20.0 years.

We believe the ROFO Projects will have many of the characteristics of the projects in our Initial Portfolio, including stable cash flows from long-term offtake agreements with creditworthy offtake counterparties and newly constructed, long-lived facilities. In addition, we believe that some of the ROFO projects may produce revenue resulting from RECs. The following charts provide an overview of the characteristics of our ROFO Portfolio by offtake counterparty and country, in each case based on MW capacity:

Offtake Counterparty	Country

The ROFO Projects may not be completed and even if they are completed, our Sponsors will not be obligated to offer them to us at prices or on terms that allow us to achieve our targeted growth rate, or at all, and even if we are offered such acquisition opportunities, we may not be able to consummate acquisitions from either Sponsor. Furthermore, in connection with arrangements to utilize tax attributes or the development of non-U.S. projects, our Sponsors are permitted to sell a partial economic ownership in their projects without offering us the opportunity to acquire such interests. Even if we consummate such acquisitions with either Sponsor, the acquired projects may not perform as expected and we may not achieve our targeted growth rate. Please read “Risk Factors” for risks associated with our forecast and our ability to consummate acquisitions.

Our Business Strategies

Our primary objective is to generate predictable cash distributions that grow at a sustainable rate. We intend to achieve this objective through the following strategies:

Own and operate long-term contracted solar generation assets

We believe that contracted solar energy projects generate predictable cash flows. Solar power is generally sold under long-term offtake agreements that require the purchaser to acquire all of the power that is produced by the solar energy project. The principal factor affecting the amount of power produced is the level of sunlight reaching the project, which is largely predictable over the long term. Solar energy systems generate most of their electricity during the time of peak demand, when energy from the sun is strongest. In addition, solar energy projects contain limited operational and technology risks given their modular nature and minimum number of moving parts, which results in relatively low, stable and predictable O&M expenses. We intend to continue to own and operate long-term contracted solar energy systems as we grow our business and project portfolio over time.

Acquire assets in our target markets

We intend to pursue strategic opportunities to grow our company through acquisitions, primarily from our Sponsors, of long-term contracted solar energy projects that have commenced, or are close to commencing, commercial operation and that have characteristics similar to our Initial Portfolio, including reliable technology with relatively stable cash flows. Under the ROFO Agreements with our Sponsors, our Sponsors will be required for a period of five years from the closing of this offering to offer us the opportunity to purchase their interests in certain solar energy projects should they seek to sell such interests to a third party. As of December 31, 2014, the weighted average remaining life of the offtake agreements for the currently contracted projects in our ROFO Portfolio is over 20 years. In addition to making acquisitions from the ROFO Portfolio, we will seek to acquire solar assets with similar long-term contracted cash flow profiles primarily from our Sponsors and in some cases from other third-party developers and owners of solar energy systems.

Capitalize on our Sponsors’ leading solar O&M and asset management services

We believe we will benefit from our Sponsors’ vertically integrated business models across the solar value chain. We believe these business models enable our Sponsors to more effectively operate, maintain and manage solar energy projects. For example, First Solar and SunPower each have consistently maintained utility-scale solar energy system availability above 99.5%. Through various O&M agreements and management services agreements, each Sponsor, subject to oversight by the board of directors of our general partner, will continue to manage and operate all but one of the contributed projects, providing continuity and quality assurance of the O&M services.

Expand into new strategic markets

We intend to capitalize on opportunities to expand into new markets over time. Our ROFO Portfolio contains utility-scale solar energy projects located in the United States, Chile and Japan, and we will consider expanding our portfolio to include new assets in target markets primarily within additional OECD member countries, including Australia, Canada, France, Germany, Mexico and the United Kingdom. Our criteria for entering into new markets will include an assessment of the market’s macroeconomic environment, project level economics, demand for solar energy and regulatory policy and legal framework for the solar industry.

Maintain financial flexibility

At the closing of this offering, we will have a $         million term loan and $             available under our revolving credit facility. Our ability to borrow under our revolving credit facility and our ability to access the debt and equity capital markets should provide us with the financial flexibility to pursue acquisition opportunities. We will not have any indebtedness at our project subsidiaries at the closing of this offering.

Competitive Strengths

We believe we are well positioned to successfully execute our business strategies because of the following competitive strengths:

Our visible growth platform

First Solar and SunPower have extensive and global experience developing substantial portfolios of solar assets ranging from small residential DG Solar systems to large utility-scale solar energy projects. Between 2005 and 2014, our Sponsors developed, built or supplied solar modules to approximately 39% of the 18.1 GW of solar power capacity installed in the United States and approximately 11% of the solar power capacity installed in the OECD. This significant market reach has been supported by our Sponsors’ demonstrated ability to finance project development and construction. Since 2005, our Sponsors have collectively financed the development and construction of over 4.4 GW of solar projects. Our Sponsors have historically sold interests in certain of their solar projects to leading providers of energy services such as Berkshire Hathaway Energy Company and Southern Company, and have raised financing from major financial institutions such as U.S. Bank, PNC Bank and Wells Fargo & Company. We believe our Sponsors’ significant development capabilities and financial strength will position them to continue to capture a meaningful share of future solar development opportunities. We believe we will be well positioned to benefit from this growth as our Sponsors are our largest shareholders and the owners of our general partner and are therefore incentivized to act in a manner that promotes the growth of our operations and cash distributions.

Our high-quality portfolio

Our Initial Portfolio consists of high-quality, newly constructed assets, with long expected asset lives that are diversified across solar photovoltaic technologies and customer sectors.

•	Leading technologies. First Solar and SunPower are the respective leaders in thin film and crystalline silicon solar technologies manufactured to the highest quality and environmental standards, with combined research and development experience of over 40 years. Our initial assets, developed by our Sponsors utilize, or will utilize, these leading technologies described further below.

•	First Solar technologies. First Solar produces advanced cadmium telluride thin film modules that have a proven energy yield advantage in hot and humid temperature environments due to superior spectral response and temperature coefficient. First Solar modules have been verified by independent engineers and certified to international performance and safety standards by third-party laboratories around the world. First Solar has set 8 new cell conversion efficiency records since 2011 and its production modules have demonstrated the fastest module efficiency improvement of any technology over the past two years.

•	SunPower technologies. SunPower produces high-performance crystalline silicon solar modules with average conversion efficiencies exceeding 21.5%, making SunPower modules among the most efficient commercially available and particularly well suited for space constrained environments. SunPower modules use a differentiated back-contact cell, which significantly improves performance and reliability. SunPower’s modules are manufactured to the highest quality and environmental management standards.

•	Diversified offtake counterparties. Our portfolio provides power to three customer sectors: utility, C&I and residential. Of our Initial Portfolio, approximately 87% of our generating capacity is under contract with utility-scale customers and 13% of our generating capacity is under contract with C&I or residential customers. We believe that our presence in all three sectors allows us to capitalize on the different growth profiles within the solar energy landscape and to maximize our total addressable market.

•	Recently developed projects. Our Initial Portfolio is comprised of newly developed projects, with three of our utility projects and two of our C&I projects being in the final stages of construction and three of our utility projects and approximately 85% of our residential portfolio attaining COD within the last two years and all of our residential portfolio attaining COD within the last four years. At the closing of this offering, of the six utility-scale projects, four will be operational. Our projects generally have an expected economic life of over 30 years. Moreover, all of the projects in our Initial Portfolio employ the leading technologies of our Sponsors.

Our pure play business model

Our Initial Portfolio and ROFO Portfolio are comprised entirely of solar energy projects owned by, to be acquired from, or being developed by, our Sponsors. We believe that concentrating our efforts and focusing our resources on solar energy will enhance our operational efficiency and ability to meet our objective to generate predictable cash distributions that grow at a sustainable rate. In addition, we believe that having our Sponsors as our key module providers and utilizing their leading solar module technology to generate power further maximizes operational benefits and reliability, and differentiates us from our competitors, who utilize generation technology acquired from multiple unrelated module suppliers.

Our strategic relationship with our Sponsors

Our Sponsors’ interests are highly aligned with ours. Our ability to grow and continually acquire projects from our Sponsors is expected to be an important source of funding for our Sponsors’ core solar module manufacturing businesses. All of the projects in our Initial Portfolio and ROFO Portfolio were developed, or are being developed, by our Sponsors. In addition, First Solar and SunPower will retain a collective     % interest in OpCo and receive distributions on their OpCo units following the forbearance period. In addition, through their ownership of Holdings, our Sponsors hold all of the IDRs in OpCo which represent a variable interest in distributions after certain distribution thresholds are met. The IDR mechanism provides a further economic incentive for our Sponsors to facilitate our growth over time.

Predictable and sustainable cash flows

We expect our Initial Portfolio to support a consistent cash flow profile that will serve as a stable base for the growth of our cash distributions over time. The projects in our Initial Portfolio consist of utility-scale and C&I assets that sell substantially all of their output under long-term, fixed-price offtake agreements with investment grade offtake counterparties, and residential DG Solar assets that are leased under long-term fixed-price offtake agreements with high credit quality residential customers with FICO scores averaging 765 at the time of initial contract. Furthermore, our O&M costs are expected to be predictable because we have no fuel or feedstock costs and relatively low maintenance costs.

Management and operational expertise

We believe that we have a distinct advantage in having two of the leading vertically integrated solar providers as our Sponsors. Our chief executive officer serves as the chief financial officer of SunPower, and our chief financial officer serves as the chief financial officer of First Solar. Our officers have considerable experience in manufacturing, developing, financing, operating and maintaining solar power generation assets. Our management team also has access to the other significant management resources of our Sponsors to support the operational, financial, legal, and regulatory aspects of our business.

Our Sponsors

First Solar (NASDAQ: FSLR) is a leading global provider of comprehensive photovoltaic solar systems, which use its advanced module and system technology. First Solar develops, finances, engineers, constructs and operates solar power generation assets, with over 10 GW installed worldwide. First Solar’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation. From raw material sourcing through end-of-life module recycling, First Solar renewable energy systems protect and enhance the environment. As of December 31, 2014, First Solar had total assets of $6.7 billion.

SunPower (NASDAQ: SPWR) designs, manufactures and delivers the highest efficiency, highest reliability solar panels and systems available today. Residential, business, government and utility customers rely on the company’s 30 years of experience. Headquartered in San Jose, California, SunPower has offices in North and South America, Europe, Australia, Africa and Asia. As of December 28, 2014, SunPower had total assets of $4.4 billion. SunPower is majority owned by Total S.A., the fifth largest publicly-listed energy company in the world.

Our Sponsors’ Joint Venture

In March 2015, First Solar and SunPower agreed to form, subject to certain closing conditions, Holdings as a joint venture to indirectly own, operate and acquire solar power generation assets. Holdings is the sole owner of our general partner and, upon the closing of this offering, will own all of the IDRs in OpCo. Through its ownership of our general partner, Holdings will have the right to appoint all of the board members and will cause our general partner’s board of directors to appoint certain officers of our general partner. In addition, Holdings will have certain approval rights over material decisions related to our and OpCo’s management. For a summary of such rights, please read “Prospectus Summary—Management.”

Our Sponsors have established an economic and governance structure that is intended to incentivize each of them to perform their respective obligations to the joint venture, including offering additional projects for acquisition or providing services to the joint venture. First Solar and SunPower each own a 50% economic interest and a 50% voting interest in Holdings, both of which may be subject to adjustment over time. Commencing December 1, 2019, each Sponsor’s relative economic interest in Holdings, the owner of our IDRs, will be subject to annual adjustment based on the relative performance of the projects such Sponsor contributes or sells to us, including any solar energy projects contributed or sold after the closing of this offering. Our Sponsors expect to coordinate offers of assets to us in a manner designed to enable us to achieve our targeted growth rate, which will be subject to ongoing adjustment by our Sponsors. Such contributions are designed to keep each Sponsor’s respective economic ownership in us largely equal over time. In addition, each Sponsor’s respective voting interests in Holdings will be subject to a one-time adjustment, giving one Sponsor primary control of the management of Holdings and us, in the event such Sponsor has sustained ownership of a substantial majority of the relative economic interest in Holdings for an agreed period. Please read “Certain Relationships and Related Party Transactions—Limited Liability Company Agreement of Holdings.”

Subject to oversight by the board of directors of our general partner, each Sponsor, through various O&M agreements and AMAs, will continue to operate and manage projects it contributes or sells to OpCo, except in circumstances where a project is already operated by an unaffiliated third party pursuant to an existing agreement. Please read “Certain Relationships and Related Party Transactions—O&M Agreements” and “Certain Relationships and Related Party Transactions—Asset Management Agreements.” In addition, our general partner’s board of directors will have a two-member project operations committee, consisting of one non-independent director appointed by First Solar and one non-independent director appointed by SunPower, that will be delegated the authority to make certain decisions related to the operation of our projects, including in respect of annual budgets, project financings, asset dispositions and certain other material transactions.

Our Initial Portfolio

Upon the completion of this offering, we will own interests in six utility-scale solar energy projects, three of which are operational and three of which are in late-stage construction, a portfolio of C&I and residential DG Solar assets comprised of two solar energy C&I projects, which will be in late-stage construction, and approximately 5,900 residential solar installations, all of which are operational. Each utility and C&I scale project in our Initial Portfolio sells all of its energy output under long-term, fixed-price offtake agreements and our residential portfolios are comprised of solar installations which are leased to homeowners under a fixed monthly rate. We expect any project we acquire will be party to similar arrangements, but we may acquire projects with certain levels of uncontracted capacity. For a description of the O&M agreements, AMAs, EPC agreements, warranties and other similar agreements that our Project Entities have entered into with certain affiliates of our Sponsors, please read “Certain Relationships and Related Party Transactions.”

Utility Projects

Typical Project Agreements

Our Utility Project Entities have entered into agreements that are customary for utility-scale solar energy projects. These include agreements for energy sales, interconnection, construction, equipment supply, O&M services and real estate rights, among others. Our Utility Project Entities have also secured necessary and customary project permits.

Energy Sale Arrangements.    Our Utility Project Entities have entered into offtake agreements under which each Utility Project Entity generally receives a fixed price over the term of the offtake agreement with respect to 100% of its output, subject to certain adjustments as described in more detail in the project descriptions below. Such offtake agreements are designed to provide a stable and predictable revenue stream.

Under our Utility Project Entities’ offtake agreements, each party typically has the right to terminate upon written notice ranging from ten to 60 days following the occurrence of an event of default that has not been cured within the applicable cure period, if any. In addition, following an uncured event of default under an offtake agreement by the applicable offtake counterparty, the applicable Utility Project Entity may withhold amounts due to such offtake counterparty, suspend performance, receive payment for damages and, in most cases, receive termination payments from the applicable offtake counterparty or pursue other remedies available at law or in equity. Events of default under these offtake agreements typically include:

•	failure to pay amounts due;

•	bankruptcy proceedings;

•	failure to provide certain credit support;

•	failure to hold necessary licenses or permits; and

•	breach of material obligations.

Our Utility Project Entities’ offtake agreements have certain availability or production requirements, and if such requirements are not met, then in some cases the applicable Utility Project Entity is required to pay the offtake counterparty a specified damages amount. In addition, such failure, in certain cases, may give the offtake counterparty a right to terminate the offtake agreement or reduce the contract quantity. Certain obligations (other than payment obligations) under our offtake agreements may be excused by force majeure events, and in some cases, the offtake agreement may be terminated if any such force majeure event continues for a continuous period of between 12 and 36 months (depending on the offtake agreement).

Interconnection Agreements.    We depend on interconnection and transmission facilities owned and operated by third parties to deliver the energy from our utility projects. As such, our Utility Project Entities or their affiliates have entered into interconnection agreements with large regional utility companies, local distribution companies or independent system operators, which allow our projects to connect to the energy transmission system or, in some cases, to a distribution system. The interconnection agreements define the cost allocation and schedule for interconnection, as well as any upgrades required to connect the project to the transmission system or distribution system, as applicable.

Construction and Equipment Supply Agreements.    Our Utility Project Entities have entered into construction agreements with qualified contractors and equipment supply agreements with industry leading suppliers, including our Sponsors. In addition to setting forth the terms and conditions of construction or equipment delivery, as applicable, our Utility Project Entities receive system-wide warranties and product warranties for the major equipment pursuant to these construction and equipment supply agreements (which vary in coverage and length by project), except where such persons are otherwise subject to O&M agreements or AMAs with unaffiliated third parties.

O&M Agreements and AMAs.    Our Utility Project Entities and certain other subsidiaries have entered into O&M agreements and AMAs with First Solar or SunPower affiliates, as applicable (except where such persons are otherwise subject to O&M agreements or AMAs with unaffiliated third parties). Under the terms of the O&M agreements and AMAs, such affiliates have agreed to provide a variety of operation, maintenance and asset management services, and certain performance warranties, to our Utility Project Entities in exchange for fixed annual fees, which are subject to certain adjustments. For a detailed description of the terms of the O&M agreements and AMAs applicable to our projects, please read “Certain Relationships and Related Party Transactions.”

Real Estate Rights.    Our Utility Project Entities and certain other subsidiaries have secured real property interests and access rights that we believe will allow our utility projects in our Initial Portfolio to operate without material real estate claims until the expiration of the initial terms of applicable offtake agreements.

Our Utility Projects

Lost Hills Blackwell

Overview.    The Lost Hills Project Entity and the Blackwell Project Entity, respectively, own the 20 MW Lost Hills Project and the 12 MW Blackwell Project, which are located on adjoining sites in Kern County, California. Construction on the Lost Hills Blackwell Project commenced in April 2014 and commercial operation occurred in April 2015. Through FSAM Lost Hills Blackwell Holdings, LLC, we own 100% of the class B membership interests in Lost Hills Blackwell Holdings, LLC, or LH/BW Holdings, the indirect owner of 100% of the limited liability company membership interests of the Lost Hills Project Entity and the Blackwell Project Entity. Such class B membership interests entitle us to a 49% economic interest and currently 1% of the tax allocations and net income or loss of both the Lost Hills Project Entity and the Blackwell Project Entity. A subsidiary of Southern Company acts as the class A member. The class A member owns a 51% economic interest and currently 99% of the tax allocations and net income or loss of the Lost Hills Project Entity and the Blackwell Project Entity. After the Lost Hills Blackwell Project has been operational for approximately eleven years, the allocation of tax-related items between the class A and class B members of LH/BW Holdings is expected to shift to match the economic interests. An affiliate of the class A member has managerial responsibilities for LH/BW Holdings and the project entities subject to the class A members’ and the class B members’ approval rights with respect to certain decisions, including expenditures in excess of budgeted amounts, certain sales of assets, execution, termination or amendment of certain contracts and the incurrence of debt.

Power Purchase Agreement.    Each of the Lost Hills Project Entity and the Blackwell Project Entity currently sell 100% of the output of the Lost Hills Project and the Blackwell Project, respectively, to the City of Roseville until December 31, 2018 pursuant to separate power purchase agreements, or, collectively, the Roseville PPAs. As of January 1, 2019, 1% of the output of the Lost Hills Project and the Blackwell Project will continue to be sold to the City of Roseville for a term expected to last approximately seven years. The Roseville PPAs have a stated contract price. Beginning January 1, 2019, the Lost Hills Project Entity and the Blackwell Project Entity are expected to sell the remaining output of the Lost Hills Project and the Blackwell Project, respectively, to Pacific Gas and Electric Company, or PG&E, under separate 25-year power purchase agreements, or together, the PG&E PPAs. The PG&E PPAs have a stated contract price, which will be adjusted pursuant to time-of-delivery factors.

Engineering, Procurement and Construction Agreement.    The Lost Hills Blackwell Project is being designed, engineered, constructed and commissioned pursuant to a single EPC agreement between McCarthy Building Companies, Inc., the Lost Hills Project Entity and the Blackwell Project Entity. The Lost Hills Blackwell Project utilizes 43 MW (dc) of First Solar thin-film solar modules.

Operations & Maintenance.    The Lost Hills Project Entity and the Blackwell Project Entity have entered into separate O&M Agreements with First Solar Electric (California), Inc., a wholly-owned indirect subsidiary of First Solar, or FSEC, under which FSEC operates and maintains the Lost Hills Project and the Blackwell Project, respectively, and provides a guarantee of each plant’s availability. The O&M Agreements have a 10-year term, which the parties may mutually agree to extend for up to two additional five-year renewal periods. Under the O&M Agreements, FSEC’s fee escalates at a rate of 2.5% per year.

Transmission Interconnection Agreements.    The Lost Hills Project interconnects to PG&E’s 70kV transmission network, while the Blackwell Project interconnects to PG&E’s 12kV distribution system, respectively, pursuant to separate interconnection agreements entered into in March 2011 between each of the Lost Hills Project Entity and the Blackwell Project Entity, PG&E and, solely with respect to the agreement for the Lost Hills Project, the California Independent System Operator, or CAISO. Each interconnection agreement has an initial term of 25 years and will be subject to automatic renewals for successive one-year periods thereafter.

Maryland Solar

Overview.    The Maryland Solar Project Entity owns the 20 MW Maryland Solar Project. The Maryland Solar Project has been operational since February 2014. Upon the completion of the offering, the Maryland Solar Project will be subject to a lease between the Maryland Solar Project Entity and Maryland Solar Holdings, Inc., an affiliate of First Solar, expected to run until December 31, 2019. The lease will require fixed rent payments and will not feature any purchase option exercisable by the lessee.

Power Purchase Agreement.    The Maryland Solar Project Entity sells 100% of the output of the Maryland Solar Project to FirstEnergy Solutions Corp. pursuant to a power purchase agreement, or the Maryland Solar PPA, effective until March 31, 2033. The Maryland Solar PPA has a stated contract price, which remains fixed throughout the term.

Engineering, Procurement and Construction Agreement.    The Maryland Solar Project was designed, engineered, constructed and commissioned pursuant to an EPC agreement between the Maryland Solar Project Entity and Belectric, Inc. The Maryland Solar Project utilizes 29 MW (dc) of First Solar thin-film solar modules.

Operations & Maintenance.    The Maryland Solar Project Entity has an O&M agreement with Belectric, Inc., or Belectric, under which Belectric operates and maintains the Maryland Solar Project and provides a guarantee of plant availability of 98.5%. The O&M Agreement has a 10-year term and can be extended for an additional 5 years at the Maryland Solar Project Entity’s option, and a subsequent 5 years upon mutual agreement of the Maryland Solar Project Entity and Belectric. Under the O&M Agreement, Belectric’s fee escalates 2% per year.

Interconnection Service Agreements.    In February 2012, the Maryland Solar Project Entity entered into an interconnection service agreement with PJM Interconnection L.L.C., or PJM, and the Potomac Edison Company, or Potomac Edison, that provides for the Maryland Solar Project’s interconnection to Potomac Edison’s distribution system.

North Star

Overview.    The North Star Project Entity owns the 60 MW North Star Project, which is expected to achieve commercial operation in June 2015. Through FSAM NS Holdings, LLC, as of the completion of this offering, we expect to own 100% of the class B membership interests in NS Solar Holdings, LLC, or NS Holdings, the direct owner of 100% of the limited liability company membership interests of the North Star Project Entity. Such class B membership interests are expected to entitle us to a 49% economic interest and initially 1% of the tax allocations and the net income or loss of the North Star Project Entity. A third party unaffiliated with either of our Sponsors is expected to be the class A member. Upon the completion of this offering, the class A member is expected to own a 51% economic interest and initially 99% of the tax allocations and the net income or loss of the North Star Project Entity. After the North Star Project has been operational for approximately eleven years, the allocation of tax-related items between the class A and class B members of NS Holdings will shift to match the economic interests. An affiliate of the class A member is expected to have managerial responsibilities, subject to the class A members’ and the class B members’ approval rights with respect to certain decisions, including expenditures in excess of budgeted amounts, certain sales of assets, execution, termination or amendment of certain contracts and the incurrence of debt.

Power Purchase Agreement.    Upon commercial operation, the North Star Project Entity will sell 100% of its output to PG&E under a 20-year power purchase agreement, or the North Star PPA. The North Star PPA has a stated contract price, which escalates each year of the term and is adjusted by time of delivery factors.

Engineering, Procurement and Construction Agreement.    The North Star Project is being designed, engineered, constructed and commissioned pursuant to an EPC agreement entered into between the North Star Project Entity and FSEC. The North Star Project utilizes 73 MW (dc) of First Solar thin-film solar modules.

Operations & Maintenance.    Prior to completion of this offering, the North Star Project Entity is expected to enter into a 10-year O&M Agreement with FSEC, pursuant to which FSEC will operate and maintain the North Star Project and provide a guarantee of plant availability. Pursuant to the O&M Agreement, FSEC’s fees are expected to escalate at an annual rate of 2.5%. The O&M Agreement is expected to have a 10-year term, which the parties may mutually agree to extend for up to two additional five-year renewal periods.

Transmission Interconnection Agreements.    In July 2013, the North Star Project Entity entered into an interconnection agreement with PG&E and CAISO, which provides for the North Star Project Entity’s interconnection to PG&E’s transmission grid. The interconnection agreement has an initial term of 30 years and is automatically renewed for successive one-year periods thereafter unless terminated by either party.

Quinto Project

Overview.    The Quinto Project is comprised of a planned 108 MW solar generation facility located in Merced County, California, which is expected to commence commercial operation in October 2015. Cash flow, tax attributes and control of the Quinto Project will be shared with a tax motivated project equity investor. The Quinto Project is situated on an approximately 949 acre site leased by the Quinto Project Entity. The Quinto Project site consists of two non-contiguous areas, Quinto Farms and Stockton Terminal, that will be developed with solar facilities. A half-mile utility connection for medium voltage transmission connects Quinto Farms with Stockton Terminal. The Quinto Project will be interconnected to the transmission grid controlled by CAISO via a 230 kV Quinto Project substation located on the Quinto Project site, and a new PG&E switchyard on an approximately 10-acre PG&E-owned parcel located adjacent to the Quinto Project substation.

Power Purchase Agreement.    All of the Quinto Project’s output and related renewable attributes will be sold to Southern California Edison pursuant to a power purchase agreement, or the Quinto PPA, that expires 20 years from COD. The Quinto PPA has an effective date of January 7, 2011. The California Public Utilities Commission approved the Quinto PPA in January 2012.

Engineering, Procurement and Construction Agreement.    The Quinto Project was designed and engineered, and is being constructed and commissioned, pursuant to a lump sum turn-key EPC agreement with SunPower Corporation, Systems, a wholly owned subsidiary of SunPower, or SunPower Systems, which includes a two-year system warranty against defects in materials, construction, fabrication and workmanship. The Quinto Project utilizes differentiated 435-watt modules with 20.4% module conversion efficiency. In addition to the system warranty, the modules are backed by SunPower’s 25-year module warranty.

Operations & Maintenance.    SunPower Systems will be operating the Quinto Project under a 5-year operation and maintenance agreement, which may, at the election of the Quinto Project, be extended for up to three additional 5-year terms. Service fees are due quarterly in advance. SunPower Systems’ service commitment is supported by a performance warranty agreement that assures the weather adjusted output of the Quinto Project will be at least 95% of the benchmark annual energy output during each two year period during the term of the Quinto O&M agreement.

Transmission Interconnection Agreements.    In March 2013, as amended in October 2013 and December 2014, the Quinto Project Entity entered into a Large Generator Interconnection Agreement with PG&E and CAISO. Under this agreement, the Quinto Project Entity is responsible for the cost of constructing and all reasonable O&M expenses associated with its and PG&E’s interconnection facilities for the Quinto Project. The Quinto Project Entity is also responsible for certain network upgrade costs, some of which are subject to reimbursement over a 5-year period from COD. This agreement has an initial 30-year term, with automatic 1-year extensions thereafter. The Quinto Project Entity has also entered into an affected system agreement to support associated network upgrades on “Affected Systems.”

Permitting.    The Quinto Project has received a final and non-appealable Conditional Use Permit from Merced County and has completed the full environmental review process pursuant to the California Environmental Quality Act. Potential impacts to agricultural land and Swainson’s hawk habitat have been mitigated through on-site and off-site conservation easements. Pre-construction conditions of approval have been satisfied and all building permits and other ministerial approvals are being obtained as needed for construction of the project.

Real Estate.    The Quinto Project is located on leased property pursuant to a single ground lease and ancillary beneficial easements which provide the Quinto Project Entity with an initial 27 years of site control and the ability to extend the lease term for an additional seven years and ten months. Fixed rental payments and conservation easement payments are due annually under the ground lease.

Asset Management Agreements.    We have engaged SunPower Capital Services, LLC, a wholly owned subsidiary of SunPower, or SunPower Capital, to manage the Quinto Project, which includes offtake billing, collection, administration and project management.

Solar Gen 2

Overview.    The Solar Gen 2 Project Entity owns the 150 MW Solar Gen 2 Project. The Solar Gen 2 Project achieved substantial completion in November 2014. Through FSAM SG2 Holdings, LLC, we own 100% of the class B interests in SG2 Holdings, LLC, or SG2 Holdings, the direct owner of 100% of the limited liability company membership interests in the Solar Gen 2 Project Entity. Such class B membership interests entitle us to a 49% economic interest and currently 1% of the tax allocations and net income or net loss of the Solar Gen 2 Project Entity. A subsidiary of Southern Company acts as the class A member. The class A member owns a 51% economic interest and currently 99% of the tax allocations and the net income or net loss of the Solar Gen 2 Project Entity. After the Solar Gen 2 Project has been operational for approximately eleven years, the allocation of tax-related items between the class A and class B member will shift to match the economic interests. An affiliate of the class A member has managerial responsibilities for SG2 Holdings and the Solar Gen 2 Project Entity, subject to the class A members’ approval and the class B members’ approval rights with respect to certain decisions, including expenditures in excess of budgeted amounts, certain sales of assets, execution, termination or amendment of certain contracts and the incurrence of debt.

Power Purchase Agreement.    The Solar Gen 2 Project Entity sells 100% of the output from the Solar Gen 2 Project to San Diego Gas & Electric Company, or SDG&E, under a 25-year power purchase agreement, or the Solar Gen 2 PPA. The Solar Gen 2 PPA is structured as a “contract for differences.” As such, the Solar Gen 2 Project receives revenue directly from CAISO, based on the day-ahead Locational Marginal Price, or LMP, for energy at the Imperial Valley Substation. In turn, pursuant to the Solar Gen 2 PPA, SDG&E pays the Solar Gen 2 Project Entity the positive difference (if any) between the applicable Solar Gen 2 PPA price and the applicable day-ahead LMP. In circumstances where the day-ahead LMP exceeds the Solar Gen 2 PPA price, the Solar Gen 2 Project Entity may be required to pay SDG&E for the price difference. The Solar Gen 2 PPA has a stated price that escalates each year of the 25-year term and is subject to time of delivery adjustments.

Engineering, Procurement and Construction Agreement.    The Solar Gen 2 Project was designed, engineered, constructed and commissioned pursuant to an EPC agreement between the Solar Gen 2 Project Entity and FSEC. The Solar Gen 2 Project utilizes 154 MW (dc) of First Solar thin-film solar modules. In addition, approximately 39 MW (dc) of solar modules manufactured by Canadian Solar Inc. are distributed evenly among the Solar Gen 2 Project.

Operations & Maintenance.    The Solar Gen 2 Project Entity entered into a 10-year O&M Agreement with FSEC, pursuant to which FSEC operates and maintains the Solar Gen 2 Project and provides a guarantee of plant availability. Under the O&M Agreement, FSEC’s fees will escalate at an annual rate of 2.5%. The O&M Agreement has a 10-year term, which the parties may mutually agree to extend for up to two additional five-year renewal periods.

Transmission Interconnection Agreements.    The Solar Gen 2 Project Entity is a party to three interconnection agreements with IID for the Solar Gen 2 Project, pursuant to which the Solar Gen 2 Project interconnects with IID’s transmission system. Two of the interconnection agreements became effective on April 3, 2012 and the third interconnection agreement took effect on August 9, 2011. Each interconnection agreement has an initial term of 27 years and will be subject to automatic renewals for successive one-year periods thereafter.

RPU Project

Overview.    The RPU Project is comprised of approximately 7 MW solar generation facility located in Riverside County, California, which is expected to commence operations in September 2015. Cash flow, tax attributes and control of the RPU Project will be shared with a tax motivated project equity investor. The RPU Project is situated on a portion of a 120-acre site licensed by the City of Riverside to the RPU Project Entity. The RPU Project will interconnect at facilities to be built by the City of Riverside that access the closest feeder to the City’s distribution network.

Power Purchase Agreement.    All energy and green attributes will be sold to the City of Riverside pursuant to a 25-year power purchase agreement, or the RPU PPA. The RPU PPA grants the RPU

Project Entity an irrevocable license which allows access to and use of the site for the construction maintenance and operation of the system.

Engineering, Procurement and Construction Agreement.    The RPU Project will be designed, engineered, constructed and commissioned pursuant to an EPC agreement with SunPower Corporation, Systems, which includes a two-year system warranty against defects in materials, construction, fabrication and workmanship. The facility utilizes differentiated 435-watt modules with 20.7% module conversion efficiency. In addition to the system warranty, the RPU Project is backed by SunPower’s 25-year power and product warranty on the modules.

Operations & Maintenance.    SunPower Systems is expected to provide operation, repair, monitoring, and maintenance pursuant to an O&M agreement with the RPU Project Entity during the term of the RPU PPA.

Transmission Interconnection Agreements.    The RPU Project will interconnect to a 15 kV switchgear to be built by RPU and that accesses RPU’s distribution network. RPU owns and operates its own electrical distribution network, and is responsible for engineering and constructing the electrical facilities from the 15 kV switchgear to the distribution grid. There will be no stand-alone interconnection agreement signed for this project. Instead, the project will comply with provisions in RPU’s standards for connecting generation facilities to its distribution system (RPU’s Electric Rule 22) as required under the RPU PPA. In addition, the project will rely upon RPU’s Metered Subsystem Agreement with the CAISO and its Wholesale Distribution Access Tariff service agreement with Southern California Edison.

Real Estate Interests.    The PPA grants the RPU Project Entity an irrevocable license pursuant to which the RPU Project Entity is permitted to access, construct, maintain and operate the RPU Project.

Asset Management Agreements.    We have engaged SunPower Capital to manage our RPU Project, which includes offtake billing, collection, administration and project management.

C&I Projects

Typical Project Agreements

Our C&I Project Entities have entered or will enter into agreements that are customary for commercial and industrial solar energy projects. These include agreements for energy sales, construction, equipment supply, O&M services and real estate rights. Our C&I Project Entities have also secured necessary and customary construction and operating permits.

Energy Sale Arrangements.    Our C&I Project Entities have entered into offtake agreements under which each C&I Project Entity generally receives a fixed price over the term of the offtake agreement with respect to 100% of its output, subject to certain adjustments as described in more detail in the project descriptions below. Such offtake agreements are designed to provide a stable and predictable revenue stream.

Under our C&I Project Entities’ offtake agreements, each party typically has the right to terminate upon written notice ranging from ten to 30 days following the occurrence of an event of default that has not been cured within the applicable cure period, if any. In addition, following an uncured event of default under an offtake agreement by the applicable offtake counterparty, the applicable C&I Project Entities may in most cases, receive termination payments from the applicable offtake counterparty or pursue other remedies available at law or in equity. Events of default under these offtake agreements typically include:

•	failure to pay amounts due;

•	bankruptcy proceedings;

•	failure to provide certain credit support; and

•	breach of material obligations.

Certain of our C&I Project Entities’ offtake agreements have availability or production requirements, and if such requirements are not met, the offtake counterparty has the right to terminate the offtake agreement. Additionally, the obligations (other than payment obligations) of each party under our offtake agreements may be excused by force majeure events, and in some cases, the agreement may be terminated if the force majeure events continue for a continuous period of 12 months.

Interconnection Agreements.    Our C&I Project Entities’ projects will interconnect with the applicable offtake customer’s facilities. In certain cases, the counterparties under our offtake agreements or their affiliates have entered or will enter into interconnection agreements with large regional utility companies or local distribution companies allowing our applicable project to operate in parallel with their distribution system.

Construction and Equipment Supply Agreements.    Our C&I Project Entities have entered or will enter into engineering, procurement and construction agreements with a SunPower affiliate. In addition to setting forth the terms and conditions of construction or equipment delivery, as applicable, our C&I Project Entities receive a 25-year power and product warranty on the modules and a 2- to 10-year warranty on the system.

O&M and Asset Management.    Our C&I Project Entities and certain other subsidiaries have entered or will enter into O&M agreements and AMAs with SunPower affiliates. Under the terms of the O&M agreements and AMAs, such affiliates will agree to provide a variety of operation, maintenance and asset management services and certain performance warranties to our C&I Project Entities in exchange for a fixed annual fee, subject to certain adjustments. For a detailed description of the terms of the O&M agreements and AMAs applicable to our projects, please read “Certain Relationships and Related Party Transactions.”

Real Estate Rights.    Our C&I Project Entities and certain other subsidiaries have secured real property interests and access rights that we believe will allow our C&I projects in our Initial Portfolio to operate without material real estate claims until the expiration of the initial terms of applicable offtake agreements, which in some cases are extendable in connection with an extension of the applicable offtake agreements.

Our C&I Projects

Macy’s Project

Overview.    The Macy’s Project is comprised of seven solar generation facilities with a total of approximately 3 MW located in Sacramento, Santa Clara, Santa Cruz, Alameda, and San Francisco Counties, California, which are expected to commence operations in June 2015 and November 2015. Cash flow, tax attributes and control of the Macy’s Project will be shared with a tax motivated project equity investor. The Macy’s Project is comprised of seven sites located on rooftops of six stores and one distribution center of Macy’s Corporate Services, Inc., or Macy’s, all of which are owned by an affiliate of Macy’s and leased to the Macy’s Project Entity. The facilities will be interconnected to Macy’s main electrical module at 480 V. PG&E or Sacramento Municipal Utility District, or SMUD, depending on site location, will separately enter into a “net-metering” Interconnection Agreement with Macy’s. The Downtown Sacramento site will not be allowed to net meter due to local utility requirements.

Power Purchase Agreement.    All energy is sold to Macy’s pursuant to seven site-specific 20-year power purchase agreements, or the Macy’s PPAs. Green attributes are retained by the Macy’s Project Entity.

Engineering, Procurement and Construction Agreement.    The Macy’s Project is being designed, engineered, constructed, and commissioned pursuant to an EPC agreement with SunPower Systems, which includes a ten-year system warranty against defects in materials, construction, fabrication and workmanship. The facility utilizes differentiated 327-watt modules with 20.4% module conversion efficiency. In addition to the system warranty, the Macy’s Project is backed by SunPower’s 25-year power warranty on the modules.

Operations & Maintenance.    SunPower Systems shall provide operation, repair, monitoring, and maintenance pursuant to an O&M agreement with the Macy’s Project Entity during the term of the Macy’s PPAs.

Transmission Interconnection Agreements.    In 2015, Macy’s and PG&E will enter into four Interconnection Agreements, one for each site within PG&E territory, which provide for the generating facilities to operate in parallel with PG&E’s distribution system. Under these four agreements, Macy’s is responsible for all reasonable expenses associated with the generating facilities. Each of these agreements has an indefinite term, until terminated in accordance with the agreement. Per standard procedure, these agreements will be countersigned by PG&E upon successful interconnection of the systems. The other three sites, which are located in the SMUD territory, submitted Interconnection Application in 2015 and will receive Permission to Operate confirmation upon successful inspection of the facilities by SMUD.

Real Estate Interests.    The Macy’s Project Entity has entered into site lease agreements with Macy’s for each project rooftop site, which are coterminous with the Macy’s PPAs and permit the Macy’s Project Entity to access, construct and operate the project.

Asset Management Agreements.    We have engaged SunPower Capital to manage our Macy’s Project, which includes offtake billing, collection, administration and project management.

UC Davis Project

Overview.    The UC Davis Project is comprised of a 13 MW solar generation facility located in Solano County, California, which is expected to commence operations in September 2015. Cash flow, tax attributes and control of the UC Davis Project will be shared with a tax motivated project equity investor. The UC Davis Project is situated on a 62-acre site leased by the Regents of the University of California, or the University, to the UC Davis Project Entity. The facility will be interconnected to an existing UC Davis substation at 12 kV and will supplement on-site load at the campus.

Power Purchase Agreement.    All energy and green attributes will be sold to the University pursuant to a 20-year power purchase agreement, or the UC Davis PPA.

Engineering, Procurement and Construction Agreement.    The UC Davis Project will be designed, engineered, constructed, and commissioned pursuant to an EPC agreement with SunPower Systems, which includes a two-year system warranty against defects in materials, construction, fabrication and workmanship. The facility utilizes differentiated 435-watt modules with 20.7% module conversion efficiency. In addition to the system warranty, the UC Davis Project is backed by SunPower’s 25-year power warranty on the modules.

Operations & Maintenance.    SunPower Systems shall provide operation, repair, monitoring, and maintenance pursuant to an O&M agreement with the UC Davis Project Entity during the term of the UC Davis PPA.

Transmission Interconnection Agreements.    In 2015, the University will enter into an Electric Rule 21 Interconnection Agreement for Non-Exporting Generating Facilities with PG&E, pursuant to which PG&E requires the installation of reverse power relays to prevent the system from exporting power to PG&E’s distribution grid during light load conditions. Under the terms of the UC Davis PPA, the University is obligated to pay for any energy that would have been generated during an outage or curtailment that was caused by the University or required by PG&E.

Real Estate Interests.    The UC Davis Project Entity has entered into a ground lease agreement with the University, which is coterminous with the UC Davis PPA and which permits the UC Davis Project Entity to access, construct and operate the project.

Asset Management Agreements.    We have engaged SunPower Capital to manage our UC Davis Project, which includes offtake billing, collection, administration and project management.

Residential Portfolio

Overview.    Our residential lease program allows customers in the United States to obtain SunPower residential solar energy systems under lease agreements with an initial term of 20 years. Our Residential Portfolio is comprised of residential solar energy systems with an aggregate of 39 MW of capacity and an average solar energy system capacity of approximately 7.95 kW. Our Residential Portfolio is comprised of approximately 5,900 solar installations located in Arizona, California, Colorado, Hawaii, Massachusetts, New Jersey, New York, Pennsylvania and Vermont. We will own 100% of the membership interest in the Residential Portfolio Project Entity that will own these residential solar systems. These residential solar energy systems are leased to our customers under long-term lease agreements.

Lease Agreements.    A typical lease term is for 20 years and homeowners are obligated to make lease payments to us on a monthly basis. The customer’s monthly payment is fixed based on a calculation that takes into account expected solar energy generation, and certain of our current customer contracts contain price escalators with an average increase of 1% annually. The lease includes a performance warranty under which we agree to make a payment to the customer if the leased system does not meet the guaranteed performance level. Over the term of the lease, we operate and maintain the system. Customers are eligible to purchase their leased solar systems to facilitate the sale or transfer of their homes. The leases also include an early buy-out option, at no less than fair market value, exercisable in the seventh year that allows customers to purchase the solar system.

Engineering and Installation.    The primary means by which SunPower goes to market in the residential solar sector is through an independent dealer channel. As of December 31, 2014, there were 474 SunPower residential dealers in the United States, 213 of which have undergone qualification and training by SunPower and are authorized to participate in the residential lease program. These qualified dealers partner with SunPower to provide subcontracted sales, installation, and maintenance services for lease customers.

Operations & Maintenance.    SunPower Systems shall provide operation, maintenance and administrative services and certain performance warranties pursuant to O&M agreements with the Residential Portfolio Project Entity. SunPower has a dedicated residential monitoring team that evaluates lease systems daily using dashboards based on the SunPower Monitoring System. When issues are detected, they are prioritized based on energy impact (highest to lowest). If resolution requires homeowner troubleshooting (e.g. lost internet connection), a SunPower customer support representative will place an outbound call to the homeowner to walk them through troubleshooting. If the resolution requires a site visit, the case will be forwarded to the assigned partner for field service. After completion of the resolution steps, the monitoring technician will verify remotely that the issue has been resolved and the system is performing as expected.

Asset Management Agreements.    We have engaged SunPower Capital Services, LLC to manage our Residential Portfolio, which includes customer billing, collection, cash application and lifecycle management.

Tax Equity

Several of our projects have been financed through tax equity arrangements. There are three main structures used for tax equity investment: partnership flip, sale-leaseback, and inverted lease (lease pass-through). In the partnership flip structure, the developer and investor own the project through a partnership. The investor receives most of the tax benefits for an agreed upon period. Cash distributions, however, may be allocated differently than the tax benefits. Under the second structure, sale-leaseback, the developer sells the completed project to the investor and then leases the project from the investor. The investor, as the owner-lessor of the project, claims the tax benefits. Finally, in an inverted lease, the investor leases the project from the developer. The developer elects to pass the tax credit through to the investor.

We have utilized a modified partnership flip structure in the case of the Solar Gen 2 Project and the Lost Hills Blackwell Project, and expect to implement a similar structure in the case of the North Star Project. In these tax equity arrangements, the investor (i.e., in the case of the Solar Gen 2 Project and the Lost Hills Blackwell Project, the subsidiary of Southern Company that owns an interest therein) indirectly is allocated 99% of the tax items (tax credits, taxable income or loss) of the company for an agreed upon period. After this period, the investor is allocated 51% of the tax items (taxable income or loss) of the company. At all times, however, available cash is distributed 51% to the investor and 49% to the developer.

The tax equity arrangements to be entered into with respect to the Quinto Project, the RPU Project, the UC Davis Project and the Macys Project will be partnership flip structures. In each case, tax items (tax credits, taxable income and loss) will initially be allocated between OpCo and the tax equity investor in a different ratio than cash distributions are made. Tax items will be allocated principally to the tax equity investor prior to the relevant “flip” and principally to OpCo after the relevant “flip.” By contrast, the cash waterfall assures OpCo substantial cash distributions prior to the relevant “flip” and the right to a significant majority of the cash distributions after the relevant “flip.”

Regulatory Matters

As owners of contracted solar energy projects and participants in wholesale energy markets, our Project Entities are subject to regulation by various federal and state government agencies. These include the FERC and public utility commissions in states where our generating projects are located. In addition, some of our Project Entities are subject to the market rules, procedures and protocols of the various regional transmission organization and independent system operator markets in which they participate.

Federal Power Act

Section 205 of the FPA requires public utilities to obtain FERC’s approval of their rates for the wholesale sale of energy. Some of our Project Entities are public utilities, and each such entity has been granted authority by FERC to sell electricity at market-based rates, rather than on a traditional cost-of-service basis.

The FPA also gives FERC jurisdiction to review certain other activities of our Project Entities. In particular:

•	Section 203 of the FPA requires FERC’s prior approval for any direct or indirect change of control over a public utility or its jurisdictional assets, unless otherwise granted authorization by FERC. Before this offering, we will submit an application to FERC requesting an order under Section 203 authorizing the potential transfer of control of our interests in those of our Project Entities that are classified as public utilities, in which we hold a non-passive interest.

•	Unless and until FERC grants our application we will include restrictions in our partnership agreement under which an investor and its affiliates that acquire 10% or more of our shares will lose their voting rights. If FERC grants our application, the 10% restriction will no longer apply. However, we will include restrictions in our partnership agreement under which an investor and its affiliates that acquire 20% or more of our shares will lose their voting rights.

•	Section 204 of the FPA gives FERC jurisdiction over a public utility’s issuance of securities or its assumption of liabilities, subject to certain exceptions. However, FERC typically grants blanket approval for security issuances and the assumption of liabilities to public utilities having market-based rate authority. All of our Project Entities that are public utilities have received such blanket approval.

•	In accordance with Section 215 of the FPA, FERC has approved the NERC as the national Electric Reliability Organization, or ERO, for North America. As the ERO, NERC is responsible for the development and enforcement of mandatory reliability standards for the wholesale electric power system directly and through regional reliability organizations. Each of our Project Entities is required under the FPA to comply with NERC requirements and the requirements of the regional reliability entity for the region in which it is located.

Public Utility Holding Company Act of 2005

PUHCA 2005 provides FERC with certain authority over and access to books and records of public utility holding companies and their subsidiaries that are not otherwise exempt from such requirements. We will be a public utility holding company upon the completion of the offering, but because all of our Utility Project Entities are either “Exempt Wholesale Generators” or “Qualifying Facilities,” as defined for purposes of PUHCA 2005, we will be exempt from all of the FERC accounting, record retention and reporting requirements of the PUHCA 2005. We and our Project Entities will be subject to state utility commission access to books and records under PUHCA 2005 in certain limited circumstances.

Seasonality

The amount of electricity our solar energy systems produce is dependent in part on the amount of sunlight, or irradiation, where the assets are located. Because shorter daylight hours in winter months results in less irradiation, the generation of particular assets will vary depending on the season.

We expect our Initial Portfolio’s power generation to be at its lowest during the winter season of each year. Similarly, we expect our fourth quarter revenue generation to be lower than other quarters. We intend to reserve a portion of our cash available for distribution and maintain a revolving credit facility in order to, among other things, facilitate the payment of distributions to our Class  A shareholders. As a result, we do not expect seasonality to have a material effect on the amount of our quarterly distributions.

Competition

We operate in a capital-intensive industry that is currently highly fragmented and diverse, with numerous industry participants. We compete on the basis of contract price and terms, as well as the location of our projects. There is a wide variation in terms of the capabilities, resources, scale and scope of the companies with which we compete. We have numerous competitors with a varied mix of characteristics. These include growth vehicles similar to us that seek to acquire energy projects from our Sponsors or third parties. In addition, competitive conditions may be substantially affected by energy legislation and regulation considered from time to time by federal, state and local legislatures and administrative agencies. Such laws and regulations may substantially increase the costs of acquiring, constructing and operating solar energy projects, and some of our competitors may be better able to adapt to and operate under such laws and regulations.

Customers

Please read “—Our Initial Portfolio” for a description of our various customers.

Environmental Matters

We are required to comply with various environmental, health and safety laws and regulations in each of the jurisdictions in which we operate. These existing and future laws and regulations may impact existing and new solar energy projects, require us to obtain and maintain permits and approvals, comply with all environmental laws and regulations applicable within each jurisdiction and implement environmental, health and safety programs and procedures to monitor and control risks associated with the construction, operation and decommissioning of regulated or permitted solar energy systems, all of which involve a significant investment of time and resources.

We also incur costs in the ordinary course of business to comply with these laws, regulations and permit requirements. Environmental, health and safety laws and regulations frequently change, and often become more stringent or subject to more stringent interpretation or enforcement. Such changes in environmental, health and safety laws and regulations, or the interpretation or enforcement thereof, could require us to incur materially higher costs, or cause a costly interruption of operations due to delays in obtaining new or amended permits.

The failure of our operations to comply with environmental, health and safety laws, regulations and permit requirements may result in administrative, civil and criminal penalties, imposition of investigatory, cleanup and site restoration costs and liens, denial or revocation of permits or other authorizations and issuance of injunctions to limit, suspend or cease operations.

In addition, claims by third parties for damages to persons or property, or for injunctive relief, have been brought in the past, and may be brought in the future as a result of alleged environmental, and health and safety impacts associated with our activities.

Environmental

To operate our projects, we are required to obtain from federal, state and local governmental authorities a range of environmental permits and other approvals, including those described below. In addition to being subject to these regulatory requirements, we have experienced significant opposition from private third parties during the permit application process or in subsequent permit appeal proceedings.

Clean Water Act.    Our projects may be covered under federal Clean Water Act regulations to prevent or contain expected discharges of pollutants or dredged and fill materials into state waters as well as waters of the United States, including adjacent wetlands. In April 2014, the EPA proposed changes to its definition of “waters of the United States.” Because the content of the EPA’s final rule, if any, is unknown, we cannot assess the potential impact of the EPA’s proposal on our operations. However, any expansion to Clean Water Act jurisdiction could impose additional obligations on our operations.

BLM Right-of-Way Grants.    Our projects may be located, or partially located, on lands administered by the U.S. Bureau of Land Management, or the BLM. Therefore, we may be required to obtain and maintain BLM right-of-way grants for access to, or operations on, such lands. Obtaining and maintaining a grant requires that the project conduct environmental reviews (discussed below) and implement a plan of development and demonstrate compliance with the plan to protect the environment, including potentially expensive measures to protect biological, archeological and cultural resources encountered on the grant.

Environmental Reviews.    Solar energy projects may be subject to federal, state, or local environmental reviews, where a broad array of the solar energy project’s potential environmental impacts is assessed. Compliance with the environmental review process can be time-consuming and expensive, and generally requires public comment periods, which may open a proposed project up to adverse comments, protests or appeals. Furthermore, an agency may decide to deny a permit based on such an environmental review, or an agency may require environmental mitigation measures to offset any identified impacts. Although we do not expect any delays in implementing our growth strategy because of such environmental reviews, they may extend the time and/or increase the costs for obtaining necessary governmental approvals.

Endangered and Protected Species.    Federal agencies considering the permit applications for our projects are required to consult with the USFWS to consider the impact on potentially affected endangered and threatened species and their habitats under the U.S. Endangered Species Act (ESA). Our projects are also required to comply with the Migratory Bird Treaty Act (MBTA) and the Bald and Golden Eagle Protection Act (BGEPA). Because the operation of solar energy projects could result in harm to endangered species or their habitats, or could result in injury or fatalities to protected birds, federal and state agencies may require ongoing monitoring, mitigation activities, or financial compensation as a condition to issuing a permit for a project. Violations of the ESA, MBTA, BGEPA and similar state laws may result in fines, penalties, criminal sanctions or injunctions, including the possibility of curtailment or shutdown.

Historic Preservation.    State and federal agencies may, under the National Historic Preservation Act or similar law, require our projects to protect historic, archaeological, or religious or cultural resources located or discovered near or on our project sites. Ongoing monitoring, mitigation activities, or financial compensation may be required as a condition of conducting project operations.

Clean Air Act/Climate Change.    In the past few years, the EPA has taken various actions to regulate greenhouse gas emissions under the Clean Air Act. For example, the EPA recently proposed its Clean Power Plan proposed rule, which proposes to limit carbon dioxide emissions from existing power generation facilities by 30% from 2005 levels by 2030. A final rule is expected to be issued in the summer of 2015, with emissions reductions to commence in 2020; however, the EPA’s actions are subject to procedural delays and legal challenges, and efforts are underway in Congress to limit or remove the EPA’s authority to regulate greenhouse gas emissions. If, in implementing the Clean Power Plan or any future regulatory program aimed at reducing greenhouse gas emissions from the power sector, federal, state or local governments repealed or altered the incentives currently provided for renewable energy generation, it could adversely affect the attractiveness of renewable energy investments and therefore adversely impact, perhaps materially, our business, growth strategy, financial condition, results of operations and cash flows; however, to the extent that renewable energy is competing with higher greenhouse gas emitting energy sources, renewable energy would become more desirable.

Hazardous Waste.    We own and lease real property and may be subject to requirements regarding the management, disposal and remediation of prior contamination associated with the release of petroleum products and/or toxic or hazardous substances. These regulations include the federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws. If our owned or leased properties are contaminated, whether during or prior to our ownership or operation, we could be responsible for the costs of investigation and cleanup and for any related liabilities, including claims for damage to property, persons or natural resources. That responsibility may arise even if we were not at fault and did not cause or were not aware of the contamination. In addition, waste we generate is at times sent to third party disposal facilities. If those facilities become contaminated, we and any other persons who arranged for the disposal or treatment of hazardous substances at those sites may be jointly and severally responsible for the costs of investigation and remediation, as well as for any claims for damage to third parties, their property or natural resources. We may incur significant costs in the future if we become responsible for the investigation or remediation of hazardous substances at our owned or leased properties or at third party disposal facilities.

Local Regulations.    Our operations are subject to local environmental and land use requirements, including county and municipal land use, zoning, building, water use, and transportation requirements. Permitting at the local municipal or county level often consists of obtaining a special use or conditional use permit under a land use ordinance or code, or, in some cases, rezoning in connection with the solar energy project. Obtaining or maintaining a permit often requires us to demonstrate that the solar energy project will conform to development standards specified under the ordinance so that the solar energy project is compatible with existing land uses and protects natural and human environments. Local or state regulatory agencies may require modeling, testing, and, where applicable, ongoing mitigation of radar and other microwave interference in connection with the permitting and approval process. Local or state agencies also may require decommissioning plans and the establishment of financial assurance mechanisms for carrying out the decommissioning plan.

Capital Investment

Information concerning our capital expenditures is presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Factors and Trends Affecting Our Business—Liquidity and Capital Resources.”

Employees

We do not employ any of the individuals who manage our operations. The personnel that carry out these activities are typically employees of our Sponsors or their affiliates, and their services are provided to us or for our benefit under the Management Services Agreements and the AMAs and O&M Agreements of OpCo’s subsidiaries, except to the extent a project is operated, maintained or managed pursuant to an agreement with an unaffiliated third party (as in the case, for example, of the O&M Agreement for the Maryland Solar Project). For a discussion of the individuals from our Sponsors’ management team that are expected to be involved in our business, please read “Management.”

Properties

Please read “—Our Initial Portfolio” for a description of our principal properties upon the completion of the Formation Transactions.

Insurance

We maintain the types and amounts of insurance coverage that we believe are consistent with customary industry practices. Our insurance policies cover employee-related accidents and injuries, property damage, machinery breakdowns, fixed assets, facilities and liability deriving from our activities, including environmental liability. We maintain business interruption insurance for interruptions resulting from incidents covered by insurance policies. Our insurance policies also cover directors’ and officers’ liability and third-party insurance.

Safety and Maintenance

We are subject to the requirements of the Occupational Safety and Health Act, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

We perform preventive and normal maintenance on all of our projects and make repairs and replacements when necessary or appropriate. We also conduct routine and required inspections of those projects in accordance with applicable regulation.

Legal Proceedings

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the ordinary course of business, we are not a party to any litigation or governmental or other proceeding that we believe will have a material adverse impact on our financial position, results of operations, or liquidity.

MANAGEMENT

Management of 8point3 Partners

Our general partner, 8point3 General Partner LLC, will manage our operations and activities on our behalf through its directors and, under the oversight of its directors, its officers. Our general partner is not elected by our shareholders and may only be removed in certain limited circumstances. Shareholders will also not be entitled to elect the directors of our general partner, which will all be appointed by our Sponsors, or directly or indirectly participate in our management or operations. Our general partner owes certain contractual duties to our shareholders as well as a fiduciary duty to its owners, our Sponsors and their respective affiliates. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly non-recourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are non-recourse to it.

We do not have a board of directors and the directors of our general partner will have the power and authority to manage our business and affairs, except for certain extraordinary matters that require the consent of our Sponsors. The board of directors will delegate authority over certain other matters to its project operations committee and to its officers. Our general partner’s board of directors will be composed of seven members following the completion of this offering. Our Sponsors will appoint all members to our general partner’s board of directors, including four Sponsor directors, two of which will be appointed by First Solar and two of which will be appointed by SunPower. As long as one Sponsor director appointed by First Solar and one Sponsor director appointed by SunPower are present, a majority of all directors present will constitute a quorum for meetings of the board of directors.

Our Sponsors will appoint three directors who are independent as defined under the independence standards established by the NASDAQ. Each independent director’s appointment must be jointly approved by our Sponsors. In addition, the NASDAQ does not require a publicly traded limited partnership like us to have a majority of independent directors on our general partner’s board of directors or an independent compensation or an independent nominating and corporate governance committee. However, our general partner is required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NASDAQ and the Exchange Act, subject to certain transitional relief during the one-year period following the completion of this offering. The independent members of our general partner’s board of directors will serve as all of the initial members of the audit committee of our general partner’s board of directors and as all of the initial members of the conflicts committee of our general partner’s board of directors.

In compliance with the requirements of the NASDAQ, at the closing of this offering, our general partner will have at least one director who is independent as defined under the independence standards established by the NASDAQ. Our Sponsors will appoint one additional independent director within 90 days of the date of this prospectus and a third independent director within 12 months of the date of this prospectus.

In identifying and evaluating candidates as possible director-nominees of our general partner, our Sponsors will assess the experience and personal characteristics of the possible nominee against the following guidelines, which our Sponsors may modify from time to time:

Individual Qualifications

•	Possesses integrity, competence, insight, creativity and dedication together with the ability to work with colleagues while challenging one another to achieve superior performance;

•	Has attained prominent position in his or her field of endeavor;

•	Possesses broad business experience;

•	Has ability to exercise sound business judgment;

•	Is able to draw on his or her past experience relative to significant issues facing us;

•	Has experience in our industry or in another industry or endeavor with practical application to our needs;

•	Has sufficient time and dedication for preparation as well as participation in board and committee deliberations;

•	Meets such standards of independence, as applicable, and financial knowledge as may be required or desirable; and

•	Possesses attributes deemed appropriate given the then current needs of the board.

Composition of the Board of our General Partner as a Whole

•	A diversity of background, perspective and skills related to our business goals; and

•	A diversity of race, gender and age.

All of our general partner’s officers will be employees of our Sponsors and will devote such portion of their time to our business and affairs as is required to manage and conduct our operations. We also intend to rely on a significant number of employees of each Sponsor to assist in the operation of our projects pursuant to the AMAs.

Directors and Executive Officers of Our General Partner

The following sets forth information for our general partner’s directors and executive officers upon the completion of this offering.

Name	Age	Position with 8point3 General Partner LLC
Charles D. Boynton	47	Chairman of the Board, Chief Executive Officer and Director
Mark R. Widmar	49	Chief Financial Officer and Director
Mandy Yang	39	Chief Accounting Officer
Jason E. Dymbort	37	General Counsel
Natalie F. Jackson	42	Vice President of Operations

The directors of our general partner are appointed for two-year terms and hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Officers serve at the discretion of the board of directors of our general partner. There are no family relationships among any of our general partner’s directors or executive officers of our general partner.

Mr. Charles D. Boynton will serve as the chairman of the board and chief executive officer of our general partner. Mr. Boynton also serves as the Executive Vice President and Chief Financial Officer of SunPower since March 2012. In March 2012, Mr. Boynton also served as SunPower’s Acting Financial Officer. From June 2010 to March 2012, he served as SunPower’s Vice President, Finance and Corporate Development, where he drove strategic investments, joint ventures, mergers and acquisitions, field finance and finance, planning and analysis. Before joining SunPower in June 2010, Mr. Boynton was the Chief Financial Officer for ServiceSource, LLC from April 2008 to June 2010. From March 2004 to April 2008 he served as the Chief Financial Officer at Intelliden. Earlier in his career, Mr. Boynton held key financial positions at Commerce One, Inc., Kraft Foods, Inc. and Grant Thornton, LLP. He is a member of the board of trustees of the San Jose Technology Museum of Innovation. Mr. Boynton was a certified public accountant, State of Illinois, and a Member FEI, Silicon Valley Chapter. Mr. Boynton earned his master’s degree in business administration at Northwestern University and his Bachelor of Science degree in business from Indiana University.

Mr. Mark R. Widmar will serve as chief financial officer and a member of the board of our general partner. Mr. Widmar also serves as the Chief Financial Officer of First Solar since April 2011. Mr. Widmar has also served as First Solar’s Chief Accounting Officer since February 1, 2012. Prior to joining First Solar, Mr. Widmar served as Chief Financial Officer of GrafTech International Ltd., a leading global manufacturer of advanced carbon and graphite materials, from May 2006 through March 2011, as well as President, Engineered Solutions from January 2011 through March 2011. Prior to joining GrafTech, Mr. Widmar served as Corporate Controller of NCR Inc. from 2005 to 2006, and was a Business Unit Chief Financial Officer for NCR from November 2002 to his appointment as Controller. He also served as a Division Controller at Dell, Inc. from August 2000 to November 2002 prior to joining NCR. Mr. Widmar also held various financial and managerial positions with Lucent Technologies Inc., Allied Signal, Inc., and Bristol Myers/Squibb, Inc. Mr. Widmar was a certified public accountant, State of Indiana and holds a B.S. in Business Accounting and a Masters of Business Administration from Indiana University.

Ms. Mandy Yang will serve as the corporate controller and chief accounting officer of our general partner. Ms. Yang also serves as the Sr. Director and Division Controller of the Global Distributed Generation (DG) Division at SunPower. Prior to that, she was the Director and Controller for the Global Residential and Light Commercial business unit as well as responsible for the financial planning and analysis function for the residential lease program within the residential business unit of the DG division. Before that, Ms. Yang led the external financial reporting and global operating expenses financial planning and analysis function at SunPower. Before joining SunPower in August 2011, Ms. Yang held a variety of senior key finance positions at Spansion Inc. from 2006 to 2011, including leading the SEC financial reporting group and Corporate Treasury function as well as the Corporate R&D financial planning and analysis role. Prior to 2006, Ms. Yang was an internal auditor at Synnex Corp and an auditor with Deloitte and Touche, among others. Ms. Yang is a California Certified Public Accountant and a Chartered Financial Analyst. Ms. Yang earned her master’s degree in business administration with a dual major in accounting and finance from University of Illinois at Urbana-Champaign.

Mr. Jason E. Dymbort will serve as general counsel of our general partner. Mr. Dymbort also serves as General Counsel – Americas of First Solar and has served in a variety of legal positions at First Solar since joining the company in March 2008, including serving as Assistant General Counsel – Project Finance & System Sales and overseeing legal work related to First Solar’s activities in a variety of international markets. Prior to joining First Solar, Mr. Dymbort was a corporate attorney at Cravath, Swaine & Moore LLP. Mr. Dymbort holds a juris doctor degree from the University of Pennsylvania Law School and a bachelor’s degree from Brandeis University.

Ms. Natalie F. Jackson will serve as a vice president of operations of our general partner. Ms. Jackson also serves as a Managing Director for Project Finance at SunPower in Richmond, California where Ms. Jackson is responsible for SunPower’s Global Utility project & structured debt and equity financings, including tax equity financing in the United States. Ms. Jackson’s professional experience includes more than 19 years in both project finance and business development in the United States and internationally in the independent power industry. Prior to joining SunPower, Ms. Jackson was Vice President of Project & Structured Finance at BrightSource Energy where she led the $2.2 billion project financing of the Ivanpah solar projects. Before that, Ms. Jackson served as Vice President of Project Finance for Invenergy, financing both wind and natural gas fired plants in the United States and Canada. Ms. Jackson also served as Project Director at AES Corporation, where she focused on business development and project finance in Central America, the Caribbean and Mexico. She holds a B.B.A. from James Madison University and a Masters of Business Administration from the Kellogg School of Management at Northwestern University.

Board Leadership Structure

As described in our corporate governance guidelines, our general partner’s board of directors believes that the decision as to who should serve as chairman and as chief executive officer, and whether the offices should be combined or separate, is properly the responsibility of the board, to be exercised from time to time in appropriate consideration of then existing facts and circumstances. In view of the operational and financial opportunities and challenges faced by us, among other considerations, our general partner’s board of directors’ judgment is that the functioning of the board is generally best served by maintaining a structure of having one individual serve as both chairman and chief executive officer. The board believes that having a single person acting in the capacities of chairman and chief executive officer promotes unified leadership and direction for the board and executive management and allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans and to address its challenges. Accordingly, although the board believes that no single board leadership model is universally or permanently appropriate, the position of chairman will initially be held by the chief executive officer.

Director Independence

The NASDAQ standards and our corporate governance guidelines require that the audit committee be composed entirely of independent directors. The NASDAQ standards and Rule 10A-3 under the Exchange Act include the additional requirements that members of the audit committee may not be an affiliated person of us or our subsidiaries or accept directly or indirectly any consulting, advisory or other compensatory fee from us or our subsidiaries, other than their compensation as our general partner’s board of directors. Compliance by audit committee members with these requirements is separately assessed by our general partner’s board of directors.

Based on its review and the NASDAQ standards, our general partner’s board of directors has determined that              is independent under the NASDAQ standards, including the separate Audit Committee standards, and our corporate governance guidelines.

Board Role in Risk Oversight

Our corporate governance guidelines provide that our general partner’s board of directors is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. In addition, the audit committee is responsible for reviewing and discussing with management and our registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies.

Committees of the Board of Directors

The standing committees of our general partner’s board of directors will be the audit committee, the conflicts committee and the project operations committee. The committees will regularly report their activities and actions to the full board, generally at the next board meeting that follows the committee meeting. Each of the committees will operate under a charter approved by the board and each committee will conduct an annual evaluation of its performance. The charter of the audit committee is required to comply with the NASDAQ corporate governance requirements. There are no NASDAQ requirements for the charter of the conflicts committee or the project operations committee. Each of the committees is permitted to take actions within its authority through subcommittees, and references in this prospectus to any of those committees include any such subcommittees. The current membership and functions of the committees are described below.

Audit Committee

Our general partner’s board of directors will have an audit committee composed of three directors,              will meet the independence standards and all of whom will meet the experience standards established by the NASDAQ and the Exchange Act. The audit committee will initially be composed of             ,              and             . In compliance with the requirements of the NASDAQ, our Sponsors will appoint one additional independent director within 90 days of the date of this prospectus and a third independent director within 12 months of the date of this prospectus. The audit committee will assist the board of directors in its oversight of the integrity of our financial statements and our compliance with related legal and regulatory requirements, corporate policies and controls. The audit committee will have the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm. The audit committee will also be responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm will be given unrestricted access to the audit committee.

Conflicts Committee

At least                  members of our general partner’s board of directors will serve on our conflicts committee. The conflicts committee will initially be composed of                      and                     . The conflicts committee will determine if the resolution of any conflict of interest referred to it by our general partner is in the best interests of our partnership. There is no requirement that our general partner seek the approval of the conflicts committee for the resolution of any conflict. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, may not hold an ownership interest in the general partner or its affiliates other than our Class A shares, including shares or awards under any long-term incentive plan, equity compensation plan or similar plan implemented by the general partner or the partnership, and must meet the independence and experience standards established by the NASDAQ and the Exchange Act to serve on an audit committee of a board of directors. Any matters approved by the conflicts committee in good faith will be deemed to be approved by all of our partners and not a breach by our general partner of any duties it may owe us or our shareholders. Any shareholder challenging any matter approved by the conflicts committee will have the burden of proving that the members of the conflicts committee did not subjectively believe that the matter was in the best interests of our partnership. Moreover, any acts taken or omitted to be taken by our general partner in reliance upon the advice or opinions of experts such as legal counsel, accountants, appraisers, management consultants and investment bankers, where our general partner (or any members of our general partner’s board of directors, including any member of the conflicts committee) reasonably believes the advice or opinion to be within such person’s professional or expert competence, will be conclusively presumed to have been done or omitted in good faith.

Project Operations Committee

Our general partner’s board of directors will have a project operations committee composed of two directors, one designated by each Sponsor. The project operations committee will initially be composed of                      and                     . Unless otherwise prescribed by the general partner’s board of directors or delegated to the officers of our general partner, the project operations committee will be delegated the authority to make certain decisions related to the operation of our projects up to certain risk and economic thresholds, including in respect of annual budgets, project financings, asset dispositions and certain other material transactions. Any action by the project operations committee will require unanimous consent and to the extent the directors on the project operations committee do not unanimously agree on any matter and are unable to resolve such disagreement, either director may refer the matter to the full board of directors of our general partner.

Executive Compensation

We and our general partner were formed in March 2015. Accordingly, our general partner has not accrued any obligations with respect to management incentive or retirement benefits for its directors or executive officers for the 2014 fiscal year or prior periods. Because our general partner’s executive officers are employed by our Sponsors, compensation of the executive officers will be set and paid by our Sponsors. Our general partner has not entered into any employment agreements with any of its executive officers. We expect that compensation for our general partner’s executive officers in 2015 will continue to be determined and structured under our Sponsors’ respective compensation programs. Our general partner’s executive officers, as well as the employees of our Sponsors who provide services to us, may participate in employee benefit plans and arrangements sponsored by our Sponsors, including plans that may be established in the future, and certain of such officers and employees of our Sponsors who provide services to us currently hold grants under each Sponsor’s respective equity incentive plans and will retain these grants after the completion of this offering.

Compensation of Directors

Directors of our general partner who are salaried employees of our Sponsors or any of their subsidiaries do not receive any additional compensation for serving as a director or committee member of our general partner’s board. Effective upon the completion of this offering, the independent directors serving on our general partner’s board will receive an annual cash retainer of $                 and a number of our Class A shares determined by dividing $                 by the closing price of our Class A shares on the grant date, rounded up to the nearest ten shares. These shares are generally not transferable until the director ceases to be a member of our general partner’s board.

Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law under a director indemnification agreement and our partnership agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Class A shares that will be owned upon the completion of this offering by:

•	each person known by us to be a beneficial owner of more than 5% of the Class A shares;

•	each of the directors and director nominees of our general partner;

•	each of our general partner’s named executive officers; and

•	all of our general partner’s directors and executive officers as a group.

The amounts and percentage of Class A shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all of the Class A shares shown as beneficially owned by them, subject to community property laws where applicable.

Percentage of total Class A shares to be beneficially owned after this offering is based on Class A shares outstanding after the completion of this offering and assumes that the Class B shares are Class A shares. The table also assumes that the underwriters’ option to purchase additional Class A shares is not exercised.

Name of Beneficial Owner(1)	Class A Shares To Be Beneficially Owned	Percentage of Class A Shares To Be Beneficially Owned
First Solar(2)
SunPower(3)
Charles D. Boynton
Mark R. Widmar
Mandy Yang
Jason E. Dymbort
Natalie F. Jackson
All directors and executive officers as a group ( persons)

*	Less than 1%.
(1)	Unless otherwise indicated, the address for all beneficial owners in this table is c/o 8point3 Energy Partners LP, 77 Rio Robles, San Jose, California 95134.
(2)	Following this offering, First Solar will hold Class B shares that will provide First Solar with an aggregate number of votes on certain matters that may be submitted for a vote of our shareholders that is equal to the aggregate number of OpCo common units and OpCo subordinated units of OpCo held by First Solar on the relevant record date. Please read “Prospectus Summary—Organizational Structure After the Formation Transactions.”
(3)	Following this offering, SunPower will hold Class B shares that will provide SunPower with an aggregate number of votes on certain matters that may be submitted for a vote of our shareholders that is equal to the aggregate number of OpCo common units and OpCo subordinated units of OpCo held by SunPower on the relevant record date. Please read “Prospectus Summary—Organizational Structure After the Formation Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

O&M Agreements

First Solar Projects

Lost Hills Blackwell Project

The Lost Hills Project Entity and the Blackwell Project Entity each entered into an Operation & Maintenance Agreement, or the Lost Hills O&M Agreement and the Blackwell O&M Agreement dated as of April 15, 2015, respectively, and together, the Lost Hills Blackwell O&M Agreements with FSEC. FSEC’s obligations under each Lost Hills Blackwell O&M Agreement are supported by a parent guaranty agreement issued by First Solar for the benefit of the relevant Project Entity party thereto.

Term.    The Lost Hills Blackwell O&M Agreements each have a term of 10 years, which may be renewed for up to two additional five-year periods upon the mutual agreement of the parties thereto.

Services.    Under the Lost Hills Blackwell O&M Agreements, FSEC shall provide all day-to-day facility and O&M services, including:

•	maintaining an inventory of spare parts;

•	providing remote monitoring of certain equipment;

•	storing, archiving and backing up performance data;

•	providing preventative and scheduled maintenance;

•	enforcing warranties and administering warranty claims;

•	providing services related to general system operation and maintenance;

•	providing continuous system monitoring;

•	maintaining a log of the daily operations and a log of maintenance for the Lost Hills Project and the Blackwell Project, as appropriate; and

•	performing work associated with root cause or corrective action.

Pursuant to the Lost Hills Blackwell O&M Agreements, FSEC is required to propose an annual budget which sets forth certain anticipated services related to the Lost Hills Project or the Blackwell Project, as appropriate, not otherwise covered by the fixed-fee scope of the respective agreement.

Compensation.    As consideration for the performance of O&M services under the Lost Hills O&M Agreement and the Blackwell O&M Agreement, FSEC shall receive an annual service fee, paid in quarterly installments, equal to $15.65 per kilowatt measured on a DC basis multiplied by the aggregate nameplate DC capacity of the Lost Hills Project or the Blackwell Project, as appropriate. This fee escalates at a rate of 2.5% on the first day of the billing period following each anniversary of the commencement date. Additionally, each of the Lost Hills Project Entity and the Blackwell Project Entity is required to pay FSEC a one-time mobilization fee under its O&M agreement.

Termination.    The Lost Hills Blackwell O&M Agreements automatically terminate if (i) the Roseville PPA related to the Lost Hills Project or the Blackwell Project, as appropriate, is terminated on account of the Lost Hills Project or the Blackwell Project, as appropriate, not achieving commercial operation under the relevant Roseville PPA or (ii) the PG&E PPA related to the Lost Hills Project or the Blackwell Project, as appropriate, is terminated on account of the Lost Hills Project or the Blackwell Project, as appropriate, not achieving commercial operation under the relevant PG&E PPA.

In addition, each party to the Lost Hills Blackwell O&M Agreements has the right to terminate the relevant O&M Agreement if any of the following events occur:

•	the other party fails to pay any undisputed amount due within the specified cure period;

•	the other party fails to cure a material breach within the specified time period;

•	the other party assigns or transfers the applicable Lost Hills Blackwell O&M Agreement, or any right or interest therein, other than in accordance with the assignment provisions of the relevant O&M agreement; or

•	a force majeure event occurs that prevents either party from performing its obligations under the relevant O&M agreement for a period of 12 consecutive months.

Additionally, each party to the Lost Hills Blackwell O&M Agreements has the right to terminate the applicable O&M Agreement if any of the following events shall occur with respect to the other party (or, in the case of the Lost Hills Project Entity or the Blackwell Project Entity, to First Solar, in its capacity as guarantor of FSEC under such agreements):

•	filing for bankruptcy, or such filing being commenced against such person;

•	making an assignment or any arrangement for the benefit of creditors;

•	having a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or a substantial portion of its property or assets; or

•	generally not paying its debts as due.

The Lost Hills Project Entity and the Blackwell Project Entity may also terminate the applicable O&M agreement:

•	if First Solar defaults in the performance of its obligation under the FSEC parent guaranty or such guaranty is invalid or no longer in effect; or

•	upon 90 days written notice to FSEC, for convenience.

Either party may also terminate the relevant Lost Hills Blackwell O&M Agreement if FSEC is prevented from performing its obligations for a period of 12 consecutive months due to the occurrence of certain events related to changes in law, industry standards, federal requirements, amendments to project agreements, curtailment of the Lost Hills Project or the Blackwell Project, as appropriate, or the unavailability of spare parts.

North Star Project

Prior to the completion of this offering, the North Star Project Entity is expected to enter into an Operation & Maintenance Agreement, or the North Star O&M Agreement, with FSEC. Similar to the Lost Hills Blackwell O&M Agreements, FSEC’s obligations under the North Star O&M Agreement are expected to be supported by a parent guaranty agreement issued by First Solar for the benefit of the North Star Project Entity. We expect that the North Star O&M Agreement will reflect terms and conditions similar to those with respect to the Lost Hills Blackwell O&M Agreement, as described above.

Solar Gen 2 Project

The Solar Gen 2 Project Entity and FSEC entered into an Operation & Maintenance Agreement, or the Solar Gen 2 O&M Agreement, as of October 22, 2014. FSEC’s obligations under the Solar Gen 2 O&M Agreement are supported by a parent guaranty agreement issued by First Solar for the benefit of the Solar Gen 2 Project Entity. The Solar Gen 2 O&M Agreement reflects terms and conditions similar to those described above with respect to the Lost Hills Blackwell O&M Agreements.

SunPower Projects

Quinto Project

The Quinto Project Entity entered into an Operation & Maintenance Agreement, or the Quinto O&M Agreement, dated as of October 6, 2014, with SunPower Systems, or Quinto Operator, an affiliate of the Quinto Project Entity.

Term.    The Quinto O&M Agreement has a term of five years, which is renewable for three additional five-year periods, at the option of the Quinto Project Entity, unless the Quinto Project Entity has defaulted under the agreement or there is a pending dispute under the agreement between the parties thereto.

Services.    Quinto Operator provides all day-to-day facility and O&M services, including:

•	providing and maintaining the spare parts inventory;

•	providing security services to the Quinto Project;

•	keeping the Quinto Project free and clear from the accumulation of waste materials or rubbish caused by performance of Quinto Operator’s services;

•	storing, handling, transporting, disposing and remediating of hazardous substances of Quinto Operator;

•	enforcing warranties and administering warranty claims;

•	maintaining a log of the maintenance and inspection reporting for the Quinto Project;

•	providing services related to general system operation and maintenance;

•	providing continuous system monitoring;

•	providing preventative and scheduled maintenance;

•	providing customer service support;

•	maintaining the O&M building for the Quinto Project;

•	performing corrective maintenance;

•	exercising reasonable and prudent procedures and precautions and ensuring that proper safety equipment will be available and utilized; and

•	performing module cleaning services.

Quinto Operator must provide a proposed budget to the Quinto Project Entity, with respect to any additional services related to the Quinto Project that are not covered by the Quinto O&M Agreement.

Compensation.    In consideration for the performance of O&M Services, the Quinto Operator receives a fixed annual fee paid in quarterly installments. The Quinto Project Entity is also responsible for paying the Quinto Operator for any additional services and emergency services.

Termination.    Either party may terminate the Quinto O&M Agreement if (i) there is a material default thereunder by the other party that is not cured during the applicable cure period, (ii) the Quinto EPC Contract (as defined below under “—Performance and Limited Warranties”) is terminated prior to the substantial completion date or (iii) a force majeure event occurs which prevents Quinto Operator from providing a material part of the services that Quinto Operator is required to perform under the Quinto O&M Agreement for a continuous period of at least 180 days. In addition, Quinto Operator may terminate the Quinto O&M Agreement if any of the following events occur:

•	a payment default by the Quinto Project Entity that is not cured during the cure period;

•	a false representation or material violation of the Quinto O&M Agreement is made by the Quinto Project Entity that is not cured during the cure period;

•	a proceeding is instituted against the Quinto Project Entity seeking to adjudicate the Quinto Project Entity as bankrupt or insolvent or the Quinto Project Entity files a petition relating to bankruptcy or insolvency of the Quinto Project Entity, which remains undismissed or unstayed for 60 days; or

•	The Quinto Project Entity assigns the Quinto O&M Agreement in violation of the assignment procedures set forth in such agreement.

The Quinto Project Entity may also terminate the agreement if any of the following events occur:

•	a payment default by Quinto Operator that is not cured during the cure period;

•	a false representation or material violation of the Quinto O&M Agreement is made by Quinto Operator;

•	a proceeding is instituted against Quinto Operator or its parent seeking to adjudicate such party as bankrupt or insolvent or Quinto Operator files a petition relating to bankruptcy or insolvency of such party, which remains undismissed or unstayed for 60 days;

•	Quinto Operator assigns the Quinto O&M Agreement in violation of the assignment procedures set forth in such agreement;

•	upon not less than 180 days prior written notice to Quinto Operator, the Quinto Project Entity terminates the Quinto O&M Agreement for convenience;

•	the guaranty of Quinto Operator’s parent is terminated or such parent fails to perform its obligations under such guaranty and Quinto Operator has failed to deliver a replacement guaranty that is acceptable to the Quinto Project Entity; or

•	the Quinto Project Entity delivers a termination notice to Quinto Operator as a result of Quinto Operator’s failure to incur liability amounts under (i) the Quinto Performance Agreement (as defined under “—Performance and Limited Warranties” below) or (ii) the Quinto O&M Agreement in excess of the liquidated damages caps set forth therein.

UC Davis Project

We expect that the UC Davis Project Entity will enter into an O&M agreement with SunPower Corporation, Systems, an affiliate of the UC Davis Project Entity, upon the UC Davis Project achieving COD.

Macy’s Project

We expect that the Macy’s Project Entity will enter into an O&M agreement with SunPower Corporation, Systems, an affiliate of the Macy’s Project Entity, upon the Macy’s Project achieving COD.

RPU Project

We expect that the RPU Project Entity will enter into an O&M agreement with SunPower Corporation, Systems, an affiliate of the RPU Project Entity, upon the RPU Project achieving COD.

Residential Portfolio

We expect that the Residential Portfolio Project Entity will enter into an O&M agreement with SunPower Corporation, Systems, an affiliate of the Residential Portfolio Project Entity.

Asset Management Agreements

First Solar Projects

Prior to the completion of this offering, we expect that certain First Solar Project Entities will enter into separate management services agreement, or AMAs, with First Solar Asset Management, LLC, or FSAM, a wholly-owned direct subsidiary of First Solar. Each AMA is expected to be effective for an initial term of one year and, unless otherwise terminated, will extend automatically thereafter. Under each AMA, FSAM is expected to provide, or cause an affiliate or a third-party subcontractor to provide, services to the applicable First Solar Project Entity including (among others):

•	accounting and preparing financial books and records;

•	filing tax returns (if applicable);

•	preparing budgets and financial projections;

•	preparing reports;

•	billing and accounts payable;

•	legal and regulatory compliance oversight; and

•	executive management and oversight and corporate governance services.

In consideration for providing the above services, the relevant First Solar Project Entity is expected to be required to pay FSAM a fixed annual fee, in quarterly installments. Such fee is expected to escalate at a rate of 2% per year.

SunPower Projects

Quinto Project

The Quinto Project Entity entered into a management agreement, or the Quinto Management Agreement, dated as of October 6, 2014, with SunPower Capital Services, an affiliate of the Quinto Project Entity.

Term.    The Quinto Management Agreement has a term of five years, which may be renewed for three additional five-year periods, at the option of the Quinto Project Entity unless the Quinto Project Entity has defaulted under the agreement or there is a pending dispute under the agreement between the parties thereto.

Services.    SunPower Capital Services, LLC shall provide management services to the Quinto Project Entity, including the following:

•	development and operations at the Quinto Project;

•	supervising and monitoring the Quinto Operator with respect to the Quinto O&M Agreement;

•	performing cash management, billing and collection services;

•	maintaining the Quinto Project Entity’s bank accounts;

•	maintaining and completing accurate financial books and records of the operations of the Quinto Project and the Quinto Project Entity;

•	maintaining records of the Quinto Project Entity’s limited liability company documents;

•	monitoring the Quinto Project Entity’s compliance with the terms and conditions of the financing documents, lease, site agreements and all other project documents;

•	maintaining insurance for the Quinto Project Entity and coordinating insurance claims;

•	procuring and maintaining governmental approvals for the Quinto Project and the Quinto Project Entity;

•	completing all federal, state and utility mandated reporting requirements;

•	preparing status reports relating to the Quinto Project’s operations;

•	supervising the preparation of tax returns; and

•	preparing proposed budgets for management, compliance servicing and monitoring costs and services associated with the Quinto Project.

Budget.    SunPower Capital Services, LLC must provide a proposed annual budget to the Quinto Project Entity for its review no later than 90 days prior to the end of each fiscal year. Such budget will be agreed between the Quinto Project Entity and SunPower Capital Services, LLC.

Compensation.    In consideration for the performance of the Quinto Management Agreement, SunPower Capital Services, LLC receives a fixed annual fee paid in quarterly installments. In addition to the fixed annual fee, SunPower Capital Services, LLC is entitled to be reimbursed for costs actually incurred by SunPower Capital Services, LLC in the performance of its duties in accordance with the approved budget, including overhead and internal expense and amounts due to subcontractors.

Termination.    Either party may terminate the Quinto Management Agreement if there is a material default thereunder by the other party that is not cured during the applicable cure period. In addition, the Quinto Project Entity may terminate the Quinto Management Agreement if any of the following events occur:

•	a false representation is made by SunPower Capital Services, LLC;

•	a proceeding is instituted against SunPower Capital Services, LLC seeking to adjudicate SunPower Capital Services, LLC as bankrupt or insolvent or SunPower Capital Services, LLC files a petition relating to bankruptcy or insolvency of SunPower Capital Services, LLC, which remains undismissed or unstayed for 60 days;

•	SunPower Capital Services, LLC assigns the Quinto Management Agreement in violation of the assignment procedures set forth in such agreement; or

•	upon not less than 180 days prior written notice to SunPower Capital Services, LLC, the Quinto Project Entity terminates the Quinto Management Agreement for convenience.

SunPower Capital Services, LLC may also terminate the agreement if any of the following events occur:

•	a payment default by the Quinto Project Entity that is not cured during the cure period;

•	a false representation is made by the Quinto Project Entity;

•	a proceeding is instituted against the Quinto Project Entity seeking to adjudicate the Quinto Project Entity as bankrupt or insolvent or the Quinto Project Entity files a petition relating to bankruptcy or insolvency of the Quinto Project Entity, which remains undismissed or unstayed for 60 days; or

•	the Quinto Project Entity assigns the Quinto Management Agreement in violation of the assignment procedures set forth in such agreement.

UC Davis Project

We expect that the UC Davis Project Entity will enter into an asset management agreement with SunPower Capital Services, LLC, an affiliate of the UC Davis Project Entity, upon the UC Davis Project achieving COD.

Macy’s Project

We expect that the Macy’s Project Entity will enter into an asset management agreement with SunPower Capital Services, LLC, an affiliate of the Macy’s Project Entity, upon the Macy’s Project achieving COD.

RPU Project

We expect that the RPU Project Entity will enter into an asset management agreement with SunPower Capital Services, LLC, an affiliate of the RPU Project Entity, upon the RPU Project achieving COD.

Residential Portfolio

We expect that the Residential Portfolio Project Entity will enter into an asset management agreement with SunPower Capital Services, LLC, an affiliate of the Residential Portfolio Project Entity.

Performance and Limited Warranties

First Solar Projects

North Star Project

Prior to the completion of this offering, the North Star Project Entity is expected to enter into a limited warranty agreement, or the North Star Limited Warranty Agreement, with First Solar under which First Solar will issue certain warranties regarding the North Star Project’s solar modules.

Workmanship Warranty.     Under the North Star Limited Warranty Agreement, First Solar is expected to provide a ten-year limited warranty that (i) each module will be new and unused when originally installed at the North Star Project pursuant to the North Star EPC Contract and (ii) each module will be free from defects in materials and workmanship, excluding degradation-related power output defects.

System Performance Warranty.     In addition, First Solar is expected to provide a 25-year limited warranty that actual energy performance shall meet or exceed the projected energy output of the North Star Project, subject to a degradation factor of 3% (during the first year of such warranty), which shall increase by an additional 0.7% per year. Under this warranty, First Solar is not expected to be responsible for reductions in energy performance attributable to reasons other than degradation in the performance of the solar modules. It is expected that, if a valid claim is made by the North Star Project Entity under this warranty, First Solar will be required to repair or replace certain of the plant’s modules in order to increase projected energy output to the warranted levels or may instead elect to pay the North Star Project Entity liquidated damages.

Solar Gen 2 Project

The Solar Gen 2 Project Entity and First Solar entered into a limited warranty agreement, or the Solar Gen 2 Limited Warranty Agreement, as of October 22, 2014. The Solar Gen 2 Limited Warranty Agreement reflects terms and conditions similar to those described above with respect to the North Star Limited Warranty Agreement.

SunPower Projects

Quinto Project

The Quinto Project Entity entered into a performance warranty agreement, or the Quinto Performance Agreement, dated as of October 6, 2014, with Quinto Operator an affiliate of the Quinto Project Entity.

Term and Termination.    The Quinto Performance Agreement automatically terminates concurrent with the termination of the Quinto O&M Agreement.

Guaranty.     Quinto Operator guarantees to the Quinto Project Entity that the actual solar energy generation during each 24-month period shall not be less than 95% of the Quinto Project’s expected (ac) electricity generation for such period.

Compensation.     To the extent that the Quinto Project generates less than the expected amount of electricity, Quinto Operator must compensate the Quinto Project Entity for performance liquidated damages. To the extent the Quinto Project generates more than the expected amount of electricity, the Quinto Project Entity must pay the Quinto Operator a performance bonus.

The Quinto Project Entity entered into an engineering, procurement and construction agreement, or the Quinto EPC Contract, dated as of October 6, 2014 with SunPower Corporation, Systems, or the Quinto Contractor.

Warranties.     Under the Quinto EPC Contract, the Quinto Contractor provides a limited warranty that the Quinto Project will be (i) free from defects in materials, construction, fabrication and workmanship; (ii) new and unused at the time of delivery (except for use as part of the Quinto Project facility); (iii) in substantial conformance with the technical specifications set forth in the Quinto EPC Contract; and (iv) of good quality and in good condition. The Defect Warranty commences on the substantial completion date and expires on the second anniversary of such date. The Defect Warranty does not apply to damage or failure to the extent caused by:

•	failure by the Quinto Project Entity or its representatives, agents or contractors to maintain the facility or perform the work in accordance with industry standards or the recommendations set forth in the manuals provided by the Quinto Contractor or any of its subcontractors or suppliers;

•	operation of the facility in excess of or outside of the operating parameters or specifications as set forth in the applicable manuals provided by the Quinto Contractor or any of its subcontractors or suppliers;

•	any repairs, adjustments, alterations, replacements or maintenance that may be required as a result of normal wear and tear;

•	a force majeure event or a specifically excluded site condition as defined in the Quinto EPC Contract;

•	site conditions that are materially non-conformant with the conditions referenced in pre-feasibility studies and other site information provided to the Quinto Contractor to complete its design work for the facility;

•	damage caused by rodents, insects, other animals or plant life;

•	any modifications or enhancement to the facility, or alterations, repairs or replacements performed by the Quinto Project Entity or its subsidiaries or affiliates (other than the Quinto Contractor or any of its subcontractors) made after the substantial completion date without the approval of the Quinto Contractor and not executed in accordance with the applicable manuals provided by the Quinto Contractor or any of its subcontractors or suppliers, applicable law, applicable codes and standards set forth in the Quinto EPC Contract, applicable permits or applicable practices of the utility-scale industry of the United States; or

•	acts or omissions of the Quinto Project Entity or any subsidiary or affiliate thereof.

If the Quinto Project manifests a defect during the warranty period, the Quinto Contractor, at its own cost and expense, shall refinish, repair or replace, at its option, such non-conforming or defective part of the Quinto Project as promptly as practical.

Additionally, pursuant to the Quinto EPC Contract, SunPower has provided a limited module warranty that (i) the solar modules delivered pursuant to the Quinto EPC Contract will be free from defects in materials and workmanship under normal application, installation, use and service conditions and (ii) the power output of the modules will be at least 95% of the minimum peak power rating for the first 5 years, declining by no more than 0.4% per year for the following 20 years. The module warranty period shall begin on the substantial completion date of the Quinto Project.

The module warranty does not apply to:

•	modules subjected to: misuse, abuse, neglect or accident; alteration, improper installation, application or removal; non-observance of the applicable SunPower installation, users and/or maintenance instructions or non-compliance with national and local electric codes; repair or modifications by someone other than an approved service technician of SunPower; conditions exceeding the voltage, wind or snow load specifications; power failure surges, lightning, flood or fire; damage from persons, insects, animals or industrial chemical exposure; glass breakage from impact or other events outside of SunPower’s control;

•	cosmetic affects stemming from normal wear and tear of module materials or other cosmetic variations which do not cause power output lower than what is guaranteed by the module warranty;

•	modules installed in locations which may be subject to direct contact with bodies of salt water;

•	modules for which the labels containing product type or serial number have been altered, removed or made illegible;

•	modules which have been moved from their original installation location without the express written approval of SunPower; or

•	modules which have been installed on single-family homes or semi-detached homes.

If, during the module warranty period, any module fails to conform to the SunPower module warranty and any loss in power is determined by SunPower (in its sole discretion) not to have resulted from one of the excluded events described above, then SunPower will make all reasonable efforts to repair or replace the affected module with an electrically and mechanically compatible module with an equal or greater power rating. If repair or replacement is not commercially feasible, SunPower will refund the purchase price of the defective module as paid by the Quinto Project Entity.

Further, the Quinto Contractor has agreed to pass through to the Quinto Project Entity warranties from identified third-party manufacturers, including an inverter warranty with a warranty term of five years following the substantial completion date.

Macy’s Project

The Macy’s Project Entity entered into an engineering, procurement and construction agreement, or the Macy’s EPC Contract, dated as of August 8, 2014 with SunPower Corporation, Systems, an affiliate of Macy’s Project Entity, or the Macy’s Contractor. Pursuant to this Macy’s EPC Contract, the Macy’s Contractor provided a system warranty against defects in materials, construction, fabrication and workmanship.

Warranty.    Under the Macy’s EPC Contract, the Macy’s Contractor warrants that (i) materials and equipment will be new and unused as of the date of installation, (ii) on the substantial completion date, the Macy’s Project will conform to the project specifications set forth in the scope of work attached as an exhibit to the Macy’s EPC Contract and (iii) the Macy’s Project will be free from defects in materials and workmanship under normal operating conditions for a period of 10 years after the substantial completion date. The warranty does not apply to damage, malfunction or degradation of the Macy’s Project to the extent:

•	caused by (i) failure to properly operate or maintain the Macy’s Project as defined in the Macy’s EPC Contract; (ii) any repair or replacement using a part or service not provided or authorized in writing by the Macy’s Contractor; (iii) normal wear and tear, including expected degradation electrical output; or (iv) environmental factors, including but not limited to corrosion, insects, animals, lightning, flooding and winds in excess of design specifications;

•	resulting from the Macy’s Project Entity or third party abuse, accident, alteration, improper use, solar infringement, negligence vandalism, theft or a force majeure event;

•	caused by unknown structural defects with the building or foundation upon which the Macy’s Project is located, excepting structures installed by the Macy’s Contractor and included under the warranty scope; or

•	resulting from change in usage of the building or site, including neighboring surroundings without the written approval of the Macy’s Contractor.

Upon a breach of the warranty during the warranty term and upon notice from the Macy’s Project Entity of a valid warranty claim, the Macy’s Contractor, at its sole option, will either repair or replace any defective parts.

The Macy’s Contractor has further agreed to assign to the Macy’s Project Entity the applicable pass-through warranties from the Macy’s Contractor’s manufacturers, including solar modules and inverters, as identified in the design submittal prepared by the Macy’s Contractor and approved by the Macy’s Project Entity in connection with the Macy’s Project. The Macy’s Contractor warrants that materials and equipment subject to warranties of such other manufacturers have been installed in accordance with the requirements of such warranties.

Pursuant to the Macy’s EPC Contract, SunPower has provided a pass-through module warranty similar to the terms and conditions described above with respect to the Quinto Project.

UC Davis

We expect that the UC Davis Project Entity will enter into an engineering, procurement and construction agreement, or the UC Davis EPC Contract, with SunPower Corporation, Systems, an affiliate of the UC Davis Project Entity, or the UC Davis Contractor. Pursuant to this EPC Contract, the UC Davis Contractor is expected to provide a system warranty against defects in materials, construction, fabrication and workmanship and a pass-through module warranty, in each case similar to the terms and conditions described above with respect to the Macy’s Project.

RPU

We expect that the RPU Project Entity will enter into an engineering, procurement and construction agreement, or the RPU EPC Contract, with SunPower Corporation, Systems, an affiliate of the RPU Project Entity, or the RPU Contractor. Pursuant to this EPC Contract, the RPU Contractor is expected to provide a system warranty against defects in materials, construction, fabrication and workmanship and a pass-through module warranty, in each case similar to the terms and conditions described above with respect to the Macy’s Project.

Residential Portfolio

The Residential Portfolio Project Entity is expected to receive a pass-through module warranty on terms and conditions similar to those described above with respect to the Macy’s Project.

Shared Facilities Agreement

North Star Project

The North Star Project Entity has entered into a shared facilities common ownership agreement, or the Shared Facilities Agreement, with Little Bear Solar 1, LLC, or Little Bear 1, Little Bear Solar 2, LLC, or Little Bear 2 and First Solar Development, LLC, or FSD. Each of Little Bear 1, Little Bear 2 and FSD are wholly-owned subsidiaries of First Solar. Little Bear 1 and Little Bear 2 are developing and constructing separate solar facilities in Fresno County, California. FSD may develop future electrical generating facilities in a similar location. Pursuant to the Shared Facilities Agreement, the North Star Project, projects of Little Bear 1 and Little Bear 2 and certain potential future projects developed by FSD, share certain facilities in the operation of their respective projects in, and bear corresponding pro rata shares of the operating costs and expenses for such shared facilities.

Maryland Solar Lease Arrangement

Upon or shortly after consummation of this offering, the Maryland Solar Project Entity will enter into a lease agreement, or the MD Solar Lease Agreement, with Maryland Solar Holdings, Inc., or the Lessee, an affiliate of First Solar. Under the MD Solar Lease Agreement, the Maryland Solar Project Entity is expected to lease the Maryland Solar Project to Lessee. The MD Solar Lease Agreement is expected to have a lease term that will expire on December 31, 2019, and the Lessee is expected to be obligated to pay a fixed amount of rent.

Assignment of Leasehold Interests and Project Documents. The Maryland Solar Project Entity is a party to a ground lease for the Maryland Solar Project site with the State of Maryland. Concurrently with the MD Solar Lease Agreement, the Maryland Solar Project Entity is expected to sublease or assign to Lessee its leasehold interest under the ground lease pursuant to a sublease or assignment agreement for the term of the MD Solar Lease Agreement. In addition, the Maryland Solar Project Entity is a party to various project documents, including the Maryland Solar PPA, the Maryland Solar O&M Agreement and the interconnection agreement for the Maryland Solar Project. The Maryland

Solar Project Entity is expected to assign these project agreements to the Lessee for the term of the MD Solar Lease Agreement, pursuant to a partial assignment and assumption agreement.

Operation and Maintenance.    During the terms of the MD Solar Lease Agreement, the Maryland Solar Project will continue to be operated and maintained by Belectric pursuant to the Maryland Solar O&M agreement, at the Lessee’s cost. Except for alterations or improvements required under applicable law or the terms of the Maryland Solar project agreements, the Lessee is expected to be prohibited from making any alterations, modifications, additions or improvements to the Maryland Solar Project without the prior written consent of the Maryland Solar Project Entity.

Credit Support. Under the terms of the MD Solar Lease Agreement, the Maryland Solar Project Entity is expected to be required to provide and maintain all credit support required to operate the Maryland Solar Project (including letters of credit and surety bonds), subject to reimbursement by the Lessee of the actual cost incurred by the Maryland Solar Project Entity in providing and maintaining such instruments.

Termination.    The MD Solar Lease Agreement is expected to terminate upon any termination of the Maryland Solar PPA or the site ground lease. Upon any such early termination, the Lessee is expected to be obligated to return the facility in its then current condition and location, without any warranties, and no rent shall thereafter be payable by Lessee. In addition, either party is expected to have the right to terminate the MD Solar Lease Agreement upon the occurrence of certain specified events of default, including:

•	a failure by the other party to pay amounts due when such failure to pay is not cured within the cure period;

•	a failure by the other party to perform any material obligation under the MD Solar Lease Agreement or the failure of any representation or warranty by the other party to be true and correct in any material respect (in each case, unless due to a force majeure event or attributable to a default by the other party), when such failure is not remedied within the applicable cure period;

•	certain bankruptcy or insolvency events related to the other party;

•	a final, non-appealable judgment is rendered against the other party that is not covered by an insurance policy and remains unsatisfied for a period of 60 days (unless such judgment is subject to indemnification or is being contested); or

•	any of the MD Solar Lease documents become unenforceable against the other party or the performance of the material obligations of the other party under any of the MD Solar Lease documents is declared in a final non-appealable judgment by a court of competent jurisdiction to be illegal.

In addition, the Maryland Solar Project Entity is expected to have the right to terminate the MD Solar Lease Agreement if the Lessee (i) abandons the Maryland Solar Project and such abandonment is not remedied within a specified cure period or (ii) sells, leases or disposes all or substantially all of the Lessee’s assets without the prior written consent of the Maryland Solar Project Entity.

Return of Maryland Solar Project.    At the end of the lease term, or upon an early termination of the MD Solar Lease Agreement, the Maryland Solar Project, the facility site and the project agreements assigned under the MD Solar Lease documents are expected to revert back to the Maryland Solar Project Entity. Subject to compliance by the Maryland Solar Project Entity with its obligations under the MD Solar Lease Agreement, including its obligation regarding replacement of equipment, property insurance and rebuilding upon a casualty, the Lessee is expected to return the

Maryland Solar Project free and clear of all liens and in good repair, operating condition and working order (other than ordinary wear and tear).

Management Services Agreements

In connection with this offering, we, our general partner, OpCo and Holdings will enter into an MSA with an affiliate of SunPower and a separate, but similar, MSA, collectively, the MSAs, with an affiliate of First Solar, each, under its respective MSA, a Service Provider. Under each MSA, the Service Provider will agree to provide or arrange for other persons, including affiliates of First Solar or SunPower, as appropriate, to provide certain management and administrative services to our general partner, OpCo, Holdings and us, each, under each MSA, a Service Recipient.

The following is a summary of certain provisions of the MSAs and is qualified in its entirety by reference to all of the provisions of such agreement. Because this description is only a summary of each MSA, it does not necessarily contain all of the information that you may find useful. We therefore urge you to review each MSA in its entirety. A copy of the form of each MSA has been filed as an exhibit to the registration statement of which this prospectus is a part.

Services Rendered

Under its MSA, the SunPower Service Provider will provide, or arrange for an appropriate service provider to provide, the following services:

•	causing or supervising the carrying out of all day-to-day management of the below referenced services;

•	preparing and coordinating the preparation of the approved budgets for the Service Recipients;

•	collecting all payments due to the Service Recipients;

•	arranging to pay on behalf of any Service Recipient, any amounts required to be paid by such Service Recipient (including all expenses incurred by such Service Recipient or that are due and payable under contracts to which such Service Recipient is a party);

•	approving invoices;

•	responding to billing inquiries, disputes and late payments;

•	collecting and reviewing monthly revenue reconciliation reports;

•	administering such Service Recipient’s cash management requirements under any financing document (including any revolving loan facility or term loan facility);

•	collecting and transmitting required account set up information;

•	managing foreign currency, if any;

•	administering all hedging programs;

•	assisting in the raising of funds and making recommendations regarding the same;

•	maintaining each Service Recipient’s deposit accounts at a bank or other financial institution;

•	preparing and forwarding for deposit to the appropriate account payments received and a summary transmittal;

•	maintaining complete and accurate financial books and records of the operation of such Service Recipients;

•	instituting and maintaining an insurance program covering each Service Recipient’s assets, including directors and officers insurance, and collecting, maintaining and distributing required insurance certificates;

•	filing insurance claims on behalf of each Service Recipient with the appropriate insurance carrier for any loss;

•	assisting in the distribution of any prospectus or offering memorandum and assisting with communications support in connection therewith;

•	assisting the Service Recipients in connection with investors and lenders, including presentations, conference calls and other related matters, and investor relations generally;

•	satisfying all periodic reporting requirements (including any financial reporting requirements) of the Service Recipients; and

•	supervising the preparation and submission of unaudited U.S. GAAP balance sheets and statements of operations and annual audited financial statements for each Service Recipient.

These activities will be subject to the supervision by the governing body of the relevant Service Recipient.

Under its MSA, the First Solar Service Provider will provide, or arrange for an appropriate service provider to provide, the following services:

•	causing or supervising the carrying out of all day-to-day management of the below referenced services;

•	supervising the preparation and filing of all federal, state, city and county tax returns;

•	causing to be paid all taxes and other governmental charges;

•	performing additional tax-related services including the calculation of tax accounts, the determination of any tax reserves, the determination of a tax rate for planning and forecasting purposes and the handling of tax audits or other similar proceedings;

•	advising and providing assistance related to the development and maintenance of each Service Recipient’s information technology system applications;

•	creating, hosting and maintaining Service Recipients’ external website;

•	advising and providing remote assistance to each Service Recipient related to design, maintenance and operation of business and network applications;

•	managing the purchase and maintenance of information technology software and software services;

•	educating and training the user community regarding management information systems procedures and policies;

•	providing internal audit, compliance and control services for each Service Recipient to comply with applicable law and regulations, including independent identification of risk factors and an evaluation of financial, managerial and operational controls throughout the business designed to address those risk factors; and

•	summarizing all audit activities to the audit committee of our general partner.

These activities will be subject to the supervision by the governing body of the relevant Service Recipient.

Management Fee

Under the MSAs, OpCo, on behalf of itself, our general partner and us, and Holdings, on behalf of itself, will initially pay each Service Provider an annual management fee equal to $0.6 million and $        , respectively, in the case of the First Solar MSA, and $1.1 million and $        , respectively, in the case of the SunPower MSA, which amounts shall be adjusted annually for inflation. Between December 1, 2015 and November 30, 2016, each Service Provider will have a one-time right to increase the management fee by an amount not to exceed     % in the event such Service Provider’s cost to provide the services under its MSA exceeds the amount of the management fee. The management fee will be paid in monthly installments.

Reimbursement of Expenses

In addition to the above-described management fees, to the extent not directly billed to OpCo, us or our general partner, OpCo, on behalf of itself, our general partner and us, will be required to pay the Service Providers for all out of pocket fees, costs and expenses incurred by or on behalf of such Service Provider in connection with the provision of services on behalf of such Service Recipients (but excluding all such costs related to services provided to Holdings), including those of any third party. To the extent any such expenses relate to other purposes, each Service Provider will, in good faith, limit the amounts charged under its MSA solely to the portion of such expenses related to the services under such MSA. Each Service Provider must obtain the prior written consent of OpCo before incurring any expenses in excess of 110% of the amount included in the approved budget for such expense. Under each MSA, Holdings will be subject to an analogous reimbursement obligation, which will require it to pay each Service Provider for the out of pocket amounts it incurs in connection with providing services directly to Holdings.

Such out of pocket fees, costs and expenses are expected to include, among other things:

•	fees, costs and expenses as a result of a Service Recipient, to the extent applicable, becoming and continuing to be a publicly traded entity;

•	fees, costs and expenses relating to any equity financing or for arranging any debt financing;

•	taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient in respect of services provided under the MSA;

•	amounts owed under indemnification, contribution or similar arrangements;

•	fees, costs and expenses relating to our financial reporting, regulatory filings, investor relations and similar activities;

•	fees, costs and expenses of agents, advisors, consultants and other persons who provide services to or on behalf of a Service Recipient;

•	fees, expenses and costs incurred in connection with the investigation, acquisition, holding or disposal of any asset or business that is made or that is proposed to be made by the Service Recipients; provided that, where such acquisition or proposed acquisition involves an investment that is made alongside one or more other persons, including the Service Provider or its affiliates, such fees, costs and expenses will be allocated in proportion to the notional amount of the investment made (or that would have been made in the case of an unconsummated acquisition) among the Service Recipients and their direct or indirect subsidiaries; and

•	premiums, deductibles and other costs, fees and expenses for insurance policies covering assets of the Service Recipients, together with other applicable insurance against other risks.

OpCo will also be required to pay or reimburse the applicable Service Provider for all sales, use, value added, withholding or other similar taxes or customs duties or other governmental charges levied or imposed by reason of such Service Provider’s MSA or any agreement contemplated thereby, other than income taxes, corporate taxes, capital gains taxes or other similar taxes payable by any member of the applicable Service Provider Group.

Indemnification and Limitation on Liability

Under each MSA, each member of the applicable Service Provider Group will not assume any responsibility other than to provide or arrange for the provision of the services described in such MSA in good faith and will not be responsible for any action taken by a Service Recipient in following or declining to follow the advice or recommendations of the relevant member of the Service Provider Group. The maximum amount of the aggregate liability of the Service Provider in providing services under the applicable MSA will be equal to the aggregate amount of the management fee received by such Service Provider in the most recent fiscal year.

We and the Service Recipients have also agreed to indemnify each Service Provider Group and any directors, officers, agents, members, partners, stockholders, employees and other representatives thereof to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims or any kind whatsoever arising in connection with the applicable MSA and the Services provided thereunder. However, no member of such Service Provider Group shall be so indemnified with respect to a claim that is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction or pursuant to a settlement agreement to have resulted from such indemnified person’s bad faith, fraud or willful misconduct or, in the case of a criminal matter, conduct undertaken with knowledge that such conduct was unlawful.

Termination

The term of each MSA will be five years and will automatically renew for successive five-year periods unless OpCo or the applicable Service Provider provides written notice that it does not wish for the agreement to be renewed. However, OpCo will be able to terminate the MSA prior to the expiration of its term (i) with cause, upon 30 days’ prior written notice or (ii) without cause, upon 90 days’ prior written notice. OpCo may only terminate the MSA in such a manner with our prior written approval.

Each Service Provider may terminate its applicable MSA, effective 30 days after written notice:

•	if any Service Recipient defaults in the performance or observance of any material term, condition or agreement contained in the agreement in a manner that results in a material harm to any member of the Service Provider Group and the default continues unremedied for a period of 60 days after written notice thereof;

•	upon the occurrence of certain events relating to the bankruptcy or insolvency of us, our general partner or OpCo; and

•	if such Service Provider’s Sponsor fails to own, directly or indirectly, at least 50% of the management units of Holdings.

Omnibus Agreement

In connection with this offering, First Solar, SunPower, OpCo, our general partner, Holdings and we will enter into the Omnibus Agreement. Pursuant to the Omnibus Agreement, (i) each Sponsor will be granted an exclusive right to perform certain services not otherwise covered by an O&M agreement or AMA on behalf of the Project Entities contributed by such Sponsor, (ii) with respect to any project in the Initial Portfolio that has not achieved commercial operation as of the closing of this offering, the

Sponsor who contributed such project will agree to pay to OpCo all costs required to complete such project, as well as certain liquidated damages in the event such project fails to achieve operability pursuant to an agreed schedule, (iii) each Sponsor will agree to indemnify OpCo for certain costs it incurs with respect to certain tax-related events, and (iv) the parties will agree to a mutual undertaking regarding confidentiality and use of names trademarks, trade names and other insignias.

Services

Each of First Solar and SunPower will have the exclusive right to perform, itself or through one or more designees, certain construction, engineering, design and procurement services, and equipment supply services, in connection with any upgrade or expansion of any project owned by one of such Sponsor’s Contributed Project Entities, as well as any operation and maintenance services and administrative services required by any such project. Such services must be provided on market-based terms and the contract governing such services must be administered on an arm’s-length basis. Moreover, the right to provide such services shall cease to apply to any Sponsor that does not own, directly or indirectly, at least 50% of the management units of Holdings.

Undertakings Related to Commercial Operation; Liquidated Damages

Pursuant to the Omnibus Agreement, to the extent any project in the Initial Portfolio has not achieved commercial operation, the Contributing Sponsor will be obligated to take all actions necessary for such project to become commercially operational, and to pay (or reimburse OpCo and its subsidiaries) for all related costs. The Omnibus Agreement also provides that, if a project in the Initial Portfolio fails to achieve commercial operation on or prior to an agreed deadline (to be set forth in the Omnibus Agreement), the applicable Contributing Sponsor will be required to pay OpCo delay liquidated damages, the amount of which will be calculated based on the operating cash flow projected to have been generated by such project had it achieved commercial operation as expected, minus the amount of actual distributed cash attributable to such project during the same period (“Delay Damages”). Delay Damages will be paid to OpCo on a quarterly basis.

Moreover, to the extent any such project has still not achieved its agreed minimum capacity or commercial operation within one year of its agreed commercial operation deadline, the Contributing Sponsor of such project shall pay to OpCo:

•	in the event (i) such project’s actual capacity as measured by the most recent capacity test performed under such project’s construction contract (the “Actual Project Capacity”) fails to equal an agreed minimum capacity amount for such project (to be set forth in the Omnibus Agreement) or (ii) such project has not yet achieved commercial operation or a similar milestone under the interconnection agreement and power purchase agreements, lease or hedging agreements, as applicable, for such project, “buy-down” liquidated damages in an amount calculated based on the minimum capacity required to achieve substantial completion or a similar milestone under such project’s construction contract (the “Guaranteed Project Capacity”) and a “Capacity Buy-Down Amount” (in $/MW) for such project, which will be determined upon the closing of this offering based on the portion of OpCo’s total market value agreed to be attributable to such project (such damages, “Total Buy-Down Liquidated Damages”); or

•	in all other cases, “buy-down” liquidated damages equal to the product of (i) the positive difference of (x) the Guaranteed Project Capacity for such project less (y) such Project’s Actual Project Capacity, multiplied by (ii) the Capacity-Buy Down Amount for such project.

In either case, the amount of such damages will be reduced by the amount of any capacity liquidated damages paid by the contractor under such project’s construction contract and which constitute distributed cash for OpCo. If a Contributing Sponsor is required to pay Total Buy-Down Liquidated Damages in respect of a project, such Sponsor shall have the right to repurchase such project from OpCo without payment of any additional consideration. Moreover, with respect to each project, to the extent a Contributing Sponsor becomes liable for the above-described “buy-down” liquidated damages, such Sponsor shall have no further obligation to incur costs related to achieving commercial operation or pay Delay Damages with respect thereto.

Tax-Related Indemnification

Under the Omnibus Agreement, each of First Solar and SunPower will indemnify OpCo from and against certain damages up to agreed limits incurred or sustained by us and our subsidiaries relating to the following, with respect to any of the First Solar Project Entities or the SunPower Project Entities, as applicable:

•	the inapplicability or unavailability of any exclusion or exemption from or other reduction in the base of or liability for any property or similar tax, to the extent such exclusion, exemption or reduction has been reflected in the financial model included in the Master Formation Agreement (the “Exemption Loss Indemnity”);

•	any reassessment with respect to any property or similar tax assessment to the extent such reassessment is not reflected in the financial model included in the Master Formation Agreement (the “Reassessment Indemnity”); and

•	any payment under any tax equity financing agreement that is made as a result of any breach of any representation, warranty, covenant or similar provision of such agreement.

The Exemption Loss Indemnity and the Reassessment Indemnity do not apply to the Residential Portfolio and, in the case of each of the Macy’s Project, the UC Davis Project and the RPU Project, are limited to 5.5% of the market value of such project (as determined via this offering). Each Sponsor’s damages payable under such indemnification claims do not apply to a Sponsor in any fiscal year if the cash distributed to OpCo in such fiscal year from such Sponsor’s Project Entities exceeds the cash projected to be distributed from such Project Entities and any projects contributed at no cost by such Sponsor to make up distributed cash shortfalls from such Project Entities. In addition, each Sponsor’s indemnity obligation will be limited to an agreed amount, for each project, which will be determined based on the portion of the total market value of Holdings (as determined via this offering) agreed to be attributable to such project.

Use of Names and Insignia

We will agree, under the Omnibus Agreement, not to, and cause our subsidiaries not to, directly or indirectly use any service marks, trade names, domain names or insignia related thereto containing the words First Solar or SunPower without the prior written consent of such party.

ROFO Agreem ents

In connection with this offering, OpCo will enter into a ROFO Agreement with each of First Solar and SunPower. Under its ROFO Agreement, the applicable Sponsor will grant OpCo a right of first offer to purchase any of its ROFO Projects in the event of any proposed sale, transfer or other disposition of such ROFO Projects, or any portion thereof, for a period of five years following the completion of this offering.

Prior to engaging in any negotiation regarding any disposition, sale or other transfer of any ROFO Project, or any portion thereof, to a third party, the applicable Sponsor will deliver a written notice to OpCo setting forth the material terms and conditions of the proposed transaction. During the 45-day period commencing with delivery of such notice, if OpCo exercises its right, OpCo and such Sponsor will negotiate in good faith to reach an agreement on a transaction with respect to such ROFO Project. If an agreement is not reached within such 45-day period, such Sponsor will be permitted, within the next 180 days, to sell, transfer or otherwise dispose of such ROFO Project to a third party (or agree in writing to undertake such transaction) on terms generally no less favorable to such Sponsor, and at a price no less than the price offered, under the original written notice.

Notwithstanding the above, certain sales and transfers of the ROFO Projects by the applicable Sponsor will be exempt from OpCo’s right of first offer. These exceptions include:

•	mergers or consolidations of a Sponsor into a third party (or any sale by a Sponsor of all or substantially all of its assets);

•	sales of any ROFO asset that is a utility-scale project, which result in the monetization of tax incentives associated with such project or, with respect to projects outside of the United States, participation by development partners, in each case, so long as the applicable Sponsor retains interests that entitle it to at least % of the cash distributions of such ROFO asset; and

•	sales of any ROFO asset in connection with a tax equity investment in such ROFO asset (including any partnership flip, sale leaseback or pass-through lease transaction).

Under each ROFO Agreement, the applicable Sponsor will not be obligated to sell its respective ROFO Projects and, therefore, we do not know when, if ever, these projects will be made available to OpCo. Even if an offer is made to OpCo, OpCo and the applicable Sponsor may not reach an agreement on the terms for the sale of the applicable ROFO Project.

Commencing July 1, 2016, each Sponsor shall have the right to remove a ROFO Project from their respective ROFO Agreement, to the extent such applicable Sponsor sells or contributes a non-ROFO Project to OpCo for which forecasted distributed cash is projected to equal or exceed the forecasted distributed cash of such ROFO Project proposed for removal. Under the ROFO Agreements, OpCo has a 30-day period to review the calculation of forecasted distributed cash for such replacement ROFO Project. At the end of this period, if OpCo disputes items in the calculation, then the applicable Sponsor and OpCo will attempt to resolve any disputed items in good faith. Failing such resolution, an independent valuation expert shall be engaged to resolve such dispute.

The applicable Sponsor or OpCo, as the case may be, may terminate the applicable ROFO Agreement (i) upon written notice, if the other party materially breaches or defaults in the performance of its obligations under the ROFO Agreement, or (ii) with respect to any ROFO Project, if the other party materially breaches or defaults in the performance of its obligations under any transaction agreement for the sale of such ROFO Project to OpCo, provided that, in each case, the breach or default remains unremedied for 30 days. The Sponsor also has the right to terminate the ROFO Agreement at any time after (i) our general partner withdraws, (ii) our general partner is removed from such position and no shares held by either Sponsor or their affiliates voted in favor or such removal or (iii) such Sponsor fails to own, directly or indirectly, at least 50% of the management units of Holdings.

Exchange Agreement

We will enter into the Exchange Agreement with our Sponsors, our general partner and OpCo, under which a Sponsor can tender OpCo common units and an equal number of such Sponsor’s Class B shares, together referred to as the Tendered Units, for redemption to OpCo and us. Each Sponsor has the right to receive, at the election of OpCo with the approval of the conflicts committee, either the number of our Class A shares equal to the number of Tendered Units or a cash payment equal to the number of Tendered Units multiplied by the then current trading price of our Class A shares. In addition, we have the right but not the obligation, to directly purchase such Tendered Units for, subject to the approval of our conflicts committee, cash or our Class A shares at our election.

The Exchange Agreement also provides that, subject to certain exceptions, a Sponsor will not have the right to exchange its OpCo common units if OpCo or we determine that such exchange would be prohibited by law or regulation or would violate other agreements to which we may be subject, and OpCo and we may impose additional restrictions on exchange that either of us determines necessary or advisable so that we are not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

If OpCo elects to require the delivery of our Class A shares in exchange for such Sponsor’s Tendered Units, the exchange will be on a one-for-one basis, subject to adjustment in the event of splits or combinations of units, distributions of warrants or other unit purchase rights, specified extraordinary distributions and similar events. If OpCo elects to deliver cash in exchange for such Sponsor’s Tendered Units, or if we exercise our right to purchase Tendered Units for cash, the amount of cash payable will be based on the net proceeds received by us in a sale of an equivalent number of our Class A shares.

Registration Rights Agreement

We will enter into the Registration Rights Agreement with our Sponsors and certain of their respective affiliates under which each Sponsor and its affiliates will be entitled to demand registration rights, including the right to demand that a shelf registration statement be filed, and “piggyback” registration rights, for our Class A shares that it acquires.

Equity Purchase Agreement

Prior to this offering, we will enter into the Equity Purchase Agreement with OpCo, under which we will use all of the net proceeds of this offering to purchase            of OpCo’s common units from OpCo and OpCo will issue a non-economic managing member interest to us. OpCo will use the funds it receives under the Equity Purchase Agreement to make distributions to our Sponsors and for general purposes, including to fund future acquisition opportunities.

Master Formation Agreement

First Solar and SunPower entered into a master formation agreement to form a joint venture to indirectly own, operate and acquire solar energy systems. Such master formation agreement provided for the formation of Holdings, the principal joint venture entity, us, our general partner and OpCo, including the respective organizational documents. In addition, the master formation agreement provided for the initial contributions of the First Solar Project Entities and the SunPower Project Entities by our Sponsors. As part of such contributions, our Sponsors made standard representations and warranties to each other regarding their respective Project Entities and agreed to indemnify each other for certain matters.

Limited Liability Company Agreement of Holdings

At the closing of this offering, our Sponsors will enter into the limited liability company agreement of Holdings. Holdings will own the incentive distribution rights in OpCo and will be the sole member of our general partner.

Economic Interests

From the closing of this offering until November 30, 2019, our Sponsors will each own 50% of the economic interests of Holdings. Beginning after November 30, 2019, such economic interests are subject to adjustment annually based on the performance of the Project Entities and any additional assets contributed to OpCo by such Sponsor against the performance of all Project Entities and all additional assets held by OpCo. The percentage of the aggregate economic interests held by each Sponsor after adjustment will equal the percentage arrived at by dividing (i) the cash generated and distributed, subject to certain exclusions, by one Sponsor’s Project Entities and any additional assets contributed by such Sponsor to OpCo prior to the end of the most recent fiscal year, by (ii) the cash generated and distributed, subject to certain exclusions, by both Sponsors’ Project Entities and any additional assets contributed by the Sponsors to OpCo prior to the end of the most recent fiscal year. In addition, after November 30, 2019, payments on the economic units are subject to an annual reallocation among the Sponsors based on the relative performance of the assets contributed by each Sponsor compared to the projected performance of such assets at the time of contribution.

Management

In addition to its economic interest, our Sponsors will each own 50% of the management interests of Holdings. Such management interests are non-economic interests and represent a member’s right to govern Holdings. The Sponsors shall manage, by a majority interest of the management interests, the business and affairs of Holdings and all decisions of Holdings will require the approval of at least a majority of the management interests. Management interests will not generally fluctuate with a Sponsor’s economic interest; however, if, after the adjustment to a Sponsor’s economic interests, such Sponsor has held at least     % of the economic interests for at least two consecutive fiscal years, then such Sponsor shall have the option to require the other Sponsor to transfer that percentage of its management interests to such Sponsor so that, after giving effect to such transfer, the percentage of management interests held by such Sponsor equals the percentage of economic interests held by such Sponsor. Upon the exercise of the option and completion of the transfer, neither Sponsor shall have the right to cause any further transfer of the management interests held by the other Sponsor.

Once there has been a transfer of management interests pursuant to such option, the following decisions at Holdings, the general partner, 8point3 Partners and its subsidiaries, to the extent they have an adverse impact on the Sponsor with a minority management interest, require unanimous vote of the management interests:

•	any change to the governing documents of such entities;

•	merge, consolidate or convert any such entities;

•	voluntarily liquidate, wind-up or dissolve any such entity; or

•	change the classification of any such entity for U.S. federal tax purposes.

In the event that a decision of Holdings is not approved by a majority interest of the management interests, the Sponsors may negotiate to resolve the deadlock. If such deadlock is not resolved within 90 days from the initiation of the negotiation period, either Sponsor may offer to purchase at fair value all of the membership interests and OpCo subordinated units owned by the other Sponsor. Such other Sponsor may either accept the offer to purchase, propose a counteroffer or conduct an auction process for all of the membership interests and OpCo subordinated units held by both Sponsors. The response made by such Sponsor to the other Sponsor’s offer to purchase is irrevocable and failure to respond results in an acceptance of such offer.

Appointment of Directors of Our General Partner

The Holdings limited liability company agreement also provides for the right of each Sponsor to designate two of the directors of our general partner, subject to adjustment described below, and a majority interest of the management interests designating any other directors, including the independent directors of our general partner.

Each Sponsor can lose the right to appoint one of its directors in the event such Sponsor (i) holds less than     % of the economic interests in each of the three previous fiscal years or (ii) if, in each of such three fiscal years, the cash generated and distributed, subject to certain exclusions, by such Sponsor’s Project Entities and any additional assets contributed by such Sponsor to OpCo prior to the end of the most recent fiscal year is less than     % of the cash generated and distributed, subject to certain exclusions, by both Sponsors’ Project Entities and any additional assets contributed by the Sponsors to OpCo prior to the end of the most recent fiscal year. In addition, each Sponsor can lose the right to appoint both of its directors in the event such Sponsor (i) holds less than     % of the economic interests in each of the three previous fiscal years or (ii) if, in each of such three fiscal years, the cash generated and distributed, subject to certain exclusions, by such Sponsor’s Project Entities and any additional assets contributed by such Sponsor to OpCo prior to the end of the most recent fiscal year is less than     % of the cash generated and distributed, subject to certain exclusions, by both Sponsors’ Project Entities and any additional assets contributed by the Sponsors to OpCo prior to the end of the most recent fiscal year.

Upon the loss by a Sponsor of the right to appoint one or both directors, the other Sponsor has the option to remove the director or directors appointed by the losing Sponsor and appoint a replacement director or directors. In the event that a Sponsor has lost the right to appoint both directors, it shall regain the right to appoint one director when it meets or exceeds both     % requirements set forth above within a certain period and in the event that a member has lost the right to appoint one or both directors, it shall regain the right to appoint two directors when it meets or exceeds both     % requirements set forth above within a certain period.

Appointment of Officers of Our General Partner

Pursuant to the Holdings limited liability company agreement, Holdings will have the right to select for appointment by the board of directors of our general partner the following officers of our general partner: Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and two Vice Presidents of Operations. Our general partner’s Chief Executive Officer and Chief Financial Officer will each be appointed to serve a two year term. Pursuant to the Holdings limited liability company agreement, SunPower will have the right to select for appointment the Chief Executive Officer of our general partner and First Solar will have the right to select for appointment the Chief Financial Officer of our general partner. Upon the expiration of the initial terms for such officers, the other Sponsor will have the right to select for appointment by the board of directors of our general partner a new Chief Executive Officer and Chief Financial Officer of our general partner and the right to appoint such officers will rotate between the Sponsors as subsequent terms expire. Upon a Sponsor gaining the right to select for appointment by the board of directors of our general partner any such officer, such Sponsor may choose to retain the officer previously appointed by the other Sponsor. Additionally, the Sponsors, by a majority interest of the management interests, shall select for appointment by the board of directors of our general partner a Chief Accounting Officer of the general partner and each Sponsor, individually, shall select for appointment one Vice President of Operations, which shall oversee the Project Entities, including the selection of the officers and directors of the Project Entities as they see determined. The Chief Financial Officer of our general partner shall have the right to select for appointment the General Counsel/Secretary of our general partner. All other officers of our general partner will be appointed by our general partner’s board of directors.

Project Offers by the Sponsors to OpCo

While neither Sponsor is obligated to offer additional projects to OpCo, the Holdings limited liability company agreement provides a mechanism for the Sponsors to plan additional contributions designed to achieve a targeted growth rate determined by the Sponsors and to allocate the additional contributions between the Sponsors in order to maintain the relatively equal ownership percentages of the Sponsors in the joint venture. Each such solar energy project must meet certain minimum requirements for it to be considered or such offer must otherwise be approved by the Sponsors, by a majority interest of the management interests. In addition, upon the occurrence of certain extraordinary events with respect to a solar energy project held by OpCo, including a sale of such solar energy project, a force majeure event, a property tax increase and certain other significant events, the Sponsor that contributed such solar energy project to OpCo shall have the right, but not the obligation, to repair such solar energy project or contribute a solar energy project to replace the cash provided to OpCo by such solar energy project at such Sponsor’s expense. If cash proceeds, including as purchase consideration or upon the settlement of an insurance claim, are received in connection with such extraordinary event, such Sponsor shall have the right to have such proceeds applied to the cost of repairs, as purchase price for a replacement asset or to have OpCo reacquire some of OpCo’s common units, or if a majority interest determines, have OpCo distribute such proceeds. Any acquisition of a project from a Sponsor requires approval of our conflicts committee.

Transfer Restrictions

The Holdings limited liability company agreement contains restrictions on certain transfers of the Sponsors’ interests in Holdings. No Sponsor is permitted to transfer or permit an indirect transfer of its membership interest in Holdings except for (i) certain permitted transfers to affiliates or upon the other Sponsor’s insolvency or failure to offer projects to OpCo in good faith, (ii) transfers made in accordance with the terms and conditions imposed on transfers by the Holdings limited liability company agreement or (iii) transfers by a Sponsor that have exercised the option to have the management interests adjusted. Except for the permitted transfers and transfers by a majority management member described above, no Sponsor is permitted to transfer less than all of its membership interests. In addition, subject to certain exceptions, a Sponsor seeking to transfer its membership interests must allow the other Sponsor to make an offer to purchase such member interest before transferring such interests to a third party. The transfer restrictions generally do not apply to any direct or indirect transfer of ownership interests in First Solar or SunPower.

Procedures for Review, Approval and Ratification of Related-Person Transactions

Our general partner’s board of directors has adopted a Related Person Transaction Approval Policy that establishes procedures for the identification, review and approval of related person transactions. Under the policy, the management of our general partner is charged with primary responsibility for determining whether, based on the facts and circumstances, a proposed transaction is a related person transaction. For the purposes of the policy, a “related person” is any director or executive officer of our general partner, any nominee for director, any shareholder known to us to be the beneficial owner of more than 5% of any class of our voting securities, and any immediate family member of any such person.

To assist management in making this determination, the policy sets forth certain categories of transactions that are deemed to be pre-approved by the board under the policy. If, after applying these categorical standards and weighing all of the facts and circumstances, management determines that a proposed transaction is a related person transaction, management must present the proposed transaction to our general partner’s board of directors for review or, if impracticable under the circumstances, to the chairman of the board. The board must then either approve or reject the transaction in accordance with the terms of the policy. The board of our general partner may, but is not required to, seek the approval of the conflicts committee for the resolution of any related person transaction.

CONFLICTS OF INTEREST AND DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including our Sponsors, on the one hand, and us and our unaffiliated shareholders, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner that is in, or not adverse to, the best interests of its owners. At the same time, our general partner has a duty to manage us in a manner that is in, or not adverse to, our best interests. The Delaware Revised Uniform Limited Partnership Act, which we refer to as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership. Pursuant to these provisions, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of our general partner and the methods of resolving conflicts of interest. Our partnership agreement also specifically defines the remedies available to limited partners for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. In addition, our Sponsors or certain of their affiliates will provide certain services to us under the Management Services Agreements, including with respect to carrying out our day-to-day management and providing individuals to act as our general partner’s executive officers. These same executive officers may help our general partner’s board of directors evaluate potential acquisition opportunities presented by our Sponsors under the First Solar ROFO Agreement and the SunPower ROFO Agreement. Because some of these officers of our general partner are also officers of our Sponsors, such directors and officers have fiduciary duties to our Sponsors that may cause them to pursue business strategies that disproportionately benefit our Sponsors or that otherwise are not in our best interests.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other shareholder, on the other hand, our general partner will resolve that conflict. Our general partner may seek the approval of such resolution from the conflicts committee of the board of directors of our general partner or from our shareholders. There is no requirement under our partnership agreement that our general partner seek the approval of the conflicts committee or our shareholders for the resolution of any conflict, and, under our partnership agreement, our general partner may decide to seek such approval or resolve a conflict of interest in any other way permitted by our partnership agreement, as described below, in its sole discretion. Our general partner will decide whether to refer the matter to the conflicts committee on a case-by-case basis. An independent third party is not required to evaluate the fairness of the resolution. In determining whether to refer a matter to the conflicts committee or to our shareholders for approval, our general partner will consider a variety of factors, including the nature of the conflict, the size and dollar amount involved, the identity of the parties involved and any other factors the board of directors deems relevant in determining whether it will seek approval from the conflicts committee or our shareholders. Whenever our general partner makes a determination to refer or not to refer any potential conflict of interest to the conflicts committee for approval or to seek or not to seek shareholder approval, our general partner is acting in its individual capacity, which means that it may act free of any duty or obligation whatsoever to us or our shareholders and will not be required to act in good faith or pursuant to any other standard or duty imposed by our partnership agreement or under applicable law. For a more detailed discussion of the duties applicable to our general partner, please read “—Duties of Our General Partner.”

Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our shareholders if the resolution of the conflict is:

•	approved by the conflicts committee, which our partnership agreement defines as “special approval”;

•	approved by the vote of a majority of the outstanding Class A shares, excluding any Class A shares and Class B shares owned by our general partner or any of its affiliates;

•	determined by the board of directors of our general partner to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	determined by the board of directors of our general partner to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our general partner seeks approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek approval from the conflicts committee or our shareholders and our general partner’s board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee of our general partner’s board of directors may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in a manner that is in, or not adverse to, the best interests of the partnership or that the determination to take or not to take action meets the specified standard, for example, a transaction on terms no less favorable to the us than those generally being provided to or available from unrelated third parties, or is “fair and reasonable” to us. In taking such action, such person may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. If that person has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement. Please read “Management—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others. Because we depend on cash distributions from OpCo in order to make cash distributions to our Class A shareholders, the discussion below includes situations that may arise due to potential conflicts of interest among us, our Class A shareholders, OpCo and our Sponsors, as applicable.

Neither our partnership agreement, nor the Management Services Agreements nor any other agreement requires our Sponsors or their affiliates to pursue a business strategy that favors us or grows our business. Our Sponsors’ directors and officers have a fiduciary duty to make these decisions in the best interests of their respective companies, which may be contrary to our interests.

Because some of the officers and directors of our general partner are also directors and/or officers of our Sponsors and their affiliates, such directors and officers have fiduciary duties to their respective companies and its affiliates that may cause them to pursue business strategies that disproportionately benefit our Sponsors or that otherwise are not in our best interests.

Agreements between us, on the one hand, and our general partner and its affiliates, on the other, are intended to reflect a fair market value but are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our partnership agreement generally provides that any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates that does not receive shareholder or conflicts committee approval is intended to reflect a fair market value and must be determined by the board of directors of our general partner to be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner and its affiliates have no obligation to permit us to use any projects or assets of our general partner or its affiliates, except as may be provided in contracts entered into specifically dealing with that use. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

Our general partner’s affiliates may compete with us and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is not restricted from engaging in any business activities other than those incidental to its ownership of interests in us. However, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. Our Sponsors may acquire, develop or dispose of solar energy or other projects without any obligation to offer OpCo the opportunity to acquire those projects, other than under the First Solar ROFO Agreement and the SunPower ROFO Agreement. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

Our general partner is allowed to take into account the interests of parties other than us, such as our Sponsors, in resolving conflicts of interest.

Our partnership agreement contains provisions that permissibly modify and reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner or otherwise, free of any duty or obligation whatsoever to us and our shareholders, including any duty to act in the best interests of us or our shareholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples of decisions that our general partner may make in its individual capacity include the exercise of its limited call right, whether to seek approval of the resolution of a conflict of interest by the conflicts committee of the board of directors of our general partner, how to exercise its voting rights with respect to the shares it or its affiliates own and whether to consent to any merger, consolidation or conversion of the partnership or amendment to the partnership agreement.

We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates.

All of our general partner’s officers are also officers of our Sponsors. These officers will devote a portion of their productive time to our business and affairs as is required to manage and conduct our operations. These officers are also required to devote time to the affairs of our Sponsors or their affiliates and are compensated by them for the services rendered to them. Our non-executive directors devote as much time as is necessary to prepare for and attend board of directors and committee meetings.

Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. There could be material competition for the time and effort of the officers and employees who provide services to our general partner.

Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties and limits our general partner’s liabilities and the remedies available to our shareholders for actions that, without the limitations, might constitute breaches of fiduciary duty under applicable Delaware law.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our shareholders for actions that might constitute breaches of fiduciary duty under applicable Delaware law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty (including any fiduciary duty) or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Decisions may be made by the owner of our general partner;

•	provides that our general partner shall not have any liability to us or our shareholders for decisions made in its capacity so long as such decisions are made in good faith;

•	generally provides that in a situation involving a transaction with an affiliate or a conflict of interest, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our shareholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the affiliate transaction or conflict of interest is either on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is “fair and reasonable” to us, considering the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us, then it will be presumed that in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us challenging such decision, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

•	provides that our general partner and its officers, directors or employees or any person acting on its behalf will not be liable for monetary damages to us or our shareholders resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or its officers or directors to employees or any person acting on its behalf, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

By purchasing a Class A share, a Class A shareholder becomes bound by the provisions in our partnership agreement, including the provisions described above.

Except in limited circumstances, our general partner has the power and authority to conduct our business without shareholder approval.

Under our partnership agreement and the OpCo limited liability company agreement, our general partner has full power and authority to do all things, other than those items that require shareholder or unitholder, as applicable, approval or with respect to which our general partner has sought conflicts committee approval, on such terms as they determine to be necessary or appropriate to conduct our business, including, but not limited to, the following:

•	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for equity interests of us or OpCo, and the incurring of any other obligations;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or projects;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

•	the use of our assets, including cash on hand, for any purpose consistent with our partnership agreement or the OpCo limited liability company agreement, including the financing of the conduct of business or operations of us, OpCo or its subsidiaries, the lending of funds to other persons, including us, OpCo or its subsidiaries, the repayment or guarantee of obligations of us, OpCo or its subsidiaries and the making of capital contributions to us, OpCo or its subsidiaries;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of cash held by us or OpCo;

•	the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners and indemnitees, and for OpCo’s benefit and the benefit of OpCo’s members and indemnitees;

•	the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other entities;

•	the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the purchase, sale or other acquisition or disposition of our equity interests, or the issuance of additional options, rights, warrants and appreciation rights relating to our equity interests; and

•	the undertaking of any action in connection with participation in the management of us, OpCo or its subsidiaries or any joint venture that is not a subsidiary through which we, OpCo or any of its subsidiaries conduct its business and operations;

•	the entering into or terminating of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner or as the general partner of OpCo’s managing member.

In addition, through First Solar’s and SunPower’s ownership of the Class B shares, First Solar and SunPower will each be entitled to an aggregate number of votes on certain matters that may be submitted for a vote of our shareholders that is equal to the aggregate number of OpCo common units held by First Solar and SunPower, respectively, on the relevant record date, which immediately following this offering, would constitute     % and     %, respectively, of the voting interests of 8point3 Partners. Please read “Material Provisions of the 8point3 Partners Partnership Agreement” for information regarding the voting rights of shareholders.

Actions taken by our general partner may affect the amount of cash available to pay distributions to Class A shareholders.

The amount of cash that is available for distribution to Class A shareholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	issuances of additional shares; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us, OpCo and our affiliates do not constitute a breach of any duty owed by us or our general partner to our shareholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any OpCo subordinated units held by them or the incentive distribution rights; or

•	accelerating the expiration of the subordination period.

For example, in the event OpCo has not generated sufficient cash from our operations to pay the minimum quarterly distribution on OpCo’s common units and OpCo’s subordinated units, the OpCo limited liability company agreement permits OpCo to borrow funds, which would enable it to make this distribution on all outstanding units. Please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Provisions of the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Subordination Period.”

We will compensate our Sponsors and their affiliates, including our general partner, for managing our business and also reimburse them for expenses and for draws on certain credit support provided on our behalf.

Under the Management Services Agreements, OpCo will reimburse our Sponsors and their affiliates, including our general partner, for out of pocket expenses incurred in connection with services provided to OpCo, and OpCo will also pay an annual management fee to our Sponsors.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party to such agreements has recourse only against our assets and not against our general partner or any of its affiliates or its or their assets. Our partnership agreement permits our general partner to limit its or our liability, even if we could have obtained terms that are more favorable without the limitation on liability.

Partnership interests are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase partnership interests as provided in our partnership agreement or assign this right to one of its affiliates or to us free of any liability or obligation to us or our partners. As a result, a Class A shareholder may have his Class A shares purchased from him at an undesirable time or price. Please read “Material Provisions of the 8point3 Partners Partnership Agreement—Limited Call Right.”

Class A shareholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant the Class A shareholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

We may choose not to retain separate counsel, independent accountants or others to perform services for us or for the holders of Class A shares or Class B shares.

The attorneys, independent accountants and others who will perform services for us will be retained by our general partner. Attorneys, independent accountants and others who will perform services for us will be selected by our general partner or the audit committee and may also perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of our Class A shares and Class B shares in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of our shares, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Duties of Our General Partner

The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

As permitted by the Delaware Act, our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of our general partner and the methods of resolving conflicts of interest. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited or restricted by state-law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has fiduciary duties to manage our general partner in a manner that is in, or not adverse to, the best interests of its owner, Holdings, as well as to our best interests. Without these provisions, our general partner’s ability to make decisions involving conflicts of interest would be restricted. These provisions enable our general partner to take into consideration the best interests of all parties involved in the proposed action. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions represent a detriment to the shareholders; however, because they restrict the remedies available to shareholders for actions that, without those provisions, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicted interests. The following is a summary of:

•	the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary;

•	the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties referenced in the preceding bullet that would otherwise be imposed by Delaware law on our general partner; and

•	certain rights and remedies of our limited partners contained in our partnership agreement and the Delaware Act.

Delaware law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner of a Delaware limited partnership to use that amount of care that an ordinarily careful and prudent person would use in similar circumstances and to consider all material information reasonably available in making business decisions. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present unless such transaction were entirely fair to the partnership. Our partnership agreement modifies these standards as described below.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning that it subjectively believed that the decision was in, or not adverse to, our best interests, and our general partner will not be subject to any other standard under our partnership agreement or applicable law. If our general partner has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under our partnership agreement. In taking such action, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation whatsoever to us or our limited partners. These standards reduce the obligations to which our general partner would otherwise be held under applicable Delaware law.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by our shareholders or the conflicts committee of the board of directors of our general partner must be determined by the board of directors of our general partner to be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our general partner seeks approval from the conflicts committee, then it will be presumed that, in making its decision, the conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If our general partner does not seek approval from our shareholders or the conflicts committee and the board of directors of our general partner determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner, its affiliates and their officers and directors will not be liable for monetary damages to us or, our limited partners for losses sustained or liabilities incurred as a result of any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such person acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

Rights and remedies of shareholders	The Delaware Act favors the principles of freedom of contract and enforceability of partnership agreements and allows our partnership agreement to contain terms governing the rights of our shareholders. The rights of our shareholders, including voting and approval rights and the ability of the partnership to issue additional shares, are governed by the terms of our partnership agreement. Please read “Material Provisions of the 8point3 Partners Partnership Agreement.” As to remedies of shareholders, the Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has wrongfully refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties, if any, or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

A transferee of or other person acquiring a Class A share is bound by the provisions in our partnership agreement, including the provisions described above. Please read “Description of the Shares—Description of Class A Shares and Class B Shares—Transfer of Class A Shares and Class B Shares.” This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign our partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. Please read “Material Provisions of the 8point3 Partners Partnership Agreement—Indemnification” regarding the duties of our general partner.

DESCRIPTION OF THE SHARES

Class A Shares and Class B Shares

Our Class A shares and Class B shares represent limited partner interests in us. The holders of our Class A shares and Class B shares are entitled to exercise the rights or privileges available to limited partners under our partnership agreement, but only holders of our Class A shares are entitled to participate in our distributions. For a description of the rights and preferences of holders of our Class A shares in and to our distributions, please read “Our Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Material Provisions of the 8point3 Partners Partnership Agreement.”

Transfer Agent and Registrar

Duties

                    will serve as registrar and transfer agent for the Class A shares. We will pay all fees charged by the transfer agent for transfers of Class A shares, except the following that must be paid by shareholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a shareholder; and

•	other similar fees or charges.

There will be no charge to Class A shareholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Class A Shares and Class B Shares

By transfer of our shares in accordance with our partnership agreement, each transferee of our Class A shares and Class B shares will be admitted as a shareholder with respect to the class of shares transferred when such transfer and admission is reflected in our register and such shareholder becomes the record holder of the Class A shares or Class B shares so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms and conditions of our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement; and

•	makes the consents, acknowledgements and waivers contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering and its consent to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

We are entitled to treat the nominee holder of a Class A share or Class B share, as applicable, as the absolute owner in the event such nominee is the record holder of such share. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Class A shares and Class B shares are securities and are transferable according to the laws governing transfer of securities. Until a Class A share or Class B share has been transferred on our register, we and the transfer agent may treat the record holder of the share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

MATERIAL PROVISIONS OF THE 8POINT3 PARTNERS PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions;”

•	with regard to the duties of our general partner, please read “Conflicts of Interest and Duties;” and

•	with regard to the transfer of Class A shares, please read “Description of the Shares—Description of Class A Shares and Class B Shares—Transfer of Class A Shares and Class B Shares.”

Organization and Duration

Our partnership was formed in March 2015, and will have a perpetual existence unless terminated under the terms of our partnership agreement.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although our general partner has the ability to cause us to engage in activities other than the business of owning, operating and acquiring contracted solar energy projects, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” Our general partner is not obligated to make any capital contributions.

Meetings; Voting Rights

We refer to our Class A shares and the Class B shares described below as “voting shares.” For purposes of this summary, matters described as requiring the approval of a “share majority” require:

•	during the subordination period, the approval of a majority of the outstanding Class A shares (excluding any Class A shares held by our general partner and its affiliates) and a majority of the outstanding Class B shares, voting as separate classes; and

•	after the subordination period, the approval of a majority of the outstanding Class A shares and Class B shares, voting together as a single class.

The following table sets forth a summary of the shareholder vote required for the matters specified below. Our general partner and its affiliates, including our Sponsors, will have no duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or the limited partners, in their voting of the Class B shares or any Class A shares they acquire.

Issuance of additional shares	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the shareholders. Other amendments generally require the approval of a share majority as described above. Please read “—Amendment of the Partnership Agreement.”

Certain matters relating to OpCo	Any matters relating to OpCo which require the consent or approval of a unit majority (as defined under the OpCo limited liability company agreement), including certain amendments of OpCo’s limited liability company agreement, will require the approval of a share majority. And any other matters requiring approval of at least 90% of the OpCo common units and the OpCo subordinated units, voting together as a single class, will require the approval by a corresponding percentage of the outstanding shares, voting as a single class, subject to certain exceptions.

Merger of our partnership or the sale of all or substantially all of our assets	Share majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Share majority. Please read “—Termination and Dissolution.”

Continuation of our business upon dissolution	Share majority. Please read “—Termination and Dissolution.”

Removal of the general partner	Not less than 66 2⁄3% of the outstanding shares, voting as a single class, including shares held by our general partner and its affiliates (including the Class B shares). Any removal of our general partner is also subject to the approval of a successor general partner by a share majority. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer all or any part of its general partner interest in us without a vote of our shareholders. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

Record holders of our Class A shares or Class B shares on the record date will be entitled to notice of, and to vote at, meetings of our shareholders and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of shareholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the shareholders may be taken either at a meeting of the shareholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of shares that would be necessary to authorize or take that action at a meeting where all shareholders were present and voted. Meetings of the shareholders may be called by our general partner or by shareholders owning at least 10% of the voting power of the class for which a meeting is proposed. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the voting power, in which case the quorum will be the greater percentage.

Each record holder of one or more Class A shares is entitled to one vote for each Class A share held on any matter presented to the holders of Class A shares for a vote. Additional limited partnership interests having special voting rights could be issued. Please read “—Issuance of Additional Membership Interests.” Class A shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Class A shares under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Class B Shares

Each of First Solar and SunPower will hold the same number of Class B shares as the number of OpCo common and subordinated units held by First Solar and SunPower, respectively. Each Class B share will be entitled to one vote on matters that are submitted to our Class B shareholders for a vote. Our Class A shares and the Class B shares will be treated as a single class on all such matters submitted for a vote of our Class A shareholders other than votes requiring a share majority during the subordination period as described above. If the ratio at which OpCo common units held by our Sponsors are exchangeable for our Class A shares changes from one-for-one, the number of votes to which the holders of the Class B shares are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. Please read “—Issuance of Additional Partnership Interests” below.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a Class A share, a Class A shareholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a shareholder does not participate in the control of our business within the meaning of the Delaware Act and that the shareholder otherwise acts in conformity with the provisions of our partnership agreement, the shareholder’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital that the shareholder is obligated to contribute to us for the shareholder’s Class A shares plus the shareholder’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the shareholders as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the shareholders could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the shareholder is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a shareholder were to lose limited liability through any fault of the general partner. While this does not mean that a shareholder could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years.

Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states or other countries in the future. Maintenance of our limited liability as a limited partner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners or members for the obligations of a limited partnership or a limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interests in OpCo or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited liability company statute, or that the right or exercise of the right by the shareholders as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the shareholders could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the shareholders.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of any partner.

It is likely that we will fund acquisitions through the issuance of additional Class A shares or other partnership interests. Holders of any additional Class A shares that we issue will be entitled to share equally with the then-existing holders of Class A shares in our distributions of available cash. In addition, our issuance of additional Class A shares or other partnership interests may dilute the value of the interests of the then-existing holders of Class A shares in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the Class A shares are not entitled. Our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the Class A shares.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to propose or approve any amendment to our partnership agreement in its sole discretion. In order to adopt a proposed amendment, other than the amendments described below, our general partner is required to seek written approval of the holders of the number of shares and other interests, if any, required to approve the amendment or call a meeting of the shareholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a share majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any shareholder without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of shareholder interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without our general partner’s consent, which consent may be given or withheld at its option.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding voting shares voting together as a single class (including the Class B shares). Upon the completion of this offering, our Sponsors and their affiliates will hold approximately     % of our voting power through their ownership of the Class B shares.

No Shareholder Approval

Our general partner generally may make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that our subsidiaries will not be taxable as corporations or otherwise taxed as entities for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under ERISA whether substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	following the grant of our declaratory order under FPA Section 203, an amendment to lower the 20% percentage threshold described above to 10% that our general partner determines to be necessary or appropriate to comply with Section 203 of the FPA or an act or order by FERC relating to us or our subsidiaries;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of shares under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Shareholder Approval

For amendments of the type not requiring shareholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding voting shares voting as a single class, unless we first obtain such an opinion.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of shares required to take any action, other than to remove our general partner or call a meeting of shareholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding Class A and Class B shares, voting together as a single class, constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of shares required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding Class A and Class B shares, voting together as a single class, constitute not less than 66 2⁄3% of the outstanding voting shares. Any amendment that would increase the percentage of shares required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding Class A and Class B shares, voting together as a single class, constitute at least a majority of the outstanding voting shares.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of our partnership requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner without the prior approval of the holders of a share majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger of us with another limited liability entity without the prior approval of our shareholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the partnership agreement requiring shareholder approval, each of our shares outstanding will be an identical share of our partnership following the transaction, and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in our partnership agreement. The shareholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of shares representing a share majority;

•	there being no shareholders, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a share majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of shares representing a share majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any shareholder; and

•	none of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days’ written notice to our shareholders, and that withdrawal will not constitute a violation of our partnership agreement.

Upon voluntary withdrawal of our general partner by giving written notice to the other partners, the holders of a share majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a share majority agree to continue our business by appointing a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding voting shares, including shares held by our general partner and its affiliates, voting together as a single class, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by a share majority. The ownership of more than 33 3⁄1% of the outstanding shares by any person or group would give such persons the practical ability to prevent our general partner’s removal. Upon the completion of this offering, our Sponsors and their affiliates will hold approximately    % of our voting power through their ownership of the Class B shares.

In the event of removal of a general partner or withdrawal of a general partner, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Our general partner may transfer all or any of its general partner interest in us without obtaining approval of any shareholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability.

Transfer of Ownership Interests in the General Partner

At any time, Holdings and its affiliates may sell or transfer all or part of their direct or indirect interest in our general partner without the approval of our shareholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove 8point3 General Partner, LLC as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 10% or more of any class of shares, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to any person or group that acquires the shares from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the shares with the prior approval of the board of directors of our general partner. To the extent a shareholder is able in the aggregate to exercise 10% or more of the voting power of shares then outstanding as the result of the reduction in voting power described above or as the result of the proportional voting described below, such shareholder shall only be entitled to vote less than 10% of the voting power of the class of shares it owns and the incremental voting power above this amount shall be voted proportionally with all other votes of the same class of shares owned by such shareholder. The 10% threshold discussed above will automatically increase to 20% if FERC grants our request for a declaratory order under FPA Section 203.

Limited Call Right

If at any time our general partner and its affiliates control more than 80% of the aggregate of the number of Class A shares outstanding and the number of Class B shares equal to the number of OpCo common units owned by the general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the shares of such class then outstanding held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice. The Class A shares and Class B shares will be considered a single class for this purpose. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any share of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those shares; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a shareholder may anticipate the market price to be in the future. The tax consequences to a shareholder of the exercise of this call right are the same as a sale by that shareholder of his Class A shares in the market.

Status as Limited Partner

By transfer of shares in accordance with our partnership agreement, each transferee of shares will be admitted as a limited partner with respect to the shares transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” the shares will be fully paid, and shareholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of our subsidiaries, us or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as employee, agent, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify such persons against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our general partner will not receive any management fee or other compensation in connection with our general partner’s management of our business. However, our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business, which we expect to be approximately $         million for the twelve months ending August 31, 2016. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. Our fiscal year is ending November 30 of each year for fiscal reporting purposes while it is the calendar year for tax purposes.

We will mail or make available to record holders of shares, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement provides that a shareholder can, for a purpose reasonably related to his interest as a shareholder, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners, any information that our general partner reasonable believes to be in the nature of trade secrets or other information the disclosure of which our general partner in good faith believes is not in our best interests, could damage us or our business or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

MATERIAL PROVISIONS OF THE OPCO LIMITED LIABILITY COMPANY AGREEMENT

The following is a summary of the material provisions of the OpCo limited liability company agreement. The form of the OpCo limited liability company agreement is included in this prospectus as Appendix B. We will provide prospective investors with a copy of the OpCo limited liability company agreement upon request at no charge.

We summarize the provisions of the OpCo limited liability company agreement regarding distributions of available cash elsewhere in this prospectus. Please read “Provisions of our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions.”

Since we will own all of the managing member interests of OpCo, determinations made by us under the OpCo limited liability company agreement will be made by our general partner.

Organization and Duration

OpCo was formed in March 2015 and will have a perpetual existence unless terminated under the terms of its limited liability company agreement.

Purpose

OpCo’s purpose under the limited liability company agreement is limited to any business activity that is approved by its managing member and that lawfully may be conducted by a limited liability company organized under Delaware law.

Although our general partner has the ability to cause OpCo and its subsidiaries to engage in activities other than the business of owning, operating and acquiring contracted solar energy projects, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to OpCo or the non-managing members, including any duty to act in the best interests of OpCo or the non-managing members. our general partner is authorized in general to perform all acts our general partner determines to be necessary or appropriate to carry out OpCo’s purposes and to conduct its business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” Our general partner is not obligated to make any capital contributions.

Meetings; Voting Rights

For purposes of this summary, matters described as requiring the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the outstanding OpCo common units (excluding any OpCo common units held by our general partner and its affiliates, other than us) and a majority of the outstanding OpCo subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the outstanding OpCo common units.

Record holders of units on the record date will be entitled to notice of, and to vote at, meetings of OpCo’s members and to act upon matters for which approvals may be solicited.

Any matters relating to OpCo which require the consent or approval of a unit majority (as defined under the OpCo limited liability company agreement), including certain amendments of OpCo’s limited liability company agreement, will require the approval of a share majority.

Our general partner does not anticipate that any meeting of OpCo unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all unitholders were present and voted. Meetings of the unitholders may be called by the board of directors of our general partner or by at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of one or more OpCo common units is entitled to one vote for each OpCo common unit held on any matter presented to the holders of OpCo common units for a vote. Additional membership interests having special voting rights could be issued. Please read “—Issuance of Additional Membership Interests.” OpCo common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of OpCo common units under the OpCo limited liability company agreement will be delivered to the record holder by OpCo or by the transfer agent.

Applicable Law; Forum, Venue and Jurisdiction

The OpCo limited liability company agreement is governed by Delaware law. The OpCo limited liability company agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the OpCo limited liability company agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the OpCo limited liability company agreement or the duties, obligations or liabilities among members or of members to OpCo, or the rights or powers of, or restrictions on, the members or OpCo);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer or other employee of our general partner or OpCo, or owed by our general partner, to OpCo or the members;

•	asserting a claim arising pursuant to any provision of the Delaware LLC Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing an OpCo common unit, a member is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Issuance of Additional Membership Interests

The OpCo limited liability company agreement authorizes OpCo to issue an unlimited number of additional membership interests for the consideration and on the terms and conditions determined by its managing member without the approval of the members.

In accordance with Delaware law and the provisions of the OpCo limited liability company agreement, OpCo may also issue additional membership interests that, as determined by our general partner, may have special voting rights to which the OpCo common units are not entitled. In addition, the OpCo limited liability company agreement does not prohibit the issuance by its subsidiaries of equity interests, which may effectively rank senior to the OpCo common units.

At any time when we issue additional Class A shares, OpCo will issue an equivalent number of OpCo common units to us. As a result, if we issue additional Class A shares to fund acquisitions or for other purposes, OpCo will be required to issue a like amount of OpCo common units to us, which may dilute the value of the interests of the then-existing holders of OpCo’s common units in OpCo’s net assets.

Transfer of OpCo Common Units

By transfer of OpCo common units in accordance with the OpCo limited liability company agreement, each transferee of OpCo common units will be admitted as a member with respect to the OpCo common units transferred when such transfer or admission is reflected in OpCo’s register and such member becomes the record holder of the OpCo common units so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms and conditions of the OpCo limited liability company agreement;

•	represents that the transferee has the capacity, power and authority to enter into the OpCo limited liability company agreement;

•	makes the consents, acknowledgements and waivers contained in the OpCo limited liability company agreement, such as the approval of all transactions and agreements OpCo is entering into in connection with its formation and this offering.

OpCo is entitled to treat the nominee holder of an OpCo common unit as the absolute owner in the event such nominee is the record holder of such OpCo common unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

OpCo common units are securities and are transferable according to the laws governing transfer of securities. Until an OpCo common unit has been transferred on OpCo’s register, OpCo and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Amendment of the OpCo Limited Liability Company Agreement

General

Amendments to the OpCo limited liability company agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to propose or approve any amendment to the OpCo limited liability company agreement. In order to adopt a proposed amendment, other than the amendments described below, our general partner is required to seek written approval of the holders of the number of units and other interests, if any, required to approve the amendment or call a meeting of the members to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any member without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of member interests so affected; or

•	enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by OpCo to our general partner or any of our affiliates without our consent, which consent may be given or withheld at our option.

The provisions of the OpCo limited liability company agreement preventing the amendments having the effects described in either of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by us and our affiliates). Upon the completion of this offering, Holdings and its affiliates, other than us, will own approximately     % of the outstanding OpCo common units through our Sponsors.

No Unitholder Approval

Our general partner generally may make amendments to the OpCo limited liability company agreement without the approval of any member to reflect:

•	a change in OpCo’s name, the location of OpCo’s principal office, its registered agent or its registered office;

•	the admission, substitution, withdrawal or removal of members in accordance with the limited liability company agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue OpCo’s qualification as a limited liability company in which the members have limited liability under the laws of any state or to ensure that OpCo’s subsidiaries will not be taxable as corporations or otherwise taxed as entities for federal income tax purposes;

•	an amendment that is necessary, in the opinion of OpCo’s counsel, to prevent OpCo or its managing member or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under ERISA whether substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that 8point3 Partners determines to be necessary or appropriate for the authorization or issuance of additional membership interests;

•	any amendment expressly permitted in the OpCo limited liability company agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of the OpCo limited liability company agreement;

•	any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by OpCo of, or OpCo’s investment in, any corporation, partnership or other entity, in connection with OpCo’s conduct of activities permitted by its limited liability company agreement;

•	a change in OpCo’s fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to the OpCo limited liability company agreement without the approval of any member if it determines that those amendments:

•	any other amendments substantially similar to any of the matters described in the clauses above.

•	do not adversely affect in any material respect the members considered as a whole or any particular class of membership interests as compared to other classes of membership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of the OpCo limited liability company agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of the OpCo limited liability company agreement or are otherwise contemplated by the limited liability company agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any member under Delaware law. No other amendments to the OpCo limited liability company agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class, unless we first obtain such an opinion.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of membership interests in relation to other classes of membership interests will require the approval of at least a majority of the type or class of membership interests so affected. Any amendment that would reduce the percentage of units required to take any action or call a meeting of unitholders, must be approved by the affirmative vote of members whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of members whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of OpCo requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to OpCo or the members, including any duty to act in the best interest of OpCo or its members.

In addition, the OpCo limited liability company agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing OpCo to, among other things, sell, exchange or otherwise dispose of all or substantially all of OpCo’s assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of OpCo’s assets without such approval. Our general partner may also sell any or all of OpCo’s assets under a foreclosure or other realization upon such encumbrances without such approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of OpCo’s unitholders if OpCo is the surviving entity in the transaction, the managing member has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the limited liability company agreement requiring unitholder approval, each of OpCo’s units will be an identical unit of OpCo following the transaction, and the membership interests to be issued by OpCo in such merger do not exceed 20% of OpCo’s outstanding membership interests immediately prior to the transaction.

If the conditions specified in the OpCo limited liability company agreement are satisfied, our general partner may convert OpCo or any of its subsidiaries into a new limited liability entity or merge OpCo or any of its subsidiaries into, or convey all of OpCo’s assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in OpCo’s legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters and our general partner determines that the governing instruments of the new entity provide the members and our general partner with the same rights and obligations as contained in the OpCo limited liability company agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the limited liability company agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of OpCo’s assets or any other similar transaction or event.

Termination and Dissolution

OpCo will continue as a limited liability company until dissolved and terminated under the OpCo limited liability company agreement. OpCo will dissolve upon:

•	the election of our general partner to dissolve it, if approved by the holders of units representing a unit majority;

•	there being no members, unless OpCo is continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of OpCo; or

•	the withdrawal or removal of our general partner or any other event that results in us ceasing to be OpCo’s managing member, other than by reason of a transfer of our managing member interest in accordance with the limited liability in accordance with the OpCo limited liability company agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue OpCo’s business on the same terms and conditions described in the OpCo limited liability company agreement by appointing as a successor managing member an entity approved by the holders of units representing a unit majority, subject to OpCo’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any member.

Liquidation and Distribution of Proceeds

Upon OpCo’s dissolution, unless it is continued as a new limited liability company, the liquidator authorized to wind up OpCo’s affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate OpCo’s assets and apply the proceeds of the liquidation as described in “Provisions of our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Provisions of the 8point3 Partners Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of OpCo’s assets for a reasonable period of time or distribute assets to members in kind if it determines that a sale would be impractical or would cause undue loss to OpCo’s members.

Withdrawal or Removal of the Managing Member

We may voluntarily withdraw as managing member of OpCo without first obtaining approval of any unitholder is in compliance with the OpCo limited liability company agreement by giving 90 days’ written notice of such withdrawal only if our general partner has withdrawn or been removed as our general partner. Upon voluntary withdrawal of 8point3 Partners by giving written notice to the other members, the holders of a unit majority may select a successor. If a successor is not elected, OpCo will be dissolved, wound up and liquidated, unless, within a specified period after that withdrawal, the holders of a unit majority agree to continue OpCo’s business by appointing a successor managing member. Please read “—Termination and Dissolution.”

We may not be removed as OpCo’s managing member unless our general partner is removed as the general partner of us. If our general partner is removed as general partner by shareholders, we will also be removed as managing member of OpCo.

If our general partner is removed as the general partner of us under circumstances where cause does not exist and shares held by our general partner and its affiliates are not voted in favor of that removal, the subordination period will end in accordance with the OpCo limited liability company agreement. Please read “Provisions of Our Partnership Agreement and the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Provisions of the OpCo Limited Liability Company Agreement Relating to Cash Distributions—Subordination Period—Conversion Upon Removal of the General Partner.”

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into OpCo common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In the event of removal of a managing member or withdrawal of a managing member, OpCo will be required to reimburse the departing managing member for all amounts due the departing managing member, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing managing member or its affiliates for OpCo’s benefit.

Transfer of Managing Member Interests

Our general partner and its affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in the Managing Member

At any time, First Solar and SunPower and their respective affiliates may sell or transfer all or part of their direct or indirect interest in us without the approval of OpCo’s unitholders.

Transfer of Incentive Distribution Rights

At any time, Holdings may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of our Class A shareholders.

Status as Non-Managing Member

By transfer of OpCo common units in accordance with the OpCo limited liability company agreement, each transferee of OpCo common units will be admitted as a member with respect to the OpCo common units transferred when such transfer and admission is reflected in OpCo’s register. The OpCo common units will be fully paid and unitholders will not be required to make additional contributions.

Indemnification

Under the OpCo limited liability company agreement, in most circumstances, OpCo will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages or similar events:

•	us;

•	any departing managing member;

•	any person who is or was an affiliate of the managing member or a departing managing member;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of OpCo, any of OpCo’s subsidiaries or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as employee, agent, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to OpCo or any of its subsidiaries at the request of our general partner or any departing general partner or any of their affiliates; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of OpCo’s assets. Unless it otherwise agrees, we will not be personally liable for OpCo’s indemnification obligations, or have any obligation to contribute or lend funds or assets to OpCo to enable it to effectuate indemnification.

Reimbursement of Expenses

Neither we nor our general partner will receive any management fee or other compensation in connection with the management of OpCo’s business. However, the OpCo limited liability company agreement requires OpCo to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on OpCo’s behalf or otherwise incurred by our general partner in connection with operating OpCo’s business, which we expect to be approximately $         million for the twelve months ending August 31, 2016.

Books and Reports

Our general partner is required to keep appropriate books of OpCo’s business at OpCo’s principal offices. The books will be maintained for financial reporting purposes on an accrual basis. OpCo’s fiscal year is ending November 30 of each year for fiscal reporting purposes while it is the calendar year for tax purposes.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Class A shares in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A shares. We cannot predict the effect, if any, future sales of Class A shares, or the availability of Class A shares for future sales, will have on the market price of our Class A shares prevailing from time to time. The number of Class A shares available for future sale in the public market is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions could permit sales of substantial amounts of our Class A shares in the public market, or could create the perception that these sales may occur, which could adversely affect the prevailing market price of our Class A shares. These factors could also make it more difficult for us to raise funds through future offerings of our Class A shares.

Rule 144

The Class A shares sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, other than any Class A shares issued to our Sponsors or their affiliates under the Exchange Agreement. None of our directors or officers own any Class A shares prior to this offering. Assuming the exchange of all of the OpCo common units held by our Sponsors and their affiliates for Class A shares and Class A shares will be held by persons who have contractually agreed not to sell such shares for 180 days following the date of this prospectus. Any Class A shares owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the Class A shares outstanding, which will equal approximately Class A shares immediately after this offering; or

•	the average weekly reported trading volume of the Class A shares for the four calendar weeks prior to the sale.

Upon the completion of this offering, none of our Class A shares will be restricted. Any Class A shares acquired by any of our affiliates, including our general partner’s directors and executive officers, will be restricted and may not be resold publicly except in compliance with the registration requirements of the Securities Act, Rule 144 or otherwise.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned his Class A shares for at least six months (provided we are in compliance with the current public information requirement) or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those Class A shares under Rule 144 without regard to the volume limitations, manner of sale provisions and notice requirements of Rule 144.

Our Partnership Agreement

Our partnership agreement provides that we may issue an unlimited number of partnership interests of any type without a vote of the shareholders. Any issuance of additional Class A shares or other equity interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, Class A shares then outstanding. Please read “Material Provisions of the 8point3 Partners Partnership Agreement—Issuance of Additional Membership Interests.”

Registration Rights Agreement

We plan to enter into a registration rights agreement with our Sponsors and certain of their affiliates under which our Sponsors and their affiliates will be entitled to certain registration rights with respect to any of our Class A shares that they hold. Please read “Certain Relationships and Related Party Transactions—Registration Rights Agreement.” Our Sponsors and their affiliates will also be able to sell any shares or other partnership interests in private transactions at any time, subject to compliance with applicable laws.

Lock-Up Agreements

We, our Sponsors, our general partner and its directors and executive officers have agreed with the underwriters not to sell or offer to sell any Class A shares for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please read “Underwriting.”

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income and estate tax consequences to non-U.S. holders, defined below, of the ownership and disposition of our Class A shares as of the date of this prospectus. Except where otherwise noted, this summary deals only with Class A shares purchased in this offering that are held as capital assets (generally, held for investment purposes) by a non-U.S. holder.

As used herein, a “non-U.S. holder” means a beneficial owner of our Class A shares that is not for U.S. federal tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	any entity or arrangement treated as a partnership for U.S. federal tax purposes;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it: (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If any entity or arrangement treated as a partnership for U.S. federal tax purposes holds our Class A shares, the tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Class A shares, you should consult your tax advisors.

This summary is based upon provisions of the Code, applicable U.S. Treasury regulations, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as of the date of this prospectus. Those authorities may change or be subject to differing interpretations, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that a change in law or the interpretation thereof will not alter significantly the tax considerations that we describe in this summary.

This summary does not address all aspects of U.S. federal income and estate taxation and does not deal with foreign, state, local, alternative minimum, unearned income “medicare” contribution or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not address the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, financial institution, insurance company, tax-exempt organization, dealer in securities, broker, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired Class A shares as compensation or otherwise in connection with the performance of services, or a person who has acquired Class A shares as part of a straddle, hedge, conversion transaction or other integrated investment).

We have not sought and will not seek any rulings from the IRS regarding the matters described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

If you are considering the purchase of our Class A shares, you should consult your own tax advisors concerning the particular U.S. federal income, estate and other tax consequences to you of the ownership and disposition of the Class A shares, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Distributions

We intend to pay regular cash distributions on our Class A shares for the foreseeable future. Please read “Our Cash Distribution Policy and Restrictions on Distributions.” Even though we are organized as a limited partnership under state law, we will be treated as a corporation for U.S. federal income tax purposes. Accordingly, distributions on our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its Class A shares (but not below zero) and thereafter will be treated as gain from the sale of the Class A shares (the tax treatment of which is generally described below under “—Gain on Disposition of Class A shares”).

The gross amount of dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. A corporate non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends.

A non-U.S. holder that wishes to claim the benefit of an applicable income tax treaty for dividends will be required to provide the applicable withholding agent with a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) and certify under penalties of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits. This certification must be provided to the applicable withholding agent prior to the payment of dividends and may be required to be updated periodically. If our Class A shares are held through a non-U.S. partnership or non-U.S. intermediary, the non-U.S. partnership or non-U.S. intermediary may also be required to comply with additional certification requirements under applicable U.S. Treasury regulations.

It is possible that a distribution made to a non-U.S. holder may be subject to overwithholding because, for example, at the time of the distribution, we or the relevant withholding agent may not be able to determine how much of the distribution constitutes dividends or the proper documentation establishing the benefits of any applicable treaty has not been properly supplied. If there is any overwithholding on distributions made to a non-U.S. holder, such non-U.S. holder may obtain a refund of the overwithheld amount by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the applicable withholding tax rules and the possibility of obtaining a refund of any overwithheld amounts.

Gain on Disposition of Class A Shares

Any gain realized by a non-U.S. holder on the disposition of Class A shares generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, where required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	subject to certain exceptions (described below), our Class A shares constitute “U.S. real property interests” by reason of our status as a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our Class A shares.

Gain described in the first or third bullet point above will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In the case of a non-U.S. holder described in the second bullet point above, except as otherwise provided by an applicable income tax treaty, any gain, which may be offset by certain U.S. source capital losses, will be subject to a 30% tax even though the individual is not considered a resident of the United States under the Code.

With respect to the third bullet point above, we believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our interests in real property located outside the United States and our other business assets and because the definition of U.S. real property is not entirely clear, there can be no assurance that we are not a USRPHC now or will not become one in the future. Even if we were to become a USRPHC, however, as long as our Class A shares are “regularly traded” on an established securities market (as to which there can be no assurance), such Class A shares will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively holds or held more than five percent of such regularly traded Class  A shares at any time during the applicable period described in the third bullet point above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident, under the terms of an income tax treaty or tax information exchange agreement.

Payments of dividends in respect of, or proceeds on the disposition of, our Class A shares made to a non-U.S. holder may be subject to additional information reporting and backup withholding unless such non-U.S. holder establishes an exemption, for example by properly certifying that such non-U.S. holder is not a U.S. person as defined under the Code on an IRS Form W-BEN, W-8BEN-E or another appropriate or successor form (provided that the payor does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS under the terms of an income tax treaty or a tax information exchange agreement.

Taxation of Class A Shares Held Through Foreign Accounts

A 30% withholding tax applies with respect to certain payments on, and, after December 31, 2016, gross proceeds from a sale or disposition of, our Class A shares in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury Regulations may modify these requirements.

Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of such withholding tax.

Federal Estate Tax

Class A shares that are owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will likely be included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the Class A shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Class A shares indicated in the following table. Goldman, Sachs & Co. and Citigroup Global Markets Inc. are the representatives of the underwriters.

Underwriters	Number of Class A Shares
Goldman, Sachs & Co.
Citigroup Global Markets Inc.

Total

The underwriters are committed to take and pay for all of the Class A shares being offered, if any are taken, other than the Class A shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional             Class A shares from us to cover sales by the underwriters of a greater number of Class A shares than the total number set forth in the table above. They may exercise that option for 30 days. If any Class A shares are purchased pursuant to this option, the underwriters will severally purchase Class A shares in approximately the same proportion as set forth in the table above.

The following table shows the per Class A share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase             additional Class A shares.

	No Exercise	Full Exercise
Per Class A Share	$	$
Total	$	$

We will also pay Goldman, Sachs & Co. and Citigroup Global Markets Inc. a structuring fee equal to         % of the gross proceeds of this offering for the evaluation, analysis and structuring of our partnership. Class A shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Class A shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per Class A share from the initial public offering price. After the initial offering of the Class A shares, the representatives may change the offering price and the other selling terms. The offering of the Class A shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our Sponsors, our general partner and its directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Class A shares or securities convertible into or exchangeable for Class A shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. Please read “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Prior to the offering, there has been no public market for our Class A shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the Class A shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We intend to apply to list our Class A shares on the NASDAQ under the symbol “CAFD.”

In connection with the offering, the underwriters may purchase and sell Class A shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Class A shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional Class A shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional Class A shares or purchasing Class A shares in the open market. In determining the source of Class A shares to cover the covered short position, the underwriters will consider, among other things, the price of Class A shares available for purchase in the open market as compared to the price at which they may purchase additional Class A shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional Class A shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing Class A shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Class A shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the our Class A shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A shares. As a result, the price of the Class A shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $        .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

VALIDITY OF CLASS A SHARES

The validity of the Class A shares will be passed upon for us by Baker Botts L.L.P., Houston, Texas and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the Class A shares offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited the Combined Carve-Out Financial Statements of Select Project Entities and Leases of SunPower Corporation (Predecessor) at December 28, 2014 and December 29, 2013, and for the years ended December 28, 2014 and December 29, 2013, as set forth in their report. We have included the Combined Carve-out Financial Statements of Select Project Entities and Leases of SunPower Corporation (Predecessor) in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The financial statements of First Solar, Inc.’s interest in the combined entities (as described in Note 1 of those financial statements) as of December 31, 2014 and December 31, 2013 and for each of the two years in the period ended December 31, 2014 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of SG2 Holdings, LLC and Subsidiary as of December 31, 2014 and for the period from September 5, 2014 (Date of Inception) to December 31, 2014 appearing in this Prospectus and Registration Statement have been audited by Frazier & Deeter, LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPECTED CHANGE IN CERTIFYING ACCOUNTANTS

Ernst & Young LLP was engaged as our predecessor’s independent registered public accounting firm to audit our predecessor’s financial statements for the year ended December 28, 2014 and December 29, 2013. Our board of directors intends to dismiss Ernst & Young LLP as our predecessor’s independent registered public accounting firm and appoint PricewaterhouseCoopers LLP as the independent registered public accounting firm of the predecessor in connection with the transfer of the predecessor to the registrant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 regarding the Class A shares. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the Class A shares offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus forms a part, can be downloaded from the SEC’s web site.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects, including our ability to pay distributions on the Class A shares, may have changed since that date.

Upon the completion of this offering, we will file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. Our website is located at              and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the historical combined carve-out financial statements of our predecessor included elsewhere in this prospectus. The pro forma balance sheet assumes that the offering occurred as of December 28, 2014 and the pro forma statements of operations for the year ended December 28, 2014 assume that our Formation Transactions and this offering, with respect to share and per share information, occurred as of December 30, 2013. The unaudited pro forma condensed consolidated financial statements reflect the following significant assumptions and Formation Transactions related to this offering:

•	the contribution by First Solar of the First Solar Project Entities in exchange for an aggregate of Class B shares, OpCo common units, OpCo subordinated units and the right to receive a portion of the proceeds of this offering;

•	the issuance by us of Class A shares in this offering for net proceeds of $ ;

•	the use by us of all of the net proceeds of this offering to purchase from OpCo OpCo common units, resulting in our owning a % interest in OpCo;

•	the issuance by us of an aggregate of Class B shares and the issuance by OpCo of an aggregate of OpCo common units, OpCo subordinated units to SunPower in connection with the reorganization of OpCo;

•	the issuance by OpCo of all of the incentive distribution rights to Holdings;

•	the issuance by OpCo of a non-economic managing member interest to us;

•	the use by OpCo of the proceeds it receives from us to make a distribution to First Solar of $ and to make a distribution to SunPower of $ , with the remaining proceeds OpCo receives from us to be used for general purposes, including to fund future acquisition opportunities;

•	the incurrence of a $ term loan by OpCo under a term loan facility and the distribution of the proceeds thereof to the Sponsors; and

•	the entrance into a $ million revolving credit facility by OpCo.

The historical combined carve-out financial statements of our predecessor and the First Solar Project Entities, from which the selected unaudited pro forma financial data have been derived, are presented in U.S. dollars and have been prepared in accordance with U.S. GAAP.

Our predecessor’s historical combined carve-out statements of operations reflect the effect of the Federal section 1603 cash grant program. This program has expired and our predecessor will no longer benefit from these cash grants, which amounted to $5.7 million for the year ended December 28, 2014. In addition, our predecessor’s revenues included revenue from sales-type leases, which will not be included in our results following this offering as subsequent sales-type leases will be reflected on the financial statements of SunPower.

The following table should be read together with, and is qualified in its entirety by reference to, the historical combined carve-out financial statements and the accompanying notes included elsewhere in this prospectus. Among other things, the historical combined carve-out financial statements include more detailed information regarding the basis of presentation for the information in the following table. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. Our selected unaudited pro forma financial information does not purport to represent what our results of operations or financial position would have been if we operated as a publicly traded partnership during the periods presented and may not be indicative of our future performance.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the year ended December 28, 2014

(in thousands)

	Predecessor	First Solar Project Entities	Pro Forma Adjustment for First Solar Project Entities		Pro Forma	Pro Forma Adjustments					Pro Forma As Adjusted
						Formation Adjustments			Debt and Offering
Revenues:
Operating revenues	$9,231	$4,042	$(1,861	) (a)	$11,412	$			$			$11,412

Total revenues	9,231	4,042	(1,861)		11,412							11,412
Operating costs and expenses:
Cost of operations	(3,195)	947	(947	) (a)	(3,195)							(3,195)
Cost of operations— parent	937	—	—		937							937
Selling, general and administrative	4,818	4,710	—		9,528		(4,528	) (j)				5,000
Depreciation, amortization and accretion	2,339	1,206	63	(b)	3,608							3,608

Total operating costs and expenses	4,899	6,863	(884)		10,878		(4,528)					6,350

Operating income (loss)	4,332	(2,821)	(977)		534		4,528					5,062
Interest expense	5,525	—	—		5,525		—			6,175 (n)		11,700

Loss before taxes	(1,193)	(2,821)	(977)		(4,991)		4,528			(6,175)		(6,638)
(Provision for) benefit from income taxes	(23)	5,340	(5,340	) (c)	(23)			(k)				(23)
Equity in earnings of unconsolidated investees, net of tax	—	(460)	(316	) (c)	(776)							(776)

Net (loss) income	(1,216)	2,059	(6,633)		(5,790)		4,528			(6,175)		(7,437)

Less net income (loss) attributable to noncontrolling interests	—	—	—		—

Net (loss) income attributable to 8point3 Energy Partners LP	$(1,216)	$2,059	$(6,633)		$(5,790)		$4,528			$(6,175)		$(7,437)

Pro forma net income per share:
— Basic											$
— Diluted											$
Pro forma weighted-average shares:
— Basic											$
— Diluted											$

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 28, 2014

(in thousands)

	Predecessor	First Solar Project Entities	Pro Forma Adjustment for First Solar Project Entities		Pro Forma	Pro Forma Adjustments				Pro Forma As Adjusted
						Formation Adjustments		Debt and Offering
Assets
Current assets:
Cash and cash equivalents	$—	$4,812	$(4,812	)(d)	—	$		$	(m)	$
									(n)
									(o)
Accounts receivable and short-term financing receivables, net	2,910	253	(253	)(d)	2,910
Other assets	1,216	749	(749	)(d)	1,216

Total current assets	4,126	5,814	(5,814)		4,126
Property and equipment, net	158,208	265,722	(227,219	)(e)	213,538
			16,827	(f)
Intangible assets, net	—	—	—		—
Long-term financing receivables, net	85,635	—	—		85,635
Deferred tax assets, non-current	—	5,001	(5,001	)(g)	—
Investment in unconsolidated affiliate	—	219,904	148,328	(e)	368,232

Total assets	$247,969	$496,441	$(72,879)		$671,531	$		$		$

Liabilities and Equity
Current liabilities:
Accounts payable and other current liabilities	$12,214	$28,225	$(28,225	)(d)	$12,214	$		$		$
Short-term debt and financing obligations	1,842	—	—		1,842
Deferred revenue, current portion	631	—	—		631

Total current liabilities	14,687	28,225	(28,225)		14,687
Long-term debt and financing obligations	91,183	—	—		91,183				(n)
Deferred revenue, net of current portion	10,615	—	—		10,615
Deferred tax liability, non-current	—	—	—	(h)	—
Other long-term liabilities	3,974	3,212	(1,322	)(e)	5,864

Total liabilities	120,459	31,437	(29,547)		122,349

Equity:
Class A shares	—	—	—		—				(m)
Class B shares	—	—	—		—		(l)
Retained earnings	—	—	—		—
Members’ equity	130,666	465,004	(43,332	)(i)	552,338				(o)
Accumulated other comprehensive loss	(3,156)	—	—		(3,156)

Total shareholders’ equity attributable to 8point3 Energy Partners LP	127,510	465,004	(43,332)		549,182
Noncontrolling interests	—	—	—		—
Total equity	127,510	465,004	(43,332)		549,182

Total liabilities and equity	$247,969	$496,441	$(72,879)		$671,531	$		$		$

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The pro forma statements of operations for the year ended December 28, 2014 give effect to the probable acquisition of First Solar’s Project Entities (the Acquired Project Entities) as if they were completed on December 30, 2013. The pro forma balance sheet as of December 28, 2014 gives effect to the acquisition as if it were completed on December 28, 2014.

These projects are developed and constructed on behalf of First Solar for its own purposes, which may include owning and operating, or selling all or a portion of, the PV solar power systems. Maryland Solar, located in Maryland, represents a fully operational 20 megawatt (“MW”) grid-connected system contracted to serve a 20-year power purchase agreement (“PPA”) with FirstEnergy Solutions, a subsidiary of FirstEnergy Corp. Solar Gen 2, located in California, is a 150 MW grid-connected system spanning three separate 50 MW sites. Electricity generated by the three separate systems is contracted to serve a 25-year PPA with San Diego Gas & Electric Company, a subsidiary of Sempra Energy. Lost Hills and North Star, both of which are located in California, represent systems with expected completion in 2015. Both systems have PPAs with Pacific Gas and Electric Company, a subsidiary of PG&E Corporation, with delivery terms of 25 years (in the case of Lost Hills) and 20 years (in the case of North Star). Lost Hills is also contracted to serve a short-term PPA with the City of Roseville, California prior to the system’s PPA with Pacific Gas and Electric Company.

The pro forma financial statements have been derived from the historical combined carve-out financial statements of the predecessor and of the Acquired Project Entities that are included elsewhere in this registration statement. The pro forma financial statements include only those project assets and liabilities that will be acquired and assets and liabilities that will remain with First Solar are excluded.

The purchase price for the acquired assets and liabilities is set forth below:

Fair Value
Property, plant and equipment	$55,330
Equity method investment – Solar Gen 2	223,945
Equity method investment – North Star	107,841
Equity method investment – Lost Hills	36,446
Deferred tax liability	(4,317)
Asset retirement obligation	(1,890)

Total purchase price	$417,355

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements.

The pro forma financial statements were prepared using the acquisition method of accounting under U.S. GAAP. Acquisition accounting requires, among other things, that assets acquired and liabilities assumed be recognized at fair value as of the acquisition date. Because acquisition accounting is dependent upon certain valuations and other studies that must be completed as of the acquisition date, there is not currently sufficient information for a definitive measurement. Therefore, the pro forma financial statements are preliminary and have been prepared solely for the purpose of providing unaudited pro forma financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The Acquired Project Entities are reflected in the pro forma financial statements as being accounted for based on the accounting guidance for business combinations. The fair value measurements applied use estimates based on key assumptions of the acquisition. The pro forma adjustments included herein are likely to be revised as additional information becomes available and as additional analyses are performed.

For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, as reflected in the pro forma financial statements, we have applied the accounting guidance for fair value measurements, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Note 2. Pro Forma Adjustments

The pro forma adjustments are based on currently available information and certain estimates and assumptions and therefore are subject to change. The actual effects of these adjustments will differ from the pro forma adjustments and the estimates provided below are preliminary, subject to change and could vary materially from the actual adjustment at the time the acquisition is completed. A general description of these transactions and adjustments is as follows:

(a)	Represents the elimination of power purchase revenue and the establishment of estimated lease revenue from the Maryland Solar Lease Agreement with Maryland Solar Holdings, Inc (Lessee). The Maryland Solar Lease Agreement results in the transfer of the revenue under the power purchase agreement to the lessee under a sales-leaseback arrangement in exchange for the receipt of lease revenue. The Maryland Solar Lease Agreement is expected to have a lease term that will expire on December 31, 2019, and the Lessee is expected to be obligated to pay a fixed amount of rent.

(b)	Represents the net effect of the fair value adjustment of the Acquired Project Entities’ property, plant and equipment of $16.8 million and conforming the estimated useful life to the term of the land lease or 30 years, whichever is shorter, as is used by the predecessor which is depreciated on a straight line basis. Given that the Maryland Solar project was placed into service on June 30, 2014, the pro forma adjustment to property, plant and equipment was estimated to be $0.1 million. There was no pro forma impact for the accretion of the related asset retirement obligation given the fact that the fair value approximated historical cost.

(c)	Represents the pro forma adjustment to the Condensed Consolidated Statement of Operations to remove the income tax benefit based on the separate return method of accounting for income taxes.

(d)	Represents the elimination of the working capital accounts associated with the Acquired Project Entities’ balance sheet as these are not expected to be part of the acquisition.

(e)

Represents adjustments to reflect the form of the acquisition with respect to two of the Acquired Project Entities’ property, plant and equipment and asset retirement obligations. At or prior to the closing of this offering, First Solar expects to enter into a tax equity arrangement for each of the Lost Hills Blackwell Project and the North Star Project similar to the tax equity arrangements currently in place for the Solar Gen 2 Project. Specifically, as set forth below, Lost Hills and North Star will be acquired in the form of equity investments, which result in the elimination of the historically presented property, plant and equipment and asset retirement obligations.

(in thousands)	Elimination of property, plant and equipment	Elimination of the asset retirement obligation	Acquisition of equity method investment
North Star	($140,652)	($318)	$107,841
Lost Hills	(86,567)	(1,004)	36,446

Total	($227,219)	($1,322)	$144,287

The acquisition reflects the estimated fair value of the equity method investment at the date of acquisition by the predecessor and assumes the asset is fully constructed. The fair value was based on an income approach valuation technique which converted future amounts (cash flows) to a single discounted amount. In addition, the fair value of the existing equity method investment in Solar Gen 2 was increased by $4.0 million to reflect its fair value.

(f)	Represents the adjustment to reflect the estimated fair value of the Maryland Solar project. The adjustment to fair value of property, plant, and equipment acquired was developed primarily using a cost approach and was limited to what is economically supportable as indicated by an income approach. The fair value approximates the current cost of replacing an asset with another asset of equivalent economic utility adjusted further for functional obsolescence and physical depreciation.

(in thousands)	Pro forma adjustment
Maryland Solar	$16,827

(g)	Represents the removal of the historical net deferred tax asset of the Acquired Project Entities.

(h)	Represents the establishment of $4.3 million of net deferred tax liabilities for the difference between the fair market values and tax basis of acquired assets and liabilities, as well as its subsequent reversal based upon utilization of existing net operating losses of the predecessor.

(i)	Represents net adjustments to the historical equity of the Acquired Project Entities to reflect the net investment, partially offset by the subsequent reversal of the existing net operating losses of the predecessor described in (h) above.

(j)	Represents the adjustment of certain historical allocated costs incurred to reflect the annual management services fee paid to the Sponsors under the Management Services Agreements.

(k)	Represents the income tax effect of the pro forma adjustments to the Condensed Consolidated Statement of Operations based on an effective tax rate of %.

(l)	Represents the issuance of Series B shares related to non-economic voting interest in the partnership.

(m)	Represents the gross proceeds to 8Point3 Partners of $ million from the issuance and sale of Class A shares at an assumed initial public offering price of $ per share and the underwriting discount of $ million, the structuring fee of $ million paid to Goldman, Sachs & Co. and Citigroup Global Market Inc. and other offering expenses of $ million, for a total of $ million, which will be offset against the Class A shares.

(n)	Represents the borrowing of $325 million under the new term loan facility and termination of existing indebtedness, totaling $93.0 million as of December 28, 2014, which included Quinto Solar Project Financing and Residential Lease Financing. The effective interest rate for the new term loan facility is expected to be approximately 3.6% per annum, or $11.7 million of annual interest expenses. There will be no principal amortization over the term of the facility.

(o)	Represents the distribution to the Sponsors of $ million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Management of SunPower Corporation

We have audited the accompanying combined carve-out balance sheets of Select Project Entities and Leases of SunPower Corporation (Predecessor) as of December 28, 2014 and December 29, 2013, and the related combined carve-out statements of operations and comprehensive loss, changes of equity and cash flows for the years ended December 28, 2014 and December 29, 2013. These financial statements are the responsibility of the management of SunPower Corporation. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the combined financial position of Select Project Entities and Leases of SunPower Corporation at December 28, 2014 and December 29, 2013, and the combined results of their operations and their cash flows for each of the two years in the periods then ended, in conformity with U.S. generally accepted accounting principles.

Ernst & Young LLP

San Jose, CA

March 10, 2015

PREDECESSOR COMBINED CARVE-OUT

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands)

	Year Ended
	December 28, 2014	December 29, 2013
Revenues:
Operating revenues	$9,231	$24,489

Total revenues	9,231	24,489
Operating costs and expenses:
Cost of operations	(3,195)	13,111
Cost of operations—parent	937	928
Selling, general and administrative	4,818	4,272
Depreciation	2,339	3,224

Total operating costs and expenses	4,899	21,535

Operating income	4,332	2,954
Other expense
Interest expense	5,525	6,751

Total other expense, net	5,525	6,751

Loss before income taxes	(1,193)	(3,797)
Income tax expense	(23)	(30)

Net loss	(1,216)	(3,827)
Components of other comprehensive loss:
Unrealized loss on cash flow hedges	(3,156)	—

Total other comprehensive loss	$(4,372)	$(3,827)

See accompanying notes.

PREDECESSOR COMBINED CARVE-OUT

BALANCE SHEETS

(In thousands)

	December 28, 2014	December 29, 2013
Assets
Current assets:
Accounts receivable and short-term financing receivable, net	$2,910	$2,850
Cash grants and rebates receivable	1,216	9,692
Solar power systems to be leased under sales type leases	—	149

Total current assets	4,126	12,691
Property and equipment, net	158,208	100,010
Long-term financing receivables, net	85,635	87,864

Total assets	$247,969	$200,565

Liabilities and Equity
Current liabilities:
Accounts payable and other current liabilities	$12,214	$13,227
Short-term debt and financing obligations	1,842	2,977
Deferred revenue, current portion	631	643

Total current liabilities	14,687	16,847
Long-term debt and financing obligations	91,183	31,545
Deferred revenue, net of current portion	10,615	11,423
Other long-term liabilities	3,974	817

Total liabilities	120,459	60,632

Equity:
Net parent investment	130,666	139,933
Accumulated other comprehensive loss	(3,156)	—

Total equity	127,510	139,933

Total liabilities and equity	$247,969	$200,565

See accompanying notes.

PREDECESSOR COMBINED CARVE-OUT

STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	December 28, 2014	December 29, 2013
Cash flows from operating activities:
Net loss	$(1,216)	$(3,827)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	2,339	3,224
Interest expense on financing obligation	4,838	4,550
Changes in operating assets and liabilities
Accounts receivable and financing receivable	(4,117)	(19,229)
Cash grants and rebates receivable	3,783	440
Solar power systems to be leased under sales type leases	463	11,380
Deferred revenue	(819)	1,242
Accounts payable and other accrued liabilities	5,205	7,600

Net cash provided by operating activities	10,476	5,380

Cash flows from investing activities:
Purchases of property and equipment	(63,906)	(8,082)

Net cash used in investing activities	(63,906)	(8,082)

Cash flows from financing activities:
Proceeds from issuance of bank loans, net of issuance costs	61,481	54,607
Capital contributions from parent	3,147	31,923
Capital distributions to parent	(11,198)	(83,828)

Net cash provided by financing activities	53,430	2,702

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—

Cash and cash equivalents, end of period	$—	$—

Non-cash transactions:
Assignment of financing receivables to a third party financial institution	$7,815	$47,194
Property and equipment acquisitions funded by liabilities	—	—

Supplemental disclosures:
Cash paid for interest, net of amounts capitalized	688	335

See accompanying notes.

PREDECESSOR COMBINED CARVE-OUT

STATEMENTS OF CHANGES OF EQUITY

(In thousands)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Equity
Balance at December 30, 2012	$195,665	$—	$195,665

Net loss	(3,827)		(3,827)
Contributions from parent	31,923		31,923
Distributions to parent	(83,828)		(83,828)

Balance at December 29, 2013	139,933	—	139,933

Net loss	(1,216)		(1,216)
Contributions from parent	3,147		3,147
Distributions to parent	(11,198)		(11,198)
Other comprehensive loss	—	(3,156)	(3,156)

Balance at December 28, 2014	$130,666	$(3,156)	$127,510

See accompanying notes.

Note 1. Description of Business and Basis of Presentation

Description of Business

The accompanying combined carve-out financial statements of selected project entities and leases of SunPower Corporation (the “Predecessor”) have been prepared in connection with the proposed initial public offering of Class A shares (the “Offering”) representing limited partner interests of 8point3 Energy Partners LP (“8point3”). These combined carve-out financial statements are viewed as the Predecessor financial statements of 8point3 (hereinafter referred to as the “Predecessor carve-out financial statements”). 8point3 is a limited partnership formed by SunPower Corporation and First Solar Inc. (“First Solar”), in connection with the Offering. The Predecessor carve-out financial statements are comprised of certain solar energy projects under construction (“projects”) and leased solar energy systems which have historically been owned by SunPower Corporation (“Parent”), which are intended to be acquired by 8point3 prior to the Offering. The Predecessor is not an existing stand-alone legal entity, it is a combination of projects that have long-term contractual arrangements for the energy produced from these systems as well as solar energy systems leased to residential homeowners, all of which are currently owned by the Parent. The projects that comprise the Predecessor are listed below:

Project	Commercial Operation Date	Megawatts	Counterparty	Remaining Term of Agreement
Utility
RPU	September 30, 2015	7	City of Riverside	25.0
Quinto	October 31, 2015	108	Southern California Edison	20.0

Commercial
UC Davis	September 17, 2015	13	University of California	20.0
Macy’s	November 30, 2015	3	Macy’s Corporate Services	20.0

Residential
Lease Portfolio	Various from May 18, 2011 to June 2014	39	Approximately 5,900 homeowners	17.5

Total		170

The Utility and Commercial projects included in the table above have historically been organized and operated in separate project entities owned by the Parent, specifically, Solar Star California XIII, LLC (“Quinto”), Solar Star California XXXII, LLC (“UC Davis”), Solar Star California XXXI, LLC (“RPU”), and Solar Star California XXX, LLC (“Macy’s”). The remaining term of the offtake agreements above is as of the balance sheet date or as of expected commercial operation date, or COD, if COD has not been met. The 17.5 remaining term for the Predecessor’s Lease Portfolio is calculated as a weighted average for the approximately 5,900 leases that were placed in service at various dates from May 10, 2010 to June 4, 2014.

Basis of Presentation

The Predecessor’s carve-out financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Throughout the periods presented in the Predecessor’s carve-out financial statements, the Predecessor did not exist as a separate, legally constituted entity. The Predecessor’s carve-out financial statements have therefore been derived from the consolidated financial statements of the Parent and its subsidiaries to represent the financial position and performance of the Predecessor on a stand-alone basis throughout those periods in accordance with U.S. GAAP.

Separate complete historical financial information was not maintained for the Predecessor and, as a result, allocations were required to approximate its operating activities and cash flows. Management of the Parent specifically identified expenses attributable to the Predecessor which includes all material expenses incurred by the Parent on the Predecessor’s behalf. In addition, the Predecessor carve-out financial statements include allocations of corporate operating expenses from the Parent. These expenses are captured under cost of operations-parent and selling, general and administrative on the combined carve-out statement of operations. Management believes the assumptions and methodology underlying the allocations are reasonable. The expenses specifically attributable to the Predecessor together with the allocated expenses are considered to be a reasonable reflection of all costs of operating the Predecessor as a stand-alone entity. However, the Predecessor’s carve-out financial statements included herein may not necessarily represent what the Predecessor’s results, financial position and cash flows would have been had it been a stand-alone entity during the periods presented, or what the Predecessor’s results, financial position and cash flows may be in the future.

As the Predecessor’s business operations historically have been part of the Parent, the Predecessor is dependent upon the Parent for all of its working capital and financing requirements.

Fiscal Years

The Predecessor has a 52-to-53 week fiscal year that ends on the Sunday closest to December 31. The Predecessor’s 2014 fiscal year ended on December 28, 2014 and its 2013 fiscal year ended on December 29, 2013, each of which were 52-week fiscal years.

Management Estimates

The preparation of the Predecessor’s carve-out financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the carve-out financial statements and accompanying notes. Significant estimates in the Predecessor’s carve-out financial statements include the assumptions and methodology underlying the allocations of expenses incurred by the Parent on the Predecessor’s behalf; allowances for doubtful accounts related to accounts receivable and financing receivables; estimates for future cash flows and economic useful lives of property and equipment; the fair value and residual value of leased solar energy systems; fair value of financial instruments; valuation of certain accrued liabilities such as accrued warranty; and income taxes including the related valuation allowance. Actual results could materially differ from those estimates.

Note 2. Summary of Significant Accounting Policies

Combination

The Predecessor’s accompanying carve-out financial statements have been prepared in accordance with U.S. GAAP. They include the combination of the results of the projects and leased solar energy systems described in Note 1 above. All significant inter-entity accounts and transactions have been eliminated.

Fair Value of Financial Instruments

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying values of accounts receivable and accounts payable approximate their respective fair values due to their short-term maturities. Derivative financial instruments are carried at fair value based on quoted market prices for financial instruments with similar characteristics. Unrealized gains and losses of the effective portion of derivative financial instruments are excluded from earnings and reported as a component of accumulated other comprehensive loss in the combined carve-out balance sheets. The ineffective portion of derivatives financial instruments are included in other income (expense), net in the combined carve-out statements of operations.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from non-owner sources. The Predecessor’s comprehensive loss for each period presented is comprised of (i) the Predecessor’s net loss; and (ii) changes in unrealized gains or losses for the effective portion of derivatives designated as cash flow hedges.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. The Predecessor is entitled to receive federal cash grants for the construction of certain leased solar energy systems under the American Recovery and Reinvestment Act of 2009, as amended (“Recovery Act”). The carrying value of the leased solar energy system has been reduced by the amount of the cash grants received. Leased solar energy systems are depreciated using the straight-line method to their estimated residual value over the lease term of 20 years. Projects are not depreciated because they are still in construction-in-process. The estimated useful life of all solar energy systems is 30 years and all systems were physically located in the U.S. Depreciation expense in the year ended December 28, 2014 and December 29, 2013 was $2.3 million and $3.2 million, respectively. Repairs and maintenance costs are expensed as incurred and are captured in cost of operations-parent on the combined carve-out statements of operations using management’s assumptions and methodology underlying the allocations of expenses incurred by the Parent on the Predecessor’s behalf defined in Note 1 above.

Construction-in-Process

Construction-in-process is comprised of solar energy systems to be leased to residential homeowners and project assets.

Solar energy systems to be leased: Solar energy systems to be leased represent systems that are undergoing installation or which have not been interconnected to the power grid. Once these systems are completed, inclusive of interconnection to the power grid and leased to residential customers under operating leases, the Predecessor depreciates the leased solar energy systems. Initial direct costs for operating leases, such as costs for constructing a solar energy system inclusive of dealer payments, freight charges and capitalized direct lease costs, are capitalized over the installation phase and subsequently depreciated once these systems are completed over the life of a lease.

Project assets: Project assets consist primarily of capitalized costs relating to projects in various stages of development and construction that the Predecessor incurs prior to the operation of the solar energy project. These costs include costs for land and costs for developing and constructing a solar energy project. Development costs can include legal, consulting, permitting, and other similar costs. Construction costs can include mounting systems, inverters, construction subcontract and other similar costs.

Impairment of Property and Equipment and Construction-in-Process

The Predecessor evaluates property and equipment and construction-in-process for impairment whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. Factors considered important that could result in an impairment review of leased solar energy systems include lease asset depreciation expense greater than associated operating revenue, decrease in the estimated residual value of the leased solar energy system, inability to collect federal cash grants and local and state rebates related to leased solar energy system, and inability to collect lease payments due from lessees whether through aging receivables, lease contract amendments and terminations. The Predecessor’s impairment evaluation of leased solar energy systems includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their remaining estimated useful lives. If the Predecessor’s estimate of future undiscounted net cash flows is insufficient to recover the carrying value of the assets over the remaining estimated useful lives, it records an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. Fair value is generally measured based on either quoted market prices, if available, or discounted cash flow analyses. In the years ended December 28, 2014 and December 29, 2013, the Predecessor recorded impairment charges of zero and an immaterial amount, respectively, related to its leased solar energy systems using the discounted cash flow analysis which is captured as depreciation expense in the combined carve-out statements of operations and combined carve-out statements of cash flows.

The Predecessor reviews projects for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Predecessor considers the project commercially viable if it is anticipated to be operated for a profit once it is fully constructed. The Predecessor examines a number of factors to determine if the project will be profitable, including the pricing of the offtake agreement and whether there are any environmental, ecological, permitting, or regulatory conditions that have changed for the project since the start of development. Such changes could cause the cost of the project to increase or the selling price of the electricity to decrease. In the years ended December 28, 2014 and December 29, 2013, the Predecessor did not record any impairment charges related to the projects.

Interest Capitalization

Interest incurred on funds borrowed to finance construction of projects is capitalized to construction-in-process until the system is ready for its intended use. When no debt is specifically identified as being incurred in connection with a construction project, the Predecessor capitalizes interest on amounts expended on the project at the Parent’s weighted average cost of borrowed money. The amount of interest capitalized during the years ended December 28, 2014 and December 29, 2013 was $2.8 million and $0.9 million, respectively.

Accounts Receivable and Financing Receivable

Accounts receivable:    Accounts receivable is reported on the combined carve-out balance sheets at the outstanding invoiced amount for the Predecessor’s operating lease customers adjusted for any write-offs and estimated allowance for doubtful accounts. The Predecessor maintains an allowance for doubtful accounts based on the expected collectability of all accounts receivable, which takes into consideration an analysis of historical bad debts, specific customer creditworthiness and current economic trends. Qualified customers under the Predecessor’s residential lease program are required to have a minimum “fair” FICO credit score. The Predecessor believes that its concentration of credit risk is limited because of its large number of residential customers, high credit quality of the residential customer base with an average FICO credit score of 765 at the time of initial contract, small account balances for most of these residential customers, and customer geographic diversification. There was no allowance for doubtful accounts recorded as of December 28, 2014 and December 29, 2013.

Financing receivable:    Leases are classified as either operating or sales-type leases in accordance with the relevant accounting guidelines. Financing receivables are generated by solar energy systems leased to residential customers under sales-type leases. Financing receivables represent gross minimum lease payments to be received from customers and the systems’ estimated residual value, net of executory costs, unearned income and allowance for estimated losses.

Due to the homogeneous nature of its leasing transactions, the Predecessor manages its financing receivables on an aggregate basis when assessing credit risk. The Predecessor also considers the credit risk profile for its lease customers to be homogeneous due to the criteria the Predecessor uses to approve customers for its residential leasing program, which among other things, requires a minimum “fair” FICO credit quality. Accordingly, the Predecessor does not regularly categorize its financing receivables by credit risk.

The Predecessor recognizes an allowance for losses on financing receivables in an amount equal to the probable losses net of recoveries. The Predecessor maintains reserves on past-due receivables and bases such reserves on several factors, including consideration of historical credit losses. There was no allowance for losses on financing receivables recorded as of December 28, 2014 and December 29, 2013.

Cash Grants and Rebates Receivable

The Predecessor is entitled to receive federal cash grants under the Recovery Act and local and state rebates from various government agencies for the construction of certain leased solar energy systems. The benefit of the cash grants is recorded as a reduction of the carrying amount of the operating lease asset on the combined carve-out balance sheets and as a reduction of a sales-type lease’s cost of operations on the combined carve-out statements of operations generally when eligible leased solar energy systems are placed in service and collectability is reasonably assured. However, in circumstances where the Predecessor determines all criteria necessary to be entitled to such grant have not been met, although the eligible leased solar energy systems were placed in service, the Predecessor defers the recognition of the grant proceeds in accounts payable and other current liabilities on the combined carve-out balance sheets until it determines all criteria necessary to be fully entitled to the cash grant are met. The Predecessor recognized $12.0 million of cash grants in the year ended December 28, 2014 of which $6.3 million reduced the carrying amount of the operating lease assets and $5.7 million reduced sales-type lease cost of operations. Similarly, the Predecessor recognized $9.7 million of cash grants in the year ended December 29, 2013 of which $5.0 million reduced the carrying amount of the operating lease assets and $4.7 million reduced sales-type lease cost of operations. As of December 28, 2014, all cash grants have been awarded, collected and recognized. As of December 29, 2013, cash grants income of $11.2 million was deferred and recorded in accounts payable and other accrued liabilities in the Predecessor’s combined carve-out balance sheet.

Some leased solar energy systems also qualify for local and state rebates. The Predecessor records a rebate receivable when the qualifying leased solar energy system is placed in service. The benefit of rebates on sales-type leases is recognized as operating revenue on the combined carve-out statements of operations when the system is placed in service. The benefit of rebates on operating leases is recognized as deferred revenue on the combined carve-out balance sheets and amortized to operating revenue ratably over the 20 year lease term.

Contingencies

The Predecessor is involved in conditions, situations or circumstances in the ordinary course of business with possible loss contingencies, such as system output performance warranty and residential lease system repairs, that will ultimately be resolved when one or more future events occur or fail to occur. In addition, the Predecessor provided indemnification to two third-party investors with whom it entered into two financing arrangements whereby the Predecessor is contractually obligated to compensate these parties for losses they may suffer as a result of reductions in cash grants benefits received. The Predecessor applies for cash grant incentives based on guidance provided by the Treasury Department, which include assumptions regarding the fair value of the qualified solar energy systems, among others. Since the Predecessor cannot determine future revisions to the U.S. Treasury guidelines governing system values the Predecessor is unable to reliably estimate the maximum potential future payments that it could have to make under the Predecessor’s contractual investor obligation as of each reporting date.

If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, that amount will be accrued. When no amount within the range is a better estimate than any other amount, however, the minimum amount in the range will be accrued. The Predecessor continually evaluates uncertainties associated with loss contingencies and records a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements; and (ii) the loss or range of loss can be reasonably estimated.

Product Warranties

The Parent generally warrants the performance for the solar panels that it manufactures at certain levels of power output for 25 years. This warranty is passed through to the customers, In addition, long-term warranties from the original equipment manufacturers (“OEMs”) of certain system components, such as inverters, are passed through to the Predecessor’s customers. Warranties of 25 years from solar panel suppliers are standard in the solar industry, while inverters typically carry warranty periods ranging from 5 to 10 years. In addition, the Parent generally warrants its workmanship on installed systems for periods ranging up to 10 years and also provides system output performance warranties. The accompanying Predecessor carve-out financial statements include management’s estimate of the reserves necessary to cover the expected costs that could result from warranties associated with the sale-type leases included in the Predecessor’s carve-out financial statements. The expected costs to be incurred are generally in the form of product replacement or repair. Warranty reserves are based on the Predecessor’s best estimate of such costs and are recognized as a cost of operations. Warranty costs related to operating leases are treated as maintenance costs and expensed as incurred and therefore, no warranty reserve is provided for operating leases.

Asset Retirement Obligations

Asset retirement obligations are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing or method of settlement may be conditional on a future event. In some cases our Predecessor operates certain projects under power purchase and other agreements that include a requirement for the removal of the solar energy systems at the end of the term of the agreement. Our Predecessor accounts for asset retirement obligations, or AROs, in accordance with U.S. GAAP which requires that a liability for the fair value of an ARO be recognized in the period in which it is incurred if it can be reasonably estimated with the offsetting, associated asset retirement cost capitalized as part of the carrying amount of the property, plant and equipment. AROs represent the present value of expected decommissioning costs regarding the life of the project and timing of decommissioning, discounted using the risk-free interest rate. The Predecessor did not accrue any AROs as of December 28, 2014 since it had not significantly commenced construction on any of the projects on the sites.

The asset retirement cost is subsequently allocated to expense using a systematic and rational method over the asset’s estimated useful life. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is included in depreciation, amortization and accretion expense in the consolidated statement of operations. Changes resulting from revisions to the timing or amount of the original estimate of cash flows are recognized as an increase or a decrease in the asset retirement cost, or income when the asset retirement cost is fully depreciated.

Segment Information

The Predecessor is engaged in one reportable segment that operates a portfolio of solar energy systems leased to residential homeowners and projects under construction. The Predecessor operates as a single reportable segment based on “management” approach. This approach designates the internal reporting used by management for making decisions and assessing performance as the source of the reportable segments.

All operating revenues for the years ended December 28, 2014 and December 29, 2013 were from residential customers located in the United States. Due to the large number of residential customers and small account balances of each, no operating revenues by a single residential customer exceeded 10% of total operating revenues in the years ended December 28, 2014 and December 29, 2013.

Revenue Recognition

Operating revenues to date are comprised of revenues generated from solar energy systems leased to residential customers. The Predecessor is the lessor while the residential customers are the lessees.

Sales-type lease:    Per relevant accounting guidance, certain leased solar energy systems are classified as sales-type leases because the net present value (“NPV”) of the minimum lease payments per the contract, excluding the portion of payments representing executory costs, equals or exceeds 90% of the excess of the fair value of the leased property to the lessor at lease inception. For those solar energy systems classified as sales-type leases, the NPV of the minimum lease payments, net of executory costs, is recognized as revenue when the lease is placed in service. This NPV is inclusive of fixed and determinable state or local rebates defined in the minimum lease payments under the lease. This NPV is exclusive of performance-based incentives (“PBI rebates”) because these rebates are not fixed and determinable as they relate to the generation of electricity from the leased solar energy system, and therefore, representing contingent revenue recognized as revenue upon cash receipt. This NPV, as well as the NPV of the residual value of the lease at termination, are recorded as financing receivables in the combined carve-out balance sheets. The difference between the initial net amounts and the gross amounts are amortized to revenue over the lease term using the interest method. Revenue representing executory costs to operate and maintain the leased solar energy system is recognized on a straight-line basis over the 20 year lease term. The residual values of the Predecessor’s solar energy systems are determined at the inception of the lease applying an estimated system fair value at the end of the lease term.

Operating lease:    For those systems classified as operating leases, revenue associated with renting the solar energy system and executory costs is recognized on a straight-line basis over the 20 year lease term. State or local rebates defined in the minimum lease payments under the lease that are deemed fixed and determinable are recorded as deferred revenue in the combined carve-out balance sheets when the lease is placed in service and amortized to revenue on a straight-line basis over the 20 year lease term. PBI rebates representing contingent revenue are recognized as revenue upon cash receipt.

Cost of Operations

Cost of operations include cost recognized on sales-type leases and is recognized when the leased solar energy system is placed in service. Cost recognized on sales-type leases include initial direct costs to complete a leased solar energy system by the Parent, such as costs for constructing a solar energy system inclusive of dealer payments, freight charges and direct lease costs. The benefit of the federal cash grants is recorded as a reduction of cost of operations on the combined carve-out statements of operations when eligible leased solar energy systems are placed in service and all criteria necessary to be eligible to be entitled to such grant income are met.

Shipping and Handling Costs

The Predecessor records costs related to shipping and handling in cost of operations on the combined carve-out statements of operations for sales-type leases or capitalizes this initial direct cost on the combined carve-out balance sheets for operating leases which is subsequently depreciated over the life of a lease. Shipping and handling costs charged to cost of operations in the years ended December 28, 2014 and December 29, 2013 were $0.2 million and $0.7 million, respectively. Shipping and handling costs capitalized as a component of operating leases in the years ended December 28, 2014 and December 29, 2013 was zero and $0.5 million, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for temporary differences between financial statement and income tax bases of assets and liabilities. Valuation allowances are provided against deferred tax assets when management cannot conclude that it is more likely than not that some portion or all deferred tax assets will be realized.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Predecessor recognizes potential liabilities for anticipated tax audit issues in the U.S. based on its estimate of whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period in which we determine the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate tax assessment, a further charge to expense would result. The Predecessor accrues interest and penalties on tax contingencies and are not considered material.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued a new revenue recognition standard based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The new revenue recognition standard becomes effective for the Predecessor in the first quarter of 2017 and is to be applied retrospectively using one of two prescribed methods. The Predecessor is evaluating the application method and impact on its financial statements and disclosures.

In February 2015, the FASB issued a new standard which modifies existing consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. The new consolidation guidance is effective for the Predecessor in the first quarter of 2016 and requires either a retrospective or a modified retrospective approach to adoption. Early adoption is permitted. The Predecessor is evaluating the available methods and the potential impact of this standard on its carve-out financial statements and disclosures.

Other than as described above, there has been no issued accounting guidance not yet adopted by the Predecessor that it believes is material or potentially material to its carve-out financial statements.

Note 3. Related Parties

Operating Expense Allocations

The Predecessor’s carve-out financial statements include allocations of certain Parent operating expenses. The allocations include: (i) charges that were incurred by the Parent that were specifically identified as attributable to the Predecessor; and (ii) an allocation of applicable Parent operating expenses based on the proportional level of effort attributable to the operation of the Predecessor’s portfolio of solar energy systems leased to residential homeowners and projects under construction. These expenses include legal, accounting, tax, treasury, information technology, insurance, employee benefit costs, human resources, procurement, and other corporate services and infrastructure costs. The allocation of applicable Parent operating expenses was principally based on management’s estimate of the proportional level of effort devoted by corporate resources, which was measured by the ratio of the number of carved-out solar energy residential lease transactions to the total solar energy residential lease transactions, employee headcount by department, or the ratio of carved-out megawatts shipped to the total megawatts shipped, as considered appropriate. The cost allocations have been determined on a basis considered to be a reasonable reflection of all costs of operating the Predecessor as a stand-alone entity and were based on the amounts historically included in the Parent’s consolidated financial statements. The amounts that would have been or will be incurred on a stand-alone basis could differ from the amounts allocated due to economies of scale, management judgment, or other factors. The amounts allocated to the Predecessor related to Parent operating expenses were $4.8 million and $4.3 million in the years ended December 28, 2014 and December 29, 2013, respectively, and is disclosed as selling, general and administrative on the combined carve-out statement of operations.

Operations and Maintenance Expense Allocations

Operations and maintenance services to the leased solar energy systems, also known as executory costs, were allocated to the Predecessor by the Parent and disclosed as cost of operations-parent on the combined carve-out statement of operations. Costs incurred for these services were $0.9 million for each of the years ended December 28, 2014 and December 29, 2013.

Net Parent Investment

Certain of the Predecessor’s expenses are paid by the Parent and is reflected as “net parent investment” on the combined carve-out balance sheets.

Note 4. Balance Sheet Components

Financing Receivables

The Predecessor’s net investment in sales-type leases presented in “Accounts receivable and short-term financing receivable, net” and “Long-term financing receivables, net” on the combined carve-out balance sheets is as follows:

	As of
(In thousands)	December 28, 2014	December 29, 2013
Minimum lease payment receivable, net(1)	$112,087	$117,332
Unguaranteed residual value	13,068	13,050
Less: unearned income	(36,742)	(39,834)

Net financing receivables	$88,413	$90,548

Short-term financing receivable, net(2)	$2,778	$2,684
Long-term financing receivables, net	$85,635	$87,864

(1)	Allowance for doubtful accounts was zero as of both December 28, 2014 and December 29, 2013.
(2)	Accounts receivable and short-term financing receivable, net on the combined carve-out balance sheets includes accounts receivable from operating leases of $0.1 million and $0.2 million as of December 28, 2014 and December 29, 2013, respectively.

	As of
(In thousands)	December 28, 2014	December 29, 2013
Cash grants and rebates receivable
Cash grant receivables	$—	$5,791
Rebates receivables	1,216	3,901

	$1,216	$9,692

Property and equipment, net
Leased solar energy systems(1)	$80,678	$87,107
Construction-in-process
Solar energy systems to be leased	—	130
Project assets(2)	84,436	17,340

	84,436	17,470
Less: accumulated depreciation	(6,906)	(4,567)

Total	$158,208	$100,010

(1)      As of December 28, 2014 and December 29, 2013, the Predecessor has pledged solar assets included in its carve- out financial statements with an aggregate book value of $134.2 million and $139.1 million, respectively, to third-party investors as security for its obligations under the financing arrangements.

(2) The amount of interest capitalized during the years ended December 28, 2014 and December 29, 2013 was $2.8 million and $0.9 million, respectively.

Accounts payable and other current liabilities
Residential lease financing fee payable to third-party investors	$1,865	$1,865
Cash grants deferred income	—	11,171
Accrued project costs	8,775	101
System output performance warranty	525	60
Residential lease system repairs accrual	660	—
Quinto solar project financing interest payable	366	—
Income taxes payable	23	30

	$12,214	$13,227

Other long-term liabilities
Derivative financial instruments	$3,156	$—
Warranty reserves	818	817

	$3,974	$817

Note 5. Commitments and Contingencies

Land Use Commitments

The Predecessor is a party to various agreements that provide for payments to landowners for the right to use the land upon which projects under power purchase agreements (“PPA”) are located. Total lease and easement expense was $1.2 million and zero in the years ended December 28, 2014 and December 29, 2013, respectively, and is classified as selling, general and administrative in the Predecessor’s accompanying combined carve-out statements of operations.

The total minimum lease and easement commitments at December 28, 2014 under these land use agreements are as follows:

In thousands)	2015	2016	2017	2018	2019	Thereafter	Total
Land use payments	$1,085	$1,093	$1,128	$1,164	$1,495	$44,035	$50,000

Product Warranties

The following table summarizes accrued warranty activity for the years ended December 28, 2014 and December 29, 2013:

	Year Ended
(In thousands)	December 28, 2014	December 29, 2013
Balance at the beginning of the period	$817	$666
Accruals for warranties issued during the period	1	151
Settlements and adjustments during the period	—	—

Balance at the end of the period	$818	$817

Solar Energy System Performance Warranty

Lease agreements require the Predecessor to undertake a system output performance warranty. System output performance warranty related to the Predecessor’s lease agreements as of December 28, 2014 and December 29, 2013 was $0.5 million and $0.1 million, respectively.

Other Litigation

In the normal course of business, the Predecessor may be notified of possible claims or assessments. The Predecessor will record a provision for these claims when it is both probable that a liability has been incurred and the amount of the loss, or a range of the potential loss, can be reasonably estimated. These provisions are reviewed regularly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information or events pertaining to a particular case.

Environmental Contingencies

The Predecessor reviews its obligations as they relate to compliance with environmental laws, including site restoration and remediation. During the years ended December 28, 2014 and December 29, 2013, there were no known environmental contingencies that required the Predecessor to recognize a liability.

Note 6. Lease Agreements and Power Purchase Agreements

Lease Agreements

As of December 28, 2014, the Predecessor’s carve-out financial statements include approximately 5,900 lease agreements which have original terms of 20 years and are classified as either operating or sales-type leases.

The following table presents the Predecessor’s minimum future rental receipts on operating leases placed in service as of December 28, 2014:

(In thousands)	2015	2016	2017	2018	2019	Thereafter	Total
Minimum future rentals on operating leases placed in service(1)	$3,691	$3,702	$3,720	$3,740	$3,762	$50,023	$68,638

(1)	Minimum future rentals on operating leases placed in service do not include contingent rentals that may be received from customers under agreements that include performance-based incentives, and executory costs.

As of December 28, 2014, future maturities of net financing receivables for sales-type leases are as follows:

(In thousands)	2015	2016	2017	2018	2019	Thereafter	Total
Scheduled maturities of minimum lease payments receivable(1)	$5,204	$5,606	$5,692	$5,781	$5,871	$83,933	$112,087

(1)	Minimum future rentals on sales-type leases placed in service do not include contingent rentals that may be received from customers under agreements that include performance-based incentives, and executory costs.

Power Purchase Agreements

Under the terms of various PPAs, the Predecessor’s contracted counterparties may be obligated to take all or part of the output from the system at stipulated prices over defined periods. As of December 28, 2014, the Predecessor has entered into PPAs as summarized in the following table:

Project	Commercial Operation Date	Megawatts	PPA Contracted Counterparty	Term of Agreement
Utility
RPU	September 30, 2015	7	City of Riverside	25.0
Quinto	October 31, 2015	108	Southern California Edison	20.0

Commercial
UC Davis	September 17, 2015	13	University of California	20.0
Macy’s	November 30, 2015	5	Macy’s Corporate Services	20.0

Total		133

Note 7. Debt and Financing Obligations

The following table summarizes the Predecessor’s outstanding debt and financing obligations on its combined carve-out balance sheets:

	December 28, 2014				December 29, 2013
(In thousands)	Face Value	Short- term	Long- term	Total	Face Value	Short- term	Long- term	Total
Quinto solar project financing	$61,481	$—	$61,481	$61,481	$—	$—	$—	$—
Residential lease financing	31,544	1,842	29,702	31,544	34,522	2,977	31,545	34,522

	$93,025	$1,842	$91,183	$93,025	$34,522	$2,977	$31,545	$34,522

As of December 28, 2014 the aggregate future maturities of the Predecessor’s outstanding debt and financing obligations, at face value, was as follows:

(In thousands)	2015	2016	2017	2018	2019	Thereafter	Total
Aggregate future maturities	$1,842	$5,018	$5,636	$4,257	$6,867	$69,405	$93,025

Quinto Solar Project Financing

In order to facilitate the construction of certain projects, the Predecessor obtains non-recourse project loans from third-party financial institutions. On October 17, 2014, the Predecessor, through a wholly-owned subsidiary (“the Quinto Project Company”), entered into an approximately $377.0 million credit facility with Santander Bank, N.A., Mizuho Bank, Ltd. and Credit Agricole Corporate & Investment Bank (the “Quinto Credit Facility”) in connection with the planned construction of the approximately 108 MW (ac) Quinto Solar Energy Project, located in Merced County, California (the “Quinto Project”).

The Quinto Credit Facility includes approximately $318.0 million in construction loan commitments and approximately $59.0 million in letter of credit commitments. Principal and accrued interest on the construction loans are convertible into term loans following the end of the construction period. The Quinto Credit Facility matures at the end of the seventh year following the term loan conversion, with semi-annual principal payments computed on a 19-year amortization schedule and a balloon payment at maturity. Generally, borrowings under the Quinto Credit Facility will bear interest of (a) with respect to any LIBOR rate loan, either 1.625% or 1.875% (until December 31, 2019 and on

December 31, 2019 and thereafter, respectively) plus the LIBOR rate divided by a percentage equal to one minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D and (b) with respect to any alternate base rate loan, either 0.625% or 0.875% (until December 31, 2019 and on December 31, 2019 and thereafter, respectively) plus the greater of (1) the prime rate, (2) the Federal Funds rate plus 0.50%, and (3) the one-month LIBOR rate plus 1%. During the fourth quarter of 2014, the Predecessor accrued interest at a rate of approximately 2.68%. In addition, a commitment fee of 0.50% per annum is charged on funds available for borrowing and not borrowed. All outstanding indebtedness under the Quinto Credit Facility may be voluntarily prepaid in whole or in part without premium or penalty, other than customary breakage costs. The Parent committed to invest approximately $139.0 million of equity in the Quinto Project Company, with such investments to be made over time in connection with the completion of project development milestones. The Quinto Credit Facility is secured by the assets of, and equity in, the Quinto Project Company, but is otherwise non-recourse to the Parent and its affiliates. The Quinto Credit Facility contains certain affirmative and negative covenants that limit or restrict, subject to certain exceptions, the ability of the Quinto Project Company to do certain things including the incurrence of indebtedness or liens, payment of dividends, merging or consolidating, transactions with affiliates or changing the nature of its business.

Proceeds from the Quinto Credit Facility will be used primarily to fund the construction of the Quinto Project and as of December 28, 2014, the Predecessor had outstanding borrowings of $61.5 million and $3.2 million outstanding letters of credit under the Quinto Credit Facility. The fee paid to Quinto Credit Facility for the letter of credit was immaterial during the year ended December 28, 2014 and was recognized as interest expense in the combined carve-out statement of operations.

Residential Lease Financing

The Predecessor has entered into two financing arrangements under which leased solar energy systems are financed by two third-party investors. Under the terms of these financing arrangements, the investors provide upfront payments to the Predecessor, which the Predecessor recognizes as a financing obligation that is reduced over the specified term of the arrangement as customer receivables and federal cash grants are received by the third-party investors. Non-cash interest expense is recognized on the Predecessor’s combined carve-out statements of operations using the effective interest rate method calculated at a rate of approximately 14%. In the year ended December 29, 2013, the Predecessor recognized a financing fee of $1.9 million which is recorded in interest expense on the combined carve-out statement of operations. This fee is due to the third-party investors for undrawn commitment of the financing arrangement and remains unpaid as of December 28, 2014. The associated liability is recorded in accounts payable and other accrued liabilities in the combined carve-out balance sheets. As the customer receivables and cash grant receivables are reduced over time, the Predecessor records a corresponding reduction in the financing obligation on its combined carve-out balance sheets. As of December 28, 2014 and December 29, 2013, the Predecessor has pledged solar assets included in its carve-out financial statements with an aggregate book value of $134.2 million and $139.1 million, respectively, to the third-party investors as security for its obligations under the financing arrangements. On January 30, 2015, the Predecessor paid $10.8 million to terminate one financing obligation with a principal balance of $10.1 million.

August 2011 Letter of Credit Facility with Deutsche Bank

In August 2011, the Parent entered into a letter of credit facility agreement with Deutsche Bank, as administrative agent, and certain financial institutions. Payment of obligations under the letter of credit facility is guaranteed by the majority shareholder of the Parent, Total S.A. The letter of credit facility provides for the issuance, upon request by the Parent, of letters of credit by the issuing banks thereunder in order to support certain obligations of the Parent, in an aggregate amount not to exceed

$878.0 million for the period from January 1, 2014 through December 31, 2014. As of December 28, 2014 and December 29, 2013, letters of credit issued and outstanding under the August 2011 letter of credit facility with Deutsche Bank for the Quinto Project totaled $38.3 million and $32.3 million, respectively. The associated fees paid to Deutsche Bank for the letter of credits was $0.7 million and $0.3 million during the years ended December 28, 2014 and December 29, 2013, respectively, and was recognized as interest expense in the combined carve-out statements of operations.

Note 8. Interest Rate Swap Agreements

The Predecessor entered into interest rate swap agreements in the year ended December 28, 2014 on the outstanding and forecasted future borrowings under the Quinto Credit Facility to reduce the impact of changes in interest rates.

As of December 28, 2014, the Predecessor had interest rate swap agreements designated as cash flow hedges with an aggregate notional value of $238.0 million. These swap agreements allow the Predecessor to effectively convert floating-rate payments into fixed rate payments periodically over the life of the agreements. These derivatives have a maturity of more than 12 months. The effective portion of these cash flow hedges is reclassified into interest expense when the hedged transactions are recognized in the combined carve-out statement of operations. During the year ended December 28, 2014, nothing was reclassified into interest expense.

Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement (observable inputs are the preferred basis of valuation):

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Measurements are inputs that are observable for assets or liabilities, either directly or indirectly, other than quoted prices included within Level 1.

•	Level 3—Prices or valuations that require management inputs that are both significant to the fair value measurement and unobservable.

These derivatives are designated as hedging instruments measured at fair value on a recurring basis utilizing Level 2 inputs under the fair value hierarchy. As of December 28, 2014, the recorded fair value of these hedging instruments was $3.2 million and classified within other long-term liabilities, with the associated unrealized loss recognized in accumulated other comprehensive loss on the combined carve-out balance sheet. As of December 28, 2014, no amounts under the interest rate swap agreements were offset, nor did the Predecessor have rights to offset any amounts.

Note 9. Income Taxes

Income tax balances are determined and reported herein under the “separate return” method. Use of the separate return method may result in differences when the sum of the amounts allocated to the Predecessor’s carve-out tax provisions are compared with amounts presented in the Parent’s financial statements. The related deferred tax assets and liabilities could be significantly different from those presented herein. Furthermore, net operating loss carryforwards that were reflected in the Parent’s financial statements will not be available to reduce future taxable income when the Predecessor is separated from the Parent.

The loss before income taxes and the components of income tax expense are summarized below:

	Year Ended
(In thousands)	December 28, 2014	December 29, 2013
U.S. loss	$(1,193)	$(3,797)
Income tax expense:
Current tax expense
Federal	—	—
State	(23)	(30)

Total current tax expense	$(23)	$(30)

Deferred tax benefit
Federal	$—	$—
State	—	—

Total deferred tax benefit	—	—

Income tax expense	$(23)	$(30)

The income tax expense differs from the amounts obtained by applying the statutory U.S. federal tax rate to income before taxes as shown below:

	Year Ended
(In thousands)	December 28, 2014	December 29, 2013
Statutory rate	35%	35%
Tax benefit at U.S. statutory rate	$418	$1,329
State income taxes	(23)	(30)
Deferred taxes not benefitted	(418)	(1,329)

Total	$(23)	$(30)

Effective tax rate	(1.9%)	(0.8%)

	As of
(In thousands)	December 28, 2014	December 29, 2013
Deferred tax assets:
Net operating loss carryforwards	$64,550	$57,467
Deferred lease revenue	1,084	383

Total deferred tax assets	65,634	57,850
Valuation allowance	(24,430)	(19,339)

Total deferred tax assets, net of valuation allowance	41,204	38,511

Deferred tax liabilities:
Fixed asset basis difference	(41,204)	(38,511)

Total deferred tax liabilities	(41,204)	(38,511)

Net deferred tax assets	$—	$—

Net operating loss carryforwards represent tax benefits measured assuming the Predecessor had been a stand-alone operating company since December 30, 2012, and will not be available if the Predecessor is no longer part of the Parent’s return. As of December 28, 2014, the Predecessor had federal net operating loss carryforwards of $168.4 million for tax purposes. These federal net operating loss carryforwards will expire at various dates from 2029 to 2034. As of December 28, 2014, the Predecessor had California state net operating loss carryforwards of approximately $72.6 million for tax purposes. These California net operating loss carryforwards will expire at various dates from 2031 to 2034. The Predecessor’s ability to utilize a portion of the net operating loss and credit carryforwards is dependent upon the Predecessor being able to generate taxable income in future periods and may be limited due to restrictions imposed on utilization of net operating loss and credit carryforwards under federal and state laws upon a change in ownership.

The valuation allowance assumes the Predecessor had been a stand-alone operating company since January 2, 2011. The deferred tax assets were determined by assessing both positive and negative evidence. When determining whether it is more likely than not that deferred assets are recoverable the Predecessor believes that sufficient uncertainty exists with regard to the realizability of these assets such that a valuation allowance is necessary. Factors considered in providing a valuation allowance include the lack of a significant history of consistent profits, the lack of consistent profitability in the solar industry, and the lack of carryback capacity to realize these assets, and other factors. Based on the absence of sufficient positive objective evidence, the Predecessor is unable to assert that it is more likely than not that it will generate sufficient taxable income to realize these remaining net deferred tax assets. Should the Predecessor achieve a certain level of profitability in the future, it may be in a position to reverse the valuation allowance which would result in a non-cash income statement benefit.

Accounting guidelines prescribes a more-likely-than-not recognition threshold and establishes measurement requirements for financial statement reporting of income tax positions which the Predecessor has adopted. The Predecessor has assessed the impact of these accounting guidelines and has concluded there is no material impact on its carve-out financial statements. As of December 28, 2014 and December 29, 2013 there were no material uncertain tax positions. The open tax years are 2012, 2013 and 2014.

Note 10. Subsequent Events

Subsequent events have been evaluated through April 24, 2015, the date the financial statements were available to be issued.

Residential Lease Financing

On January 23, 2015, the Predecessor entered into an agreement with one of the residential lease financing third-party investors that allows the Predecessor to repay the outstanding financing obligation and terminate the associated agreements on or before September 30, 2015. On January 30, 2015, the Predecessor entered into an agreement with the second residential lease financing third-party investor that terminated the financing obligation arrangement. In conjunction with the termination of the arrangement, the Predecessor paid $10.8 million to terminate the $10.1 million outstanding financing obligation.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of First Solar, Inc.

We have audited the accompanying combined financial statements of First Solar Inc.’s interest in the Combined Entities (as described in Note 1), which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related combined statements of operations, owners’ equity, and cash flows for the years then ended.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of First Solar Inc.’s interest in the Combined Entities (as described in Note 1) at December 31, 2014 and 2013, and the results of their operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona

March 8, 2015

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2014	2013
Revenue	$4,042	$—
Operating costs and expenses:
Cost of operations	947	122
General and administrative	4,710	1,591
Depreciation and accretion	1,206	—

Total operating expenses	6,863	1,713

Operating loss	(2,821)	(1,713)

Income tax benefit	5,340	696
Equity in earnings of unconsolidated affiliate, net of tax	(460)	—

Net income (loss)	$2,059	$(1,017)

See accompanying notes to these combined financial statements.

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

COMBINED BALANCE SHEETS

(In thousands)

	As of December 31,
	2014	2013
ASSETS
Current assets:
Cash	$4,812	$—
Accounts receivable, trade	253	250
Prepaid expenses and other current assets	749	—

Total current assets	5,814	250
PV solar power systems, net	265,722	433,834
Deferred tax assets, noncurrent	5,001	1,939
Investment in unconsolidated affiliate	219,904	—

Total assets	$496,441	$436,023

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable	$20,324	$53,612
Accrued expenses	7,901	20,276

Total current liabilities	28,225	73,888
Asset retirement obligations	3,212	3,177

Total liabilities	31,437	77,065

Commitments and contingencies
Owners’ equity:
Contributed capital	465,180	361,193
Accumulated deficit	(176)	(2,235)

Total owners’ equity	465,004	358,958

Total liabilities and owners’ equity	$496,441	$436,023

See accompanying notes to these combined financial statements.

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

COMBINED STATEMENTS OF OWNERS’ EQUITY

(In thousands)

	Contributed Capital	Accumulated Deficit	Total Owners’ Equity
Balance at December 31, 2012	$63,564	$(1,218)	$62,346
Capital distributions	(7,901)	—	(7,901)
Capital contributions	305,530	—	305,530
Net loss	—	(1,017)	(1,017)

Balance at December 31, 2013	361,193	(2,235)	358,958
Capital distributions	(515,453)	—	(515,453)
Capital contributions	619,440	—	619,440
Net income	—	2,059	2,059

Balance at December 31, 2014	$465,180	$(176)	$465,004

See accompanying notes to these combined financial statements.

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$2,059	$(1,017)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and accretion	1,206	—
Equity in earnings of unconsolidated affiliate, net of tax	460	—
Deferred income taxes	(4,010)	(1,939)
Changes in operating assets and liabilities:
Accounts receivable, trade	(3)	(250)
Prepaid expenses and other current assets	(2,079)	211
Accounts payable	(51)	84
Accrued expenses	203	360
Other	(31)	3,177

Net cash (used in) provided by operating activities	(2,246)	626

Cash flows from investing activities:
Purchases of PV solar power systems	(391,703)	(306,156)

Net cash used in investing activities	(391,703)	(306,156)

Cash flows from financing activities:
Capital contributions received from affiliated entities, net	398,761	305,530

Net cash provided by financing activities	398,761	305,530

Net increase in cash	4,812	—
Cash, beginning of period	—	—

Cash, end of period	$4,812	$—

Supplemental disclosure of noncash investing and financing activities:
Noncash capital distributions with affiliated entities, net	$294,774	$7,901
PV solar power system acquisitions funded by liabilities	$27,466	$73,261

See accompanying notes to these combined financial statements.

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Organization and Business

The accompanying combined financial statements reflect First Solar, Inc.’s interest in its wholly owned subsidiaries Maryland Solar, LLC (“Maryland Solar”); Lost Hills Blackwell Holdings, LLC (“Lost Hills”); and North Star Solar, LLC (“North Star”) as of December 31, 2014 and 2013 and for each of the years then ended; SG2 Imperial Valley, LLC (“Solar Gen 2”) as of December 31, 2013 and for the period from January 1, 2013 through November 26, 2014; and First Solar, Inc.’s 49% membership interest in SG2 Holdings, LLC (“SG2 Holdings”) as of December 31, 2014 and for the period from November 26, 2014 through December 31, 2014 (collectively the “Combined Entities”) and have been prepared in connection with the proposed initial public offering (the “Offering”) of Class A shares representing limited partner interests of 8point3 Energy Partners LP. This limited partnership represents a joint venture of First Solar, Inc. (“First Solar”) and SunPower Corporation. Prior to the Offering, 8point3 Energy Partners LP intends to acquire a portfolio of renewable energy assets located in the United States of America (“U.S.”) from the Combined Entities, which comprises the photovoltaic (“PV”) solar power systems listed below:

Project Name	Stage of Development
Maryland Solar	Fully operational
Lost Hills	Construction in process
North Star	Construction in process
Solar Gen 2	Fully operational

These projects are developed and constructed on behalf of First Solar for its own purposes, which may include owning and operating, or selling all or a portion of, the PV solar power systems. The Combined Entities represent the development and construction activities and membership interests that will be transferred to 8point3 Energy Partners LP. Maryland Solar, located in Maryland, represents a fully operational 20 megawatt (“MW”) grid-connected system contracted to serve a 20-year power purchase agreement (“PPA”) with FirstEnergy Solutions, a subsidiary of FirstEnergy Corp. Solar Gen 2, located in California, is a 150 MW grid-connected system spanning three separate 50 MW sites. Electricity generated by the three separate systems is contracted to serve a 25-year PPA with San Diego Gas & Electric Company, a subsidiary of Sempra Energy. The Solar Gen 2 system was distributed back to First Solar in November 2014 (see Note 4). Lost Hills and North Star, both of which are located in California, represent systems with expected completion in 2015. Both systems have PPAs with Pacific Gas and Electric Company, a subsidiary of PG&E Corporation, with delivery terms of 25 years (in the case of Lost Hills) and 20 years (in the case of North Star). Lost Hills is also contracted to serve a short-term PPA with the City of Roseville, California prior to the system’s PPA with Pacific Gas and Electric Company.

Basis of Presentation

The Combined Entities’ financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The option to present combined financial statements was elected as the Combined Entities include related entities under common control and management. Accordingly, the combined financial statements reflect amounts that have been “carved-out” from First Solar’s consolidated financial statements. For the periods presented, there were no transactions among the Combined Entities that required elimination, and all balances due to or due from First Solar were presented as a component of owners’ equity. The combined financial statements were prepared using First Solar’s historical cost basis in the assets and liabilities of each discrete project and include all attributable revenues and expenses, including financing costs.

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

The combined financial statements also include certain expense allocations from First Solar for overhead costs attributable to the operations of the Combined Entities. These amounts were $4.0 million and $1.5 million for the years ended December 31, 2014 and 2013, respectively. The overhead expenses incurred by First Solar include costs for certain corporate and shared service functions, such as legal, accounting, tax, treasury, information technology, insurance, employee benefits, communications, human resources, procurement, and other overhead costs. Expenses that were specifically identifiable to a particular project or system were allocated to that project or system. Where specific identification of expenses was not practicable, an allocation was applied to the remaining overhead expenses supporting the Combined Entities. The allocation methodology for the remaining expenses is based on management’s estimate of the proportionate level of effort devoted by corporate resources that is attributable to each of the Combined Entities’ projects or systems. These estimates are derived using the proportionate megawatts constructed during the period for each project or system in relation to the construction activity for all First Solar projects, which are considered to be a reasonable reflection of the costs of doing business by First Solar with regards to the Combined Entities.

For the years ended December 31, 2014 and 2013, approximately 15% and 5%, respectively, of First Solar’s allocable overhead costs were attributable to the projects of the Combined Entities. First Solar believes the assumptions and methodology underlying the allocations are reasonable. However, such allocations may not be indicative of the actual level of assets, liabilities, and expenses that would have been incurred by the Combined Entities had they operated as an independent company during the periods presented or of the expenses expected to be incurred in the future.

Management Estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires the Combined Entities to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Significant estimates in these combined financial statements include estimates for future cash flows and economic useful lives of long-lived assets, the valuation of asset retirement obligations, certain accrued liabilities, and income taxes. Actual results could materially differ from these estimates.

2. Summary of Significant Accounting Policies

Fair Value of Financial Instruments

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The carrying values of cash, accounts receivable, accounts payable, and accrued expenses approximate their respective fair values due to their short-term maturities.

Accounts Receivable, Trade and Allowance for Doubtful Accounts

The carrying values of the Combined Entities’ accounts receivable represent their estimated net realizable value. The Combined Entities estimate their allowance for doubtful accounts based on historical collection trends, the age of outstanding receivables, specific customer creditworthiness, and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectability of those balances and the allowance is adjusted accordingly. Past-due receivable balances are written off when the Combined Entities’ internal collection efforts have been unsuccessful. There was no allowance for doubtful accounts recorded as of December 31, 2014 and 2013.

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Concentration of Credit Risk

Accounts receivable from PPAs are comprised primarily of amounts due from various non-affiliated parties who are counterparties. There are a limited number of counterparties engaged in the energy industry, and this concentration may impact the Combined Entities’ overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, industry, or other conditions. If any of these PPA customers’ receivable balances should be deemed uncollectible, it could have a material adverse effect on the Combined Entities’ financial condition and results of operations.

The Combined Entities’ operations are concentrated within the United States, and any changes to government policies for renewable energy, including revisions or changes to renewable energy tax legislation, could have a negative effect on the Combined Entities’ financial condition and results of operations.

Due to the creditworthiness of their counterparties, the Combined Entities do not believe significant credit risk existed at December 31, 2014. All amounts due from such counterparties at December 31, 2014 and 2013 were collected.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets primarily include prepayments for the development and construction of PV solar power systems and receivables for certain tax credits. Applicable prepaid expenses are amortized over the term of the arrangement according to the benefits the contractual arrangement provides.

PV Solar Power Systems, Net

PV solar power systems represent solar systems held by the Combined Entities. PV solar power systems are reported at cost, less accumulated depreciation. When the Combined Entities are entitled to incentive tax credits for PV solar power systems, they reduce the related carrying value of the assets by the amount of the tax credits, which reduces future depreciation. Any energy generated by the PV solar power systems prior to being placed into service is also accounted for as a reduction in the related carrying value of the asset. The Lost Hills and North Star PV solar power systems are currently under construction, and the related development and construction costs are capitalized until the completion of the systems. Development costs may include legal, consulting, permitting, interconnect, and other similar costs. Depreciation for PV solar power systems begins when they are placed into service. Depreciation expense for PV solar power systems is computed using the straight-line method over the shortest of the term of the related PPA, the lease on the land, or 25 years. The estimated useful life of an asset is reassessed whenever applicable facts and circumstances indicate a change in the estimated useful life of such asset has occurred.

Asset Impairment

The Combined Entities evaluate PV solar power systems for impairment when events or changes in circumstances indicate that the carrying values of such assets may not be recoverable. Factors

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

considered important that could result in an impairment review include significant under-performance relative to expected historical or projected future operating results, significant current period operating or cash flow losses associated with a PV solar power system combined with a history of such losses, significant changes in the manner in which the project is used, and significant negative industry, regulatory or economic trends. For purposes of recognition and measurement of an impairment loss, each project is considered to be at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

The impairment evaluation of solar energy systems includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their remaining estimated useful lives. If the estimate of future undiscounted net cash flows is insufficient to recover the carrying value of the assets over the remaining estimated useful lives, the Combined Entities would record an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. Fair value is generally measured based on either quoted market prices, if available, or discounted cash flow analyses. Estimating future cash flows requires significant judgment and projections may vary from the cash flows eventually realized which could impact the Combined Entities’ ability to accurately assess whether an asset has been impaired.

Equity Method Investments

The Combined Entities use the equity method of accounting for equity investments where they have the ability to significantly influence the operations or financial decisions of the investee. The Combined Entities consider the participating and protective rights they have as well as the legal form of the investee when evaluating whether they have the ability to exercise significant influence. Equity method investments are included in “Investment in unconsolidated affiliate” in the accompanying combined balance sheets. The Combined Entities monitor investments in equity affiliates for impairment and record reductions in carrying values if the carrying amount of the investment exceeds its fair value. An impairment charge is recorded when an impairment is deemed to be other-than-temporary. To determine whether an impairment is other-than-temporary, the Combined Entities must consider whether they have the ability and intent to hold the investment until the carrying amount is fully recovered. Circumstances that indicate an other-than-temporary decline include factors such as decreases in quoted market prices or declines in operations. The evaluation of an investment for potential impairment requires management to exercise significant judgment and to make certain assumptions. The use of different judgments and assumptions could result in different conclusions. During the year ended December 31, 2014, no impairment losses were recorded related to the Combined Entities’ equity method investment.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of accounts due to vendors related to the Combined Entities’ operations and construction of PV solar power systems. The nature of these payables relates to costs for legal services, maintenance, spare parts, administrative services, construction, and operating costs.

Asset Retirement Obligations

Asset retirement obligations (“AROs”) are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing or method of settlement may be conditional on a future

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

event. In some cases, the Combined Entities enter into certain agreements, such as land leases, that include a requirement for the removal of the solar energy systems at the end of the term of the agreement. The Combined Entities account for asset retirement obligations in accordance with U.S. GAAP, which requires that a liability for the fair value of an ARO be recognized in the period in which it is incurred if it can be reasonably estimated, with the associated asset retirement cost capitalized as part of the carrying amount of the PV solar power system. AROs represent the present value of expected third-party decommissioning costs regarding the life of the system and timing of decommissioning.

The asset retirement cost is subsequently allocated to expense using a systematic and rational method over the system’s estimated useful life. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is included in “Depreciation and accretion” in the combined statements of operations. Changes resulting from revisions to the timing or amount of the original estimate of cash flows are recognized as an increase or a decrease in the asset retirement cost, or income when the asset retirement cost is fully depreciated.

Income Taxes

The Combined Entities’ operations are included in the consolidated federal income tax returns filed by First Solar for the years ended December 31, 2014 and 2013. As the Combined Entities are not a party to a tax allocation agreement with First Solar, the combined financial statements reflect the guidance under Internal Revenue Code (IRC) Section 1552(b) for situations when no tax allocation agreement is in place. For the year ended December 31, 2014, the Combined Entities generated a current taxable loss, which was utilized by First Solar in its consolidated tax return to reduce taxable income. Income taxes are presented as if the Combined Entities filed a separate tax return, as modified by the benefits-for-loss approach. All current taxable losses generated by the Combined Entities are reflected as a capital distribution, which reflects the fact that the benefit of the taxable losses is currently recognized by First Solar as a reduction to its consolidated taxable income. No tax related balances are due to or due from an affiliate at any time during the periods presented.

The Combined Entities use the asset and liability method to account for income taxes whereby the Combined Entities calculate the deferred tax asset or liability account balances using tax laws and rates in effect at that time. Income tax benefit includes (i) deferred tax benefit, which generally represents the net change in the deferred tax asset or liability balance during the year and (ii) current tax benefit, which represents the amount of tax currently payable to or receivable from taxing authorities. The Combined Entities use the deferral method of accounting for investment tax credits under which the credits are recognized as reductions in the carrying value of the related assets. The use of the deferral method also results in a basis difference from the recognition of a deferred tax asset and an immediate income tax benefit for the future tax depreciation of the related assets. Such basis differences are accounted for pursuant to the income statement method. The Combined Entities establish valuation allowances, when necessary, to reduce deferred tax assets to the extent it is more likely than not that such deferred tax assets will not be realized. The Combined Entities only recognize tax benefits related to uncertain tax positions that are more likely than not of being sustained upon examination. For those positions that satisfy such recognition criteria, the amount of tax benefit recognized is the largest amount of tax benefit that is more than fifty percent likely of being sustained on ultimate settlement of the uncertain tax position.

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Revenue Recognition

Revenue is generated primarily from various non-affiliated parties under long-term PPA contracts. The PPAs are accounted for as operating leases. U.S. GAAP requires minimum lease payments to be recognized over the term of the lease and contingent rents to be recorded when the contingency is resolved. Revenue is recognized as energy and any related renewable energy attributes are delivered, which is when revenue is earned based on energy delivered at rates stipulated in the respective PPAs.

Operations and Maintenance

Operations and maintenance services are provided to the Combined Entities by affiliates of First Solar and another third party pursuant to various contractual agreements. Expenses incurred for these services was $0.4 million for the year ended December 31, 2014, and were reported as a component of “Cost of operations” in the combined statements of operations.

Recent Accounting Pronouncements

In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360)—Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. ASU 2014-08 defines a discontinued operation as a disposal of a component or group of components that is disposed of or is classified as held for sale and “represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results.” The standard states that a strategic shift could include a disposal of: a major geographic area of operations, a major line of business, a major equity investment, or other major parts of an entity. The adoption of ASU 2014-08 in 2014 did not have an impact on the Combined Entities’ financial position or results of operations. However, in the event that a future disposition meets the revised criteria, the Combined Entities expect that this standard will have an impact on the presentation of the combined financial statements and associated disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), to clarify the principles of recognizing revenue and create common revenue recognition guidance between U.S. GAAP and International Financial Reporting Standards. An entity has the option to apply the provisions of ASU 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying this standard recognized at the date of initial application. ASU 2014-09 is effective for fiscal years beginning after December 15, 2016, and early adoption is not permitted. The Combined Entities are currently evaluating the method of adoption and the impact ASU 2014-09 will have on their combined financial position, results of operations, and associated disclosures.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810)—Amendments to the Consolidation Analysis. ASU 2015-02 modifies existing consolidation guidance related to (i) limited partnerships and similar legal entities, (ii) the evaluation of variable interests for fees paid to decision makers or service providers, (iii) the effect of fee arrangements and related parties on the primary beneficiary determination, and (iv) certain investment funds. These changes are expected to limit the number of consolidation models and place more emphasis on risk of loss when determining a controlling financial interest. ASU 2015-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2015. The Combined Entities are currently evaluating the impact of ASU 2015-02 on their combined financial statements and associated disclosures.

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

3. Combined Balance Sheet Details

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following at December 31, 2014 and 2013 (in thousands):

	2014	2013
Prepaid expenses	$161	$—
Tax credit receivable	264	—
Other current assets	324	—

Prepaid expenses and other current assets	$749	$—

PV Solar Power Systems, Net

PV solar power systems, net consisted of the following at December 31, 2014 and 2013 (in thousands):

	2014	2013
Power generating assets	$41,582	$—
Construction in process	225,280	433,834

PV solar power systems, gross	266,862	433,834
Less: accumulated depreciation	(1,140)	—

PV solar power systems, net	$265,722	$433,834

Depreciation expense for PV solar power systems was $1.1 million and zero for the years ended December 31, 2014 and 2013, respectively. During 2014, Southern Power Company purchased a majority membership interest in Solar Gen 2, which reduced the corresponding PV solar systems balance. Refer to Note 4 “Investment in Unconsolidated Affiliate” for additional information on this transaction.

Accrued Expenses

Accrued expenses consisted of the following at December 31, 2014 and 2013 (in thousands):

	2014	2013
Accrued PV solar power systems	$7,155	$19,733
Accrued taxes	384	122
Accrued legal services	202	421
Other accrued expenses	160	—

Accrued expenses	$7,901	$20,276

4. Investment in Unconsolidated Affiliate

On November 26, 2014, First Solar completed the sale of 100% of its membership interest in Solar Gen 2 to SG2 Holdings, a subsidiary of Southern Company, in exchange for cash and 100% of the class B membership interests in SG2 Holdings. SG2 Holdings consists solely of its 100%

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

membership interest in Solar Gen 2. The class B membership interests entitle the Combined Entities to a 49% membership interest and 1% of the tax allocations and net income or net loss of SG2 Holdings. A separate subsidiary of Southern Company acts as the class A member of SG2 Holdings. The class A member is entitled to a 51% membership interest and 99% of the tax allocations and net income or net loss of SG2 Holdings. After approximately eleven years, the tax allocations and net income or net loss of the class A and class B members will adjust to match the current membership interests. Each member is entitled to cash distributions based on their current membership interests. The class A member has managerial and operational responsibilities for SG2 Holdings, subject to the class B member’s approval rights with respect to certain decisions, including expenditures in excess of budgeted amounts, certain sales of assets, execution, termination or amendment of certain contracts, and the incurrence of debt.

Prior to the sale of Solar Gen 2 noted above, the Combined Entities derecognized and distributed their 100% membership interest in Solar Gen 2 to First Solar, which was accounted for as a capital distribution at the carrying value of Solar Gen 2 and reflected as a distribution on the combined statements of owners’ equity. Upon completion of the transaction with Southern Company, First Solar contributed its acquired class B membership interests in SG2 Holdings to the Combined Entities. First Solar’s transaction with Southern Company was accounted for as a partial sale of real estate pursuant to ASC 360. Accordingly, the class B membership interests were recorded by the Combined Entities at First Solar’s historical carrying value of Solar Gen 2 after its accounting for the transaction with Southern Company. Prior to the derecognition, the Solar Gen 2 PV solar power system was under development and construction. The Combined Entities account for their class B membership interests in SG2 Holdings using the equity method of accounting as they have the ability to exercise significant influence over the system due to representation on its management committee. During the year ended December 31, 2014, the Combined Entities recognized a loss of $0.5 million, net of tax, from their investment in SG2 Holdings. As of December 31, 2014, the carrying value of the investment was $219.9 million.

The following table presents summarized financial information for SG2 Holdings, as derived from the consolidated financial statements of SG2 Holdings (in thousands):

Inception to December 31, 2014
Summary statement of operations information:
Revenue	$1,722
Operating expenses	3,367
Net loss	(1,583)

December 31, 2014
Summary balance sheet information:
Current assets	$4,671
Long-term assets	728,289
Current liabilities	8,681
Long-term liabilities	4,510

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

5. Asset Retirement Obligations

A summary of changes in the Combined Entities’ asset retirement obligations for the years ended December 31, 2014 and 2013 is presented below (in thousands):

	2014	2013
Balance at beginning of year	$3,177	$—
Liabilities incurred	8,384	3,177
Revisions to estimates, net	(259)	—
Accretion expense	66	—
Liabilities settled via derecognition of Solar Gen 2	(8,156)	—

Balance at end of year	$3,212	$3,177

The Combined Entities’ asset retirement obligations are based on estimated third-party costs associated with the decommissioning of the applicable PV solar power systems. These costs may increase or decrease significantly in the future as a result of changes in regulations, changes in engineering designs and technology, permit modifications or updates, inflation, or other factors. Decommissioning activities and expenditures generally are made over a period of time commencing at the end of the life of the system.

6. Energy Sales Contracts

The Combined Entities have entered into various energy sales contracts or PPAs with multiple customers as summarized in the following table:

Project Name	PPA Contracted Partner(s)	Remaining Term
Maryland Solar	FirstEnergy Solutions	18.3 years
Lost Hills	Pacific Gas and Electric Company & City of Roseville	28.7 years
North Star	Pacific Gas and Electric Company	20 years
Solar Gen 2	San Diego Gas & Electric Company	24.9 years

Under the terms of the various PPAs, the Combined Entities’ contracted partners or counterparties are obligated to take the output from the systems at stipulated prices over defined periods. Revenue is recognized as energy and any related renewable energy attributes are delivered. Certain PPAs include minimum production levels to be delivered by the project or require the project to achieve availability thresholds. An extended failure to meet minimum availability levels could, in some cases, entitle the counterparty to claim and receive damages or, in certain cases, terminate the contract or reduce the contract price.

The Combined Entities also have guaranteed performance obligations for some PPAs. Under these obligations, the Combined Entities are required to deliver no less than the guaranteed energy production as defined per the PPA over two consecutive contract years, which demonstrates that the actual energy generation for such two-year period meets or exceeds the scheduled energy expectation, after certain adjustments and exclusions. If there is a guaranteed energy production failure, the Combined Entities may incur liquidated damages. No amounts were accrued for liquidated damages as of December 31, 2014.

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

7. Income Taxes

The components of income tax benefit for the years ended December 31, 2014 and 2013 were as follows (in thousands):

	2014	2013
Current (benefit) expense
Federal	$(1,240)	$1,169
State	(90)	74

Total current (benefit) expense	(1,330)	1,243

Deferred benefit
Federal	(3,764)	(1,830)
State	(246)	(109)

Total deferred benefit	(4,010)	(1,939)

Total income tax benefit	$(5,340)	$(696)

The Combined Entities’ effective tax rates were (189.3%) and (40.6%) for the years ended December 31, 2014 and 2013, respectively. The Combined Entities’ income tax benefit in 2014 increased by $4.6 million during 2014 compared with 2013. The increase in income tax benefit in 2014 compared to 2013 is primarily due to PV solar power system basis differences attributable to the generation of investment tax credits combined with an increase in pretax loss in 2014. The related investment tax credits were not reflected in the Combined Entities’ financial statements as they were retained by First Solar.

If the Combined Entities recorded their net operating losses as deferred tax assets rather than capital distributions, the amount reflected above as current tax benefit would be reclassified as deferred tax benefit. If the Combined Entities followed the separate return method without modification for the benefits-for-loss approach, no income tax benefit would be recognized as the Combined Entities would be required to record a full valuation allowance against their deferred tax assets.

For the years ended December 31, 2014 and 2013, income tax results differed from the amounts computed by applying the U.S. statutory federal income tax rate of 35% to the Combined Entities’ loss before income taxes due to the following reasons (in thousands):

	2014		2013
	Tax	Percent	Tax	Percent
Statutory income tax benefit	$(987)	35.0%	$(600)	35.0%
PV solar power system basis difference	(3,628)	128.6%	—	—%
State tax, net of federal benefit	(727)	25.8%	(98)	5.7%
Nondeductible expenses	2	(0.1)%	2	(0.1)%

Reported income tax benefit	$(5,340)	189.3%	$(696)	40.6%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities calculated for U.S. GAAP financial reporting purposes and the amounts calculated under the separate return method in accordance with tax regulations and of the net

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

tax effects of operating loss and tax credit carryforwards. The items that gave rise to deferred taxes for the years ended December 31, 2014 and 2013 were as follows (in thousands):

	2014	2013
Deferred tax assets:
PV solar power systems	$5,948	$1,939

Deferred tax assets	5,948	1,939

Deferred tax liabilities:
Partnership basis difference	947	—

Deferred tax liabilities	947	—

Net deferred tax assets and (liabilities)	$5,001	$1,939

If the Combined Entities recorded their net operating losses as deferred tax assets rather than capital distributions, they would have recorded a deferred tax asset of $1.3 million as of December 31, 2014. The adjusted net deferred tax asset recorded would be $6.3 million as of December 31, 2014. If the Combined Entities followed the separate return method without modification for the benefits-for-loss approach, a full valuation allowance would be required to offset the entire net deferred tax asset.

The Combined Entities are subject to audit by various other state and local tax authorities. Accordingly, the Combined Entities believe that adequate provisions have been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed by the Combined Entities’ tax audits are resolved in a manner not consistent with their expectations, the Combined Entities could be required to adjust their provision for income taxes in the period such resolution occurs.

The Combined Entities had no significant unrecognized tax benefits related to uncertain tax positions for the periods presented. Federal and state income tax returns filed by First Solar for the 2008–2009 and 2011–2014 tax years, which include the Combined Entities, remain subject to examination. Tax years are technically not closed until the statute of limitations in each jurisdiction expires. In the jurisdictions noted above, the statute of limitations can extend beyond the open years subject to examination.

8. Related-Party Transactions

For the purpose of the combined financial statements, parties are considered to be related to the Combined Entities if the Combined Entities have the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Combined Entities and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

Operations and Maintenance

Operations and maintenance services are provided to SG2 Holdings by affiliates of First Solar pursuant to a contractual agreement. Expense incurred for these services was $0.5 million for the year ended December 31, 2014 and was included in the financial results of SG2 Holdings used to determine the Combined Entities’ proportionate share of SG2 Holdings’ loss for the period.

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

Affiliates

Substantially all of the Combined Entities’ expenses are paid by affiliates of First Solar and are reflected as “Contributed capital” on the combined balance sheets.

9. Commitments and Contingencies

Land Use Commitments

The Combined Entities are party to various non-cancelable operating leases related to land for their solar facilities, which include renewal options and inflation-adjusted rent escalation clauses. Maryland Solar is subject to a 20-year land lease, with one five-year renewal option, Lost Hills is subject to a 30-year land lease, with one ten-year renewal option, and North Star is subject to a 30-year land lease, with one ten-year renewal option. All lease costs are charged to expense on a straight-line basis. Lease expense for the years ended December 31, 2014 and 2013 was $0.9 million and $0.1 million, respectively, and was classified as “Cost of operations” in the Combined Entities’ accompanying combined statements of operations.

Below is a summary of the Combined Entities’ future minimum lease commitments as of December 31, 2014 (in thousands):

	2015	2016	2017	2018	2019	Thereafter	Total
Land leases	$633	1,052	1,063	1,073	1,085	30,856	$35,762

Development, Engineering, and Construction Commitment

The Combined Entities have two open engineering, procurement, and construction (“EPC”) contracts with affiliates of First Solar or third parties for the Lost Hills and North Star PV solar power systems. These costs are capitalized as construction-in-process as incurred. The total remaining EPC commitment as of December 31, 2014 was $125.4 million.

System Contingent Obligations

Lease agreements and PPAs often require the Combined Entities to undertake obligations including: (i) system output performance guarantees; (ii) system maintenance; and (iii) penalty payments or customer termination rights if the systems are not commissioned within specified timeframes or if other milestones are not achieved. Historically, the Combined Entities’ systems have performed significantly above the performance guarantee thresholds.

Indemnifications

The Combined Entities are a party to a variety of agreements under which they may be obligated to indemnify the counterparty with respect to certain matters. Typically, these obligations arise in connection with contracts and license agreements or the sale of assets, under which the Combined Entities customarily agree to hold the other party harmless against losses arising from a breach of warranties, representations, and covenants related to such matters as title to assets sold, negligent acts, damage to property, validity of certain intellectual property rights, non-infringement of third-party rights, and certain tax related matters including indemnification of the project company’s classification, investment tax credit (“ITC”) status, and depreciation deductions under Section 167 or Section 168 of

FIRST SOLAR, INC.’S INTEREST IN THE COMBINED ENTITIES

NOTES TO COMBINED FINANCIAL STATEMENTS

the IRC. In each of these circumstances, payment by the Combined Entities is typically subject to the other party making a claim to the Combined Entities that is contemplated by and valid under the indemnification provisions of the particular contract, which provisions are typically contract-specific, as well as bringing the claim under the procedures specified in the particular contract. These procedures usually allow the Combined Entities to challenge the other party’s claims or, in case of breach of intellectual property representations or covenants, to control the defense or settlement of any third-party claims brought against the other party. Further, the Combined Entities’ obligations under these agreements may be limited in terms of activity (typically to replace or correct the products or terminate the agreement with a refund to the other party), duration, and/or amounts. In some instances, the Combined Entities may have recourse against third parties and/or insurance covering certain payments made by the Combined Entities.

Legal Proceedings

The Combined Entities do not have any legal proceedings that are currently pending. From time to time, the Combined Entities may be party to various lawsuits, claims, and other legal and regulatory proceedings that arise in the ordinary course of business. These actions may seek, among other things, compensation, civil penalties, or injunctive or declaratory relief.

Environmental Contingencies

The Combined Entities review their obligations as they relate to compliance with environmental laws, including site restoration and remediation. During the years ended December 31, 2014 and 2013, there were no known environmental contingencies that required the Combined Entities to recognize a liability or include associated disclosures.

10. Subsequent Events

Subsequent events have been evaluated through March 8, 2015, the date the combined financial statements were available to be issued.

REPORT OF INDEPENDENT AUDITORS

Members

SG2 Holdings, LLC

We have audited the accompanying financial statements of SG2 Holdings, LLC and Subsidiary, which comprise the consolidated balance sheet as of December 31, 2014, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the period from September 5, 2014 (Date of Inception) to December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SG2 Holdings, LLC and Subsidiary at December 31, 2014, and the consolidated results of their operations and their cash flows for the period from September 5, 2014 (Date of Inception) to December 31, 2014 in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

February 16, 2015

A Member of American Institute of Certified Public Accountants, the AICPA Alliance for CPA Firms, Public Company Accounting Oversight Board, CPAmerica International and PKF International.

CONSOLIDATED BALANCE SHEET

At December 31, 2014

SG2 Holdings, LLC and Subsidiary

December 31, 2014
(in thousands)
Assets
Current Assets:
Cash and cash equivalents	$524
Receivables:
Customer accounts receivable	2,684
Affiliated companies	101
Prepaid expenses	1,362

Total current assets	4,671

Noncurrent assets:
Property, plant and equipment, net of accumulated depreciation of $2,229	709,914
Prepaid transmission services	18,375

Total noncurrent assets	728,289

Total Assets	$732,960

Liabilities and Members’ Equity
Liabilities:
Current liabilities:
Accounts payable	$101
Accounts payable—affiliated	2,001
Construction payable—affiliated	5,993
Other current liabilities	586

Total current liabilities	8,681

Noncurrent liabilities:
Asset retirement obligations	4,475
Other deferred credits and liabilities	35

Total noncurrent liabilities	4,510

Members’ equity:
Contributed capital	721,352
Accumulated deficit	(1,583)

Total members’ equity	719,769

Total Liabilities and Members’ Equity	$732,960

Commitments and Contingent Matters (See notes)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF OPERATIONS

Period from September 5, 2014 (Date of Inception) to December 31, 2014

SG2 Holdings, LLC and Subsidiary

Period from September 5, 2014 (Date of Inception) to December 31, 2014
(in thousands)
Operating Revenues	$1,722

Operating Expenses:
Operations and maintenance	1,032
Depreciation and amortization	2,247
Taxes other than income taxes	88

Total operating expenses	3,367

Operating Loss	(1,645)
Interest income	62

Net Loss	$(1,583)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES OF MEMBERS’ EQUITY

Period from September 5, 2014 (Date of Inception) to December 31, 2014

SG2 Holdings, LLC and Subsidiary

	Contributed Capital	Accumulated Deficit	Total Members’ Equity
		(in thousands)
Capital contributions	$721,352	$—	$721,352
Net loss	—	(1,583)	(1,583)

Balance at December 31, 2014	$721,352	$(1,583)	$719,769

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

Period from September 5, 2014 (Date of Inception) to December 31, 2014

SG2 Holdings, LLC and Subsidiary

Period from September 5, 2014 (Date of Inception) to December 31, 2014
(in thousands)
Operating Activities:
Net loss	$(1,583)
Adjustments to reconcile net loss to net cash provided from operating activities—
Depreciation and amortization	2,247
Other, net	129
Changes in certain current assets and liabilities—
—Receivables	(2,785)
—Other current assets	(172)
—Accounts payable	2,102
—Other current liabilities	586

Net cash provided from operating activities	524

Investing Activities:
Cash paid for business combinations	(500,618)

Net cash used for investing activities	(500,618)

Financing Activities:
Proceeds from capital contributions	500,618

Net cash provided from financing activities	500,618

Net Change in Cash and Cash Equivalents	524
Cash and Cash Equivalents at Beginning of Period	—

Cash and Cash Equivalents at End of Period	$524

Supplemental Cash Flow Information:
Noncash transactions—
Business combinations	226,727
Capital contributions	220,734
Asset retirement obligations	4,475

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SG2 Holdings, LLC and Subsidiary

Period from September 5, 2014 (Date of Inception) to December 31, 2014

1. Organization and Summary of Significant Accounting Policies

SG2 Holdings, LLC (SG2 Holdings) is a holding company that was formed on September 5, 2014 and on October 22, 2014 acquired 100% of the membership interests of SG2 Imperial Valley, LLC (Imperial Valley, and collectively, the Company). Imperial Valley was formed on December 13, 2011 for the purpose of developing, constructing, owning and operating a utility-scale solar photovoltaic facility with a capacity of approximately 150 megawatts (MW) located in Imperial County, California, which began commercial operation on November 26, 2014.

SG2 Holdings is a partnership with Class A membership interests owned by Southern Renewable Partnerships, LLC (SRP), a wholly-owned subsidiary of Southern Power Company, and Class B membership interests owned by FSAM SG2 Holdings, LLC (FSAM), a wholly-owned subsidiary of First Solar, Inc. (First Solar).

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (GAAP).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and results of operations of SG2 Holdings and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the use of estimates, and the actual results may differ from those estimates.

Concentration of Credit Risk

The company has a significant concentration of credit risk related to its accounts receivable arising from the power purchase agreement (PPA), executed with San Diego Gas & Electric Company, a subsidiary of Sempra Energy, in the state of California. The PPA requires that a portion of the revenues are collected directly from the California Independent System Operator. The Company does not believe significant credit risk exists at December 31, 2014, because of the creditworthiness of the counterparties. There are no past due amounts from such counterparties at December 31, 2014.

Cash and Cash Equivalents

The Company considers unrestricted cash on hand and deposits in banks to be cash and cash equivalents; such balances approximate fair value at December 31, 2014. Temporary cash investments are securities with original maturities of 90 days or less.

Income Taxes

SG2 Holdings and Imperial Valley are limited liability companies treated as a partnership and a single-member disregarded entity, respectively, for income tax purposes. As such, federal and state

NOTES (continued)

SG2 Holdings, LLC and Subsidiary

income taxes are generally not recognized at the entity level but instead, income is taxed at the owner-member level. Accordingly, the partnership does not have liabilities for federal or state taxes and, therefore, no current income taxes or deferred income taxes are reflected in the consolidated financial statements.

Property, Plant and Equipment

Property, plant and equipment (PPE) is stated at original cost, less accumulated depreciation. Capital additions and betterments that increase the useful lives of the assets are capitalized. Solar facility equipment and related assets are depreciated over their estimated useful lives of 15 to 35 years on a straight-line basis. The Company’s significant estimates include the carrying amount and the estimated useful lives of its long-lived assets.

Asset Retirement Obligations

Asset retirement obligations are computed as the present value of the ultimate costs for an asset’s future retirement and are recorded in the period in which the liability is incurred and accreted to their future value. The costs are capitalized as part of the related long-lived asset and depreciated over the assets’ useful lives of 35 years.

The Company’s asset retirement obligations relate to leased land upon which the solar facility was constructed. The lease requires that, upon lease termination, the leased land be restored to an agreed-upon condition.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment when events or changes in circumstances indicate that the carrying values of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, as compared with the carrying value of the assets. If the estimate of undiscounted future cash flows is less than the carrying value of the asset, the fair value of the asset is determined and a loss is recorded. Until the assets are disposed of, their estimated fair value is re-evaluated when circumstances or events change.

Prepaid Transmission Services

In conjunction with the acquisition of Imperial Valley, the Company acquired a long-term prepaid for transmission services that represents network and transmission upgrades that will be reimbursed to the Company through reductions to transmission invoices from the Imperial Irrigation District over approximately 19 years. The prepaid was recorded at fair value at the acquisition date. Transmission costs are expensed and the prepaid is reduced as transmission services are rendered. As of December 31, 2014, included in prepaid expenses is the current portion of the prepaid transmission services of $1.3 million.

Revenues

The Company is a lessor under the terms of a 25-year PPA for the sale of electricity and green attributes. The PPA has been evaluated and classified as an operating lease. Under this agreement,

NOTES (continued)

SG2 Holdings, LLC and Subsidiary

the revenues are accounted for as contingent rents and thus the Company recognizes revenue based upon rates specified in the PPA when the electricity is delivered. The Company commenced the recognition of revenue upon commercial operation of the facility on November 26, 2014.

2. Members’ Equity

The Company operates under the amended Limited Liability Company Agreement dated November 26, 2014.

During the period from September 5, 2014 (Date of Inception) to December 31, 2014, the Company received equity contributions of $721.3 million. Southern Power Company contributed $500.6 million in cash and indirectly owns 100% of the class A membership interests of SG2 Holdings and is entitled to 51% of all cash distributions from SG2 Holdings. First Solar’s noncash contribution was $220.7 million and First Solar indirectly owns 100% of the class B membership interests of SG2 Holdings and is entitled to 49% of all cash distributions from SG2 Holdings. In addition, Southern Power Company is entitled to substantially all of the federal tax benefits with respect to this solar facility.

The Company expects to receive additional equity contributions of $6.0 million in the first quarter of 2015, which will be used to settle the remaining contingent consideration due upon final acceptance of the facility.

3. Acquisition

On October 22, 2014, SG2 Holdings acquired all of the outstanding membership interests of Imperial Valley from Solar Gen 2 LLC, a wholly-owned subsidiary of First Solar, the developer of the project. Imperial Valley constructed an approximately 150-MW solar photovoltaic facility in Southern California. The solar facility began commercial operation on November 26, 2014 and the entire output of the plant is contracted under a 25-year PPA with San Diego Gas & Electric Company, a subsidiary of Sempra Energy.

In connection with this acquisition, SG2 Holdings made an aggregate payment of approximately $127.9 million to a subsidiary of First Solar and became obligated to pay contingent consideration of approximately $599.3 million upon completion of the facility (which equated to the amount due to an affiliate of First Solar under the construction contract for Imperial Valley). When substantial completion was achieved on November 26, 2014, SG2 Holdings settled $593.3 million of the contingent consideration due through a cash payment of $411.8 million and non-cash settlement of $181.5 million, leaving $6.0 million payable upon final acceptance of the facility. The aggregate purchase price for Imperial Valley was approximately $727.2 million. As of December 31, 2014, the fair values of the assets acquired were recorded as approximately $707.5 million to PPE and approximately $19.7 million to a long-term prepayment related to transmission services; however, the allocation of the purchase price to individual assets has not been finalized.

4. Asset Retirement Obligations

As of December 31, 2014, the Company has recorded the following asset retirement obligation:

(in thousands)
Liability incurred	$4,457
Accretion expense	18

Balance at December 31, 2014	$4,475

NOTES (continued)

SG2 Holdings, LLC and Subsidiary

The estimated liability is based on the future estimated costs associated with the dismantlement, demolition and removal of the solar power plant. The estimate of the asset retirement obligation is based on projected future retirement costs and requires management to exercise significant judgment. Such costs could differ significantly when they are incurred.

5. Related-Party Transactions

Parties are considered to be related to the Company if the Company has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

The Company entered into an engineering, procurement, and construction agreement (EPC) and operations and maintenance agreement with First Solar Electric (California), Inc., a wholly owned company of First Solar, to provide engineering, procurement, and construction services and operations and maintenance services. In addition, the Company entered into a management service agreement with a related party, Southern Power Company, to provide management and general and administrative services. During the period from September 5, 2014 (Date of Inception) to December 31, 2014, the Company recorded $593.3 million of EPC costs and operations and maintenance service expenses incurred from First Solar Electric (California), Inc. and approximately $45,000 of management and general and administrative service expenses incurred from Southern Power Company. As of December 31, 2014, balances related to these arrangements of $2.0 million were included in accounts payable—affiliated in the accompanying balance sheet.

Prior to substantial completion, the Company paid certain costs that are receivable from SRP, of which $101,000 was included in receivables—affiliated companies in the accompanying balance sheet as of December 31, 2014.

6. Commitments and Contingencies

Operating Lease

The Company is obligated under a 30-year noncancelable operating lease related to land for its solar facility, which contains a 10-year renewal option and inflation-adjusted rent escalation clauses. The related rentals are charged to expense on a straight-line basis. Rent expense for the period from September 5, 2014 (Date of Inception) to December 31, 2014 under the land lease was approximately $154,000.

Below is a summary of the Company’s future minimum lease commitments as of December 31, 2014:

	2015	2016	2017	2018	2019	Thereafter	Total
	(in thousands)
Land leases	$1,243	$1,257	$1,270	$1,282	$1,295	$35,413	$41,760

Legal Proceedings

The Company does not have any legal proceedings that are currently pending. From time to time, the Company may be party to various lawsuits, claims and other legal and regulatory proceedings that arise in the ordinary course of business. These actions may seek, among other things, compensation, civil penalties, or injunctive or declaratory relief.

NOTES (continued)

SG2 Holdings, LLC and Subsidiary

Environmental Contingencies

The Company reviews its obligations as they relate to compliance with environmental laws, including site restoration and remediation. For the period from September 5, 2014 (Date of Inception) to December 31, 2014, there were no known environmental contingencies that required the Company to recognize a liability.

7. Subsequent Events

Subsequent events have been evaluated through February 16, 2015, the date these financial statements were available to be issued.

APPENDIX A

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

8POINT3 ENERGY PARTNERS LP

A Delaware Limited Partnership

Dated as of

[                    ], 2015

A-i

A-ii

A-iii

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

8POINT3 ENERGY PARTNERS LP

A Delaware Limited Partnership

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF 8POINT3 ENERGY PARTNERS LP, dated as of [                    ], 2015, is entered into by and between 8POINT3 GENERAL PARTNER, LLC, a Delaware limited liability company, as the General Partner and the Initial Shareholders (as defined herein), together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors of the General Partner, and any such Person’s Affiliates, shall be deemed to be an Affiliate of the General Partner. Notwithstanding anything in the foregoing to the contrary, SunPower and its Affiliates (other than the General Partner or any Group Member), on the one hand, and First Solar and its Affiliates (other than the General Partner or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the General Partner or any Affiliate of any Group Member or the General Partner.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP, as it may be amended, modified, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Partnership Group (or the Partnership’s share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii) all cash and cash equivalents of the Partnership received by the Partnership from distributions on OpCo Common Units by the Operating Company made with respect to such Quarter subsequent to the end of such Quarter and prior to the date of distribution of Available Cash; less

(b) the amount of any cash reserves established by the General Partner to:

(i) provide for the proper conduct of the business of the Partnership subsequent to such Quarter, including reserves for anticipated future debt service requirements and the payment of taxes or general, administrative or other expenses by the Partnership;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject; or

(iii) provide funds for future distributions to the Operating Company’s members in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish (or cause the Operating Company to establish) cash reserves pursuant to clause (b)(iii) above if the effect of such reserves would be that the Operating Company is unable to distribute the Minimum Quarterly Distribution (as defined in the OpCo Limited Liability Company Agreement) on all of the OpCo Common Units, plus any arrearages on all OpCo Common Units for such Quarter; and provided further, that disbursements made by the Partnership or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, as applicable, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner or (b) current distributions that a Partner is entitled to receive but otherwise waives.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Shareholder for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including global form if permitted by applicable rules and regulations) as may be adopted by the General Partner and issued by the Partnership evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for the Class A Shares is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Class A Share” means a limited partner interest in the Partnership having the rights and obligations specified with respect to Class A Shares in this Agreement. A Class B Share is not a Class A Share.

“Class B Share” means a limited partner interest in the Partnership having the rights and obligations specified with respect to Class B Shares in this Agreement. For the avoidance of doubt, holders of Class B Shares, in their capacity as such, shall not have any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Closing Price” means, in respect of any class of Shares, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported on the principal National Securities Exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day, or if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Shares, or, if on any such day such Shares are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Shares selected by the General Partner, or if on any such day no market maker is making a market in such Shares, the fair value of such Shares on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning set forth in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (i) Class A Shares and (ii) awards that are granted to such director in his capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors of the General Partner to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Class A Shares are listed or admitted to trading (or if the Class A Shares are not listed or admitted to trading, the New York Stock Exchange).

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership.

“Contribution Agreement” means that certain Contribution, Assignment and Assumption Agreement, dated as of [                    ], 2015, among the Partnership, the General Partner, the Operating Company and First Solar, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Current Market Price” means, as of any date, for any class of Shares, the average of the daily Closing Prices per Share of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Partnership Interests.

“Event of Withdrawal” has the meaning set forth in Section 11.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Exchange Agreement” means the Exchange Agreement, dated as of [            ], 2015, among the Partnership, the General Partner, the Sponsors and the Operating Company.

“FERC” means the U.S. Federal Energy Regulatory Commission, or any successor to the powers thereof.

“FERC Application” means an application under FPA Section 203 or a petition for declaratory order seeking a determination by FERC that the Partnership Interests are passive, non-voting securities for purposes of FPA Section 203 such that the acquisition of Partnership Interests by an acquirer in any amount will not result, directly or indirectly, in a change of control or merger or consolidation with respect to the Partnership’s direct or indirect public utility subsidiaries or otherwise require separate authorization pursuant to FPA Section 203.

“First Solar” means First Solar 8point3 Holdings, LLC, a Delaware limited liability company.

“General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Shares held by it), which includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Incentive Distribution Right” has the meaning set forth in the OpCo Limited Liability Company Agreement.

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.

“Initial Shareholders” means the Sponsors and the IPO Underwriters upon the issuance by the Partnership of Class A Shares as described in Section 5.1 in connection with the Initial Public Offering.

“Initial Public Offering” means the initial offering and sale of Class A Shares to the public (including the offer and sale of Class A Shares pursuant to the Underwriters’ Option), as described in the IPO Registration Statement.

“IPO Closing Date” means the first date on which Class A Shares are sold by the Partnership to the IPO Underwriters pursuant to the provisions of the Underwriting Agreement.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-[            ]) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Class A Shares in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule A to the Underwriting Agreement who purchases Class A Shares pursuant thereto.

“Joint Venture” means a joint venture that is not a Subsidiary and through which a Group Member conducts its business and operations and in which such Group Member owns an equity interest.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Shares have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Management Services Agreements” means, collectively, (i) the Management Services Agreement, dated as of [                    ], 2015, among the Operating Company, the Partnership, the General Partner, Holdings and SunPower Capital Services, LLC and (ii) the Management Services Agreement, dated as of [                    ], 2015, among the Operating Company, the Partnership, the General Partner, Holdings and First Solar 8point3 Management Services, LLC.

“Merger Agreement” has the meaning set forth in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Net Agreed Value” means, with respect to any property or asset, the fair market value of that property or asset, as determined by the General Partner in good faith, reduced by any Liabilities either assumed by the Partnership upon the contribution of such property or asset or other consideration is subject when contributed.

“Notice of Election to Purchase” has the meaning set forth in Section 15.1(b).

“OpCo Common Unit” means a limited liability company interest in the Operating Company having the rights and obligations specified with respect to a “Common Unit” in the OpCo Limited Liability Company Agreement, as it may be amended, supplemented or restated from time to time.

“OpCo Limited Liability Company Agreement” means the limited liability company agreement of the Operating Company, as it may be amended, supplemented or restated from time to time.

“OpCo Subordinated Unit” means a limited liability company interest in the Operating Company having the rights and obligations specified with respect to a “Subordinated Unit” in the OpCo Limited Liability Company Agreement, as it may be amended, supplemented or restated from time to time.

“Operating Company” means 8point3 Operating Company, LLC, a Delaware limited liability company.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding in the Register as of the date of determination.

“Partners” means the General Partner and the Shareholders.

“Partnership” means 8point3 Energy Partners LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and the Operating Company and each of their Subsidiaries.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any Shares and General Partner Interest but shall exclude any Derivative Partnership Interests.

“Percentage Interest” means, as of any date of determination, (a) as to any Shareholder with respect to Shares, the quotient obtained by dividing (A) the number of Shares held by such Shareholder by (B) the total number of Outstanding Shares. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning set forth in Section 14.1.

“Pro Rata” means (a) when used with respect to Shares or any class thereof, apportioned among all designated Shares in accordance with their relative Percentage Interests and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Shares of a certain class (other than Shares owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or to vote at, any meeting of Shareholders or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of, any lawful action of Shareholders (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Register as of the Partnership’s close of business on a particular Business Day.

“Register” has the meaning set forth in Section 4.5(a).

“Restricted Transactions” has the meaning set forth in Section 13.13(a).

“ROFO Agreement” means, collectively, (i) the Right of First Offer Agreement, dated as of [            ], 2015, by and between the Operating Company and SunPower Corporation and (ii) the Right of First Offer Agreement, dated as of [            ], 2015, by and between the Operating Company and First Solar, Inc.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Share” means a Partnership Interest that is designated by the General Partner as a “Share” and shall include Class A Shares and Class B Shares but shall not include the General Partner Interest.

“Shareholders” means the Record Holders of Shares.

“Share Majority” means (i) during the Subordination Period, a majority of the Outstanding Class A Shares (excluding Class A Shares owned by the General Partner or its Affiliates), voting as a class, and a majority of the Outstanding Class B Shares, voting as a class, and (ii) after the end of the Subordination Period, a majority of the Outstanding Class A Shares and Class B Shares, voting together as a single class.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Sponsors” means SunPower and First Solar, individually or collectively, as applicable.

“Subordination Period” has the meaning set forth in the OpCo Limited Liability Company Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“SunPower” means SunPower YC Holdings, LLC, a Delaware limited liability company.

“Surviving Business Entity” has the meaning set forth in Section 14.2(b)(ii).

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning set forth in Section 7.1(b).

“transfer” has the meaning set forth in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Underwriters’ Option” means the option to purchase additional Class A Shares granted to the IPO Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Underwriters’ Option Closing Date” means the date or dates on which any Class A Shares are sold by the Partnership to the IPO Underwriters upon exercise of the Underwriters’ Option.

“Underwriting Agreement” means the Underwriting Agreement, dated as of [            ], 2015, among the IPO Underwriters, the Partnership, the General Partner and the Sponsors, providing for the purchase of Class A Shares by the IPO Underwriters.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates from time to time as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” has the meaning set forth in Section 11.1(b).

Section 1.2 Construction. Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (iv) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The General Partner and SunPower have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and First Solar has become a Shareholder. The Sponsors and the General Partner hereby amend and restate the original Agreement of Limited Partnership of 8point3 Energy Partners LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the record owner thereof for all purposes.

Section 2.2 Name. The name of the Partnership shall be “8point3 Energy Partners LP.” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Shareholders of such change in the next regular communication to the Shareholders.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 77 Rio Robles, San Jose, California 95134 or such place as the General Partner may from time to time designate. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 77 Rio Robles, San Jose, California 95134 or such other place as the General Partner may from time to time designate by notice to the Shareholders.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership or the Shareholders to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business in its sole discretion.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to the assets of the Partnership, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such assets of the Partnership or any portion thereof. Title to any or all assets of the Partnership may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any assets of the Partnership for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All assets of the Partnership shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such assets of the Partnership is held.

ARTICLE III

RIGHTS OF SHAREHOLDERS

Section 3.1 Limitation of Liability. The Shareholders shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Shareholder, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Shareholders under this Agreement.

Section 3.3 Outside Activities of the Shareholders. Subject to Section 7.6 and the ROFO Agreement, each Shareholder shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Shareholder.

Section 3.4 Rights of Shareholders.

(a) Each Shareholder shall have the right, for a purpose reasonably related to such Shareholder’s interest as a Shareholder in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Shareholder’s own expense:

(i) to obtain from the General Partner either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act or any successor or similar rule or regulation under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Shareholder in satisfaction of the requirements of this Section 3.4(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website);

(ii) to obtain a current list of the name and last known business, residence or mailing address of each Record Holder; and

(iii) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

(b) To the fullest extent permitted by law, the rights to information granted the Shareholders pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Partners to receive any information either pursuant to Section 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).

(c) The General Partner may keep confidential from the Shareholders, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or regulation or by agreement with any third party to keep confidential.

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP

INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Owners of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Register and, when deemed appropriate by the Board of Directors, ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests and Derivative Partnership Interests, Partnership Interests and Derivative Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner. The signatures of such officers upon a certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Partnership with the same effect as if he were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled. The General Partner shall have the power and authority to make all such other rules and regulations as it may deem expedient concerning the issue, transfer and registration or replacement of Certificates.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests or Derivative Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner, on behalf of the Partnership, shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Shareholder fails to notify the General Partner within a reasonable period of time after such Shareholder has notice of the loss, destruction or theft of a Certificate, and a transfer of the Shares represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, the Shareholder shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The names and addresses of Shareholders as they appear in the Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person or Group on the other, such representative Person shall be the Shareholder with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Partner hereunder as, and to the extent, provided herein, including Section 10.1(c).

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction by which the holder of a Partnership Interest assigns all or any part of such Partnership Interest to another Person who is or becomes a Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise (but not the pledge, grant of security interest, encumbrance, hypothecation or mortgage), including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Shareholder of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Shareholder and the term “transfer” shall not include any such disposition.

Section 4.5 Registration and Transfer of Shares.

(a) The General Partner shall keep, or cause to be kept by the Transfer Agent on behalf of the Partnership, one or more registers in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b) or (c), the registration and transfer of Shares, and any Derivative Partnership Interests as applicable, shall be recorded (the “Register”).

(b) The General Partner shall not recognize any transfer of Shares evidenced by Certificates until the Certificates evidencing such Shares are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Shares evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Shares for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Shares as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Register.

(c) Upon the receipt by the General Partner of proper transfer instructions from the Record Holder of uncertificated Partnership Interests, such transfer shall be recorded in the Register.

(d) By acceptance of any Shares pursuant to a transfer in accordance with this Article IV, each transferee of a Share (including any nominee, or agent or representative acquiring such Shares for the account of another Person or Group) acknowledges and agrees to the provisions of Section 10.1(c).

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Shares, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Shareholder and (vi) provisions of applicable law, including the Securities Act, Shares shall be freely transferable.

(f) The General Partner and its Affiliates shall have the right at any time to transfer their Class A Shares to one or more Persons, provided each Sponsor may not transfer its Class B Shares to any Person other than to an Affiliate of such Sponsor to which such Sponsor has also transferred the same number of its OpCo Common Units or OpCo Subordinated Units in accordance with the OpCo Limited Liability Company Agreement.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(b), the General Partner may transfer all or any part of its General Partner Interest without the approval of any Shareholder or any other Person.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Shareholder under the Delaware Act and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then-applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Operating Company or any of the Operating Company’s Subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Operating Company or the Operating Company’s Subsidiaries becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Shares (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Shares on the principal National Securities Exchange on which such class of Shares is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of a majority of the Outstanding Shares of such class.

(c) Except for Section 4.7(a), nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions. In connection with the formation of the Partnership under the Delaware Act, the General Partner has been admitted as the General Partner and each Sponsor made an initial Capital Contribution to the Partnership in the amount of $[        ] and was admitted as a Shareholder of the Partnership. As of the Closing Date, the interests of the Sponsors will be redeemed as provided in the Contribution Agreements and the initial Capital Contributions of the Sponsors shall be refunded, and all interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Sponsors.

(a) On the IPO Closing Date, the interests of First Solar and SunPower in the Partnership were converted into Class B Shares.

(b) On the IPO Closing Date and pursuant to the Underwriting Agreement, each IPO Underwriter contributed cash to the Partnership in exchange for the issuance by the Partnership of Class A Shares to each IPO Underwriter, all as set forth in the Underwriting Agreement.

(c) On the IPO Closing Date, the Partnership made a capital contribution to the Operating Company in the amount of $[        ], in exchange for [            ] OpCo Common Units.

(d) Upon the exercise, if any, of the Underwriters’ Option, each IPO Underwriter shall contribute cash to the Partnership on the Underwriters’ Option Closing Date in exchange for the issuance by the Partnership of Class A Shares to each IPO Underwriter, all as set forth in the Underwriting Agreement, and the Partnership will use such cash to make a contribution to the Operating Company in exchange for OpCo Common Units.

(e) No Partnership Interests will be issued or issuable as of or at the IPO Closing Date other than the Class A Shares and Class B Shares issued to the IPO Underwriters, First Solar and SunPower under Section 5.1.

(f) No Shareholder will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.2 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.3 Issuances and Cancellations of Class B Shares.

(a) On the date of this Agreement the Partnership shall issue a number of Class B Shares to each Sponsor equal to the total number of OpCo Common Units and OpCo Subordinated Units held of record by such Sponsor.

(b) In the event that a Sponsor becomes the record holder of an additional OpCo Common Unit or OpCo Subordinated Unit or ceases to be the record holder of any OpCo Common Unit or OpCo Subordinated Unit, the Partnership shall issue Class B Shares to such Sponsor or cancel Class B Shares held by such Sponsor such that the number of Class B Shares held by such Sponsor is equal to the number of OpCo Common Units and OpCo Subordinated Units held by such Sponsor; provided that no Class B Shares shall be cancelled in connection with a transfer of Class B Shares by a Sponsor to an Affiliate in accordance with Section 4.5(f). The determination of the General Partner as to the number of OpCo Common Units and OpCo Subordinated Units held of record by each Sponsor and the number of Class B Shares held by each Sponsor shall be made by the General Partner.

Section 5.4 Issuances of Additional Partnership Interests.

(a) The Partnership may issue additional Partnership Interests and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Partner; provided, however, that the Partnership shall not issue any additional Class A Shares unless the Partnership contributes the cash proceeds or other consideration received from the issuance of such additional Class A Shares to the Operating Company in exchange for an equivalent number of OpCo Common Units. Notwithstanding the foregoing, the Partnership may issue Class A Shares (a) pursuant to employee benefit plans or pursuant to the Exchange Agreement or (b) pursuant to a distribution (including any split or combination) of Class A Shares to all of the holders of Class A Shares pursuant to Section 5.7.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.4, (ii) the conversion of the General Partner Interest into Shares pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Shareholders in the Register as the Record Holders of such Shares and Derivative Partnership Interests and (iv) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Shares or other Partnership Interests and Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the General Partner Interest into Shares pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Shares or other Partnership Interests are listed or admitted to trading.

(d) No fractional Shares shall be issued by the Partnership.

Section 5.5 OpCo Common Unit Exchanges. Upon any exchange of OpCo Common Units and Class B Shares for Class A Shares pursuant to the Exchange Agreement, the Partnership shall issue to the exchanging holder of such OpCo Common Units and Class B Shares a number of Class A Shares equal to the number of OpCo Common Units forfeited in connection with such exchange. The Class B Shares involved in such exchange shall automatically be cancelled and shall cease to be outstanding

Section 5.6 Limited Preemptive Right. Except as provided in this Section 5.6 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests. The determination of the General Partner to exercise (or refrain from exercising) its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity.

Section 5.7 Splits and Combinations.

(a) Subject to Section 5.7(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Share basis or stated as a number of Shares are proportionately adjusted, provided, however, that the Partnership may not effect a subdivision or combination of Partnership Interests described in this Section 5.7(a) unless (i) the Operating Company also effects an equivalent subdivision or combination pursuant to the OpCo Limited Liability Company Agreement and (ii) any such distribution, subdivision or combination of the Class A Shares shall be accompanied by a simultaneous and proportionate distribution, subdivision or combination of the Class B Shares pursuant to this Agreement. This provision shall not be amended unless corresponding changes are made to the OpCo Limited Liability Company Agreement.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Shares upon any distribution, subdivision or combination of Shares. If a distribution, subdivision or combination of Shares would result in the issuance of fractional Shares but for the provisions of Section 5.4(d) and this Section 5.7(d), each fractional Share shall be rounded to the nearest whole Share (with fractional Shares equal to or greater than a 0.5 Share being rounded to the next higher Share).

Section 5.8 Fully Paid and Non-Assessable Nature of Shares. All Shares issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Shares in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on [            ], 2015, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.

(b) The Partnership will make distributions to all Record Holders of Class A Shares, Pro Rata. The Record Holders of Class B Shares are not entitled to any distributions.

(c) Notwithstanding Section 6.1(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Shareholder in its capacity as such shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the business or operations of the Partnership Group, whether through a Subsidiary or a Joint Venture; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract having no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash held by the Partnership;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations,

limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange regarding some or all of the Shares or other securities issued by a Group Member or the delisting of such securities from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member or Joint Venture;

(xv) subject to Section 7.4, the undertaking of any action in connection with the Partnership’s participation and management of the Operating Company as the Operating Company’s Managing Member or a common unitholder in the Operating Company, including any modification, amendment, waiver or other action affecting the incentive distribution rights provided for in the OpCo Limited Liability Company Agreement; and

(xvi) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Management Services Agreements, the Underwriting Agreement, the Exchange Agreement and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement and to which the Partnership is a party (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded by Article XV) shall not constitute a breach by the General Partner of any duty or any other obligation of any type whatsoever that the General Partner may owe the Partnership or the Shareholders or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

Section 7.3 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Shareholder.

Section 7.4 Restrictions on the General Partner’s Authority.

(a) Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests in the Partnership’s Subsidiaries) without the approval of a Share Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

(b) Notwithstanding any other provision of this Agreement, whenever any action is taken by the Partnership under the OpCo Limited Liability Company Agreement as a holder of OpCo Common Units (and not as Managing Member of the Operating Company), including approving amendments of the OpCo Limited Liability Company Agreement that require approval by holders of a “Unit Majority” (as defined therein) or a specified percentage of the OpCo Common Units or OpCo Common Units and OpCo Subordinated Units, voting together as a single class, the General Partner shall call an annual or special meeting or solicit proxies from the holders of Class A Shares, in each case in accordance with Article XIII, for the purpose of submitting such action to a vote of the holders of Class A Shares and cause the Partnership to vote (or refrain from voting) the OpCo Common Units it holds in the same manner as the holders of Class A Shares have voted (or refrained from voting) their Class A Shares on the matter.

Section 7.5 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.5, the Management Services Agreements and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group) and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. This provision does not affect the ability of the General Partner and its Affiliates to enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

(c) The General Partner, without the approval of the Shareholders (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests or Derivative Partnership Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests or Derivative Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.5(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

Section 7.6 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the direct or indirect provision of management, advisory, and administrative services to its Affiliates or to other Persons or (D) the guarantee of, and mortgage, pledge or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member.

(b) Subject to the terms of Section 7.6(c) and the ROFO Agreement, each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Shareholder or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Shareholder or any other Person bound by this Agreement for breach of any duty existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d) The General Partner and each of its Affiliates may acquire Shares or other Partnership Interests and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Shares and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Indemnitee (other than a Group Member) with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of the holders of Outstanding Shares, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates, the Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s or any of its Affiliates’ activities or such Person’s activities on behalf of the Partnership or any of its Affiliates, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7: (i) the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and (iii) action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Shareholders to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, under the Delaware Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or Persons acting on its behalf shall be liable for monetary damages to the Partnership, the Partners, or any other Persons who have acquired interests in Partnership Interests or are bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or Persons acting on its behalf unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner if such appointment was not made in bad faith.

(c) To the extent that, at law or in equity, an Indemnitee or any of its employees or Persons acting on its behalf has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners or to any other Persons who have acquired a Partnership Interest or are otherwise bound by this Agreement, the General Partner and any other Indemnitee or any of its employees or Persons acting on its behalf acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership, the Shareholders, or any other Persons who have acquired interests in the Partnership Interests or are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Class A Shares (excluding Class A Shares and Class B Shares owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Shareholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Shareholder approval. Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever the General Partner makes a determination to refer or not to refer any potential conflict of interest to the Conflicts Committee for Special Approval, to seek or not to seek Shareholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership or any Shareholder, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so in its sole discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought, and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. In any proceeding brought by any Shareholder or by or on behalf of such Shareholder or any other Shareholder or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any action by the Board of Directors in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption, in all cases subject to the provisions for conclusive determination in Section 7.9(b). Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any such duty.

(b) Whenever the General Partner or the Board of Directors, or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors or such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in, or not adverse to, the best interests of the Partnership Group; provided, that if the Board of Directors is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.9(a), as applicable.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership or any Shareholder, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action shall be permitted to do so in their sole discretion. By way of illustration and not of limitation, whenever the phrase, “the General Partner at its option” or “the General Partner in its sole discretion” or some variation of such phrases, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(d) The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(f) Except as expressly set forth in this Agreement or expressly required by the Delaware Act, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Shareholder and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(g) The Shareholders hereby authorize the General Partner, on behalf of the Partnership as a general partner or managing member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the General Partner.

(a) The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Shareholder, each other Person who acquires an interest in a Membership Interest and each other party who becomes bound by this Agreement hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including the Register and all other books and records necessary to provide to the Shareholders any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall end on November 30 of each year.

Section 8.3 Reports.

(a) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Share as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the Commission’s website) to each Record Holder of a Share, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Characterizations, Elections and Information.

(a) The Partnership is authorized and has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(b) The General Partner shall determine whether the Partnership shall make any other tax elections permitted by the Code or state, local or foreign tax law.

(c) The tax information reasonably required by Record Holders for U.S. federal income tax reporting purposes shall be furnished to Record Holders on or before the date required under the Code and Treasury Regulations thereunder.

Section 9.2 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445, 1471 and 1472 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner, the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.1 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Shareholders.

(a) Upon the issuance by the Partnership of Class B Shares to the Sponsors on the IPO Closing Date, each Sponsor shall, by acceptance of the Class B Shares, and upon becoming the Record Holder of such Class B Shares, be admitted to the Partnership as an Initial Shareholder in respect of the Class B Shares issued to it.

(b) Upon the issuance by the Partnership of Class A Shares to the IPO Underwriters on the IPO Closing Date, such Persons shall, by acceptance of such Partnership Interests, and upon becoming the Record Holders of such Partnership Interests, be admitted to the Partnership as Initial Shareholders in respect of the Class A Shares issued to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

(c) By acceptance of any Shares transferred in accordance with Article IV or acceptance of any Shares issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Share (including any nominee, agent or representative acquiring such Shares for the account of another Person or Group, which nominee, agent or representative shall be subject to Section 10.1(d)) (i) shall be admitted to the Partnership as a Shareholder with respect to the Shares so transferred or issued to such Person when such Person becomes the Record Holder of the Shares so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Shares and the admission of any new Shareholder shall not constitute an amendment to this Agreement. A Person may become a Shareholder without the consent or approval of any of the Partners. A Person may not become a Shareholder without acquiring a Share and becoming the Record Holder of such Share.

(d) With respect to Shares that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the rights of a Shareholder in respect of such Shares, including the right to vote, on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Shareholder by virtue of being the Record Holder of such Shares in accordance with the direction of the Person who is the beneficial owner of such Shares, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 10.1(d) are subject to the provisions of Section 4.3.

(e) The name and mailing address of each Record Holder shall be listed in the Register. The General Partner shall update the Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(f) Any transfer of a Share shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Shareholder pursuant to Section 10.1(c).

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Register and any other records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; and (D) if the General Partner is a natural person, his death or adjudication of incompetency.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), or (C) occurs, the withdrawing General Partner shall give notice to the Shareholders within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Shareholders, such withdrawal to take effect on the date specified in such notice or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Share Majority may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership, and, to the extent applicable, the other Group Members, without dissolution. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Shareholders as provided herein or the Partnership does not receive an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Shareholder or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed), the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Shareholders holding at least 66 2/3% of the Outstanding Shares (including Shares held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the holders of a Share Majority. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Shares, voting together as a single class, to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Shares under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase (x) its General Partner Interest and (y) its general partner interest (or equivalent interest), if any, in the other Group Members ((x) and (y) collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Shareholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert that is selected by the Departing General Partner and its successor and that, in turn, may rely on other experts, and the determination by which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then-current trading price of Shares on any National Securities Exchange on which Shares are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Combined Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Shareholder and its Combined Interest shall be converted into Class A Shares pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Shareholder. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Class A Shares will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Class A Shares.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the fair market value of the Combined Interest.

Section 11.4 Withdrawal of Shareholders. No Shareholder shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Shareholder’s Share becomes a Record Holder of the Share so transferred, such transferring Shareholder shall cease to be a Shareholder with respect to the Share so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Shareholders or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Share Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Shareholders, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Share Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Share Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Share Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Shareholder under the Delaware Act and (y) no Group Member (excluding the Partnership) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership in accordance with the provisions of this Article XII, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the Outstanding Class A Shares and Class B Shares, voting together as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the Outstanding Class A Shares and Class B Shares, voting together as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a majority of the Outstanding Class A Shares and Class B Shares, voting together as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its Net Agreed Value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy or discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with the priorities for distributions set forth in Section 6.1(b), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Shareholders or Shareholders, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Partnership.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE; VOTING

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal office of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Shareholders have limited liability under the laws of any state or to ensure that the Operating Company and the Operating Company’s Subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Shareholders considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Shares (including the division of any class or classes of Outstanding Shares into different classes to facilitate uniformity of tax consequences within such classes of Shares) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.7 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to Section 5.4;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d) or (e);

(l) an amendment to lower the percentage thresholds set forth in clauses (a) and (b) of Section 13.13 to 10% that the General Partner determines to be necessary or appropriate to comply with Section 203 of the FPA or an act or order by FERC relating to any Group Member; or

(m) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Shareholder or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Share Majority, unless a greater or different percentage of Outstanding Shares is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Shares shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Shares or call a meeting of the Shareholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Shares (including Shares deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Class A Shares and Class B Shares, voting together as a single class, whose aggregate Outstanding Class A Shares and Class B Shares, voting together as a single class, constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced,

(y) in the case of an increase in the percentage in Section 11.2, not less than 66 2/3% of the Outstanding Shares or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Shares.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Shareholder without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Shares voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Shareholder under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Shares.

Section 13.4 Special Meetings. All acts of Shareholders to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Shareholders may be called by the General Partner or by Shareholders owning 20% or more of the Outstanding Shares of the class or classes for which a meeting is proposed. Shareholders shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Shareholders wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Shares for which the meeting is proposed. No business may be brought by any Shareholder before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Shareholders or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Shareholders. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Shareholders shall not be permitted to vote on matters that would cause the Shareholders to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Shareholders’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by the law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Shareholders’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Shares for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Shareholders who are Record Holders of the class or classes of Shares entitled to notice of or to vote at a meeting of the Shareholders or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Shareholders are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (i) the Record Date for determining the Shareholders entitled to notice of or to vote at a meeting of the Shareholders shall be the close of business on the day next preceding the day on which notice is given, and (ii) the Record Date for determining the Shareholders entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Shareholders is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Shareholder entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless the aggregate amount of such postponement shall be for more than 45 days after the original meeting date. Any meeting of Shareholders may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No vote of the Shareholders shall be required for any adjournment. A meeting of Shareholders may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII. At any adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting.

Section 13.8 Waiver of Notice; Approval of Meeting. The transaction of business at any meeting of Shareholders, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after call and notice in accordance with Section 13.4 and Section 13.5, if a quorum is present either in person or by proxy. Attendance of a Shareholder at a meeting shall constitute a waiver of notice of the meeting, except when the Shareholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9 Quorum and Voting. The presence, in person or by proxy, of holders of a majority of the Outstanding Shares of the class or classes for which a meeting has been called (including Outstanding Shares deemed owned by the General Partner and its Affiliates) shall constitute a quorum at a meeting of Shareholders of such class or classes unless any such action by the Shareholders requires approval by holders of a different percentage of such Shares, in which case the quorum shall be such different percentage. At any meeting of the Shareholders duly called and held in accordance with this Agreement at which a quorum is present, the act of Shareholders holding Outstanding Shares that in the aggregate represent a majority of the Outstanding Shares entitled to vote at such meeting shall be deemed to constitute the act of all Shareholders, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Shareholders holding Outstanding Shares that in the aggregate represent at least such different percentage shall be required; provided, however, that if, as a matter of law or provision of this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Shareholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Shares specified in this Agreement.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Shareholders or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Shareholders or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Shareholders may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Shareholders owning not less than the minimum percentage of the Outstanding Shares (including Shares deemed owned by the General Partner and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Shareholders were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Shareholders who have not approved in writing. The General Partner may specify that any written ballot submitted to Shareholders for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Shares held by such Shareholders, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Shares that were not voted. If approval of the taking of any permitted action by the Shareholders is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Shareholders to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Shareholders’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Shares on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Shareholders or to act with respect to matters as to which the holders of the Outstanding Shares have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Shares shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Shares.

(b) With respect to Shares that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Shares on any matter, and unless the arrangement between such Persons provides otherwise, vote such Shares in favor of, and in accordance with the direction of, the Person who is the beneficial owner of such Shares, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13 Restricted Transactions and Reductions in Voting Power

(a) If any Person (other than the General Partner and its Affiliates) shall purchase or otherwise acquire Partnership Interests in an amount that would result in such Person, together with any related Group, owning, controlling and/or holding with power to vote 10% or more of then Outstanding Partnership Interests of any class then Outstanding such transaction shall be deemed a “Restricted Transaction.”

(i) The entire amount of Partnership Interests held by a Person and any related Group that has engaged in a Restricted Transaction shall not be entitled to vote on any matter.

(ii) To the extent any holder of Partnership Interests together with any related Group (other than the General Partner and its Affiliate) is able in the aggregate to exercise 10% or more of the voting power of the Outstanding Partnership Interests of any class then Outstanding as the result of the reduction in voting power imposed pursuant to clause (i) or as the result of proportional voting pursuant to this clause (ii), such holder (together with any such Group) shall only be entitled to vote less than 10% of the voting power of the Outstanding Partnership Interests and the incremental voting power above this amount shall be voted proportionally with all other votes of the same class of Partnership Interests.

(b) The reduction in voting power pursuant to subsections (a)(i) or (a)(ii) of this Section 13.13 shall not apply to (i) any Person or Group who acquired 10% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 10% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 10% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

(c) The 10% threshold set forth in subsections (a) and (b) of this Section 13.13 shall automatically increase to 20% upon approval by FERC of the FERC Application without material restriction or condition, subject to Section 13.1(l).

Section 13.14 Class B Shares. Each of the Partners and each other Person who may acquire Partnership Interests agrees that the holders of Class B Shares shall be entitled to receive notice of, be included in any requisite quora for and participate in any and all approvals, votes or other actions of the

Partners on an pro rata basis as, and treating such Persons for all purposes as if they are, Shareholders holding Class A Shares, including any and all notices, quora, approvals, votes and other actions that may be taken pursuant to the requirements of the Delaware Act or any other applicable law, rule or regulation, except as otherwise explicitly provided hereunder, including in respect of votes requiring approval by holders of a Share Majority during the Subordination Period. The affirmative vote of the holders of a majority of the voting power of all Class B Shares voting separately as a class shall be required to alter, amend or repeal this Section 13.14 or to adopt any provision inconsistent therewith.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner, in declining to consent to a merger, consolidation or conversion, may act in its sole discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights; and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Shareholders.

(a) Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Shareholders, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(b) Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Share Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Shares or of any class of Shareholders, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Shareholders, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Shareholder approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Shareholder as compared to its limited liability under the Delaware Act or cause the Operating Company or any of the Operating Company’s Subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Shareholders and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Shareholder approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Shareholder under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Operating Company or any of the Operating Company’s Subsidiaries to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Share outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Share of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Shareholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE SHARES

Section 15.1 Right to Acquire Shares.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the sum of (i) the number of Class A Shares then Outstanding and (ii) the number of Class B Shares equal to the number of OpCo Common Units held by the Sponsors and their Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General

Partner, exercisable at its option, to purchase all, but not less than all, of such Shares of such class (and treating the Class A Shares and Class B Shares as a single class of Shares) then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Share of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Shares granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Shares of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Shares are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Shares will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Shares, upon surrender of Certificates representing such Shares, in the case of Shares evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent, as applicable, may specify, or as may be required by any National Securities Exchange on which such Shares are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Shares at his address as reflected in the Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Shares to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Shares subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Shares (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Shares therefor, without interest, upon surrender to the Transfer Agent or the exchange agent of the Certificates representing such Shares, in the case of Shares evidenced by Certificates, or instructions agreeing to such redemption, and such Shares shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, in the Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Shares from and after the Purchase Date and shall have all rights as the Record Holder of such Shares (including all rights as owner of such Shares pursuant to Article IV, Article V, Article VI, and Article XII).

(c) In the case of Shares evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Share subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Share to the Transfer Agent or exchange agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown in the Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. In connection with this Agreement and the transactions contemplated hereby, the parties shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Share, pursuant to Section 10.1(a) or (b) without execution hereof.

Section 16.9 Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or similar format affixed in the name and on behalf of the Transfer Agent of the Partnership on certificates representing Class A Shares is expressly permitted by this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

8POINT3 GENERAL PARTNER, LLC

By:
Name:
Title:

SPONSORS:

FIRST SOLAR 8POINT3 HOLDINGS, LLC

By:
Name:
Title:

SUNPOWER YC HOLDINGS, LLC

By:
Name:
Title:

Signature Page to Amended and Restated

Agreement of Limited Partnership

EXHIBIT A

to the Amended and Restated Agreement of Limited Partnership of

8point3 Energy Partners LP

CERTIFICATE EVIDENCING CLASS A SHARES

REPRESENTING LIMITED PARTNER INTERESTS IN

8POINT3 ENERGY PARTNERS LP

No.	Class A Shares

In accordance with Section 4.1 of the Amended and Restated Agreement of Limited Partnership of 8point3 Energy Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), hereby certifies that              (the “Holder”) is the registered owner of Class A Shares representing limited partner interests in the Partnership (the “Class A Shares”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Class A Shares are set forth in, and this Certificate and the Class A Shares represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at [77 Rio Robles, San Jose, California 95134]. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF 8POINT3 ENERGY PARTNERS LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER OR (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF 8POINT3 ENERGY PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Shareholder and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware

Dated:	8point3 Energy Partners LP

	By:	8point3 General Partner, LLC

By:

By:

Countersigned and Registered by:

as Transfer Agent and Registrar

By:
Authorized Signature

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT—as tenants by the entireties		Custodian

JT TEN—as joint tenants with right of survivorship and not as tenants in common	(Cust)		(Minor)
under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF CLASS A SHARES OF

8POINT3 ENERGY PARTNERS LP

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Class A Shares representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of 8point3 Energy Partners LP.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the Class A Shares evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Class A Shares to be transferred is surrendered for registration or transfer.

APPENDIX B

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

8POINT3 OPERATING COMPANY, LLC

A Delaware Limited Liability Company

Dated as of

[                    ], 2015

B-i

B-ii

B-iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

8POINT3 OPERATING COMPANY, LLC

A Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF 8POINT3 OPERATING COMPANY, LLC, dated as of [                    ], 2015, is entered into by and between 8POINT3 ENERGY PARTNERS LP, a Delaware limited partnership, SUNPOWER YC HOLDINGS, LLC, a Delaware limited liability company, FIRST SOLAR 8POINT3 HOLDINGS, LLC, a Delaware limited liability company, and 8POINT3 HOLDING COMPANY, LLC, a Delaware limited liability company. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, however, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Company’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Company’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted

Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account at the end of each taxable period of the Company, after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of any Membership Interest shall be the amount that such Adjusted Capital Account would be if such Membership Interest were the only interest in the Company held by such Member from and after the date on which such Membership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period less (b)(i) the amount of any net increase in Working Capital Borrowings (or the Company’s share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves (or the Company’s share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and plus (c)(i) the amount of any net decrease in Working Capital Borrowings (or the Company’s share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net increase in cash reserves (or the Company’s share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus. To the extent that disbursements made, cash received or cash reserves established, increased or reduced after the end of a period are included in the determination of Operating Surplus for such period (as contemplated by the proviso in the definition of “Operating Surplus”) such disbursements, cash receipts and changes in cash reserves shall be deemed to have occurred in such period (and not in any future period) for purposes of calculating increases or decreases in Working Capital Borrowings or cash reserves during such period.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.3(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors of the General Partner, and any such Person’s Affiliates, shall be deemed to be an Affiliate of the Managing Member. Notwithstanding anything in the foregoing to the contrary, SunPower and its Affiliates (other than the

Managing Member or any Group Member), on the one hand, and First Solar and its Affiliates (other than the Managing Member or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the General Partner, the Managing Member or any Affiliate of any Group Member or the Managing Member.

“Aggregate Quantity of IDR Reset Common Units” has the meaning set forth in Section 5.12(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Members.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property or other consideration at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the Managing Member. The Managing Member shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of 8point3 Operating Company, LLC, as it may be amended, modified, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Company Group (or the Company’s share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter;

(ii) all cash and cash equivalents of the Company Group (or the Company’s share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) resulting from dividends or distributions received after the end of such Quarter from equity interests in any Person other than a Subsidiary in respect of operations conducted by such Person during such Quarter; and

(iii) if the Managing Member so determines, all or any portion of additional cash and cash equivalents of the Company Group (or the Company’s share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves established by the Managing Member (or the Company’s share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Company Group, including reserves for anticipated future debt service requirements, future capital expenditures and future acquisitions, subsequent to such Quarter;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the Managing Member may not establish cash reserves pursuant to subclause (b)(iii) above if the effect of such reserves would be that the Company is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Managing Member so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors or board of managers of the Managing Member, as applicable, if the Managing Member is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the Managing Member, if the Managing Member is a limited partnership, as applicable.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means a Revaluation Event that gives rise to a Net Termination Loss.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Net Termination Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Member pursuant to Section 5.3. The “Capital Account” of a Member in respect of any Membership Interest shall be the amount that such Capital Account would be if such Membership Interest were the only interest in the Company held by such Member from and after the date on which such Membership Interest was first issued.

“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of a Member (including in the case of an underwritten offering of Class A Shares, the amount of any underwriting discounts and commissions) or (b) current distributions that a Member is entitled to receive but otherwise waives.

“Capital Improvement” means (a) the acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) by a Group Member of existing assets or assets under construction, (b) the construction or development of new capital assets by a Group Member, (c) the replacement, improvement or expansion of existing capital assets by a Group Member or (d) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s share of the cost of the acquisition, construction or development of new, or the replacement, improvement or expansion of existing capital assets by such Person, in each case if and to the extent such acquisition, construction, development, replacement, improvement or expansion is made to increase, over the long-term, the operating capacity or operating income of the Company Group, in the case of clauses (a), (b) and (c), or such Person, in the case of clause (d), from the operating capacity or operating income of the Company Group or such Person, as the case may be, existing immediately prior to such acquisition, construction, development, replacement, improvement, expansion or Capital Contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Capital Surplus” means Available Cash distributed by the Company in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Members’ Capital Accounts in respect of such property and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination; provided that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.3(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the Managing Member liable to the Company or any Non-Managing Member for actual fraud or willful misconduct in its capacity as a managing member of the Company.

“Certificate” means a certificate, in such form as may be adopted by the Managing Member, issued by the Company evidencing ownership of one or more classes of Membership Interests. The initial form of certificate approved by the Managing Member for the Common Units is attached as Exhibit A to this Agreement.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Class A Share” has the meaning set forth in the Partnership Agreement.

“Class B Share” has the meaning set forth in the Partnership Agreement.

“Closing Price” means, in respect of Class A Shares or the Common Units, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported on the principal National Securities Exchange on which such Class A Shares are listed or admitted to trading or, if such Class A Shares are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day, or if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Class A Shares, or, if on any such day such Class A Shares are not quoted by any such system, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Class A Shares selected by the Board of Directors, or if on any such day no market maker is making a market in such Class A Shares, the fair value of such Class A Shares on such day as determined by the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning set forth in Section 11.3(a).

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into commercial service by a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) following completion of acquisition, construction, development, replacement, improvement, addition or expansion and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a limited liability company interest in the Company having the rights and obligations specified with respect to “Common Units” in this Agreement. The term Common Unit does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter wholly within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Company” means 8point3 Operating Company, LLC, a Delaware limited liability company.

“Company Employee” means any employee of a Group Member, the Managing Member or the General Partner.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Company Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Conflicts Committee” has the meaning set forth in the Partnership Agreement.

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions (including incremental Incentive Distributions) paid in respect of Construction Equity.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions paid in respect of Construction Equity and incremental Incentive Distributions in respect thereof. Construction Equity does not include equity issued in connection with the Initial Public Offering.

“Construction Period” means the period beginning on the date that a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) abandons or disposes of such Capital Improvement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed or deemed contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(xi).

“Current Market Price” means, as of any date, for the Class A Shares or the Common Units, the average of the daily Closing Prices per Class A Share for the 20 consecutive Trading Days immediately prior to such date.

“Deferred Issuance and Distribution” means (i) the issuance by the Company of a number of additional Common Units that is equal to the excess, if any, of (a) the number of Class A Shares subject to the Underwriters’ Option over (b) the number of Common Units equal to the aggregate number, if any, of Class A Shares actually purchased by and issued to the IPO Underwriters pursuant to the Underwriters’ Option on one or more dates and (ii) the distribution by the Company in an amount equal to the aggregate amount of cash, if any, contributed to the Company by the Partnership upon exercise of the Underwriters’ Option.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Managing Member” means a former Managing Member from and after the effective date of any withdrawal or removal of such former Managing Member pursuant to Section 11.1 or Section 11.2.

“Derivative Membership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities relating to, convertible into or exchangeable for Membership Interests.

“Disqualified Person” means (a) a “tax-exempt entity” (unless such Person would be subject to tax under Section 511 of the Code on all income from the Company) or “tax-exempt controlled entity” (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) as those terms are defined in Section 168(h) of the Code; (b) a Person described in Section 50(b)(3) (unless such Person would be subject to tax under Section 511 of the Code on all income from the Company), Section 50(b)(4) or Section 50(d) of the Code; (c) an entity described in paragraph (4) of Section 54(j) of the Code; or (d) any partnership or other pass-through entity (including a single-member disregarded entity) any direct or indirect partner of which (or other direct or indirect holder of an equity or profits interest) is described in clauses (a) through (c) above, unless such Person holds its interest in the partnership or other pass-through entity indirectly through an entity taxable as a corporation for U.S. federal income tax purposes, other than an (i) a “tax-exempt controlled entity” as defined in Section 168(h) (unless with respect to a “tax-exempt controlled entity,” an election is made under Section 168(h)(6)(F)(ii) of the Code) or (ii) a corporation with respect to which the rules of Section 50(d) would apply.

“Disposed of Adjusted Property” has the meaning set forth in Section 6.1(c)(xiii)(B).

“Distribution Forbearance Period” means the period beginning on the IPO Closing Date and ending on the first business day of any Quarter commencing on or after March 1, 2016 that the Board of Directors, with the concurrence of the Conflicts Committee, determines that (a) the Company will be able to make aggregate distributions of Available Cash from Operating Surplus on the Outstanding Common Units, Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to equal to or exceeding the sum of the Minimum Quarterly Distribution on such Outstanding Common Units, Subordinated Units and other Outstanding Units, in each case in respect of such Quarter and the successive Quarter and (b) the Adjusted Operating Surplus for such Quarter and the successive Quarter will equal or exceed the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and other Units that are senior or equal in right of distribution to the Subordinated Units that are Outstanding on the first day of the first Quarter (and treating all Common Units and Subordinated Units as Outstanding, notwithstanding the proviso to the definition thereof).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Equity Plan” means any unit or equity purchase plan, restricted unit or equity plan or other similar equity compensation plan now or hereafter adopted by the Managing Member or the General Partner.

“Estimated Incremental Quarterly Tax Amount” has the meaning set forth in Section 6.9.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Class A Shares pursuant to a public offering and solely for cash, the price paid for such Class A Shares or (ii) in the case of any other Revaluation Event, the Closing Price of the Class A Shares on the date of such Revaluation Event or, if the Managing Member determines that a value for the Class A Shares other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the Managing Member.

“Event of Withdrawal” has the meaning set forth in Section 11.1(a).

“Excess Distribution” has the meaning set forth in Section 6.1(c)(iii)(A).

“Excess Distribution Unit” has the meaning set forth in Section 6.1(c)(iii)(A).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Exchange Agreement” means the Exchange Agreement, dated as of [            ], 2015, among the Managing Member, the General Partner, SunPower, First Solar and the Company.

“Expansion Capital Expenditures” means cash expenditures (including transaction expenses) for Capital Improvements. Expansion Capital Expenditures shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest payments (including periodic net payments under related interest rate swap agreements) and related fees paid in respect of the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the Managing Member shall determine the allocation between the amounts paid for each.

“Final Subordinated Units” has the meaning given such term in Section 6.1(c)(x)(A).

“First Liquidation Target Amount” has the meaning set forth in Section 6.1(b)(i)(D).

“First Solar” means First Solar 8point3 Holdings, LLC, a Delaware limited liability company.

“First Target Distribution” means $[        ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of $[        ] multiplied by a fraction, of which the numerator is the number of days in such period and of which the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.12, Section 6.6 and Section 6.9.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, the sum of (1) the weighted-average number of Outstanding Units during such period plus (2) all Membership Interests and Derivative Membership Interests (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.5, such Membership Interests and Derivative Membership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; and provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means 8point3 General Partner, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Managing Member as general partner of the Managing Member, in their capacity as general partner of the Managing Member (except as the context otherwise requires).

“Gross Liability Value” means, with respect to any Liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that, with or through any of their respective Affiliates or Associates, have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Membership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Membership Interests.

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, other than the Company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, future, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, commodity prices or currency exchange rates in their operations or financing activities and not for speculative purposes.

“Holdings” means 8point3 Holding Company, LLC, a Delaware limited liability company.

“Holdings Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of [            ], 2015, as the same may be amended, supplemented or restated from time to time.

“IDR Reset Common Units” has the meaning set forth in Section 5.12(a).

“IDR Reset Election” has the meaning set forth in Section 5.12(a).

“Incentive Distribution Right” means a Membership Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement (and no other rights otherwise available to or other obligations of a holder of a Membership Interest).

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii), and Sections 6.4(b)(iii), (iv) and (v).

“Incremental Income Taxes” has the meaning set forth in Section 6.9.

“Indemnitee” means (a) the Managing Member, (b) any Departing Managing Member, (c) any Person who is or was an Affiliate of the Managing Member or any Departing Managing Member, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the Managing Member or any Departing Managing Member or (ii) any Affiliate of any Group Member, the Managing Member or any Departing Managing Member, (e) any Person who is or was serving at the request of the Managing Member or any Departing Managing Member or any Affiliate of the Managing Member or any Departing Managing Member as a manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the Managing Member designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Company Group’s business and affairs.

“Initial Common Units” means the Common Units outstanding on the IPO Closing Date.

“Initial Public Offering” means the initial offering and sale of Class A Shares to the public (including the offer and sale of Class A Shares pursuant to the Underwriters’ Option), as described in the IPO Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Class A Share at which the Class A Shares were first offered to the public for sale as set forth on the cover page of the IPO Prospectus or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Company, as determined by the Managing Member, in each case adjusted as the Managing Member determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, including sales of debt securities and other incurrences of indebtedness for borrowed money (other than Working Capital Borrowings) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member to anyone other than a Group Member; (c) sales or other dispositions of any assets of any Group Member (including assets acquired using Investment Capital Expenditures) other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) Capital Contributions received by the Company Group.

“Investment Capital Expenditures” means capital expenditures that are neither Expansion Capital Expenditures nor Maintenance Capital Expenditures.

“IPO Closing Date” means the first date on which Class A Shares are sold by the Managing Member to the IPO Underwriters pursuant to the provisions of the Underwriting Agreement.

“IPO Prospectus” means the final prospectus relating to the Initial Public Offering dated [            ], 2015 and filed by the Managing Member with the Commission pursuant to Rule 424 under the Securities Act on [            ], 2015.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. [    ]) as it has been or as it may be amended or supplemented from time to time, filed by the Managing Member with the Commission under the Securities Act to register the offering and sale of the Class A Shares in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule A to the Underwriting Agreement who purchases Class A Shares pursuant thereto.

“Joint Venture” means a joint venture that is not a Subsidiary and through which a Group Member conducts its business and operations and in which such Group Member owns an equity interest.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Company of the type described in clauses (a) and (b) of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Company has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Company, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the Managing Member to perform the functions described in Section 12.4 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Maintenance Capital Expenditures” means cash expenditures, including expenditures for (a) the acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) by any Group Member of existing assets or assets under construction, (b) the construction or development of new capital assets by a Group Member, (c) the replacement, improvement or expansion of existing capital assets by a Group Member or (d) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s share of the cost of the acquisition, construction or development of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such acquisition, construction, development, replacement, improvement or expansion is made to maintain, over the long-term, the operating capacity or operating income of the Company Group, in the case of clauses (a), (b) and (c), or such Person, in the case of clause (d), as the operating capacity or operating income of the Company Group or such Person, as the case may be, existed immediately prior to such acquisition, construction, development, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months. Maintenance Capital Expenditures shall not include Expansion Capital Expenditures or Investment Capital Expenditures.

“Management Services Agreements” means, collectively, (i) the Management Services Agreement, dated as of [            ], 2015, among the Company, the Managing Member, the General Partner, Holdings and SunPower Capital Services, LLC and (ii) the Management Services Agreement, dated as of [            ], 2015, among the Company, the Managing Member, the General Partner, Holdings and First Solar 8point3 Management Services, LLC.

“Managing Member” means 8point3 Energy Partners LP, a Delaware limited partnership, and its successors and permitted assigns that are admitted to the Company as the managing member of the Company, in its capacity as the managing member of the Company. The Managing Member is the sole managing member of the Company and the holder of the Managing Member Interest. For the avoidance of doubt, such Person shall be the Managing Member solely with respect to the Managing Member Interest and shall be a Non-Managing Member with respect to any Non-Managing Member Interests of such Person.

“Managing Member Interest” means the non-economic management interest of the Managing Member in the Company (in its capacity as managing member without reference to any Membership Interest), which includes any and all rights, powers and benefits to which the Managing Member is entitled as provided in this Agreement, together with all obligations of the Managing Member to comply with the terms and provisions of this Agreement. The Managing Member Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Company.

“Member” means any of the Managing Member and the Non-Managing Members; provided, however, that, for purposes of the provisions of this Agreement relating to the maintenance of Capital Accounts and the allocation of items of income, gain, loss, deduction, or credit, the term “Members” shall not include the Managing Member for so long as the Managing Member’s sole interest in the Company is a non-economic interest.

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

“Membership Interest” means the Managing Member Interest and any class or series of equity interest in the Company, which shall include any Non-Managing Member Interests but shall exclude any Derivative Membership Interests.

“Merger Agreement” has the meaning set forth in Section 14.1.

“Minimum Quarterly Distribution” means $[●] per Unit per Quarter (or with respect to periods of less than a full fiscal quarter, it means the product of $[        ] multiplied by a fraction, of which the numerator is the number of days in such period and of which the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 6.6 and Section 6.9.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such Contributed Property reduced by any Liabilities either assumed by the Company upon such contribution or to which such Contributed Property is subject when contributed and (b) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 5.3(d)) at the time such property is distributed, reduced by any Liabilities either assumed by such Member upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Company’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Section 6.1(c); provided, however, that the determination of the items that have been specially allocated under Section 6.1(c) shall be made without regard to any reversal of such items under Section 6.1(c)(xiii).

“Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Company’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Section 6.1(c); provided, however, that the determination of the items that have been specially allocated under Section 6.1(c) shall be made without regard to any reversal of such items under Section 6.1(c)(xiii).

“Net Positive Adjustment” means, with respect to any Member, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Member pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.3(b)) that are recognized by the Company (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Company Group), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Company pursuant to Section 5.3(d) on the date of a Revaluation Event; provided, however, that the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(c).

“Net Termination Loss” means, for any taxable period, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.3(b)) that are recognized by the Company (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Company Group), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Company pursuant to Section 5.3(d) on the date of a Revaluation Event; provided, however, that items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(c).

“Non-Managing Member” means the Sponsors, Holdings, each additional Person that becomes a Non-Managing Member pursuant to the terms of this Agreement and any Departing Managing Member upon the change of its status from Managing Member to Non-Managing Member pursuant to Section 11.3, in each case, in such Person’s capacity as a Non-Managing Member. Non-Managing Members may include custodians, nominees or any other individual or entity in its own or any representative capacity. For the avoidance of doubt, the Managing Member shall be a Non-Managing Member for all purposes of this Agreement with respect to any Non-Managing Member Interest.

“Non-Managing Member Interest” means an interest of a Non-Managing Member in the Company, which may be evidenced by Common Units or other Membership Interests (other than a Managing Member Interest) or a combination thereof (but excluding Derivative Membership Interests), and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member pursuant to the terms and provisions of this Agreement.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Operating Expenditures” means (i) all Company Group cash expenditures (or the Company’s share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of officers and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, Maintenance Capital Expenditures, repayment of Working Capital

Borrowings and payments made under any Hedge Contracts, and (ii) all cash expenditures of the Managing Member, including reimbursement of expenses of the General Partner and its Affiliates, other than federal income taxes payable by the Managing Member, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures or Investment Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Members, or (iv) repurchases of Membership Interests, including repurchases or redemptions of Membership Interests under the Exchange Agreement, other than repurchases of Membership Interests by the Company to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Membership Interests by the General Partner to satisfy obligations under employee benefit plans; and

(d) (i) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

Where capital expenditures consist of both (y) Maintenance Capital Expenditures and (z) Expansion Capital Expenditures and/or Investment Capital Expenditures, the Board of Directors shall determine the allocation between the amounts paid for each.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $[●], (ii) all cash receipts of the Company Group (or the Company’s share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the IPO Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Company Group (or the Company’s share of cash receipts in the case of Subsidiaries that are not wholly owned) resulting from dividends or distributions received after the end of such period from equity interests held by the Company in any Person other than a Subsidiary in respect of operations conducted by such Person during such period but excluding cash receipts from Interim Capital Transactions by such Persons, (iv) all cash receipts of the Company Group (or the Company’s share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (v) the amount of cash distributions paid in respect of the Construction Period (including incremental Incentive Distributions) on Construction Equity, less

(b) the sum of (i) Operating Expenditures for the period beginning on the IPO Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Company’s share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner, the Managing Member or the boards of any Subsidiaries of the Company to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings and (iv) any cash loss realized on the disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Managing Member so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from Investment Capital Expenditures shall be treated as cash receipts only to the extent they are a return on capital, but in no event shall a return of capital be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to, or the general counsel or other inside counsel of, the Company, the Managing Member or the General Partner or any of its Affiliates) acceptable to the Managing Member or to such other person selecting such counsel or obtaining such opinion.

“Optionee” means a Person to whom a unit option is granted under any Unit Option Plan.

“Outstanding” means, with respect to Membership Interests, all Membership Interests that are issued by the Company and reflected as outstanding in the Register as of the date of determination; provided, that during the Distribution Forbearance Period, the Common Units and Subordinated Units owned by the Sponsors shall be deemed to not be Outstanding for purposes of Section 6.3, Section 6.4 and Section 6.5 and for purposes of determining whether the tests set forth in the definition of Subordination Period have been met.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Managing Member, dated as of [            ], 2015, as the same may be amended, supplemented or restated from time to time.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying the Units held by the Managing Member.

“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units, as the case may be, the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units. The Percentage Interest with respect to the Managing Member Interest and the Incentive Distribution Rights shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning set forth in Section 14.1.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Members or Record Holders, apportioned among all Members or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution

Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company, or, with respect to the fiscal quarter of the Company that includes the IPO Closing Date, the portion of such fiscal quarter from the IPO Closing Date.

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the Managing Member or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or to vote at, any meeting of Non-Managing Members or entitled to vote by ballot or give approval of Company action in writing without a meeting or entitled to exercise rights in respect of, any lawful action of Non-Managing Members (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name any Membership Interest is registered in the Register as of the Company’s close of business on a particular Business Day.

“Register” has the meaning set forth in Section 4.5(a).

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (b) the sum of those Unitholders’ Share of Additional Book Basis Derivative Items for each prior taxable period, and (ii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(c).

“Reset MQD” has the meaning set forth in Section 5.12(d).

“Reset Notice” has the meaning set forth in Section 5.12(b).

“Retained Converted Subordinated Units” has the meaning set forth in Section 5.3(c)(ii).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Company property pursuant to Section 5.3(d).

“ROFO Agreement” means, collectively, (i) the Right of First Offer Agreement, dated as of [            ], 2015, by and between the Company and SunPower Corporation and (ii) the Right of First Offer Agreement, dated as of [            ], 2015, by and between the Company and First Solar, Inc.

“Second Liquidation Target Amount” has the meaning set forth in Section 6.1(b)(i)(E).

“Second Target Distribution” means $[        ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of $[        ] multiplied by a fraction of which the numerator

is equal to the number of days in such period and of which the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.12, Section 6.6 and Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (ii) with respect to the Members holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Members holding the Incentive Distribution Rights as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Sponsor” or “Sponsors” means SunPower and First Solar, individually or collectively, as applicable.

“Subordinated Unit” means a Membership Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the IPO Closing Date and ending on the first to occur of the following dates:

(a) the first Business Day following the distribution of Available Cash to Members pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending on             , 2018, in respect of which (i)(A) aggregate distributions of Available Cash from Operating Surplus on the Outstanding Common Units, Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on such Outstanding Common Units, Subordinated Units and other Outstanding Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of such periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and other Units that are senior or equal in right of distribution to the Subordinated Units and in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages; and

(b) the first Business Day following the distribution of Available Cash to Members pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending on             , 2016 in respect of which (i)(A) aggregate distributions of Available Cash from Operating Surplus on the Outstanding Common Units, Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to the four consecutive-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of such Outstanding Common Units, Subordinated Units and other Outstanding Units, in each case in respect of such period, and (B) the Adjusted Operating Surplus for such period equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all

of the Common Units, Subordinated Units and other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis and (ii) there are no Cumulative Common Unit Arrearages.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary (as defined, but excluding subsection (d) of this definition) of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, controls such partnership on the date of determination; (c) any other Person in which such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person[; or (d) any other Person formed by such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, and a third party investor in order to utilize various federal income tax incentives for the development of solar or other renewable projects that meet the following criteria: (i) such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, has less than a majority ownership interest in such other Person or less than the power to elect or direct the election of a majority of the directors or other governing body of such other Person; (ii) such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, has, directly or indirectly, at the date of determination, at least a [49]% [ownership interest] in such other Person; (iii) the Partnership accounts for such other Person (under U.S. GAAP, as in effect on the later of the date of investment in such other Person or material expansion of the operations of such other Person) on a consolidated or equity accounting basis; (iv) such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof, has, directly or indirectly, material negative control rights regarding such other Person, including such Person’s ability to materially expand its operations beyond that contemplated at the date of investment in such other Person; and (v) such other Person is obligated under its constituent documents or as a result of unanimous agreement of its owners, to distribute to its owners all of its distributable cash on at least a semiannual basis (less any cash reserves that are approved by such Person, one or more Subsidiaries (as defined, but excluding subsection (d) of this definition) of such Person, or a combination thereof)].

“SunPower” means SunPower YC Holdings, LLC, a Delaware limited liability company.

“Surviving Business Entity” has the meaning set forth in Section 14.2(b)(ii).

“Target Distributions” means, collectively, the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Target Distribution” means $[        ] per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of $[        ] multiplied by a fraction, of which the numerator is equal to the number of days in such period and of which the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.12, 6.6 and 6.9.

“Trading Day” means a day on which the principal National Securities Exchange on which the Class A Shares or the referenced Membership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Class A Shares or such Membership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning set forth in Section 7.1(b).

“transfer” has the meaning set forth in Section 4.4(a).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Underwriters’ Option” means the option to purchase additional Class A Shares granted to the IPO Underwriters by the Managing Member pursuant to the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement, dated as of [            ], 2015, among the IPO Underwriters, the Managing Member, the General Partner and the Sponsors providing for the purchase of Class A Shares by the IPO Underwriters.

“Unit” means a Membership Interest that is designated by the Managing Member as a “Unit” and shall include Common Units and Subordinated Units but shall not include Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, a majority of the Outstanding Common Units (excluding Common Units whose voting power is, with respect to the subject vote, controlled by the General Partner or its Affiliates, other than the Managing Member, through ownership or otherwise), voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, a majority of the Outstanding Common Units.

“Unit Option Plan” means any unit option plan now or hereafter adopted by the Company, the Managing Member or the General Partner.

“Unitholders” means the Record Holders of Units.

“Unpaid MQD” has the meaning set forth in Section 6.1(b)(i)(B).

“Unrealized Gain” means, as of any date of determination, the excess, if any, attributable to any item of Company property, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).

“Unrealized Loss” means, as of any date of determination, the excess, if any, attributable to any item of Company property, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Company theretofore made in respect of an Initial Common Unit, adjusted as the Managing Member determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Member, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a Managing Member or any Departing Managing Member or any Affiliate of any Group Member, a Managing Member or any Departing Managing Member and (d) any Person the Managing Member designates from time to time as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Members; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (iv) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The Managing Member has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the Managing Member and any action taken pursuant thereto and any determination made by the Managing Member in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. SunPower has formed the Company as a limited liability company pursuant to the provisions of the Delaware Act and hereby amends and restates the original Limited Liability Company Agreement of 8point3 Operating Company, LLC in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act.

Section 2.2 Name. The name of the Company shall be “8point3 Operating Company, LLC”. Subject to applicable law, the Company’s business may be conducted under any other name or names as determined by the Managing Member, including the name of the Managing Member. The words “limited liability company,” “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Managing Member may change the name of the Company at any time and from time to time and shall notify the Non-Managing Members of such change in the next regular communication to the Members.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Managing Member, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 77 Rio Robles, San Jose, California 95134 or such place as the Managing Member may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Managing Member determines to be necessary or appropriate. The address of the Managing Member shall be 77 Rio Robles, San Jose, California 95134 or such other place as the Managing Member may from time to time designate.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Managing Member and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the Managing Member shall not cause the Company to engage, directly or indirectly, in any business activity that the Managing Member determines would be reasonably likely to cause the Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. The Managing Member has no obligation or duty (including any fiduciary duty) to the Company or the Members to propose or approve, and may decline to propose or approve, the conduct by the Company of any business in its sole discretion.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.7 Title to Company Assets. Title to the assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. Title to any or all assets of the Company may be held in the name of the Company, the Managing Member, one or more of its Affiliates or one or more nominees of the Managing Member or its Affiliates, as the Managing Member may determine. The Managing Member hereby declares and warrants that any assets of the Company for which record title is held in the name of the Managing Member or one or more of its Affiliates or one or more nominees of the Managing Member or its Affiliates shall be held by the Managing Member or such Affiliate or nominee for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the Managing Member shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Managing Member determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company or one or more of the Company’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the Managing Member or as soon thereafter as practicable, the Managing Member shall use reasonable efforts to effect the transfer of record title to the Company and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor Managing Member. All assets of the Company shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such assets of the Company is held.

ARTICLE III

RIGHTS OF MEMBERS

Section 3.1 Limitation of Liability. The Members shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. Other than the Managing Member, no Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 3.3 Outside Activities of Members. Subject to the provisions of Section 7.6 and the ROFO Agreement, each Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any Member.

Section 3.4 Rights of Members.

(a) Each Member shall have the right, upon written request and at such Member’s own expense to obtain a copy of this Agreement and the Certificate of Formation and all amendments thereto.

(b) Each of the Members and each other Person or Group who acquires an interest in Membership Interests hereby agrees to the fullest extent permitted by law that they do not have any rights as Members to receive any information either pursuant to Section 18-305(a) of the Delaware Act or otherwise except for the right to obtain a copy of this Agreement and the Certificate of Formation set forth in Section 3.4(a).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF MEMBERSHIP INTERESTS

Section 4.1 Certificates. Owners of Membership Interests and, where appropriate, Derivative Membership Interests, shall be recorded in the Register and, when deemed appropriate by the Board of Directors, ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Register. Notwithstanding anything to the contrary in this Agreement, unless the Managing Member shall determine otherwise in respect of some or all of any or all classes of Membership Interests and Derivative Membership Interests, Membership Interests and Derivative Membership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Membership by the Chief Executive Officer, President, Chief Financial Officer or any Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner. The signatures of such officers upon a certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Company with the same effect as if he were such officer at the date of its issuance. Subject to Section 6.7(b) and Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.5, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder’s Subordinated Units converted, or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing the Common Units into which such Record Holders’ Subordinated Units converted. With respect to any Membership Interests that are represented by physical certificates, the Managing Member may determine that such Membership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Membership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Membership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled. The Managing Member shall have the power and authority to make all such other rules and regulations as it may deem expedient concerning the issue, transfer and registration or replacement of Certificates.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Company, the appropriate officers of the General Partner on behalf of the Company shall execute and deliver in exchange therefor, a new Certificate evidencing the same number and type of Membership Interests or Derivative Membership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner, on behalf of the Company, shall execute and deliver a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Managing Member, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Managing Member has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Managing Member, delivers to the Managing Member a bond, in form and substance satisfactory to the Managing Member, with surety or sureties and with fixed or open penalty as the Managing Member may direct to indemnify the Company, the Members and the Managing Member against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Managing Member.

If a Member fails to notify the Managing Member within a reasonable period of time after such Member has notice of the loss, destruction or theft of a Certificate, and a transfer of the Non-Managing Member Interests represented by the Certificate is registered before the Company or the Managing Member receives such notification, to the fullest extent permitted by law, the Member shall be precluded from making any claim against the Company or the Managing Member for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the Managing Member may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses reasonably connected therewith.

Section 4.3 Record Holders. The names and addresses of Unitholders as they appear in the Register shall be the official list of Record Holders of the Membership Interests for all purposes. The Company and the Managing Member shall be entitled to recognize the Record Holder as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person or Group, regardless of whether the Company or the Managing Member shall have actual or other notice thereof, except as otherwise provided by law. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Membership Interests, as between the Company on the one hand, and such other Person or Group on the other, such representative Person shall be the Member with respect to such Membership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Member hereunder as, and to the extent, provided herein, including Section 10.1(c).

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Membership Interest, shall mean a transaction by which the holder of a Membership Interest assigns all or any part of such Membership Interest to another Person who is or becomes a Member as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise (but not the pledge, grant of security interest, encumbrance, hypothecation or mortgage), including any transfer upon foreclosure or other exercise of remedies of any pledge, security interest, encumbrance, hypothecation or mortgage.

(b) No Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Membership Interest not made in accordance with this Article IV shall be null and void.

(c) Except as provided in Section 4.4(b), nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the Managing Member or any Non-Managing Member of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the Managing Member or such Non-Managing Member and the term “transfer” shall not include any such disposition.

Section 4.5 Registration and Transfer of Non-Managing Member Interests.

(a) The Managing Member shall keep one or more registers in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the registration and transfer of Non-Managing Member Interests, and any Derivative Membership Interests as applicable, shall be recorded (the “Register”).

(b) The Managing Member shall not recognize any transfer of Non-Managing Member Interests evidenced by Certificates until the Certificates evidencing such Non-Managing Member Interests are surrendered for registration of transfer. No charge shall be imposed by the Managing Member for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Managing Member may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto and any other expenses reasonably connected therewith. Upon surrender of a Certificate for registration of transfer of any Non-Managing Member Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Company shall execute and deliver in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Non-Managing Member Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Register.

(c) Upon the receipt by the Managing Member of proper transfer instructions from the Record Holder of uncertificated Membership Interests, such transfer shall be recorded in the Register.

(d) By acceptance of any Non-Managing Member Interests pursuant to a transfer in accordance with this Article IV, each transferee of Non-Managing Member Interests (including any nominee, or agent or representative acquiring such Non-Managing Member Interests for the account of another Person or Group) shall be admitted as a Member pursuant to the provisions of Section 10.1(b).

(e) Subject to (i) the provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Non-Managing Member Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Non-Managing Member and (vi) provisions of applicable law, including the Securities Act, Non-Managing Member Interests shall be freely transferable.

Section 4.6 Transfer of the Managing Member’s Managing Member Interest.

(a) Subject to Section 4.6(b), the Managing Member may transfer all or any part of its Managing Member Interest without Unitholder approval or the approval of any other Person.

(b) Notwithstanding anything herein to the contrary, no transfer by the Managing Member of all or any part of its Managing Member Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the Managing Member under this Agreement and to be bound by the provisions of this Agreement, (ii) the Company receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Non-Managing Member under the Delaware Act or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the Managing Member as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Company as the Managing Member effective immediately prior to the transfer of the Managing Member Interest, and the business of the Company shall continue without dissolution.

Section 4.7 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, (i) no transfer (which, for purposes of subclause (D) hereof, includes any indirect transfer of such Membership Interest to the extent such indirect transfer could result in a transfer of a Membership Interest for purposes of Code Section 708) of any Membership Interests shall be made if such transfer would (A) violate the then-applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (B) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation; (C) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); or (D) result in a termination of the Company under Code Section 708 unless, prior to such transfer, the transferring Member agrees to indemnify the Company and the other Members for any adverse tax consequences caused as a result of such termination and (ii) any transfer of a Membership Interest to a Disqualified Person will be void ab initio.

(b) The Managing Member may impose restrictions on the transfer of Membership Interests, including by requiring the Managing Member’s prior written consent for any transfer (which consent may be withheld in the discretion of the Managing Member), if it receives written advice of counsel that such restrictions are necessary or advisable to (i) avoid a significant risk of the Company’s becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Non-Managing Member Interests (or any class or classes thereof). The Managing Member may impose such restrictions by amending this Agreement.

(c) The transfer of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.12 shall be subject to the restrictions imposed by Section 6.8(b) and Section 6.8(c).

(d) The transfer of a Subordinated Unit or a Common Unit issued upon conversion of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.7(b) and Section 6.7(c).

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF MEMBERSHIP INTERESTS

Section 5.1 Organizational Contributions. In connection with the formation of the Company under the Delaware Act, SunPower made an initial Capital Contribution to the Company in the amount of $[●]. As of the IPO Closing Date, the interest of SunPower shall be redeemed and the initial Capital Contribution of SunPower shall be refunded, and all interest or other profit that may have resulted from the investment or other use of such initial Capital Contribution shall be allocated and distributed to SunPower.

(a) Prior to the IPO Closing Date, SunPower contributed assets to the Company with respect to its 100% ownership interest in the Company.

(b) On the IPO Closing Date, the Managing Member contributed to the Company $[●] in exchange for [●] Common Units and the Managing Member Interest.

(c) On the IPO Closing Date, all of the Incentive Distribution Rights of the Company were issued to Holdings.

(d) On the IPO Closing Date, First Solar contributed assets to the Company in exchange for (i) [            ] Common Units, (ii) [            ] Subordinated Units, (iii) $[            ] in cash and (iv) the right to receive one-half of the Deferred Issuance and Distribution.

(e) On the IPO Closing Date, the equity interest in the Company held by SunPower described above was recapitalized as (i) [            ] Common Units, (ii) [            ] Subordinated Units, (iii) $[            ] in cash and (iv) the right to receive one-half of the Deferred Issuance and Distribution.

(f) No Non-Managing Member Interests will be issued or issuable as of or at the IPO Closing Date other than (i) the Common Units issued to the Managing Member under Section 5.1(b), (ii) the Incentive Distribution Rights issued to Holdings under Section 5.1(c), (iii) the Common Units and Subordinated Units issued to First Solar under Section 5.1(d), and (iv) the Common Units and Subordinated Units issued to SunPower under Section 5.1(e). Neither the Managing Member nor any Non-Managing Member will be required to make any additional Capital Contribution to the Company pursuant to this Agreement.

Section 5.2 Interest and Withdrawal. No interest shall be paid by the Company on Capital Contributions. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 5.3 Capital Accounts.

(a) The Company shall maintain for each Member (or a beneficial owner of Membership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such beneficial owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Managing Member) owning a Membership Interest a separate Capital Account with respect to such Membership

Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The Capital Account shall in respect of each such Membership Interest be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Membership Interest (including the amount paid to the Company for any Noncompensatory Option) and (ii) all items of Company income and gain (including income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Membership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Membership Interest and (y) all items of Company deduction and loss computed in accordance with Section 5.3(b) and allocated with respect to such Membership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.3, the Company shall be treated as owning directly its share (as determined by the Managing Member based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Membership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 6.1.

(iii) The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Company and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(iv) To the extent an adjustment to the adjusted basis of any Company asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(v) In the event the Carrying Value of Company property is adjusted pursuant to Section 5.3(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(vi) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(vii) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the

Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.3(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(viii) The Gross Liability Value of each Liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Company) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Company).

(c) (i) Except as otherwise provided in this Section 5.3(c), a transferee of a Membership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred.

(ii) Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.5 by a holder thereof (other than a transfer to an Affiliate unless the Managing Member elects to have this subparagraph 5.3(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any converted Subordinated Units (“Retained Converted Subordinated Units”) or Subordinated Units.

(iii) Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the Managing Member elects to have this subparagraph (iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units.

(d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Membership Interests for cash or Contributed Property, the issuance of Membership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.12, or the conversion of the Managing Member’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Member and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property; provided, however, that in the event of an issuance of Membership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Membership Interests as consideration for the provision of services, the Managing Member may determine that such adjustments are unnecessary for the proper administration of the Company. If upon the occurrence of a Revaluation Event described in this Section 5.3(d), a Noncompensatory Option of the Company is outstanding, the Company shall adjust the Carrying Value of each Company property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Company property (including cash or cash equivalents) immediately prior to the issuance of additional Membership Interests (or, in the case of an issuance of a Noncompensatory Option, immediately after such issuance if required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the Managing Member using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the Managing Member may first determine an aggregate value for the assets of the Company that takes into account the current trading price of the Class A Shares, the fair market value of the Membership Interests at such time and the amount of Company Liabilities. The Managing Member may allocate such aggregate value among the individual properties of the Company (in such manner as it determines appropriate). Absent a contrary determination by the Managing Member, the aggregate fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Company property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution that is not made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.4 Issuances of Additional Membership Interests.

(a) The Company may issue additional Membership Interests and Derivative Membership Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Managing Member shall determine, all without the approval of any Non-Managing Members.

(b) Each additional Membership Interest authorized to be issued by the Company pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by the Managing Member, including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Membership Interest (including sinking fund provision); (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Membership Interest; and (viii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.

(c) The Managing Member shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and Derivative

Membership Interests pursuant to this Section 5.4, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.12, (iv) reflecting admission of such additional Non-Managing Members in the Register as the Record Holders of such Non-Managing Member Interests and (v) all additional issuances of Membership Interests and Derivative Membership Interests. The Managing Member shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests or Derivative Membership Interests being so issued. The Managing Member shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests or Derivative Membership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Class A Shares or other Membership Interests are listed or admitted to trading.

(d) No additional Common Units shall be issued to the Managing Member unless (i) the additional Common Units are issued to all Members holding Common Units in proportion to their respective Percentage Interests in the Common Units, (ii) (a) the additional Common Units are Common Units issued in connection with an issuance of Class A Shares and (b) the Managing Member contributes to the Company the cash proceeds or other consideration received in connection with the issuance of such Class A Shares, (iii) the additional Common Units are issued upon the conversion, redemption or exchange of other securities issued by the Company or (iv) the additional Common Units are issued pursuant to Section 5.6.

(e) No fractional Units shall be issued by the Company.

Section 5.5 Conversion of Subordinated Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the expiration of the Subordination Period.

(b) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7.

Section 5.6 Issuances of Securities by the Managing Member. The Managing Member shall not issue any additional Class A Shares unless the Managing Member contributes the cash proceeds or other consideration received from the issuance of such additional Class A Shares in exchange for an equivalent number of Common Units; provided, however, that notwithstanding the foregoing, the Managing Member may issue Class A Shares (a) pursuant to the Exchange Agreement or (b) pursuant to a distribution (including any split or combination) of Class A Shares to all of the holders of Class A Shares. In the event that the Managing Member issues any additional Class A Shares and contributes the cash proceeds or other consideration received from the issuance thereof to the Company, the Company is authorized to issue a number of Common Units equal to the number of Class A Shares so issued without any further act, approval or vote of any Member or any other Persons.

Section 5.7 Limited Preemptive Right. Except as provided in this Section 5.7 and in Section 5.12 or as otherwise provided in a separate agreement by the Company, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Membership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Membership Interests from the Company whenever, and on the same terms that, the Company issues Membership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Membership Interests. The determination of the General

Partner to exercise (or refrain from exercising) its right pursuant to the immediately preceding sentence shall be a determination made in its individual capacity. In the event of a Sponsor’s exercise of the rights under this Section 5.7 to acquire additional Common Units, the Managing Member shall issue a number of Class B Shares equal to the number of Common Units to such exercising Sponsor.

Section 5.8 Splits and Combinations.

(a) Subject to Sections 5.8(d), 6.6 and 6.9 (dealing with adjustments of distribution levels), the Company may make a Pro Rata distribution of Membership Interests to all Record Holders or may effect a subdivision or combination of Membership Interests so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted, provided, however, that the Company may not effect a subdivision or combination of Membership Interests described in this Section 5.8(a) unless the Managing Member also effects an equivalent subdivision or combination, as determined by the Managing Member.

(b) Whenever such a distribution, subdivision or combination of Membership Interests is declared, the Managing Member shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Managing Member also may cause a firm of independent public accountants selected by it to calculate the number of Membership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Managing Member shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Managing Member may issue Certificates or uncertificated Membership Interests to the Record Holders of Membership Interests as of the applicable Record Date representing the new number of Membership Interests held by such Record Holders, or the Managing Member may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Membership Interests Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of Membership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Company shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(e) and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than a 0.5 Unit being rounded to the next higher Unit).

Section 5.9 Redemption, Repurchase or Forfeiture of Class A Shares. If, at any time, any Class A Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, upon forfeiture of any award granted under any Equity Plan, automatically or by means of another arrangement) by the Managing Member, then, immediately prior to such redemption, repurchase or acquisition of Class A Shares, the Company shall redeem a number of Common Units held by the Managing Member equal to the number of Class A Shares so redeemed, repurchased or acquired, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Common Unit as such Class A Shares that are redeemed, repurchased or acquired.

Section 5.10 Issuance of Class B Shares. In the event that the Company issues Common Units or Subordinated Units to, or cancels Common Units or Subordinated Units held by, any Person other than the Managing Member, the Managing Member shall issue Class B Shares to such Person or cancel Class B Shares held by such Person such that the number of Class B Shares held by such Person is equal to the number of Common Units and Subordinated Units held by such Person.

Section 5.11 Fully Paid and Non-Assessable Nature of Non-Managing Member Interests. All Non-Managing Member Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Non-Managing Member Interests in the Company, except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Act.

Section 5.12 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.12, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Company has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the aggregate amounts distributed in respect of such four-Quarter period did not exceed Adjusted Operating Surplus for such four-Quarter period, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.12(d) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average amount of cash distributions made by the Company for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.12(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Company in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election Holdings and its Affiliates are not the holders of a majority interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the Managing Member that the conditions described in the immediately preceding sentence have been satisfied. The making of the IDR Reset Election in the manner specified in this Section 5.12 shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.12(d) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units on the basis specified above, without any further approval required by the Managing Member or the Unitholders other than as set forth in this Section 5.12(a), at the time specified in Section 5.12(c).

(b) To exercise the right specified in Section 5.12(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Company. Within 10 Business Days after the receipt by the Company of such Reset Notice, the Company shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Company’s determination of the Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the 15th Business Day after receipt by the Company of the Reset Notice.

(d) The Target Distributions, shall be adjusted at the time of the issuance of IDR Reset Common Units pursuant to this Section 5.12 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Company’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 150% of the Reset MQD, (iii) the Second Target

Distribution shall be reset to equal 175% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 200% of the Reset MQD.

(e) Upon the issuance of IDR Reset Common Units pursuant to Section 5.12(a), the Capital Account maintained with respect to the Incentive Distribution Rights will (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, as to any remaining balance in such Capital Account, will be retained by the holder of the Incentive Distribution Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.12(e), the IDR Reset Common Units shall be subject to Sections 6.1(c)(x)(B) and (C).

Section 5.13 Unit Option Plans.

(a) If at any time or from time to time, in connection with any Unit Option Plan, an option to purchase Class A Shares granted to a Person other than a Company Employee is duly exercised:

(i) The Managing Member, shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to the Managing Member by such exercising party in connection with the exercise of such unit option.

(ii) Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 5.13(a)(i), the Managing Member shall be deemed to have contributed to the Managing Member as a Capital Contribution an amount equal to the Current Market Price of a Class A Share as of the date of exercise multiplied by the number of Class A Shares then being issued in connection with the exercise of such unit option. In exchange for such Capital Contribution, the Company shall issue a number of Common Units to the Managing Member equal to the number of Class A Shares issued in connection with the exercise of such unit option.

(b) If at any time or from time to time, in connection with any Unit Option Plan, an option to purchase Class A Shares granted to a Company Employee is duly exercised:

(i) The Managing Member shall sell to the Company, and the Company shall purchase from the Managing Member, the number of Class A Shares as to which such unit option is being exercised. The purchase price per Class A Share for such sale of Class A Shares to the Company shall be the Current Market Price of a Class A Share as of the date of exercise of such unit option.

(ii) The Company shall sell to the Optionee (or if the Optionee is an employee of a Group Member other than the Company, the Company shall sell to such Group Member, which in turn shall sell to the Optionee), for a cash price per share equal to the Current Market Price of a Class A Share at the time of the exercise, the number of Class A Shares equal to (a) the exercise price paid to the Managing Member by the exercising party in connection with the exercise of such unit option divided by (b) the Current Market Price of a Class A Share at the time of such exercise.

(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of another Group Member, the Company shall transfer to such Group Member, which in turn shall transfer to the Optionee) at no additional cost, as additional compensation, the number of Class A Shares equal to the number of Class A Shares described in Section 5.13(b)(i) less the number of Class A Shares described in Section 5.13(b)(ii) hereof.

(iv) The Managing Member shall, as soon as practicable after such exercise, make a Capital Contribution to the Company of an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Managing Member in connection with the exercise of such unit option. In exchange for such Capital Contribution, the Company shall issue a number of Common Units to the Managing Member equal to the number of Class A Shares issued in connection with the exercise of such unit option.

(c) Restricted Units Granted to Company Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Unit Option Plan), any Class A Shares are issued to a Company Employee (including any Class A Shares that are subject to forfeiture in the event such Company Employee terminates his employment by the Company or another Group Member) in consideration for services performed for the Company or such other Group Member:

(i) The Managing Member shall issue such number of Class A Shares as are to be issued to the Company Employee in accordance with the Equity Plan;

(ii) The following events will be deemed to have occurred: (a) the Managing Member shall be deemed to have sold such Class A Shares to the Company (or if the Company Employee is an employee or other service provider of another Group Member, to such Group Member) for a purchase price equal to the Current Market Price of such Class A Shares, (b) the Company (or such Group Member) shall be deemed to have delivered the Class A Shares to the Company Employee, (c) the Managing Member shall be deemed to have contributed the purchase price to the Company as a Capital Contribution, and (d) in the case where the Company Employee is an employee of another Group Member, the Company shall be deemed to have contributed such amount to the capital of such Group Member; and

(iii) The Company shall issue to the Managing Member a number of Common Units equal to the number of newly issued Class A Shares in consideration for a deemed Capital Contribution in an amount equal to (x) the number of newly issued Common Units, multiplied by the Current Market Price of a Class A Share at such time.

(d) Restricted Units Granted to Persons other than Company Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Unit Option Plan), any Class A Shares are issued to a Person other than a Company Employee in consideration for services performed for Managing Member, the General Partner or a Group Member:

(i) The Managing Member shall issue such number of Class A Shares as are to be issued to such Person in accordance with the Equity Plan; and

(ii) The Managing Member shall be deemed to have contributed the Current Market Price of such Class A Shares to the Company as a Capital Contribution, and the Company shall issue to the Managing Member a number of newly issued Common Units equal to the number of newly issued Class A Shares divided.

(e) Nothing in this Agreement shall be construed or applied to preclude or restrain the Managing Member or the General Partner from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Managing Member, the Company or the General Partner or any of their Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Managing Member or the General Partner, amendments to this Section 5.13 may become necessary or advisable and that any approval or consent to any such amendments requested by the Managing Member shall be deemed granted.

(f) The Company is expressly authorized to issue Common Units in the numbers specified in this Section 5.13 without any further act, approval or vote of any Member or any other Persons.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss, deduction, and credit (computed in accordance with Section 5.3(b)) for each taxable period shall be allocated among the Members as provided herein below.

(a) Net Income and Net Loss. After giving effect to the special allocations set forth in Section 6.1(c), Net Income and Net Loss for each taxable period and all items of income, gain, loss, deduction, and credit taken into account in computing Net Income and Net Loss for such taxable period shall be allocated as follows:

(i) Net Income. Net Income for each taxable period and all items of income, gain, loss, deduction, and credit taken into account in computing Net Income for such taxable period shall be allocated as follows:

(A) First, to the Managing Member until the aggregate of the Net Income allocated to the Managing Member pursuant to this Section 6.1(a)(i)(A) and the Net Termination Gain allocated to the Managing Member pursuant to Section 6.1(b)(i)(A) or Section 6.1(b)(iv)(A) for the current and all previous taxable periods is equal to the aggregate Net Losses allocated to the Managing Member pursuant to Section 6.1(a)(ii)(B) for all previous taxable periods and the Net Termination Loss allocated to the Managing Member pursuant to Section 6.1(b)(ii)(C) or Section 6.1(b)(iii)(C) for the current and all previous taxable periods; and

(B) The balance, if any, to all Unitholders, Pro Rata.

(ii) Net Loss. Net Loss for each taxable period and all items of income, gain, loss, deduction, and credit taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(A) First, to the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(a)(ii)(A) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(B) The balance, if any, to the Managing Member.

(b) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(c), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(b). All allocations under this Section 6.1(b) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(b), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Except as provided in Section 6.1(b)(iv) and Section 6.1(b)(v), and subject to the provisions set forth in the last sentence of this Section 6.1(b)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

(A) First, to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital

Accounts of all Members, until each such Member has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then-existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then-existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the IPO Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) for such period (the sum of (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(E) Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the IPO Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) for such period (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F) Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the IPO Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) for such period; and

(G) Finally, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata.

Notwithstanding the foregoing provisions in this Section 6.1(b)(i), the Managing Member may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (i) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation

Event being equal to the Event Issue Value and (ii) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(b)(i) if the Capital Accounts with respect to all Membership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Company property were equal to zero.

(ii) Except as otherwise provided by Section 6.1(b)(iii) or Section 6.1(b)(v), Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

(A) First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero; and

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, to the Managing Member.

(iii) Net Termination Loss deemed recognized pursuant to clause (b) of the definition of Net Termination Loss as a result of a Revaluation Event prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

(A) First, to the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value;

(B) Second, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, to the Managing Member.

(iv) If Net Termination Loss has been allocated pursuant to Section 6.1(b)(iii), any subsequent Net Termination Gain recognized as a result of a Revaluation Event prior to the Liquidation Date shall be allocated:

(A) First, to all Unitholders, Pro Rata until the aggregate Net Termination Gain allocated to all Unitholders, Pro Rata pursuant to this Section 6.1(b)(iv)(A) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(b)(iii)(C);

(B) Second, to the Unitholders, Pro Rata, until the aggregate Net Termination Gain allocated pursuant to this Section 6.1(b)(iv)(B) is equal to the aggregate Net Termination Loss previously allocated pursuant to Section 6.1(b)(iii)(B); and

(C) Third, the balance, if any, pursuant to the provisions of Section 6.1(b)(i).

(v) If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(b)(iii), (B) a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(b)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to the Managing Member and all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable.

(c) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period in the following order:

(i) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Section 6.1(c)(vi) and Section 6.1(c)(vii)). This Section 6.1(c)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Section 6.1(c)(i), Section 6.1(c)(vi) and Section 6.1(c)(vii)). This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(c)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(B) After the application of Section 6.1(c)(iii)(A), all or any portion of the remaining items of Company gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(c)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the IPO Closing Date to a date 45 days after the end of the current taxable period.

(iv) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company gross income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(c)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(iv) were not in this Agreement. This Section 6.1(c)(iv) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) Gross Income Allocation. In the event any Member has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(c)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(c)(iv) and this Section 6.1(c)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members Pro Rata. If the Managing Member determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing Member is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Member in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Managing Member in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members Pro Rata.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.3, and such item of gain or loss shall be specially allocated to the

Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law.

(A) At the election of the Managing Member with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Company’s gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(c)(iii), shall be allocated 100% to each Member holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Member to the total number of Final Subordinated Units then Outstanding, until each such Member has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (A) the number of Final Subordinated Units held by such Member and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the Managing Member and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the Managing Member only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.3(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) With respect to an event triggering an adjustment to the Carrying Value of Company property pursuant to Section 5.3(d) during any taxable period of the Company ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.12, after the application of Section 6.1(c)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Members in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.12 equaling the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit.

(C) With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Company gross income or gain for such taxable period shall be allocated 100% to the transferor Member of such transferred IDR Reset Common Unit until such transferor Member has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(D) For the proper administration of the Company and for the preservation of uniformity of the Non-Managing Member Interests (or any class or classes thereof), the Managing Member shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Non-Managing Member Interests (or any class or classes thereof). The Managing Member may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(c)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Members, the holders of any class or classes of Non-Managing Member Interests issued and Outstanding or the Company, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi) Noncompensatory Option. Any Member who has received its interest pursuant to the exercise of a Noncompensatory Option shall be allocated gain or loss or reallocated capital from other Members’ Capital Accounts as necessary to comply with Treasury Regulations Section 1.704-1(b)(2)(iv)(5).

(xii) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Company Minimum Gain and (2) Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Member Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(c)(xii)(A), the Managing Member may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(c)(xii)(A) shall only be made with respect to Required Allocations to the extent the Managing Member determines that such allocations will otherwise be inconsistent with the economic agreement among the Members. Further, allocations pursuant to this Section 6.1(c)(xii)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Managing Member determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The Managing Member shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(c)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(xii)(A) among the Members in a manner that is likely to minimize such economic distortions.

(xiii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or a Net Termination Loss, the following rules shall apply:

(A) The Managing Member shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, and the holders of Incentive Distribution Rights, all in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(b).

(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the Managing Member shall allocate (1) items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(c)(xiii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(c)(xiii)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Members). Any allocation made pursuant to this Section 6.1(c)(xiii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(c)(xiii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such a manner, as determined by the Managing Member, that to the extent possible, the Capital Account balances of the Members will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(b) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(c)(xiii)(C), the Managing Member shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Company’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Company Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(b)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(b)(i)).

(D) In making the allocations required under this Section 6.1(c)(xiii), the Managing Member may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(c)(xiii). Without limiting the foregoing, if an Adjusted Property is contributed by the Company to another entity classified as a partnership for federal income tax purposes (the “lower tier partnership”), the Managing Member may make allocations similar to those described in Section 6.1(c)(xiii)(A) through Section 6.1(c)(xiii)(C) to the extent the Managing Member determines such allocations are necessary to account for the Company’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(c)(xiii).

(xiv) Special Curative Allocation in Event of Liquidation Prior to Conversion of the Last Outstanding Subordinated Unit. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(b)(iii) and Section 6.1(b)(v) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among the Managing Member and all Unitholders in a manner determined appropriate by the Managing Member so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Managing Member and Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to the Managing Member and Unitholders holding Subordinated Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law for the filing of the Company’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(c)(xiv) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among the Managing Member and all Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(c)(xiv), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(b)(i) or Section 6.1(b)(ii), as applicable.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the Managing Member (taking into account the Managing Member’s discretion under Section 6.1(c)(x)(D)); provided, that the Managing Member shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c) The Managing Member may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the Managing Member determines that such reporting position cannot reasonably be taken, the Managing Member may adopt depreciation and amortization conventions under which all purchasers acquiring Membership Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Company’s property. If the Managing Member chooses not to utilize such aggregate method, the Managing Member may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Membership Interests, so long as such conventions would not have a material adverse effect on the Members or the Record Holders of any class or classes of Membership Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Managing Member) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Company income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and the Managing Member shall prorate and allocate such items to the Members in a manner permitted by Section 706 of the Code and the regulations and rulings promulgated thereunder.

(g) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within [45] days following the end of each Quarter commencing with the Quarter ending on [            ], 2015, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Company to the Members as of the Record Date selected by the Managing Member; provided, that our Sponsors shall not receive distributions on their Units with respect to the Distribution Forbearance Period. After the date on which the Distribution Forbearance Period ends, distributions will be made to the Sponsors in accordance with this Article VII. All amounts of Available Cash distributed by the Company on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Company to the Members pursuant to Section 6.4 equals the Operating Surplus from the IPO Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Managing Member on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Company, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The Managing Member may treat taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Members, as a distribution of Available Cash to such Members as determined appropriate under the circumstances by the Managing Member.

(d) Each distribution in respect of a Membership Interest shall be paid by the Company, directly or through any other Person or agent, only to the Record Holder of such Membership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions of Available Cash from Operating Surplus.

(a) During the Subordination Period. Available Cash with respect to any Quarter or portion thereof wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.4 in respect of other Membership Interests issued pursuant thereto:

(i) First, 100% to all the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, 100% to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, 100% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 50% to all Unitholders, Pro Rata;

provided, however, that if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After the Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.4 in respect of other Membership Interests issued pursuant thereto:

(i) First, 100% to the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) 15% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) 25% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) 50% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 50% to all Unitholders, Pro Rata;

provided, however, that if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise:

(a) First, 100% to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a);

(b) Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and

(c) Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Target Distribution Levels.

(a) The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Membership Interests in accordance with Section 5.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units prior to the announcement of the distribution.

(b) The Target Distributions shall also be subject to adjustment pursuant to Section 5.12 and Section 6.9.

Section 6.7 Special Provisions Relating to the Holders of Subordinated Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.5, the Unitholder holding a

Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.3(c)(ii), 6.1(c)(x)(A), 6.7(b) and 6.7(c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.5 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.3(c)(ii)(B).

(c) The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.5 or Section 11.4 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the Managing Member determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the Managing Member may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.3(c)(ii), 6.1(c)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.8 Special Provisions Relating to the Holders of Incentive Distribution Rights.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (1) shall (x) possess the rights and obligations provided in this Agreement with respect to a Non-Managing Member pursuant to Article III and Article VII and (y) have a Capital Account as a Non-Managing Member pursuant to Section 5.3 and all other provisions related thereto and (2) shall not (x) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (y) be entitled to any distributions other than as provided in Section 6.4(a)(v), (vi) and (vii), Section 6.4(b)(iii), (iv) and (v), and Section 12.4 or (z) be allocated items of income, gain, loss or deduction other than as specified in this Article VI; provided, however, that, for the avoidance of doubt, the foregoing shall not preclude the Company from making any other payments or distributions in connection with other actions permitted by this Agreement.

(b) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.3(c)(iii).

(c) A holder of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.12 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are evidenced by Certificates) or evidence of the issuance of uncertificated Common Units, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of such holder, until such time as the Managing Member determines, based on advice of counsel, that each such IDR Reset Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.8(c), the Managing Member may take whatever steps are required to provide economic uniformity to such IDR Reset Common

Units in preparation for a transfer of such IDR Reset Common Units, including the application of Section 5.3(c)(iii), Section 6.1(c)(x)(B), or Section 6.1(c)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.9 Entity Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the Managing Member may, at its option, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the Managing Member, in the manner provided in this Section 6.9. If the Managing Member elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the Managing Member shall estimate for such Quarter the Company Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided, however, that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the Managing Member, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the Managing Member. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The Managing Member shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the Managing Member to delegate its rights and power to other Persons, all management powers over the business and affairs of the Company shall be exclusively vested in the Managing Member, and no Non-Managing Member in its capacity as such shall have any management power over the business and affairs of the Company. In addition to the powers now or hereafter granted to a managing member of a limited liability company under applicable law or that are granted to the Managing Member under any other provision of this Agreement, the Managing Member, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Membership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 and Article XIV);

(iv) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including (A) the financing of the conduct of the business or operations of the Company Group, whether through a Subsidiary or a Joint Venture; (B) the lending of funds to other Persons (including other Group Members); (C) the repayment or guarantee of obligations of any Group Member; and (D) the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company, with the other party to the contract to have no recourse against the Managing Member or its assets other than its interest in the Company, even if the same results in the terms of the transaction being less favorable to the Company than would otherwise be the case);

(vi) the distribution of cash held by the Company;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Company Group, the Members and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the purchase, sale or other acquisition or disposition of Membership Interests, or the issuance of Derivative Membership Interests;

(xiii) the undertaking of any action in connection with the Company’s participation in the management of any Group Member or Joint Venture; and

(xiv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as Managing Member of the Company.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Members and each other Person who may acquire an interest in Membership Interests or is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Management Services Agreements, the Underwriting Agreement, the Exchange Agreement and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the Managing Member (on its own or on behalf of the Company) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Company without any further act, approval or vote of the Members or the other Persons who may acquire an interest in Membership Interests or otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the Managing Member, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement shall not constitute a breach by the Managing Member of any duty or any other obligation of any type whatsoever that the Managing Member may owe the Company or the Non-Managing Members or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the Managing Member or any other Indemnitee would have duties (including fiduciary duties) to the Company, to another Member, to any Person who acquires an interest in a Membership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Company, each of the Members, each other Person who acquires an interest in a Membership Interest and each other Person bound by this Agreement.

Section 7.3 Certificate of Formation. The Managing Member has caused the Certificate of Formation to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The Managing Member shall use all reasonable efforts to cause to be filed such other certificates or documents that the Managing Member determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent the Managing Member determines such action to be necessary or appropriate, the Managing Member shall file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property. Subject to the terms of Section 3.4(a), the Managing Member shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Non-Managing Member.

Section 7.4 Restrictions on the Managing Member’s Authority to Sell Assets of the Company Group. Except as provided in Article XII and Article XIV, the Managing Member may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests in the Company’s Subsidiaries) without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the Managing Member’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5 Reimbursement of the Managing Member.

(a) Except as provided in this Section 7.5, the Management Services Agreements and elsewhere in this Agreement, the Managing Member shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The Managing Member shall be reimbursed on a monthly basis, or such other basis as the Managing Member may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Company Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the Managing Member, to perform services for the Company Group or for the Managing Member in the discharge of its duties to the Company Group), and (ii) all other expenses allocable to the Company Group or otherwise incurred by the Managing Member or its Affiliates in connection with managing and operating the Company Group’s business and affairs (including expenses allocated to Managing Member by its Affiliates). The Managing Member shall determine the expenses that are allocable to the Company Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 7.7. This provision does not affect the ability of the Managing Member and its Affiliates to enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

(c) The Managing Member, without the approval of any Member, may propose and adopt on behalf of the Company benefit plans, programs and practices (including plans, programs and practices involving the issuance of Membership Interests or Derivative Membership Interests), or cause the Company to issue Membership Interests or Derivative Membership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the Managing Member or any of its Affiliates, any Group Member or their Affiliates, or any of them, in each case for the benefit of officers, employees, consultants and directors of the Managing Member or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Company Group. The Company agrees to issue and sell to the Managing Member or any of its Affiliates any Membership Interests or Derivative Membership Interests that the Managing Member or such Affiliates are obligated to provide to any officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the Managing Member in connection with any such plans, programs and practices (including the net cost to the Managing Member or such Affiliates of Membership Interests or Derivative Membership Interests purchased by the Managing Member or such Affiliates from the Company to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(b). Any and all obligations of the Managing Member under any benefit plans, programs or practices adopted by the Managing Member as permitted by this Section 7.5(c) shall constitute obligations of the Managing Member hereunder and shall be assumed by any successor Managing Member approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the Managing Member’s Managing Member Interest pursuant to Section 4.6.

Section 7.6 Outside Activities.

(a) Subject to the terms of Section 7.6(c) and the ROFO Agreement, each Unrestricted Person shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Member. None of any Group Member, any Non-Managing Member or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(b) Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the Managing Member). No Unrestricted Person (including the Managing Member) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, shall have any duty to communicate or offer such opportunity to the Company, and such Unrestricted Person (including the Managing Member) shall not be liable to the Company, to any Member or any other Person bound by this Agreement for breach of any duty otherwise existing at law, in equity or otherwise, by reason of the fact that such Unrestricted Person (including the Managing Member) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company, provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company to such Unrestricted Person.

(c) The Managing Member and each of its Affiliates may acquire Units or other Membership Interests and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Membership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(d) with respect to the Managing Member shall not include any Group Member.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Indemnitee (other than a Group Member) with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company, it being agreed that the Managing Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement, any other agreement, pursuant to any vote of the holders of Outstanding Non-Managing Member Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse the Managing Member or its Affiliates for the cost of) insurance, on behalf of the Managing Member, its Affiliates, the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliates’ activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7: (i) the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and (iii) action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Non-Managing Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, under the Delaware Act or any other law, rule or regulation or at equity, to the fullest extent allowed by law, no Indemnitee or any of its employees or Persons acting on its behalf shall be liable for monetary damages to the Company, the Members, or any other Persons who have acquired interests in Membership Interests or are bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of any act or omission of an Indemnitee or any of its employees or Persons acting on its behalf unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee or any of its employees or Persons acting on its behalf acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member if such appointment was not made in bad faith.

(c) To the extent that, at law or in equity, an Indemnitee or any of its employees or Persons acting on its behalf has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members or to any other Persons who have acquired a Membership Interest or are otherwise bound by this Agreement, the Managing Member and any other Indemnitee or any of its employees or Persons acting on its behalf acting in connection with the Company’s business or affairs shall not be liable to the Company, the Non-Managing Members, or any other Persons who have acquired interests in the Membership Interests or are bound by this Agreement for its good faith reliance on the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of any Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Indemnitee.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the Managing Member or any of its Affiliates, on the one hand, and the Company, any Group Member or any Member, on the other, any resolution or course of action by the Managing Member or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Class A Shares (excluding Class A Shares owned by the Managing Member and its Affiliates, other than the Managing Member), (iii) determined by the Board of Directors of the General Partner to be on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors of the General Partner to be fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). The Managing Member shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or approval by the holders of Class A Shares of such resolution, and the Managing Member may also adopt a resolution or course of action that has not received Special Approval or the approval by the holders of Class A Shares. Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever the Managing Member makes a determination to refer or not to refer any potential conflict of interest to the Conflicts Committee for Special Approval or to seek or not to seek approval by the holders of the Class A Shares, then the Managing Member shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty (including any fiduciary duty) or obligation whatsoever to the Company or any Member, and the Managing Member shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the

Managing Member in making such determination shall be permitted to do so in its sole discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if neither Special Approval nor Unitholder approval is sought, the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith. In any proceeding brought by any Member or by or on behalf of such Member or any other Member or the Company challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any action by the Board of Directors of the General Partner in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption; in all cases subject to the provisions for conclusive determination in Section 7.9(b). Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the IPO Registration Statement are hereby approved by all Members and shall not constitute a breach of this Agreement or any such duty.

(b) Whenever the Managing Member or the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliate of the Managing Member causes the Managing Member to do so, in its capacity as the managing member of the Company as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement, then, unless another express standard is provided for in this Agreement, the Managing Member, such Board of Directors or such committee or such Affiliates causing the Managing Member to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement, if the Person or Persons making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in, or not adverse to, the best interests of the Company Group; provided, that if the Board of Directors of the General Partner is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(a), then in lieu thereof, such determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of this Agreement if the members of the Board of Directors of the General Partner making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction meets the standard set forth in clause (iii) or clause (iv) of the first sentence of Section 7.9(a), as applicable.

(c) Whenever the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) causes the Managing Member to make a determination or to take or decline to take any action makes a determination or takes or declines to take any other action, or any Affiliate of the Managing Member causes the Managing Member to do so, in its individual capacity as opposed to in its capacity as the managing member of the Company, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the Managing Member, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company or any Member, and the Managing Member, or the Board of Directors or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group

Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Person or Persons making such determination or taking or declining to take such other action or causing such determination to be made or such action to be taken or declined to be taken shall be permitted to do so in their sole discretion. By way of illustration and not of limitation, whenever the phrase, “the Managing Member at its option” or “the Managing Member, in its sole discretion,” or some variation of such phrases, is used in this Agreement, it indicates that the Managing Member is acting in its individual capacity. For the avoidance of doubt, whenever the Managing Member votes or transfers its Membership Interests, or refrains from voting or transferring its Membership Interests, it shall be acting in its individual capacity.

(d) Notwithstanding anything to the contrary in this Agreement, the Managing Member and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Company Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the Managing Member and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Managing Member or any of its Affiliates to enter into such contracts shall be at its option.

(e) Except as expressly set forth in this Agreement or required by the Delaware Act, neither the Managing Member nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any Member and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Managing Member or any other Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Managing Member or such other Indemnitee.

(f) The Unitholders hereby authorize the Managing Member, on behalf of the Company as a general partner or managing member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Managing Member pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the Managing Member.

(a) The Managing Member and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Managing Member and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Managing Member or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The Managing Member shall have the right, in respect of any of its powers or obligations hereunder, to act through any duly authorized officers of the General Partner, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Company or any Group Member.

Section 7.11 Purchase or Sale of Membership Interests. The Managing Member may cause the Company to purchase or otherwise acquire Membership Interests or Derivative Membership Interests; provided that, the Managing Member may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Membership Interests are held by any Group

Member, such Membership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The Managing Member or any Affiliate of the Managing Member may also purchase or otherwise acquire and sell or otherwise dispose of Membership Interests for its own account, subject to the provisions of Article IV and Article X.

Section 7.12 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Managing Member and any officer of the General Partner authorized by the Managing Member to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Managing Member or any such officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Non-Managing Member, each other Person who acquires an interest in a Membership Interest and each other party who becomes bound by this Agreement hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing Member or any such officer in connection with any such dealing. In no event shall any Person dealing with the Managing Member or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Managing Member or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The Managing Member shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including the Register. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the Register, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Company shall not be required to keep books maintained on a cash basis and Managing Member shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the Managing Member determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Company shall end on November 30 of each year.

Section 8.3 Reports. The Managing Member shall cause to be prepared and delivered to the Members such reports, forecasts, studies, budgets and other information as the Members may reasonably request from time to time.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the taxable period or year that it is required by law to adopt, from time to time, as determined by the Managing Member. In the event the Company is required to use a taxable period other than a year ending on December 31, the Managing Member shall use reasonable efforts to change the taxable period of the Company to a year ending on December 31. The tax information reasonably required by Members for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within [90] days of the close of the calendar year in which the Company’s taxable period ends. In addition, the Company shall furnish to each Non-Managing Member any additional tax information reasonably requested by such Non-Managing Member in order to comply with its organizational documents, including additional detail regarding the source of any items of income, gain, loss, deduction, or credit allocated to such Non-Managing Member to the extent not otherwise reflected in the information provided to the Members under the preceding sentence.

Section 9.2 Tax Characterization. Unless otherwise determined by the Managing Member, the Company shall be treated as a partnership and not as an association taxable as a corporation for U.S. federal income tax purposes, and the Members and the Company shall not take any action that would cause the Company to be treated as a corporation for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

Section 9.3 Tax Elections.

(a) The Company shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Managing Member’s determination that such revocation is in the best interests of the Non-Managing Members.

(b) The Company shall make the election under Section 6231(a)(1)(B)(ii) of the Code to have the provisions of Sections 6221 through 6234 of the Code apply to the Company.

(c) Except as otherwise provided herein, the Managing Member shall determine whether the Company should make any other elections permitted by the Code.

Section 9.4 Tax Controversies. Subject to the provisions hereof, the Managing Member is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with [the Managing Member] and to do or refrain from doing any or all things reasonably required by [the Managing Member] to conduct such proceedings.

Section 9.5 Withholding. Notwithstanding any other provision of this Agreement, the Managing Member is authorized to take any action that may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Managing Member may treat the amount withheld as a distribution of cash pursuant to Article VI or Section 12.4(c) in the amount of such withholding from such Member. To the extent such amount exceeds the amount of distributions to which the Member is otherwise entitled under Article VI, such amounts withheld shall constitute a loan by the Company to such Member, which loan shall be repaid upon demand of the Managing Member, and the Managing Member may offset any future distributions to which such Member is otherwise entitled by the unpaid amount of such loan.

Section 9.6 Disqualified Person. No Member will become a Disqualified Person.

ARTICLE X

ADMISSION OF MEMBERS

Section 10.1 Admission of Non-Managing Members.

(a) Upon the issuance by the Company of Common Units, Subordinated Units and Incentive Distribution Rights to SunPower, First Solar, Holdings and the Managing Member prior to and on the IPO Closing Date, such Persons shall, by acceptance of such Membership Interests, and upon becoming the Record Holders of such Membership Interests, be admitted to the Membership as Members in respect of the Common Units, Subordinated Units and Incentive Distribution Rights issued to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

(b) By acceptance of any Non-Managing Member Interests transferred in accordance with Article IV or acceptance of any Non-Managing Member Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, each transferee of, or other such Person acquiring, a Non-Managing Member Interest (including any nominee, agent or representative acquiring such Non-Managing Member Interests for the account of another Person or Group, which nominee, agent or representative shall be subject to Section 10.1(c) below) (i) shall be admitted to the Company as a Non-Managing Member with respect to the Non-Managing Member Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Non-Managing Member Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Non-Managing Member Interests and the admission of any new Non-Managing Member shall not constitute an amendment to this Agreement. A Person may become a Non-Managing Member without the consent or approval of any of the Members. A Person may not become a Non-Managing Member without acquiring a Non-Managing Member Interest and becoming the Record Holder of such Non-Managing Member Interest.

(c) With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the rights of a Non-Managing Member in respect of such Units, including the right to vote, on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Non-Managing Member by virtue of being the Record Holder of such Units in accordance with the direction of the Person who is the beneficial owner of such Units, and the Company shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 10.1(c) are subject to the provisions of Section 4.3.

(d) The name and mailing address of each Record Holder shall be listed in the Register. The Managing Member shall update the Register from time to time as necessary to reflect accurately the information therein.

(e) Any transfer of a Non-Managing Member Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Non-Managing Member pursuant to Section 10.1(b).

Section 10.2 Admission of Successor Managing Member. A successor Managing Member approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the Managing Member Interest pursuant to Section 4.6 who is proposed to be admitted as a successor Managing Member shall be admitted to the Company as the Managing Member, effective immediately prior to the withdrawal or removal of the predecessor or transferring Managing Member, pursuant to Section 11.1 or Section 11.2 or the transfer of the Managing Member Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Company until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Company Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Formation. To effect the admission to the Company of any Member, the Managing Member shall take all steps necessary or appropriate under the Delaware Act to amend the Register and any other records of the Company to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Managing Member shall prepare and file an amendment to the Certificate of Formation.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF MEMBERS

Section 11.1 Withdrawal of the Managing Member.

(a) The Managing Member shall be deemed to have withdrawn as the managing member of the Company upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The Managing Member voluntarily withdraws as the managing member of the Company by giving written notice to the other Members pursuant to Section 11.1(b);

(ii) The Managing Member transfers all of its Managing Member Interest pursuant to Section 4.6;

(iii) The Managing Member is removed as the managing member of the Company pursuant to Section 11.2;

(iv) The Managing Member (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Managing Member in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the Managing Member or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the Managing Member; or

(vi) (A) if the Managing Member is a corporation, a certificate of dissolution or its equivalent is filed for the Managing Member, or 90 days expire after the date of notice to the Managing Member of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the Managing Member is a partnership or a limited liability company, the dissolution and commencement of winding up of the Managing Member; (C) if the Managing Member is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; and (D) if the Managing Member is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the Managing Member.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing Managing Member shall give notice to the Non-Managing Members within 30 days after such occurrence. The Members hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the Managing Member from the Company.

(b) Withdrawal of the Managing Member as the managing member of the Company upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) (A) the General Partner has withdrawn or has been removed from Managing Member and (B) the Managing Member voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Unitholders, such withdrawal to take effect on the date specified in such notice; or (ii) at any time that the Managing Member ceases to be the Managing Member pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the Managing Member as the managing member of the Company upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the Managing Member as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the Managing Member gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor Managing Member. The Person so elected as successor Managing Member shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the Managing Member is a general partner or a managing member. Any successor Managing Member elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the Managing Member. The Managing Member may not be removed as the managing member of the Company unless the General Partner is removed as a general partner of the Managing Member in accordance with the Partnership Agreement. The removal of the Managing Member as the managing member of the Company shall also automatically constitute the removal of the Managing Member as general partner or managing member, to the extent applicable, of the other Group Members of which the Managing Member is a general partner or a managing member. If a Person is elected as a successor Managing Member in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the Managing Member is a general partner or a managing member. Any successor Managing Member elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing Managing Member and Successor Managing Member.

(a) In the event of (i) withdrawal of the Managing Member under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the Managing Member by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor Managing Member is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing Managing Member shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing Managing Member, to require its successor to purchase its

Managing Member Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the Managing Member is removed by the Unitholders under circumstances where Cause exists or if the Managing Member withdraws under circumstances where such withdrawal violates this Agreement, and if a successor Managing Member is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Company is continued pursuant to Section 12.2 and the successor Managing Member is not the former Managing Member), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing Managing Member (or, in the event the business of the Company is continued, prior to the date the business of the Company is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing Managing Member shall be entitled to receive all reimbursements due such Departing Managing Member pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Managing Member or its Affiliates (other than any Group Member) for the benefit of the Company or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing Managing Member and its successor or, failing agreement within 30 days after the effective date of such Departing Managing Member’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing Managing Member and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing Managing Member shall designate an independent investment banking firm or other independent expert, the Departing Managing Member’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of the Class A Shares on any National Securities Exchange on which the Class A Shares are then listed or admitted to trading, the value of the Company’s assets, the rights and obligations of the Departing Managing Member, the value of the Incentive Distribution Rights and the Managing Member Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Managing Member (or its transferee) shall become a Non-Managing Member and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Membership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor Managing Member shall indemnify the Departing Managing Member (or its transferee) as to all debts and liabilities of the Company arising on or after the date on which the Departing Managing Member (or its transferee) becomes a Non-Managing Member. For purposes of this Agreement, conversion of the Combined Interest of the Departing Managing Member to Common Units will be characterized as if the Departing Managing Member (or its transferee) contributed its Combined Interest to the Company in exchange for the newly issued Common Units.

(c) If a successor Managing Member is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Company is continued pursuant to Section 12.2 and the successor Managing Member is not the former Managing Member) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor Managing Member shall be admitted to the Company and receive the Combined Interest.

Section 11.4 Conversion of Subordinated Units. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Managing Member under circumstances where “Cause” (as defined in the Partnership Agreement) does not exist Subordinated Units held by any Person will immediately and automatically convert into Common Units on a one-for-one basis, provided (i) neither such Person nor any of its Affiliates voted any of its “Shares” (as defined in the Partnership Agreement) in favor of the removal and (ii) such Person is not an Affiliate of the successor General Partner, provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.3(c)(ii), Section 6.1(c)(x), Section 6.7(b) and Section 6.7(d).

Section 11.5 Withdrawal of Non-Managing Members. No Non-Managing Member shall have any right to withdraw from the Company; provided, however, that when a transferee of a Non-Managing Member’s Non-Managing Member Interest becomes a Record Holder of the Non-Managing Member Interest so transferred, such transferring Non-Managing Member shall cease to be a Non-Managing Member with respect to the Non-Managing Member Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Company shall not be dissolved by the admission of additional Non-Managing Members or by the admission of a successor Managing Member in accordance with the terms of this Agreement. Upon the removal or withdrawal of the Managing Member, if a successor Managing Member is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Company shall not be dissolved and such successor Managing Member shall continue the business of the Company. The Company shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the Managing Member as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 12.2 and such successor is admitted to the Company pursuant to Section 10.2;

(b) an election to dissolve the Company by the Managing Member that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Company After Dissolution. Upon (a) dissolution of the Company following an Event of Withdrawal caused by the withdrawal or removal of the Managing Member as provided in Section 11.1(a)(i) or (iii) and the failure of the Members to select a successor to such Departing Managing Member pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Company upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Company on the same terms and conditions set forth in this Agreement by appointing as a successor Managing Member a Person approved by the holders of a Unit Majority.

Unless such an election is made within the applicable time period as set forth above, the Company shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Company shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor Managing Member is not the former Managing Member, then the interest of the former Managing Member shall be treated in the manner provided in Section 11.3; and

(iii) the successor Managing Member shall be admitted to the Company as Managing Member, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, that the right of the holders of a Unit Majority to approve a successor Managing Member and to continue the business of the Company shall not exist and may not be exercised unless the Company has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Non-Managing Member under the Delaware Act and (y) neither the Company nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of the right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Company in accordance with the provisions of Article XII, unless the business of the Company is continued pursuant to Section 12.2, the Managing Member shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Managing Member) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the Managing Member) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Managing Member under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its Net Agreed Value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Members otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy or discharge liabilities as provided in Section 12.4(b) shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Formation. Upon the completion of the distribution of Company cash and property as provided in Section 12.4 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 12.6 Return of Contributions. The Managing Member shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from assets of the Company.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

Section 12.8 Capital Account Restoration. No Non-Managing Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company. The Managing Member shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Company by the end of the taxable year of the Company during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT;

MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the Managing Member. Each Member agrees that the Managing Member, without the approval of any Member, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Company, the location of the principal office of the Company, the registered agent of the Company or the registered office of the Company;

(b) admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(c) a change that the Managing Member determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company or an entity in which the Non-Managing Members have limited liability under the laws of any state or to ensure that the Group Members (other than the Company) will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the Managing Member determines (i) does not adversely affect the Non-Managing Members considered as a whole or any particular class of Membership Interests as compared to other classes of Membership Interests in any material respect, (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), (iii) to be necessary or appropriate in connection with action taken by the Managing Member pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company including a change in the definition of “Quarter” and the dates on which distributions are to be made by the Company;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Company, or the Managing Member or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the Managing Member determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Membership Interests or Derivative Membership Interests pursuant to Section 5.4;

(h) any amendment expressly permitted in this Agreement to be made by the Managing Member acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j) an amendment that the Managing Member determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(c) or (d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the Managing Member. To the fullest extent permitted by law, the Managing Member shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Non-Managing Member or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the Managing Member in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole discretion. An amendment to this Agreement shall be effective upon its approval by the Managing Member and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the Managing Member shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The Managing Member shall notify all Record Holders upon final adoption of any amendments. The Managing Member shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Company’s or the Commission’s website.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the Managing Member) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 13.4, reducing such percentage or (ii) in the case of Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, or (y) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Non-Managing Member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the Managing Member or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Membership Interests in relation to other classes of Membership Interests must be approved by the holders of not less than a majority of the Outstanding Membership Interests of the class affected. If the Managing Member determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Membership Interests, as compared to other classes of Membership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(a), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Company obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Non-Managing Member under applicable partnership law of the state under whose laws the Company is organized.

(e) Except as provided in Section 13.1, Section 11.2 and this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings. All acts of Non-Managing Members to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Non-Managing Members may be called by (i) the Managing Member, (ii) the Board of Directors, or (iii) the President or Secretary of the General Partner upon request of Non-Managing Members owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Within a reasonable amount of time after receipt of such a call from Non-Managing Members, the Managing Member shall send a notice of the meeting to the Non-Managing Members either directly or indirectly. A meeting shall be held at a time and place determined by the Managing Member on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 15.1.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 15.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication

Section 13.6 Record Date. For purposes of determining the Non-Managing Members who are Record Holders of the class or classes of Non-Managing Member Interests entitled to notice of or to vote at a meeting of the Non-Managing Members or to give approvals without a meeting as provided in Section 13.11, the Managing Member shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting or (b) in the event that approvals are sought without a meeting, the date by which such Non-Managing Members are requested in writing by the Managing Member to give such approvals.

Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Non-Managing Members is to be held, the Managing Member may postpone such meeting one or more times for any reason by giving notice to each Non-Managing Members entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed. Any meeting of Non-Managing Members may be adjourned by the Managing Member one or more times for any reason and no vote of the Non-Managing Members shall be required for any adjournment. A meeting of Non-Managing Members may be adjourned by the Managing Member as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting. The transactions of any meeting of Non-Managing Members, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after call and notice in accordance with Section 13.4 and Section 13.5, if a quorum is present either in person or by proxy. Attendance of a Non-Managing Member at a meeting shall constitute a waiver of notice of the meeting, except when the Non-Managing Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9 Quorum and Voting. The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the Managing Member and its Affiliates) shall constitute a quorum at a meeting of Non-Managing Members of such class or classes unless any such action by the Non-Managing Members requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Non-Managing Members duly called and held in accordance with this Agreement at which a quorum is present, the act of Non-Managing Members holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting shall be deemed to constitute the act of all Non-Managing Members, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Non-Managing Members holding Outstanding Units that in the aggregate represent at least such different percentage shall be required; provided, however, that if, as a matter of law or provision of this Agreement, approval by plurality vote of Members (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Non-Managing Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Non-Managing Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement.

Section 13.10 Conduct of a Meeting. The Managing Member shall have full power and authority concerning the manner of conducting any meeting of the Non-Managing Members or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Managing Member shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Managing Member. The Managing Member may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Non-Managing Members or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the Managing Member, any action that may be taken at a meeting of the Non-Managing Members may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Non-Managing Members owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the Managing Member and its Affiliates) that would be necessary to authorize or take such action at a meeting at which all the Non-Managing Members were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Non-Managing Members who have not approved in writing. The Managing Member may specify that any written ballot submitted to Non-Managing Members for the purpose of taking any action without a meeting shall be returned to the Company within the time period, which shall be not less than 20 days, specified by the Managing Member. If a ballot returned to the Company does not vote all of the Outstanding Units held by such Non-Managing Members, the Company shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Non-Managing Members is solicited by any Person other than by or on behalf of the Managing Member, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Company in care of the Managing Member and (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Company and is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Company and the Members.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Non-Managing Members or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and in accordance with the direction of, the Person who is the beneficial owner of such Units, and the Managing Member shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Company may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Company pursuant to this Article XIV requires the approval of the Managing Member; provided, however, that, to the fullest extent permitted by law, the Managing Member, in declining to consent to a merger, consolidation or conversion, may act in its sole discretion.

(b) If the Managing Member shall determine to consent to the merger or consolidation, the Managing Member shall approve the Merger Agreement, which shall set forth:

(i) name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights; and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the Managing Member determines to be necessary or appropriate.

(c) If the Managing Member shall determine to consent to the conversion, the Managing Member shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Company is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the Certificate of Formation of the Company;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the Managing Member determines to be necessary or appropriate.

Section 14.3 Approval by Non-Managing Members. Except as provided in Section 14.3(c) and (d), the Managing Member, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Non-Managing Members, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(a) Except as provided in Section 14.3(c) and (d), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Non-Managing Members, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(b) Except as provided in Section 14.3(c) and (d), after such approval by vote or consent of the Non-Managing Members, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(c) Notwithstanding anything else contained in this Article XIV or in this Agreement, the Managing Member is permitted, without Non-Managing Member approval, to convert the Company or any Group Member into a new limited liability entity, to merge the Company or any Group Member into, or convey all of the Company’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company or other Group Member if (i) the Managing Member has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Non-Managing Member as compared to its limited liability under the Delaware Act or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the Managing Member determines that the governing instruments of the new entity provide the Non-Managing Members and the Managing Member with substantially the same rights and obligations as are herein contained.

(d) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the Managing Member is permitted, without Non-Managing Member approval, to merge or consolidate the Company with or into another limited liability entity if (i) the Managing Member has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Non-Managing Member under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Company is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Company after the effective date of the merger or consolidation, and (v) the number of Membership Interests to be issued by the Company in such merger or consolidation does not exceed 20% of the Membership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(e) Pursuant to Section 18-209(f) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new limited liability company agreement for the Company if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Certificate of Conversion. Upon the required approval by the Managing Member and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Company or by or against any of Members in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Members without any need for substitution of parties; and

(vi) the Membership Interests that are to be converted into membership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the plan of conversion shall be so converted, and Members shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1 Addresses and Notices; Written Communication.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to the Members under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Members at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to the Members hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the record holder of such Membership Interests at his address as shown in the register, regardless of any claim of any Person who may have an interest in such Membership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) the Members shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 15.1 executed by the Managing Member or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a record holder at the address of such record holder appearing in the register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such record holder or another Person notifies the Company of a change in his address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Managing Member at the principal office of the Company designated pursuant to Section 2.3. The Managing Member may rely and shall be protected in relying on any notice or other document from any Member or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 15.2 Further Action. In connection with this Agreement and the transactions contemplated hereby, the parties shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 15.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 15.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 15.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 15.7 Third-Party Beneficiaries. Each Member agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 15.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring Membership Interests, pursuant to Section 10.1(b) without execution hereof.

Section 15.9 Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Members and each Person or Group holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Members or of Members to the Company, or the rights or powers of, or restrictions on, the Members or the Company), (B) brought in a derivative manner on behalf of the Company, (C) asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer, or other employee of the Company or the General Partner, or owed by the Managing Member, to the Company or the Non-Managing Members, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or of any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 15.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions and/or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 15.11 Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members and each Member shall be bound by the results of such action.

Section 15.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or similar format affixed in the name and on behalf of the Company on certificates representing Membership Interests is expressly permitted by this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SUNPOWER YC HOLDINGS, LLC

By:

Name:
Title:

FIRST SOLAR 8POINT3 HOLDINGS, LLC

By:

Name:
Title:

8POINT3 ENERGY PARTNERS LP

By:	8POINT3 GENERAL PARTNER, LLC, its general partner

By:
Name:
Title:

8POINT3 HOLDING COMPANY, LLC

By:
Name:
Title:

Signature Page to Amended and Restated

Limited Liability Company Agreement

EXHIBIT A

to the Amended and Restated Limited Liability Company Agreement of

8point3 Operating Company, LLC

CERTIFICATE EVIDENCING COMMON UNITS

REPRESENTING LIMITED LIABILITY COMPANY INTERESTS IN

8POINT3 OPERATING COMPANY, LLC

No.	Common Units

In accordance with Section 4.1 of the Amended and Restated Limited Liability Company Agreement of 8point3 Operating Company, LLC, as amended, supplemented or restated from time to time (the “Limited Liability Company Agreement”), 8point3 Operating Company, LLC, a Delaware limited liability company (the “Company”), hereby certifies that              (the “Holder”) is the registered owner of Common Units representing membership interests in the Company (the “Common Units”) transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Limited Liability Company Agreement. Copies of the Limited Liability Company Agreement are on file at, and will be furnished without charge on delivery of written request to the Company at, the principal office of the Company located at 77 Rio Robles, San Jose, California 95134. Capitalized terms used herein but not defined shall have the meanings given them in the Limited Liability Company Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF 8POINT3 OPERATING COMPANY, LLC THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE LIMITED LIABILITY COMPANY AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF 8POINT3 OPERATING COMPANY, LLC UNDER THE LAWS OF THE STATE OF DELAWARE, (C) CAUSE 8POINT3 OPERATING COMPANY, LLC TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED), OR (D) RESULT IN A TERMINATION OF THE COMPANY UNDER INTERNAL REVENUE CODE OF 1986, AS AMENDED, SECTION 708 UNLESS, PRIOR TO SUCH TRANSFER, THE TRANSFERRING MEMBER AGREES TO INDEMNIFY THE COMPANY AND THE OTHER MEMBERS FOR ANY ADVERSE TAX CONSEQUENCES CAUSED AS A RESULT OF SUCH TERMINATION. THE MANAGING MEMBER OF 8POINT3 OPERATING COMPANY, LLC MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF 8POINT3 OPERATING COMPANY, LLC BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE LIMITED LIABILITY COMPANY AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE MANAGING MEMBER AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Non-Managing Member and to have agreed to comply with and be bound by and to have executed the Limited Liability Company Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Limited Liability Company Agreement, and (iii) made the waivers and given the consents and approvals contained in the Limited Liability Company Agreement.

This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	8point3 Operating Company, LLC

	By:	8point3 Energy Partners LP

By:

By:

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT—as tenants by the entireties		Custodian

JT TEN—as joint tenants with right of survivorship and not as tenants in common	(Cust)		(Minor)
under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF

8POINT3 OPERATING COMPANY, LLC

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

             Common Units representing limited liability company interests evidenced by this Certificate, subject to the Limited Liability Company Agreement, and does hereby irrevocably constitute and appoint              as its attorney-in-fact with full power of substitution to transfer the same on the books of 8point3 Operating Company, LLC.

Date:	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

No transfer of the Common Units evidenced hereby will be registered on the books of the Company, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

APPENDIX C

GLOSSARY

“(ac)” refers to alternating current.

“AMAs” refers to asset management agreements.

“BLM” refers to the U.S. Bureau of Land Management.

“BNEF” refers to Bloomberg New Energy Finance.

“CAISO” refers to the California Independent System Operator.

“COD” refers to the commercial operation date.

“(dc)” refers to direct current.

“EIA” refers to U.S. Energy Information Administration.

“ERISA” refers to the Employee Retirement Income Security Act of 1974.

“FERC” refers to the U.S. Federal Energy Regulatory Commission.

“FPA” refers to the U.S. Federal Power Act.

“FSEC” refers to First Solar Electric (California), Inc., a Delaware corporation and an affiliate of First Solar.

“G&A” refers to general and administrative services.

“GW” refers to a gigawatt, or 1,000,000,000 watts.

“IEA” refers to International Energy Agency

“IID” refers to the Imperial Irrigation District, a California public utility.

“IRS” refers to the Internal Revenue Service.

“ITCs” refer to investment tax credits.

“kV” refers to a kilovolt, or 1,000 volts.

“KW” refers to a kilowatt, or 1,000 watts.

“KWh” refers to a kilowatthour.

“LMP” refers to “Locational Marginal Pricing,” as further defined in the CAISO open access transmission tariff.

“MW” refers to a megawatt, or 1,000,000 watts.

“NERC” refers to the North American Electric Reliability Corporation.

“NOLs” refers to net operating losses.

“O&M” refers to operations and maintenance services.

“OECD” refers to the Organization for Economic Co-operation and Development, the membership of which consists of: Australia, Austria, Belgium, Canada, Chile, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Israel, Italy, Japan, Luxembourg, Mexico, Netherlands, New Zealand, Norway, Poland, Portugal, Slovak Republic, Slovenia, South Korea, Spain, Sweden, Switzerland, Turkey, United Kingdom and United States.

C-1

“offtake counterparties” refers to the customer under a PPA lease or other offtake agreement.

“offtake agreements” includes PPAs, leases and other offtake agreements.

“OSHA” refers to Occupational Safety and Health Act.

“PG&E” refers to Pacific Gas and Electric.

“PJM” refers to PJM Interconnection L.L.C.

“PPA” means a power purchase agreement.

“PUHCA 2005” refers to the U.S. Public Utility Holding Company Act of 2005.

“Recovery Act” refers to the American Recovery and Reinvestment Act of 2009.

“RECs” refers to renewable energy certificates.

“RPS” refers to renewable portfolio standards mandated by state law that require a regulated retail electric utility to procure a specified percentage of its total electricity delivered to retail customers in the state from eligible renewable energy resources, such as solar energy projects, by a specified date.

“RPU” refers to Riverside Public Utilities.

“TWh” refers to a terawatt hour.

“U.S. GAAP” refers to U.S. generally accepted accounting principles.

“V” refers to volts.

“W” refers to watts.

C-2

            Class A Shares

Representing Limited Partner Interests

Prospectus

Goldman, Sachs & Co.

Citigroup

Through and including                     , 2015 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in these securities, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NASDAQ filing fee, the amounts set forth below are estimates.

SEC registration fee		$5,810
FINRA filing fee		8,000
NASDAQ listing fee		*
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

8point3 Energy Partners LP

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled “Certain Relationships and Related Party Transactions Management Services Agreement—Services Rendered—Indemnification and Limitation on Liability” discloses that we will generally indemnify our general partner’s officers, directors and affiliates to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

The underwriting agreement to be entered into in connection with the sale of the securities offered under this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of 8point3 Partners and our general partner, their officers and directors, and any person who controls our general partner, including indemnification for liabilities under the Securities Act.

8point3 General Partner, LLC

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Under the limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

•	any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any affiliate of our general partner;

•	any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

•	any person designated by our general partner.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits

The following documents are filed as exhibits to this registration statement:

Number	Description

1.1*	Form of Underwriting Agreement

3.1**	Certificate of Limited Partnership of 8point3 Partners

3.2	Form of Amended and Restated Agreement of Limited Partnership of 8point3 Partners (included as Appendix A in the prospectus included in this Registration Statement)

3.3	Certificate of Formation of OpCo

3.4	Form of Amended and Restated Limited Liability Company Agreement of OpCo (included as Appendix B in the prospectus included in this Registration Statement)

3.5**	Certificate of Formation of 8point3 General Partner, LLC

3.6	Form of Amended and Restated Limited Liability Company Agreement of 8point3 General Partner, LLC

5.1*	Opinion of Baker Botts L.L.P. with respect to the legality of the securities registered

5.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the legality of the securities registered

10.1*	Form of First Solar Contribution Agreement

10.2*	Form of SunPower Contribution Agreement

10.3	Form of Omnibus Agreement

10.4	Form of First Solar ROFO Agreement

10.5	Form of SunPower ROFO Agreement

10.6*	Form of Revolving Credit Agreement

10.7*	Form of Term Loan Agreement

10.8	Form of First Solar Management Services Agreement

10.9	Form of SunPower Management Services Agreement

10.10	Form of Exchange Agreement

Number	Description

10.11	Form of Registration Rights Agreement

10.12	Form of Equity Purchase Agreement

21*	Subsidiaries of the Registrant

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Frazier & Deeter, LLC

23.4*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

23.5*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2)

24	Powers of Attorney (included in signature page)

*	To be filed by amendment.
**	Previously filed.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to this offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes to send to each Class A shareholder, at least on an annual basis, a detailed statement of any transactions with SunPower, First Solar, our general partner, or any of their affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to SunPower, First Solar, our general partner, or any of their affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the Class A shareholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 24th of April, 2015.

8point3 Energy Partners LP

By:	8point3 General Partner, LLC,
its general partner

By:	/s/ Charles D. Boynton
Charles D. Boynton
Chairman of the Board, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Name	Title	Date

/s/ Charles D. Boynton	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	April 24, 2015
Charles D. Boynton

*	Chief Financial Officer and Director (Principal Financial Officer)	April 24, 2015
Mark R. Widmar

*	Chief Accounting Officer (Principal Accounting Officer)	April 24, 2015
Mandy Yang

*	Charles D. Boynton hereby signs this Amendment No. 1 to the Registration Statement on behalf of the indicated person for whom he is attorney-in-fact on April 24, 2015, pursuant to powers of attorney previously included with the Registration Statement of Form S-1 of 8point3 Energy Partners LP filed on March 10, 2015 with the Securities and Exchange Commission.

By:	/s/ Charles D. Boynton
Charles D. Boynton
Attorney-in-fact

EXHIBIT INDEX

Number	Description

1.1*	Form of Underwriting Agreement

3.1**	Certificate of Limited Partnership of 8point3 Partners

3.2	Form of Amended and Restated Agreement of Limited Partnership of 8point3 Partners (included as Appendix A in the prospectus included in this Registration Statement)

3.3	Certificate of Formation of OpCo

3.4	Form of Amended and Restated Limited Liability Company Agreement of OpCo (included as Appendix B in the prospectus included in this Registration Statement)

3.5**	Certificate of Formation of 8point3 General Partner, LLC

3.6	Form of Amended and Restated Limited Liability Company Agreement of 8point3 General Partner, LLC

5.1*	Opinion of Baker Botts L.L.P. with respect to the legality of the securities registered

5.2*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to the legality of the securities registered

10.1*	Form of First Solar Contribution Agreement

10.2*	Form of SunPower Contribution Agreement

10.3	Form of Omnibus Agreement

10.4	Form of First Solar ROFO Agreement

10.5	Form of SunPower ROFO Agreement

10.6*	Form of Revolving Credit Agreement

10.7*	Form of Term Loan Agreement

10.8	Form of First Solar Management Services Agreement

10.9	Form of SunPower Management Services Agreement

10.10	Form of Exchange Agreement

10.11	Form of Registration Rights Agreement

10.12	Form of Equity Purchase Agreement

21*	Subsidiaries of the Registrant

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Frazier & Deeter, LLC

23.4*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

23.5*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2)

24	Powers of Attorney (included in signature page)

*	To be filed by amendment.
**	Previously filed.